Exhibit 2.1

MASTER COMBINATION AGREEMENT

dated as of August 25, 2017

among

COLONY CAPITAL OPERATING COMPANY, LLC,

NRF RED REIT CORP.,

NORTHSTAR REAL ESTATE INCOME TRUST, INC.,

NORTHSTAR REAL ESTATE INCOME TRUST OPERATING PARTNERSHIP, LP,

NORTHSTAR REAL ESTATE INCOME II, INC.,

NORTHSTAR REAL ESTATE INCOME OPERATING PARTNERSHIP II, LP,

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

and

CREDIT RE OPERATING COMPANY, LLC

TABLE OF CONTENTS

Article I Definitions; Interpretation		4
1.01	Definitions	4
1.02	Interpretation	23

Article II Constellation OP Contribution, RED REIT Contribution, Mergers and Other Transactions		24
2.01	The Constellation OP Contribution and the RED REIT Contribution	24
2.02	The Mergers	25
2.03	The Newco Contribution	25
2.04	Management Agreement	26
2.05	Closing	26
2.06	Effective Time	26
2.07	Effects of the Mergers	27
2.08	Conversion of Nova I Common Stock	28
2.09	Conversion of Nova II Common Stock	29
2.10	Redemption and Conversion of Nova I OP Units and Nova II OP Units	30
2.11	No Fractional Shares	31
2.12	Dissenters’ Rights	31
2.13	Treatment of Nova I Restricted Common Stock	31
2.14	Treatment of Nova II Restricted Common Stock	31
2.15	Organizational Documents	31
2.16	Board of Directors	32

Article III Exchange of Shares		32
3.01	Newco to Make Merger Consideration Available	32
3.02	Payment of Dividends	33
3.03	Exchange of Shares	33

Article IV Representations and Warranties		35
4.01	Representations and Warranties of the Nova I Parties	35
4.02	Representations and Warranties of the Nova II Parties	51
4.03	Representations and Warranties of the Constellation Parties	68
4.04	Representations and Warranties of the Constellation Parties and the Newco Parties	83
4.05	Access to Information; Disclaimer	85
4.06	No Other Representations or Warranties	86

Article V Conduct of Business Pending the Closing		87
5.01	Conduct of Business by the Nova I Parties and the Nova II Parties	87
5.02	Conduct of Business by the Contributed Entities	90
5.03	Conduct of Business by the Constellation Parties	93
5.04	Conduct of Business by the Newco Parties	94
5.05	Quarterly Reports	94
5.06	No Control of Other Party’s Business	95

- i -

Article VI Covenants		95
6.01	Nova I Acquisition Proposals	95
6.02	Nova II Acquisition Proposals	100
6.03	Preparation of the Form S-4 and the Proxy Statement	106
6.04	Stockholders Meetings	108
6.05	Preparation of the Form S-11; Listing Process	109
6.06	Actions	110
6.07	Press Releases	112
6.08	Access; Information	112
6.09	Takeover Laws and Provisions	113
6.10	Indemnification	113
6.11	Notification of Certain Matters	115
6.12	Rule 16b-3	115
6.13	Certain Tax Matters	116
6.14	Stock Exchange Listing	116
6.15	Dividends	116
6.16	Nova I and Nova II Distribution Reinvestment Plans and Share Repurchase Programs	116
6.17	Nova I Asset Disposition	117
6.18	Pre-Closing Adjustment	117

Article VII Conditions to The Transactions		120
7.01	Conditions to Each Party’s Obligation to Effect the Transactions	120
7.02	Conditions to Nova I’s Obligation	121
7.03	Conditions to Nova II’s Obligation	123
7.04	Conditions to Constellation OP’s, Newco’s and RED REIT’s Obligations	126
7.05	Frustration of Closing Conditions	129

Article VIII Termination		130
8.01	Termination by Mutual Agreement	130
8.02	Termination by Any of the Parties	130
8.03	Termination by Nova I	130
8.04	Termination by Nova II	131
8.05	Termination by Constellation	132
8.06	Effect of Termination and Abandonment	133
8.07	Special Committee; Termination Right	143

Article IX Miscellaneous		143
9.01	Survival	143
9.02	Waiver; Amendment	143
9.03	Governing Law	143
9.04	Waiver of Jury Trial	144
9.05	Specific Performance	144
9.06	Expenses	144

- ii -

9.07	Notices	145
9.08	Entire Understanding; No Third Party Beneficiaries	147
9.09	Assignment	147
9.10	Counterparts	147
9.11	Severability	147

Exhibits

Exhibit A – Form of Management Agreement

Exhibit B – Form of Newco Charter

Exhibit C – Form of Newco Bylaws

Exhibit D – Form of Newco OP Operating Agreement

Exhibit E(1) – Form of First Nova I Charter Amendment

Exhibit E(2) – Form of Second Nova I Charter Amendment

Exhibit F – Form of Nova II Charter Amendment

Exhibit G – Requisite Regulatory Approvals

Exhibit H – Form of Stockholders Agreement

Exhibit I – Form of Nova I Liquidating Trust Agreement

Schedules

Schedule A – Constellation OP Contributed Entities

Schedule B – RED REIT Contributed Entities

- iii -

This MASTER COMBINATION AGREEMENT, dated as of August 25, 2017 (this “Agreement”), is made by and among (i) Colony Capital Operating Company, LLC, a Delaware limited liability company (“Constellation OP”) and the operating company of Colony NorthStar, Inc., a Maryland corporation (“Constellation”), (ii) NRF RED REIT Corp., a Maryland corporation and an indirect subsidiary of Constellation OP (“RED REIT” and together with Constellation OP, the “Constellation Parties”), (iii) NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“Nova I”), (iv) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of Nova I (“Nova I OP” and together with Nova I, the “Nova I Parties”), (v) NorthStar Real Estate Income II, Inc., a Maryland corporation (“Nova II”), (vi) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Nova II (“Nova II OP” and together with Nova II, the “Nova II Parties”), (vii) Colony NorthStar Credit Real Estate, Inc., a Maryland corporation and wholly owned subsidiary of Constellation (“Newco”), and (viii) Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Newco (“Newco OP” and together with Newco, the “Newco Parties”).

RECITALS

A. The Nova I Board has established a special committee consisting solely of independent directors who are disinterested from the Constellation Parties and the Nova II Parties (the “Nova I Board Special Committee”) to, among other things, review, evaluate and, if desirable, pursue a potential business combination transaction with the Constellation Parties and the Nova II Parties.

B. The Nova II Board has established a special committee consisting solely of independent directors who are disinterested from the Constellation Parties and the Nova I Parties (the “Nova II Board Special Committee”) to, among other things, review, evaluate and, if desirable, pursue a potential business combination transaction with the Constellation Parties and the Nova I Parties.

C. Constellation OP directly or indirectly owns all of the Equity Interests of the entities set forth on Schedule A hereto (the “Constellation OP Contributed Entities”).

D. RED REIT directly or indirectly owns all of the Equity Interests of the entities set forth on Schedule B hereto (the “RED REIT Contributed Entities”).

E. The Pre-Signing Constellation Internal Transfers have been made.

F. The parties intend to effect a strategic business combination through (i) the contribution and conveyance by Constellation OP to Newco, and the acceptance by Newco, of the Constellation OP Contributed Entities (the “Constellation OP Contribution”), (ii) immediately following the Constellation OP Contribution, the contribution and conveyance by RED REIT to Newco OP, and the acceptance by Newco OP, of the RED REIT Contributed Entities (the “RED REIT Contribution”), (iii) immediately following the RED REIT Contribution (a) the merger of Nova I with and into Newco (the “Nova I Merger”), with Newco as the surviving entity (the “Nova I Merger Surviving Entity”) and this Agreement, as it relates to Nova I, being treated as a plan of liquidation for state law purposes, and (b) the merger of Nova II with and into Newco (the “Nova II Merger” and together with the Nova I Merger, the “REIT Mergers”), with Newco as the surviving entity (the “Nova II Merger Surviving Entity”), (iv) immediately following the REIT Mergers, (a) the merger of Nova I OP with and into Newco OP (the “Nova I OP Merger”), with Newco OP as the surviving entity (the “Nova I OP Merger Surviving Entity”), and (b) the merger of Nova II OP with and into Newco OP (the “Nova II OP Merger”, and together with the Nova I OP Merger, the “OP Mergers”), with Newco OP as the surviving entity (the “Nova II OP Merger Surviving Entity”), and (v) immediately following the OP Mergers, the contribution and conveyance by Newco to Newco OP, and the acceptance by Newco OP, of the Constellation OP Contributed Entities (the “Newco Contribution”), in each case on the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, the DLLCA and the DLPA, as applicable. The Constellation OP Contribution, the RED REIT Contribution, the REIT Mergers, the OP Mergers, the Newco Contribution and the other transactions contemplated hereby are collectively referred to as the “Transactions”.

G. The Nova I Board, upon the unanimous recommendation of the Nova I Board Special Committee, at a duly called and held meeting has unanimously (i) duly and validly authorized Nova I, in its own capacity and in its capacity as the sole general partner of Nova I OP, and Nova I OP, to execute, deliver and perform this Agreement and declared advisable this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Nova I Merger, the Nova I OP Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties, (ii) directed that the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I, be submitted (as they may be combined or separately required to be proposed or presented) for consideration and approval at the Nova I Stockholders Meeting and (iii) subject to Section 6.01, resolved to recommend that the stockholders of Nova I vote in favor of the approval of the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I (as they may be combined or separately required to be proposed or presented) (the “Nova I Board Recommendation”), and to include such recommendation in the Proxy Statement.

H. The Nova II Board, upon the unanimous recommendation of the Nova II Board Special Committee, at a duly called and held meeting has unanimously (i) duly and validly authorized Nova II, in its own capacity and in its capacity as the sole general partner of Nova II OP, and Nova II OP, to execute, deliver and perform this Agreement and declared advisable this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Nova II Merger, the Nova II OP Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties, (ii) directed that the Nova II Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II, be submitted (as they may be combined or separately required to be proposed or presented) for consideration and approval at the Nova II Stockholders Meeting and (iii) subject to Section 6.02, resolved to recommend that the stockholders of Nova II vote in favor of the approval of the Nova II Merger, the Nova II Charter Amendment and the

other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II (as they may be combined or separately required to be proposed or presented) (the “Nova II Board Recommendation”), and to include such recommendation in the Proxy Statement.

I. The Constellation Board, at a duly called and held meeting, has duly and validly authorized, in its capacity as the board of the sole managing member of Constellation OP, (i) the execution and delivery by Constellation OP of this Agreement and (ii) on the terms and subject to the conditions set forth in this Agreement, the Constellation OP Contribution and the other Transactions, to the extent such other Transactions are applicable to Constellation OP.

J. The RED REIT Board, by unanimous written consent, has duly and validly authorized (i) the execution and delivery by RED REIT of this Agreement and (ii) on the terms and subject to the conditions set forth in this Agreement, the RED REIT Contribution and the other Transactions, to the extent such other Transactions are applicable to RED REIT.

K. The Newco Board, by unanimous written consent, has (i) duly and validly authorized Newco, in its own capacity and in its capacity as sole managing member of Newco OP, and Newco OP (x) to execute, deliver and perform this Agreement, and (y) to issue Newco Common Stock and Newco OP Units in connection with the Transactions and (ii) declared advisable the adoption of this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Constellation OP Contribution, the RED REIT Contribution, the Mergers, the Newco Contribution and the other Transactions, to the extent such other Transactions are applicable to the Newco Parties, and Constellation OP, in its capacity as the sole stockholder of Newco, has approved the Mergers and the other Transactions, to the extent such other Transactions are applicable to the Newco Parties and require approval of the sole stockholder of Newco under the MGCL.

L. For United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that (i) the Constellation OP Contribution will qualify as a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) each of the REIT Mergers will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, (iii) this Agreement be, and is hereby adopted as, a plan of reorganization within the meaning of Sections 354, 361, and 368 of the Code with respect to each of the REIT Mergers, and (iv) each of the OP Mergers, the RED REIT Contribution and the Newco Contribution will be treated as a tax-free transaction pursuant to Section 721 of the Code.

M. The parties intend that, in connection with the Transactions, Newco will elect to be taxed as a real estate investment trust (a “REIT”) within the meaning of Sections 856 and 857 of the Code, commencing not later than with the taxable year ending December 31 of the year in which the earliest of the Nova I Merger Effective Time, Nova II Merger Effective Time, Nova I OP Merger Effective Time and Nova II OP Merger Effective Time occurs.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01 Definitions. This Agreement uses the following definitions:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person, through one or more intermediaries or otherwise; it being understood that for purposes of this Agreement (a) Nova I and the Nova I Subsidiaries are not Affiliates of Nova II and the Nova II Subsidiaries (and vice versa), (b) Nova I and the Nova I Subsidiaries are not Affiliates of the Constellation Parties and the Contributed Entities (and vice versa) and (c) Nova II and the Nova II Subsidiaries are not Affiliates of the Constellation Parties and the Contributed Entities (and vice versa).

“Agreement” has the meaning assigned in the Preamble.

“Allocation Policy” has the meaning assigned in Section 4.03(j)(vi).

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement as referred to in Section 6.01(b) in the case of Nova I and Section 6.02(b) in the case of Nova II) relating to any Nova I Acquisition Proposal or Nova II Acquisition Proposal, as applicable.

“Applicable Effective Time” means the Nova I Merger Effective Time or the Nova II Merger Effective Time, as applicable.

“business day” means any day, other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Closing” has the meaning assigned in Section 2.05.

“Closing Date” has the meaning assigned in Section 2.05.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of May 11, 2017 by and among Colony NorthStar Acquisitions, LLC, Nova I and Nova II.

“Constellation” has the meaning assigned in the Preamble.

“Constellation Board” means the Board of Directors of Constellation.

“Constellation OP” has the meaning assigned in the Preamble.

“Constellation OP Contributed Entities” has the meaning assigned in the Recitals.

“Constellation OP Contribution” has the meaning assigned in the Recitals.

“Constellation OP Subsidiary” means any Subsidiary of Constellation OP.

“Constellation OP TRS Sub” means CLNC Manager, LLC, a Delaware limited liability company.

“Constellation Parties” has the meaning assigned in the Preamble.

“Constellation Regulatory and Third Party Approvals” has the meaning assigned in Section 4.03(d)(1).

“Constellation Subsidiary Contributors” means any Subsidiary of Constellation OP that directly owns the Equity Interests of any Constellation Contributed Entity.

“Contract” has the meaning assigned in Section 4.01(l)(1).

“Contributed Entities” means, collectively, the Constellation OP Contributed Entities and the RED REIT Contributed Entities.

“Contributed Entity Annual Financial Statements” has the meaning assigned in Section 4.03(f).

“Contributed Entity Audited Financial Statements” has the meaning assigned in Section 4.03(f)(3).

“Contributed Entity Environmental Permits” has the meaning assigned in Section 4.03(t).

“Contributed Entity Financial Statements” has the meaning assigned in Section 4.03(f)(1).

“Contributed Entity Interim Financial Statements” has the meaning assigned in Section 4.03(f).

“Contributed Entity Loan Files” has the meaning assigned in Section 4.03(n)(1).

“Contributed Entity Loans” has the meaning assigned in Section 4.03(n)(1).

“Contributed Entity Major Leases” has the meaning assigned in Section 4.03(q)(4).

“Contributed Entity Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate with any other change, event, development, circumstance, condition, occurrence or effect, (a) has a material adverse effect on the financial condition, results of operations or business of the Contributed Entities, taken as a whole, excluding the impact of (1) changes, after the date hereof, in Laws of general applicability to companies in the industries in which the Contributed Entities operate or changes, after the date hereof, in the authoritative and publicly available interpretation thereof by Governmental Authorities; (2) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or authoritative and publicly available interpretations thereof;

(3) changes, after the date hereof, in prevailing interest rates or other financial, economic or market conditions affecting the real estate market, the investment or asset management business or the market for alternative asset managers or REIT advisers generally; (4) actions or omissions of a party to this Agreement required by this Agreement or, if otherwise prohibited by this Agreement, actions or omissions taken with the prior written consent of the Other Parties; (5) the announcement or existence of this Agreement and the Transactions (including the impact thereof on relationships with customers, clients, partners and joint venturers); (6) changes, after the date hereof, in U.S. or non-U.S. political conditions (including the outbreak of war or acts of terrorism or the worsening of existing hostilities or other conflicts); (7) changes, after the date hereof, relating to natural disasters, outbreak of disease or other force majeure events; or (8) any failure, in and of itself, by the Contributed Entities to meet any estimates of revenues, earnings or other measure of financial performance for any period after the date of this Agreement, but not the underlying causes thereof (the impact of which may, unless the impact thereof is otherwise excluded hereunder, be considered in determining whether a Contributed Entity Material Adverse Effect has occurred); except, in the cases of clauses (1), (2), (3), (6) or (7), to the extent the effects of such change, event, development, circumstance, condition, occurrence or effect are materially disproportionately adverse to the financial condition, results of operations or business, of the Contributed Entities, taken as a whole, as compared to other companies in the industry in which the Contributed Entities operate; or (b) prevents or materially delays the consummation of the Transactions.

“Contributed Entity Material Contract” has the meaning assigned in Section 4.03(j)(2).

“Contributed Entity MBS” has the meaning assigned in Section 4.03(m).

“Contributed Entity Notes” has the meaning assigned in Section 4.03(n)(1).

“Contributed Entity PE Investment Agreements” has the meaning assigned in Section 4.03(o).

“Contributed Entity PE Investments” has the meaning assigned in Section 4.03(o).

“Contributed Entity Principal MBS Agreements” has the meaning assigned in Section 4.03(m).

“Contributed Entity Property” has the meaning assigned in Section 4.03(r)(1).

“Contributed Entity Second Quarter Financial Statements” has the meaning assigned in Section 4.03(f).

“Contributed Entity Subsidiary” means a Subsidiary of a Contributed Entity.

“Contributed Entity Subsidiary Partnership” means a Contributed Entity Subsidiary that is a partnership for United States federal income tax purposes.

“Contributed Entity Tax Protection Agreements” means any agreement to which a Contributed Entity or any Contributed Entity Subsidiary is a party: (i) pursuant to which any liability to holders of interests in a Contributed Entity Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Contributed Entity Subsidiary Partnership, and that requires a Contributed Entity, or any Contributed Entity Subsidiary to, or to use efforts to (or to indemnify any person if it does not) (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time if such period of time has not since expired or any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, or (E) permit any holder of interests in a Contributed Entity Subsidiary Partnership to guarantee any debt or restore a deficit in such holder’s capital account.

“Contributed Entity Title Insurance Policy” means each policy of title insurance insuring the Contributed Entities’ (or the applicable predecessor’s) title to or leasehold interest in the Contributed Entity Properties, subject to the matters and printed exceptions set forth in the Contributed Entity Title Insurance Policies.

“control” and its correlative terms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Suisse” has the meaning assigned in Section 4.01(r).

“D&O Insurance” has the meaning assigned in Section 6.10(d).

“Disclosure Letter” means, with respect to any party, the letter delivered by it to each of the Other Parties as of the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or that such item has resulted in or would reasonably be expected to result in a Nova I Material Adverse Effect, Nova II Material Adverse Effect or Contributed Entity Material Adverse Effect, as applicable.

“DLLCA” means the Delaware Limited Liability Company Act.

“DLPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (a) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including, without limitation, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls, in each case as in effect at the date of this Agreement.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any Rights thereto.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning assigned in Section 3.01.

“Exchange Fund” has the meaning assigned in Section 3.01.

“Extraordinary Dividends” has the meaning assigned in Section 5.01(e).

“First Nova I Charter Amendment” means the proposed amendment to the Nova I Charter, substantially in the form of Exhibit E(1).

“Form S-4” means the Registration Statement on Form S-4 pursuant to which the offer and sale of the shares of Newco Common Stock will be registered pursuant to the Securities Act and in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Newco in connection with the Transactions and in accordance with the terms and conditions of this Agreement, together with any amendments or supplements thereto.

“Form S-11” means the Registration Statement on Form S-11 pursuant to which shares of Newco Class A Common Stock will be registered pursuant to the Securities Act, to be filed with the SEC by Newco in connection with an initial public offering by Newco, together with any amendments or supplements thereto.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Go Shop Period End Time” has the meaning assigned in Section 6.01(a).

“Governmental Authority” means any federal, state or local or foreign court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law or by any Governmental Authority in connection with any Environmental Law.

“Indebtedness” of any person means (a) indebtedness created, issued or incurred by such person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such person to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) and any accrued interest or prepayment premiums related thereto (for the avoidance of doubt, excluding trade accounts payable or similar obligations to creditors for goods or services, operating leases and other customary reservations or retentions under agreements with suppliers); (b) obligations of such person to pay the deferred purchase or acquisition price for any property of such person, including earn-outs; (c) obligations of such person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such person; (d) obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such person under GAAP; (e) all net obligations under any interest rate swap agreements or interest rate hedge agreements; or (f) indebtedness of others as described in clauses (a) through (e) above in any manner guaranteed by such person or for which it is or may become contingently liable (but excluding any non-recourse carve-out guaranties, environmental indemnities or similar guaranties).

“Indemnified Party” and “Indemnified Parties” each has the meaning assigned in Section 6.10(a).

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning assigned in Section 6.05(a).

“IPO/Listing Parameters” has the meaning assigned in Section 6.05(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of, (a) in the case of the Nova I Parties, the individuals listed in Section 1.1 of the Nova I Disclosure Letter, (b) in the case of the Nova II Parties, the individuals listed in Section 1.1 of the Nova II Disclosure Letter, and (c) in the case of the Constellation Parties or the Newco Parties, the individuals listed in Section 1.1 of the Constellation OP Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute or ordinance, or common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including Environmental Laws and the Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery, fraud, kickback, and other anticorruption laws, rules and regulations of any other country and any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or equivalent European Union measure.

“Lien” means any charge, mortgage, pledge, deed of trust, charge, easement, encroachment, security interest, restriction, claim, lien or other similar encumbrance.

“Liquidating Trust” has the meaning assigned in Section 6.17.

“Merger Consideration” has the meaning assigned in Section 2.09(a).

“Mergers” means, collectively, the REIT Mergers and the OP Mergers.

“MGCL” means the Maryland General Corporation Law.

“Moelis” has the meaning assigned in Section 4.02(r).

“National Securities Exchange” means any of the national securities exchanges set forth in Section 1.2 of the Constellation OP Disclosure Letter.

“New Certificates” means (x) certificates or (y) at Newco’s option, evidence of shares in book entry form, representing shares of Newco Common Stock.

“Newco” has the meaning assigned in the Preamble, and from and after the Nova I Merger Effective Time and the Nova II Merger Effective Time, the Nova I Merger Surviving Entity and the Nova II Merger Surviving Entity, respectively.

“Newco Board” means the Board of Directors of Newco.

“Newco Bylaws” has the meaning assigned in Section 2.15(a).

“Newco Charter” has the meaning assigned in Section 2.15(a).

“Newco Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Newco.

“Newco Class B-1 Common Stock” means the Class B-1 Common Stock, par value $0.01 per share, of Newco.

“Newco Class B-2 Common Stock” means the Class B-2 Common Stock, par value $0.01 per share, of Newco.

“Newco Class B-3 Common Stock” means the Class B-3 Common Stock, par value $0.01 per share, of Newco.

“Newco Common Stock” means, collectively, the Newco Class A Common Stock, the Newco Class B-1 Common Stock, the Newco Class B-2 Common stock and the Newco Class B-3 Common Stock.

“Newco Contribution” has the meaning assigned in the Recitals.

“Newco OP” has the meaning assigned in the Preamble.

“Newco OP Units” means ownership interests in Newco OP.

“Newco Parties” has the meaning assigned in the Preamble.

“Newco Subsidiary” means any Subsidiary of Newco.

“Nova I” has the meaning assigned in the Preamble.

“Nova I Acquisition Proposal” means any bona fide proposal or offer from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), other than an Other Party or any of its respective Subsidiaries, and whether involving a transaction or series of related transactions, for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, sale of assets or similar transaction, involving (a) the acquisition or issuance of Equity Interests constituting twenty percent (20%) or more of the total voting power of any class of equity securities of Nova I or Rights thereto, or (b) the sale or disposition of twenty percent (20%) or more of the consolidated total assets of Nova I and its Subsidiaries, taken as a whole. For the avoidance of doubt, no proposal or offer from any Person solely with respect to the Nova I Excluded Asset shall constitute a Nova I Acquisition Proposal.

“Nova I Articles of Merger” has the meaning assigned in Section 2.06(a).

“Nova I Board” means the Board of Directors of Nova I.

“Nova I Board Recommendation” has the meaning assigned in the Recitals.

“Nova I Board Special Committee” has the meaning assigned in the Recitals.

“Nova I Change of Recommendation” has the meaning assigned in Section 6.01(c)(4).

“Nova I Charter” means the charter of Nova I.

“Nova I Charter Amendments” means the First Nova I Charter Amendment and the Second Nova I Charter Amendment.

“Nova I Common Stock” means the Common Stock, par value $0.01 per share, of Nova I.

“Nova I Environmental Permits” has the meaning assigned in Section 4.01(z).

“Nova I Exchange Ratio” has the meaning assigned in Section 2.08(a).

“Nova I Excluded Asset” has the meaning assigned in Section 6.17.

“Nova I Excluded Asset Distribution” has the meaning assigned in Section 6.17.

“Nova I Financial Statements” has the meaning assigned in Section 4.01(g)(1).

“Nova I Go Shop Bidder” has the meaning assigned in Section 6.01(a).

“Nova I Incentive Plan” means that certain Long Term Incentive Plan of Nova I, dated as of February 2, 2010.

“Nova I Intervening Event” means any material change, event, effect, occurrence, consequence or development that (a) is not known or not reasonably foreseeable by the Nova I Board Special Committee as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by the Nova I Board Special Committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by the Nova I Board Special Committee prior to receipt of the Nova I Requisite Vote and (b) does not relate to any Nova I Acquisition Proposal.

“Nova I Loan Files” has the meaning assigned in Section 4.01(p)(1).

“Nova I Loans” has the meaning assigned in Section 4.01(p)(1).

“Nova I Major Leases” has the meaning assigned in Section 4.01(t)(4).

“Nova I Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate with any other change, event, development, circumstance, condition, occurrence or effect, (a) has a material adverse effect on the financial condition, results of operations or business of Nova I and the Nova I Subsidiaries, taken as a whole, excluding the impact of: (1) changes, after the date hereof, in Laws of general applicability to companies in the industries in which Nova I and the Nova I Subsidiaries operate or changes, after the date hereof, in the authoritative and publicly available interpretation thereof by Governmental Authorities; (2) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or authoritative and publicly available interpretations thereof; (3) changes, after the date hereof, in prevailing interest rates or other financial, economic or market conditions affecting the real estate market, the investment or asset management business or the market for alternative asset managers or REIT advisers generally; (4) actions or omissions of a party to this Agreement required by this Agreement or, if otherwise prohibited by this Agreement, actions or omissions taken with the prior written consent of the Other Parties; (5) the announcement or existence of this Agreement and the Transactions (including the impact thereof on relationships with customers, clients, partners and joint venturers); (6) changes, after the date hereof, in U.S. or non-U.S. political conditions (including the outbreak of war or acts of terrorism or the worsening of existing hostilities or other conflicts);

(7) changes, after the date hereof, relating to natural disasters, outbreak of disease or other force majeure events; (8) any failure, in and of itself, by Nova I to meet any estimates of revenues, earnings or other measure of financial performance for any period after the date of this Agreement, but not the underlying causes thereof (the impact of which may, unless the impact thereof is otherwise excluded hereunder, be considered in determining whether a Nova I Material Adverse Effect has occurred); or (9) Nova I’s compliance with Section 6.17 hereof; except, in the cases of clauses (1), (2), (3), (6) or (7), to the extent the effects of such change, event, development, circumstance, condition, occurrence or effect are materially disproportionately adverse to the financial condition, results of operations or business, of Nova I and the Nova I Subsidiaries, taken as a whole, as compared to other companies in the industry in which Nova I and the Nova I Subsidiaries operate; or (b) prevents or materially delays the consummation of the Transactions.

“Nova I Material Contract” has the meaning assigned in Section 4.01(l)(2).

“Nova I MBS” has the meaning assigned in Section 4.01(o).

“Nova I Merger” has the meaning assigned in the Recitals.

“Nova I Merger Consideration” has the meaning assigned in Section 2.08(a).

“Nova I Merger Effective Time” has the meaning assigned in Section 2.06(a).

“Nova I Merger Surviving Entity” has the meaning assigned in the Recitals.

“Nova I Notes” has the meaning assigned in Section 4.01(p)(1).

“Nova I Notice Period” has the meaning assigned in Section 6.01(d)(1).

“Nova I OP” has the meaning assigned in the Preamble.

“Nova I OP Certificate of Merger” has the meaning assigned in Section 2.06(c).

“Nova I OP Merger” has the meaning assigned in the Recitals.

“Nova I OP Merger Effective Time” has the meaning assigned in Section 2.06(c).

“Nova I OP Merger Surviving Entity” has the meaning assigned in the Recitals.

“Nova I OP Units” means ownership interests in Nova I OP.

“Nova I Outside Meeting Date” has the meaning assigned in Section 6.04(a).

“Nova I Parties” has the meaning assigned in the Preamble.

“Nova I PE Investment Agreements” has the meaning assigned in Section 4.01(q).

“Nova I PE Investments” has the meaning assigned in Section 4.01(q).

“Nova I Preferred Stock” means the Preferred Stock, par value $0.01 per share, of Nova I.

“Nova I Principal MBS Agreements” has the meaning assigned in Section 4.01(o).

“Nova I Property” has the meaning assigned in Section 4.01(t)(1).

“Nova I Regulatory and Third Party Approvals” has the meaning assigned in Section 4.01(f)(1).

“Nova I Requisite Vote” has the meaning assigned in Section 4.01(e)(1).

“Nova I Restricted Common Stock” means the 2,000,000 shares of Nova I Common Stock reserved for issuance under the Nova I Incentive Plan.

“Nova I SEC Documents” has the meaning assigned in Section 4.01(g)(1).

“Nova I Stockholders Meeting” has the meaning assigned in Section 6.04(a).

“Nova I Subsidiary” means any Subsidiary of Nova I.

“Nova I Subsidiary Partnership” means a Nova I Subsidiary that is a partnership for United States federal income tax purposes.

“Nova I Superior Proposal” means a written Nova I Acquisition Proposal, substituting “fifty percent (50%)” for “twenty percent (20%),” that the Nova I Board (based on the recommendation of the Nova I Board Special Committee) has determined in its good faith judgment, after consultation with outside legal counsel and outside financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all relevant legal, financial, regulatory, and other aspects of such offer or proposal, including the financing terms thereof, and such other factors as the Nova I Board considers to be appropriate, and if consummated, would be more favorable to the stockholders of Nova I, from a financial point of view, than the Transactions (after taking into account any proposed revisions to the terms of the Transactions pursuant to Section 6.01(d)).

“Nova I Tax Protection Agreements” means any agreement to which Nova I or any Nova I Subsidiary is a party: (i) pursuant to which any liability to holders of interests in a Nova I Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Nova I Subsidiary Partnership, and that requires Nova I, or any Nova I Subsidiary to, or to use efforts to (or to indemnify any person if it does not) (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time if such period of time has not since expired or any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, or (E) permit any holder of interests in a Nova I Subsidiary Partnership to guarantee any debt or restore a deficit in such holder’s capital account.

“Nova I Termination Fee” means an amount of cash equal to (a) $21,709,624 solely in the event that the Nova I Termination Fee becomes payable in connection with a termination of this Agreement by (i) Nova I pursuant to Section 8.03(d), (ii) Nova II pursuant to Section 8.04(c) or (iii) Constellation OP pursuant to Section 8.05(c), in each case in connection with Nova I entering into or recommending a Nova I Superior Proposal with a Nova I Go Shop Bidder on or before the date that is fifteen (15) business days following the Go Shop Period End Time, or (b) $43,419,247 if the Nova I Termination Fee becomes payable pursuant to Section 8.06 under any circumstance other than those described in the immediately preceding clause (a).

“Nova I Title Insurance Policy” means each policy of title insurance insuring Nova I’s and the Nova I Subsidiaries’ (or the applicable predecessor’s) title to or leasehold interest in the Nova I Properties, subject to the matters and printed exceptions set forth in the Nova I Title Insurance Policies.

“Nova II” has the meaning assigned in the Preamble.

“Nova II Acquisition Proposal” means any bona fide proposal or offer from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), other than an Other Party or any of its respective Subsidiaries, and whether involving a transaction or series of related transactions, for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, sale of assets or similar transaction, involving (a) the acquisition or issuance of Equity Interests constituting twenty percent (20%) or more of the total voting power of any class of equity securities of Nova II or Rights thereto, or (b) the sale or disposition of twenty percent (20%) or more of the consolidated total assets of Nova II and its Subsidiaries, taken as a whole.

“Nova II Articles of Merger” has the meaning assigned in Section 2.06(b).

“Nova II Board” means the Board of Directors of Nova II.

“Nova II Board Recommendation” has the meaning assigned in the Recitals.

“Nova II Board Special Committee” has the meaning assigned in the Recitals.

“Nova II Change of Recommendation” has the meaning assigned in Section 6.02(c)(4).

“Nova II Charter” means the charter of Nova II.

“Nova II Charter Amendment” means the proposed amendment to the Nova II Charter, substantially in the form of Exhibit F.

“Nova II Class A Common Stock” means the Class A Common Shares, par value $0.01 per share, of Nova II.

“Nova II Class T Common Stock” means the Class T Common Shares, par value $0.01 per share, of Nova II.

“Nova II Common Stock” means, collectively, the Nova II Class A Common Stock and the Nova II Class T Common Stock.

“Nova II Environmental Permits” has the meaning assigned in Section 4.02(z).

“Nova II Exchange Ratio” has the meaning assigned in Section 2.09(a).

“Nova II Financial Statements” has the meaning assigned in Section 4.02(g)(1).

“Nova II Go Shop Bidder” has the meaning assigned in Section 6.02(a).

“Nova II Incentive Plan” means that certain Long Term Incentive Plan of Nova II, dated as of May 2, 2013.

“Nova II Intervening Event” means any material change, event, effect, occurrence, consequence or development that (a) is not known or not reasonably foreseeable by the Nova II Board Special Committee as of the date hereof (or if known or reasonably foreseeable, the magnitude or material consequences of which are not known or reasonably foreseeable by the Nova II Board Special Committee as of the date hereof), which material change, event, effect, occurrence, consequence or development becomes known (or the magnitude or material consequences of which become known) to or by the Nova II Board Special Committee prior to receipt of the Nova II Requisite Vote and (b) does not relate to any Nova II Acquisition Proposal.

“Nova II Loan Files” has the meaning assigned in Section 4.02(p)(1).

“Nova II Loans” has the meaning assigned in Section 4.02(p)(1).

“Nova II Major Leases” has the meaning assigned in Section 4.02(t)(4).

“Nova II Material Adverse Effect” means any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate with any other change, event, development, circumstance, condition, occurrence or effect, (a) has a material adverse effect on the financial condition, results of operations or business of Nova II and the Nova II Subsidiaries, taken as a whole, excluding the impact of: (1) changes, after the date hereof, in Laws of general applicability to companies in the industries in which Nova II and the Nova II Subsidiaries operate or changes, after the date hereof, in the authoritative and publicly available interpretation thereof by Governmental Authorities; (2) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or authoritative and publicly available interpretations thereof; (3) changes, after the date hereof, in prevailing interest rates or other financial, economic or market conditions affecting the real estate market, the investment or asset management business or the market for alternative asset managers or REIT advisers generally; (4) actions or omissions of a party to this Agreement required by this Agreement or, if otherwise prohibited by this Agreement, actions or omissions taken with the prior written consent of the Other Parties; (5) the announcement or existence of this Agreement and the Transactions (including the impact thereof on relationships with customers, clients, partners and joint venturers); (6) changes, after the date hereof, in U.S. or non-U.S. political conditions (including the outbreak of war or acts of terrorism or the worsening of existing hostilities or other conflicts); (7) changes, after the date hereof, relating to natural disasters, outbreak of disease or other force majeure events; or (8) any failure, in and of itself, by Nova II to meet any estimates of revenues, earnings or other measure of financial performance for any period after the date of this Agreement, but not the underlying causes thereof (the impact of which may, unless the impact thereof is otherwise excluded hereunder, be considered in determining whether a Nova II Material Adverse Effect has occurred); except, in the cases of clauses (1), (2), (3), (6) or (7), to the extent the effects of such change, event, development, circumstance, condition, occurrence or effect are materially disproportionately adverse to the financial condition, results of operations or business, of Nova II and the Nova II Subsidiaries, taken as a whole, as compared to other companies in the industry in which Nova II and the Nova II Subsidiaries operate; or (b) prevents or materially delays the consummation of the Transactions.

“Nova II Material Contract” has the meaning assigned in Section 4.02(l)(2).

“Nova II MBS” has the meaning assigned in Section 4.02(o).

“Nova II Merger” has the meaning assigned in the Recitals.

“Nova II Merger Consideration” has the meaning assigned in Section 2.09(a).

“Nova II Merger Effective Time” has the meaning assigned in Section 2.06(b).

“Nova II Merger Surviving Entity” has the meaning assigned in the Recitals.

“Nova II Notes” has the meaning assigned in Section 4.02(p)(1).

“Nova II Notice Period” has the meaning assigned in Section 6.02(d)(1).

“Nova II OP” has the meaning assigned in the Preamble.

“Nova II OP Certificate of Merger” has the meaning assigned in Section 2.06(d).

“Nova II OP Merger” has the meaning assigned in the Recitals.

“Nova II OP Merger Effective Time” has the meaning assigned in Section 2.06(d).

“Nova II OP Merger Surviving Entity” has the meaning assigned in the Recitals.

“Nova II OP Units” means ownership interests in Nova II OP.

“Nova II Outside Meeting Date” has the meaning assigned in Section 6.04(b).

“Nova II Parties” has the meaning assigned in the Preamble.

“Nova II PE Investment Agreements” has the meaning assigned in Section 4.02(q).

“Nova II PE Investments” has the meaning assigned in Section 4.02(q).

“Nova II Preferred Stock” means the Preferred Stock, par value $0.01 per share, of Nova II.

“Nova II Principal MBS Agreements” has the meaning assigned in Section 4.02(o).

“Nova II Property” has the meaning assigned in Section 4.02(t)(1).

“Nova II Regulatory and Third Party Approvals” has the meaning assigned in Section 4.02(f)(1).

“Nova II Requisite Vote” has the meaning assigned in Section 4.02(e)(1).

“Nova II Restricted Common Stock” means the 2,000,000 shares of Nova II Common Stock reserved for issuance under the Nova II Incentive Plan.

“Nova II SEC Documents” has the meaning assigned in Section 4.02(g)(1).

“Nova II Stockholders Meeting” has the meaning assigned in Section 6.04(b).

“Nova II Subsidiary” means any Subsidiary of Nova II.

“Nova II Subsidiary Partnership” means a Nova II Subsidiary that is a partnership for United States federal income tax purposes.

“Nova II Superior Proposal” means a written Nova II Acquisition Proposal substituting “fifty percent (50%)” for “twenty percent (20%)”, that the Nova II Board (based on the recommendation of the Nova II Board Special Committee) has determined in its good faith judgment, after consultation with outside legal counsel and outside financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all relevant legal, financial, regulatory, and other aspects of such offer or proposal, including the financing terms thereof, and such other factors as the Nova II Board considers to be appropriate, and if consummated, would be more favorable to the stockholders of Nova II, from a financial point of view, than the Transactions (after taking into account any proposed revisions to the terms of the Transactions pursuant to Section 6.02(d)).

“Nova II Tax Protection Agreements” means any agreement to which Nova II or any Nova II Subsidiary is a party: (i) pursuant to which any liability to holders of interests in a Nova II Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Nova II Subsidiary Partnership, and that requires Nova II or any Nova II Subsidiary to, or to use efforts to (or to indemnify any person if it does not) (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time if such period of time has not since expired or any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, (C) make or refrain from making Tax elections, (D) only dispose of assets in a particular manner, or (E) permit any holder of interests in a Nova II Subsidiary Partnership to guarantee any debt or restore a deficit in such holder’s capital account.

“Nova II Termination Fee” means an amount of cash equal to (a) $20,785,294 solely in the event that the Nova II Termination Fee becomes payable in connection with a termination of this Agreement by (i) Nova II pursuant to Section 8.04(d), (ii) Nova I pursuant to Section 8.03(c) or (iii) Constellation OP pursuant to Section 8.05(d), in each case in connection with Nova II entering into or recommending a Nova II Superior Proposal with a Nova II Go Shop Bidder on or before the date that is fifteen (15) business days following the Go Shop Period End Time, or (b) $41,570,589 if the Nova II Termination Fee becomes payable pursuant to Section 8.06 under any circumstance other than those described in the immediately preceding clause (a).

“Nova II Title Insurance Policy” means each policy of title insurance insuring Nova II’s and the Nova II Subsidiaries’ (or the applicable predecessor’s) title to or leasehold interest in the Nova II Properties, subject to the matters and printed exceptions set forth in the Nova II Title Insurance Policies.

“Old Certificate” means a share certificate previously representing Nova I Common Stock or Nova II Common Stock, it being understood that any reference herein to an Old Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Nova I Common Stock or shares of Nova II Common Stock, as the case may be.

“OP Mergers” has the meaning assigned in the Recitals.

“Order” has the meaning assigned in Section 7.01(c).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement, each as amended, and (d) with respect to any other person, the organizational, constituent and/or governing documents and/or instruments of such person.

“Other Party” means (a) when used with respect to the Nova I Parties, the following persons: the Constellation Parties, the Newco Parties and the Nova II Parties, (b) when used with respect to the Constellation Parties, the following persons: the Nova I Parties and the Nova II Parties, and (c) when used with respect to the Nova II Parties, the following persons: the Nova I Parties, the Newco Parties and the Constellation Parties.

“Outside Date” has the meaning assigned in Section 8.02(a).

“party” means Nova I, Nova I OP, Nova II, Nova II OP, Constellation OP, RED REIT, Newco and Newco OP, as applicable.

“Permitted Liens” means any (a) Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Nova I Financial Statements, the Nova II Financial Statements or the Contributed Entity Financial Statements, as applicable (to the extent such reserves are required pursuant to GAAP), (b) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Nova I Financial Statements, the Nova II Financial Statements or the Contributed Entity Financial Statements, as applicable (to the extent such reserves are required pursuant to GAAP), and (c) Liens that do not materially interfere with the present use of the asset or property related thereto (but excluding any Lien on shares or other Equity Interests not otherwise a “Permitted Lien”).

“person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity.

“Pre-Signing Constellation Internal Transfers” means the transfer, prior to the date hereof, but in contemplation of the Transactions, of certain Equity Interests and a note receivable by Constellation, Constellation OP, RED REIT, any other Constellation Subsidiaries and any Affiliates of the foregoing to the applicable Constellation OP Contributed Entity or RED REIT Contributed Entity.

“Previously Disclosed” means, as of any given date, that the existence of a fact or condition was disclosed by one party to the Other Parties, in a Disclosure Letter or, in the case of Nova I or Nova II only, in a form, document, statement, schedule or report filed with or furnished to the SEC at any time on or after January 1, 2015 and prior to such date (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). The information and disclosures contained in any section of a Disclosure Letter shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of a Disclosure Letter as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.

“Proxy Statement” means the joint proxy statement in preliminary and definitive form relating to the Nova I Stockholders Meeting and the Nova II Stockholders Meeting, in each case to be held in connection with this Agreement and the Transactions, together with any amendments or supplements thereto.

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

“Qualifying Income” has the meaning assigned in Section 8.06(k).

“Recipient Party” has the meaning assigned in Section 8.06(x).

“RED REIT” has the meaning assigned in the Preamble.

“RED REIT Board” means the Board of Directors of RED REIT.

“RED REIT Contributed Entities” has the meaning assigned in the Recitals.

“RED REIT Contribution” has the meaning assigned in the Recitals.

“RED REIT Subsidiary Contributors” means any Subsidiary of RED REIT that directly owns the Equity Interests of any RED REIT Contributed Entity.

“Regulatory and Third Party Approvals” means the Nova I Regulatory and Third Party Approvals, the Nova II Regulatory and Third Party Approvals and the Constellation Regulatory and Third Party Approvals.

“REIT” has the meaning assigned in the Recitals.

“REIT Mergers” has the meaning assigned in the Recitals.

“REIT Minimum Distribution Dividend” has the meaning assigned in Section 6.15.

“Representatives” means, with respect to any person, such person’s directors, officers employees, legal or financial advisors, accountants, consultants, and any representatives of the foregoing.

“Requisite Regulatory Approvals” means the consents or approvals of, or filings or registrations with, any Governmental Authority required to be made by any of Nova I or any Nova I Subsidiary, Nova II or any Nova II Subsidiary, any Constellation Party or any Contributed Entity in connection with the execution, delivery or performance by any of them of this Agreement or the consummation by any of them of the Transactions to which any of them is a party, in each case as set forth on Exhibit G.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or partnership, member or similar interest of such first person.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Sarbanes-Oxley Act” has the meaning assigned in Section 4.01(g)(1).

“SEC” means the United States Securities and Exchange Commission.

“Second Nova I Charter Amendment” means the proposed amendment to the Nova I Charter, substantially in the form of Exhibit E(2).

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Stockholders Agreement” has the meaning assigned in Section 7.02(j).

“Subsidiary” means, with respect to a person, an entity in which such person controls, directly or indirectly, more than 50% of the voting securities or total Equity Interest of such entity.

“Takeover Law” means any “fair price”, “moratorium”, “business combination” or other similar Law applicable to Nova I or the Nova I Subsidiaries, Nova II or the Nova II Subsidiaries, Constellation or its Subsidiaries, Constellation OP or its Subsidiaries, or RED REIT or its Subsidiaries, as applicable (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 3-601 of the MGCL)).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, Medicare, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Protection Agreement” means any Nova I Tax Protection Agreement or Nova II Tax Protection Agreement, individually and collectively, as applicable.

“Tax Returns” means any return, amended return or other report or similar statement (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Tax.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Termination Event” has the meaning assigned in Section 8.06(x).

“Termination Fee” means each of the Nova I Termination Fee and the Nova II Termination Fee, as applicable.

“Transaction Expenses” means a party’s documented out-of-pocket fees, costs and expenses incurred in connection with the Transactions prior to the termination of this Agreement, which shall not exceed an aggregate amount of Ten Million Dollars ($10,000,000) with respect to any such party.

“Transaction Litigation” has the meaning assigned in Section 6.06(e).

“Transactions” has the meaning assigned in the Recitals.

“Transfer Taxes” has the meaning assigned in Section 6.13(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Party” has the meaning assigned in Section 8.06(y).

“Willful Breach” means a material breach that is the consequence of an act or omission by a party with the actual knowledge of such party that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

1.02 Interpretation.

(a) In this Agreement, except as the context may otherwise require, references: (1) to the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement; (2) to this Agreement are to this Agreement, and the Exhibits, Schedules and Disclosure Letters to it, taken as a whole; (3) to any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time (to the extent permitted by the terms thereof); (4) to any Governmental Authority include any successor to that Governmental Authority; (5) to any applicable Law refer to such applicable Law as amended, modified, restated, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (6) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (7) to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents; (8) to the phrases “date of this Agreement” or “date hereof” are to August 25, 2017; (9) to the words “herein,” “hereof” or “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Article or Section; (10) to the words “include,” “includes” or “including” are to be deemed followed by the words “without limitation”; and (11) to any person (including any party hereto) includes such person’s successors and permitted assigns. The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. The phrases “provided,” “delivered” or “made available,” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties or documents or other information available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) in each case, on or prior to the date that is one (1) business day prior to the date hereof.

(b) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other parties.

ARTICLE II

CONSTELLATION OP CONTRIBUTION, RED REIT CONTRIBUTION, MERGERS

AND OTHER TRANSACTIONS

2.01 The Constellation OP Contribution and the RED REIT Contribution.

(a) Constellation OP Contributed Entities. At or immediately prior to the Closing, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Constellation OP shall contribute and convey, or cause the Constellation Subsidiary Contributors to contribute and convey, to Newco, and Newco shall accept from Constellation OP and the Constellation Subsidiary Contributors, all right, title and interest of Constellation OP or such Constellation Subsidiary Contributor in and to the Equity Interests of each of the Constellation OP Contributed Entities.

(b) Equity Consideration. In consideration for the Constellation OP Contribution, Newco shall issue to Constellation OP (for the benefit of Constellation OP and the Constellation Subsidiary Contributors) at the Closing 44,399,444 shares of Newco Class A Common Stock (provided that in the event of a listing (without an initial public offering) of the shares of Newco Common Stock, Constellation OP shall receive shares of Newco Class B-3 Common Stock). At the Closing, Newco shall repurchase the shares of Newco Class A Common Stock owned by Constellation immediately prior to the Constellation OP Contribution for $1,000 in cash.

(c) Tax Consequences of Constellation OP Contribution. It is intended that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Constellation OP Contribution will qualify as a tax-free transaction pursuant to Section 351 of the Code in which Constellation OP (and any Constellation Subsidiary Contributors) transfer property to Newco in exchange for shares of Newco Class A Common Stock.

(d) RED REIT Contributed Entities. Immediately following the Constellation OP Contribution, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, RED REIT shall contribute and convey, or cause the RED REIT Subsidiary Contributors to contribute and convey, to Newco OP, and Newco OP shall accept from RED REIT and the RED REIT Subsidiary Contributors, all right, title and interest of RED REIT or such RED REIT Subsidiary Contributor in and to the Equity Interests of each of the RED REIT Contributed Entities.

(e) Equity Consideration. In consideration for the RED REIT Contribution, Newco OP shall issue to RED REIT (for the benefit of RED REIT and the RED REIT Subsidiary Contributors) at the Closing 3,075,623 Newco OP Units.

(f) Tax Consequences of RED REIT Contribution. It is intended that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the RED REIT Contribution will qualify as a tax-free transfer pursuant to Section 721 of the Code.

2.02 The Mergers.

(a) Nova I Merger. Immediately following the RED REIT Contribution, and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Nova I shall merge with and into Newco in accordance with the MGCL at the Nova I Merger Effective Time. At the Nova I Merger Effective Time, the separate corporate existence of Nova I shall terminate. Newco will be the Nova I Merger Surviving Entity and will continue its corporate existence under the Laws of the State of Maryland. It is the intention of the parties that this Combination Agreement, as it relates to Nova I, be treated as a plan of liquidation for state law purposes.

(b) Nova II Merger. Immediately following the RED REIT Contribution, and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Nova II shall merge with and into Newco in accordance with the MGCL at the Nova II Merger Effective Time. At the Nova II Merger Effective Time, the separate corporate existence of Nova II shall terminate. Newco will be the Nova II Merger Surviving Entity and will continue its corporate existence under the Laws of the State of Maryland.

(c) Tax Consequences of REIT Mergers. It is intended that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), (i) each of the REIT Mergers will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and (ii) this Agreement be, and is hereby adopted as, a plan of reorganization within the meaning of Sections 354, 361, and 368 of the Code with respect to each of the REIT Mergers.

(d) Nova I OP Merger. Immediately following the REIT Mergers, and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Nova I OP shall merge with and into Newco OP at the Nova I OP Merger Effective Time. At the Nova I OP Merger Effective Time, the separate limited partnership existence of Nova I OP shall terminate. Newco OP will be the Nova I OP Merger Surviving Entity and will continue its limited liability company existence under the Laws of the State of Delaware.

(e) Nova II OP Merger. Immediately following the REIT Mergers, and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Nova II OP shall merge with and into Newco OP at the Nova II OP Merger Effective Time. At the Nova II OP Merger Effective Time, the separate limited partnership existence of Nova II OP shall terminate. Newco OP will be the Nova II Merger Surviving Entity and will continue its limited liability company existence under the Laws of the State of Delaware.

(f) Tax Consequences of OP Mergers. It is intended that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), each of the OP Mergers will qualify as tax-free transfers pursuant to Section 721 of the Code.

2.03 The Newco Contribution.

(a) Newco Contribution. Immediately following the OP Mergers, Newco shall contribute and convey to Newco OP, and Newco OP will accept from Newco, all right, title and interest of Newco in and to the Equity Interests of each of the Constellation OP Contributed Entities.

(b) Equity Consideration. In consideration for the Newco Contribution, Newco OP shall issue to Newco at the Closing 44,399,444 Newco OP Units.

(c) Tax Consequences. It is intended that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Newco Contribution will qualify as a tax-free transfer pursuant to Section 721 of the Code.

2.04 Management Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, Constellation OP shall cause Constellation OP TRS Sub to, and Newco and Newco OP shall, enter into a management agreement substantially in the form of Exhibit A, with such additional changes and modifications as agreed by all parties.

2.05 Closing. The closing of the Transactions (the “Closing”) shall take place by electronic exchange of documents commencing at 10:00 a.m., Eastern time, on the third (3rd) business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, unless otherwise agreed by the parties (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Constellation OP Contribution, the RED REIT Contribution and the REIT Mergers will be consummated at the Closing as provided below, and the parties intend that none of the Constellation OP Contribution, the RED REIT Contribution or the REIT Mergers shall be consummated unless the closing of Constellation OP Contribution, the RED REIT Contribution and both of the REIT Mergers occur in connection with the Closing. Immediately following the REIT Mergers, the OP Mergers shall be consummated, and immediately following the OP Mergers, the Newco Contribution shall be consummated.

2.06 Effective Time.

(a) Nova I Merger Effective Time. At or immediately prior to the Closing, but following the Constellation OP Contribution, subject to the provisions of this Agreement, Nova I and Newco will cause articles of merger (the “Nova I Articles of Merger”) executed in accordance with the relevant provisions of the Organizational Documents of Nova I and Newco, and the MGCL, to be duly filed with and accepted for record by the SDAT. The parties will make all other filings or recordings in connection with the Nova I Merger required pursuant to the MGCL, and the Nova I Merger will become effective at the date and time at which the Nova I Articles of Merger are accepted for record by the SDAT, or at such later date or time as the parties agree (not to exceed 30 days following such acceptance for record) and specify in the Nova I Articles of Merger (the time the Nova I Merger becomes effective being the “Nova I Merger Effective Time”).

(b) Nova II Merger Effective Time. At or immediately prior to the Closing, but following the Constellation OP Contribution, subject to the provisions of this Agreement, Nova II and Newco will cause articles of merger (the “Nova II Articles of Merger”) executed in accordance with the relevant provisions of the Organizational Documents of Nova II and Newco, and the MGCL, to be duly filed with and accepted for record by the SDAT. The parties will make all other filings or recordings in connection with the Nova II Merger required pursuant to the MGCL, and the Nova II Merger will become effective at the date and time at which the Nova II Articles of Merger are accepted for record by the SDAT, or at such later date or time as the parties agree (not to exceed 30 days following such acceptance for record) and specify in the Nova II Articles of Merger (the time the Nova II Merger becomes effective being the “Nova II Merger Effective Time”).

(c) Nova I OP Merger Effective Time. Immediately following the Nova I Merger Effective Time and the Nova II Merger Effective Time, subject to the provisions of this Agreement, Nova I OP and Newco OP will cause a certificate of merger (the “Nova I OP Certificate of Merger”) executed in accordance with the relevant provisions of the Organizational Documents of Nova I OP and Newco OP, and the DLLCA and DLPA, to be duly filed with and accepted for record by the Secretary of State of Delaware. The parties will make all other filings or recordings in connection with the Nova I OP Merger required pursuant to the DLLCA and DLPA, and the Nova I OP Merger will become effective at the date and time at which the Nova I OP Certificate of Merger is accepted for record by the Secretary of State of Delaware, or at such later date or time as the parties agree (not to exceed 30 days following such acceptance for record) and specify in the Nova I OP Certificate of Merger (the time the Nova I OP Merger becomes effective being the “Nova I OP Merger Effective Time”).

(d) Nova II OP Merger Effective Time. Immediately following the Nova I Merger Effective Time and the Nova II Merger Effective Time, subject to the provisions of this Agreement, Nova II OP and Newco OP will cause a certificate of merger (the “Nova II OP Certificate of Merger”) executed in accordance with the relevant provisions of the Organizational Documents of Nova II OP and Newco OP, and the DLLCA and DLPA, to be duly filed with and accepted for record by the Secretary of State of Delaware. The parties will make all other filings or recordings in connection with the Nova II OP Merger required pursuant to the DLLCA and DLPA, and the Nova II OP Merger will become effective at the date and time at which the Nova II OP Certificate of Merger is accepted for record by the Secretary of State of Delaware, or at such later date or time as the parties agree (not to exceed 30 days following such acceptance for record) and specify in the Nova II OP Certificate of Merger (the time the Nova II OP Merger becomes effective being the “Nova II OP Merger Effective Time”).

2.07 Effects of the Mergers.

(a) The REIT Mergers will have the effects prescribed by this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto:

(1) at the Nova I Merger Effective Time, all of the property, rights, privileges, powers and franchises of Nova I shall vest in the Nova I Merger Surviving Entity, and all debts and obligations of Nova I shall become the debts and obligations of the Nova I Merger Surviving Entity; and

(2) at the Nova II Merger Effective Time, all of the property, rights, privileges, powers and franchises of Nova II shall vest in the Nova II Merger Surviving Entity, and all debts and obligations of Nova II shall become the debts and obligations of the Nova II Merger Surviving Entity.

(b) The OP Mergers will have the effects prescribed by this Agreement and the applicable provisions of the DLLCA and DLPA. Without limiting the generality of the foregoing, and subject thereto:

(1) at the Nova I OP Merger Effective Time, all of the property, rights, privileges, powers and franchises of Nova I OP shall vest in the Nova I OP Merger Surviving Entity, and all debts and obligations of Nova I OP shall become the debts and obligations of the Nova I OP Merger Surviving Entity; and

(2) at the Nova II OP Merger Effective Time, all of the property, rights, privileges, powers and franchises of Nova II OP shall vest in the Nova II OP Merger Surviving Entity, and all debts and obligations of Nova II OP shall become the debts and obligations of the Nova II OP Merger Surviving Entity.

2.08 Conversion of Nova I Common Stock.

(a) At the Nova I Merger Effective Time, by virtue of the Nova I Merger and without any action on the part of any of the parties hereto or the holder of any shares of Nova I Common Stock, subject to Section 3.03(e), each share of Nova I Common Stock issued and outstanding immediately prior to the Nova I Merger Effective Time shall be converted into the right to receive 0.3532 (as the same may be adjusted pursuant to paragraph (c) of this Section 2.08, the “Nova I Exchange Ratio”) shares of Newco Common Stock classified as follows: (i) 0.0353 shares of Newco Class B-1 Common Stock; (ii) 0.1589 shares of Newco Class B-2 Common Stock; and (iii) 0.1590 shares of Newco Class B-3 Common Stock, and cash in lieu of fractional shares in accordance with Section 2.11 (the “Nova I Merger Consideration”).

(b) At the Nova I Merger Effective Time, each share of Nova I Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive (i) the Nova I Merger Consideration and (ii) any dividends or other distributions that the holder thereof has the right to receive pursuant to Section 3.02. If, between the date of this Agreement and the Nova I Merger Effective Time, the number of outstanding shares of Nova I Common Stock shall have been increased or decreased, or such shares are changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Nova I Exchange Ratio to give holders of shares of Nova I Common Stock on an aggregate basis, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided further that no such adjustment shall be made to the Nova I Exchange Ratio as a result of (w) any Permitted Nova I Excluded Asset Distribution, (x) the Nova II Merger and the issuance of Newco Common Stock to the former stockholders of

Nova II, (y) the issuance of any shares of Nova I Common Stock pursuant to the Nova I distribution reinvestment plan during the ten (10)-day period immediately following notice of suspension thereof in accordance with Section 6.16, or (z) the Constellation OP Contribution and the issuance of Newco Common Stock to Constellation OP.

(c) If Nova I declares or pays one or more Extraordinary Dividends, then the Nova I Exchange Ratio shall be reduced such that the Nova I Exchange Ratio shall be equal to the product of (i) the Nova I Exchange Ratio, without giving effect to such reduction, multiplied by (ii) a fraction, the numerator of which is a number equal to $9.10 minus the cumulative amount of Extraordinary Dividends per share declared or paid by Nova I prior to the Nova I Merger Effective Time, and the denominator of which is equal to $9.10. The parties agree to make appropriate and proportionate adjustments as necessary to the Nova I Exchange Ratio to the extent that any automatic adjustment to the Nova I Exchange Ratio pursuant to this Section 2.08(c) does not give Constellation OP and the holders of shares of Nova I Common Stock and Nova II Common Stock, as applicable, on an aggregate basis, the same economic effect as contemplated by this Agreement prior to any such Extraordinary Dividend.

2.09 Conversion of Nova II Common Stock.

(a) At the Nova II Merger Effective Time, by virtue of the Nova II Merger and without any action on the part of any of the parties hereto or the holder of any shares of Nova II Common Stock, subject to Section 3.03(e), each share of Nova II Common Stock issued and outstanding immediately prior to the Nova II Merger Effective Time shall be converted into the right to receive 0.3511 (as the same may be adjusted pursuant to paragraph (c) of this Section 2.09, the “Nova II Exchange Ratio”) shares of Newco Common Stock classified as follows: (i) 0.0351 shares of Newco Class B-1 Common Stock; (ii) 0.1580 shares of Newco Class B-2 Common Stock; and (iii) 0.1580 shares of Newco Class B-3 Common Stock, and cash in lieu of fractional shares in accordance with Section 2.11 (the “Nova II Merger Consideration” and together with the Nova I Merger Consideration, the “Merger Consideration”).

(b) At the Nova II Merger Effective Time, each share of Nova II Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive (i) the applicable Nova II Merger Consideration and (ii) any dividends or other distributions that the holder thereof has the right to receive pursuant to Section 3.02. If, between the date of this Agreement and the Nova II Merger Effective Time, the number of outstanding shares of Nova II Class A Common Stock or Nova II Class T Common Stock shall have been increased or decreased, or such shares are changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Nova II Exchange Ratio to give holders of shares of Nova II Common Stock, on an aggregate basis, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided further that no such adjustment shall be made to the Nova II Exchange Ratio as a result of (x) the Nova I Merger and the issuance of Newco Common Stock to the former stockholders of Nova I, (y) the issuance of any shares of Nova I Common Stock pursuant to the Nova II distribution reinvestment plan during the ten (10)-day period immediately following notice of suspension thereof in accordance with Section 6.16, or (z) the Constellation OP Contribution and the issuance of Newco Common Stock to Constellation OP.

(c) If Nova II declares or pays one or more Extraordinary Dividends, then the Nova II Exchange Ratio shall be reduced such that the Nova II Exchange Ratio shall be equal to the product of (i) the Nova II Exchange Ratio in each case without giving effect to such reduction, multiplied by (ii) a fraction, the numerator of which is a number equal to $9.04 minus the cumulative amount of Extraordinary Dividends per share declared or paid by Nova II prior to the Nova II Merger Effective Time, and the denominator of which is equal to $9.04. The parties agree to make appropriate and proportionate adjustments as necessary to the Nova II Exchange Ratio to the extent that any automatic adjustment to the Nova II Exchange Ratio pursuant to this Section 2.09(c) does not give Constellation OP and the holders of shares of Nova I Common Stock or Nova II Common Stock, on an aggregate basis, the same economic effect as contemplated by this Agreement prior to any such Extraordinary Dividend.

2.10 Redemption and Conversion of Nova I OP Units and Nova II OP Units.

(a) Immediately prior to the Nova I OP Merger Effective Time and the Liquidating Trust Distribution (if any), (i) each “Special Partnership Unit” (as defined in the agreement of limited partnership of Nova I OP) shall be cancelled, and (ii) each “Partnership Unit” (as defined in the agreement of limited partnership of Nova I OP) owned by NS Real Estate Income Trust Advisor, LLC shall be redeemed by Nova I OP for $9.10 in cash.

(b) At the Nova I OP Merger Effective Time, by virtue of the Nova I OP Merger and without any action on the part of any of the parties hereto or the holder of any Nova I OP Units, the Nova I OP Units issued and outstanding immediately prior to the Nova I OP Merger Effective Time shall be converted into, and Newco OP shall issue to the holder thereof, an aggregate number of Newco OP Units equal to the aggregate number of shares of Newco Common Stock issued in respect of the issued and outstanding shares of Nova I Common Stock pursuant to Section 2.08 (after giving effect to Section 2.11).

(c) Immediately prior to the Nova II OP Merger Effective Time, (i) each “Special Partnership Unit” (as defined in the agreement of limited partnership of Nova II OP) shall be cancelled, and (ii) each “Partnership Unit” (as defined in the agreement of limited partnership of Nova II OP) owned by NorthStar Real Estate Income Advisor II, LLC shall be redeemed by Nova II OP for $9.04 in cash.

(d) At the Nova II OP Merger Effective Time, by virtue of the OP Merger and without any action on the part of any of the parties or the holder of any shares of Nova II OP Units, the Nova II OP Units issued and outstanding as of immediately prior to the Nova II OP Merger Effective Time shall be converted into, and Newco OP shall issue to the holder thereof, an aggregate number of Newco OP Units equal to the aggregate number of shares of Newco Common Stock issued in respect of the issued and outstanding shares of Nova II Common Stock pursuant to Section 2.09 (after giving effect to Section 2.11).

2.11 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Old Certificates (as defined below), no dividend or other distribution with respect to Newco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Newco. In lieu of the issuance of any fractional share, Newco shall pay to each former stockholder of Nova I or Nova II, as applicable, who otherwise would be entitled to receive such fractional share of Newco Common Stock at the Applicable Effective Time an amount in cash (rounded to the nearest cent) determined by multiplying (i) (A) in the event of the IPO of Newco, the public offering price per share of Newco Common Stock or (B) in the event of a listing (without an initial public offering) of the shares of Newco Common Stock, the volume weighted average price of a share of Newco Common Stock on the applicable National Securities Exchange for the five (5) full trading days immediately following the day the shares of Newco Common Stock commence trading on such National Securities Exchange, by (ii) the fraction (rounded to the nearest thousandth when expressed in decimal form) of a share of Newco Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.08 or Section 2.09, as applicable.

2.12 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

2.13 Treatment of Nova I Restricted Common Stock. At the Nova I Merger Effective Time: (i) each share of Nova I Restricted Common Stock that is outstanding immediately prior to the Nova I Merger Effective Time shall vest in connection with the consummation of the Nova I Merger and (ii) the holder thereof shall be entitled to receive that number of shares of Newco Common Stock represented by such vested number of shares of Nova I Restricted Common Stock multiplied by the Nova I Exchange Ratio, classified as follows: (x) ten percent (10%) as Newco Class B-1 Common Stock; (y) forty-five percent (45%) as Newco Class B-2 Common Stock; and (z) forty-five percent (45%) as Newco Class B-3 Common Stock.

2.14 Treatment of Nova II Restricted Common Stock (a) . At the Nova II Merger Effective Time: (i) each share of Nova II Restricted Common Stock that is outstanding immediately prior to the Nova II Merger Effective Time shall vest in connection with the consummation of the Nova II Merger and (ii) the holder thereof shall be entitled to receive that number of shares of Newco Common Stock represented by such vested number of shares of Nova II Restricted Common Stock multiplied by the Nova II Exchange Ratio, classified as follows: (x) ten percent (10%) as Newco Class B-1 Common Stock; (y) forty-five percent (45%) as Newco Class B-2 Common Stock; and (z) forty-five percent (45%) as Newco Class B-3 Common Stock.

2.15 Organizational Documents.

(a) Prior to the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco shall take all action necessary to amend Newco’s Organizational Documents so that the charter of Newco is in the form of Exhibit B (the “Newco Charter”) and the bylaws of Newco are in the form of Exhibit C (the “Newco Bylaws”).

(b) The Organizational Documents of Newco as in effect immediately prior to the Nova I Merger Effective Time shall be the Organizational Documents of the Nova I Merger Surviving Entity as of the Nova I Merger Effective Time.

(c) The Organizational Documents of Newco as in effect immediately prior to the Nova II Merger Effective Time shall be the Organizational Documents of the Nova II Merger Surviving Entity as of the Nova II Merger Effective Time.

(d) Prior to the Nova I OP Merger Effective Time and the Nova II OP Merger Effective Time, Newco, in its capacity as the sole managing member of Newco OP, shall take all action necessary to amend Newco OP’s Organizational Documents so that the limited liability company operating agreement of Newco OP is in the form of Exhibit D (the “Newco OP Operating Agreement”).

(e) The Organizational Documents of Newco OP as in effect immediately prior to the Nova I OP Merger Effective Time shall be the Organizational Documents of the Nova I OP Merger Surviving Entity as of the Nova I OP Merger Effective Time.

(f) The Organizational Documents of Newco OP as in effect immediately prior to the Nova II OP Merger Effective Time shall be the Organizational Documents of the Nova II OP Merger Surviving Entity as of the Nova II OP Merger Effective Time.

2.16 Board of Directors. Prior to the Closing, the parties shall take all actions necessary so that, no later than the Nova I Merger Effective Time and the Nova II Merger Effective Time, the board of directors of Newco shall consist of seven (7) members, of which no fewer than a majority are “independent” as defined by the listing standards of the applicable National Securities Exchange.

ARTICLE III

EXCHANGE OF SHARES

3.01 Newco to Make Merger Consideration Available. Promptly after the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco shall deposit, or shall cause to be deposited, with a bank or trust company designated by Constellation OP and reasonably acceptable to the Other Parties (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (a) New Certificates to be issued pursuant to Sections 2.08 and 2.09 and exchanged pursuant to Section 3.03(a) for Old Certificates and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares (such cash and any New Certificates described in the foregoing clauses (a) and (b), together with any dividends or other distributions with respect thereto, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Newco, provided that no such investment or losses thereon shall affect the amount of Nova I Merger Consideration or Nova II Merger Consideration, as applicable, payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Newco.

3.02 Payment of Dividends. Prior to the Applicable Effective Time, Nova I and Nova II shall deposit, or shall cause to be deposited, with the Exchange Agent, for further payment to holders prior to such time of Nova I Common Stock or Nova II Common Stock, as applicable, an amount in cash, or units or other securities of the Liquidating Trust (if any), equal to any dividend or other distribution theretofore declared in respect of the Nova I Common Stock or the Nova II Common Stock for any record date prior to the Applicable Effective Time in accordance with Section 5.01(e), including any Extraordinary Dividend and any Distributing Party Special Dividend, that shall not then have been paid to holders of Nova I Common Stock or Nova II Common Stock, as applicable. For the avoidance of doubt, if the Applicable Effective Time occurs prior to any record date in respect of a dividend or other distribution declared by the Nova I Board or the Nova II Board, no holder shall have any right to any such dividend or other distribution in respect of the Nova I Common Stock or the Nova II Common Stock, all such rights shall be extinguished at the Applicable Effective Time and any such declared dividend or other distribution shall no longer be due and payable. Any resolution of the Nova I Board or the Nova II Board declaring a dividend shall provide for the same.

3.03 Exchange of Shares.

(a) As promptly as practicable after the Applicable Effective Time, Newco shall cause the Exchange Agent to mail or otherwise provide to each holder of record of one or more Old Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the applicable New Certificates and any cash in lieu of fractional shares that the Nova I Common Stock or Nova II Common Stock, as applicable, represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or other distributions to be paid pursuant to Section 3.03(b). From and after the Applicable Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed and duly executed letter of transmittal (or upon proper delivery of an “agent’s message” with respect to book-entry shares), the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable: (i) a New Certificate representing that number of shares of Newco Common Stock to which such holder shall be entitled pursuant to the provisions of Article II; (ii) a check representing the amount of any cash in lieu of any fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III; and (iii) any dividends or other distributions that the holder thereof has the right to receive pursuant to this Section 3.03, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or any dividends or other distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.03, each Old Certificate shall be deemed at any time after the Applicable Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in respect of dividends or other distributions as contemplated by this Section 3.03.

(b) No dividends or other distributions authorized and declared with respect to Newco Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that following the Applicable Effective Time had become payable with respect to the shares of Newco Common Stock that the shares of Nova I Common Stock or the applicable class of shares of Nova II Common Stock, as applicable, represented by such Old Certificate have been converted into the right to receive. The surrender of an Old Certificate shall not impact a holder’s right, to the extent applicable, to receive any declared but unpaid dividends or other distributions on the shares of Nova I Common Stock or Nova II Common Stock, as applicable, represented by such Old Certificate.

(c) If any New Certificate representing shares of Newco Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Newco Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Applicable Effective Time, there shall be no transfers on the stock transfer books of Nova I or Nova II of the shares of Nova I Common Stock or Nova II Common Stock, as applicable, that were issued and outstanding immediately prior to the Applicable Effective Time. If, after the Applicable Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and dividends or other distributions to which the holder presenting such Old Certificates is entitled, as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Nova I or Nova II one (1) year after the Applicable Effective Time shall be paid to Newco. Any former stockholders of Nova I or Nova II who have not theretofore exchanged their Old Certificates pursuant to this Article III shall thereafter look only to Newco for payment of the applicable Merger Consideration as well as dividends or other distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article III, and any unpaid dividends and other distributions on the shares of Newco Common Stock to which such holder is entitled pursuant to Article II, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Nova I Parties, the Nova II Parties, the Newco Parties, Constellation OP, the Exchange Agent or any other person shall be liable to any former stockholder of Nova I or Nova II for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Each of the parties and each of their Subsidiaries shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any dividends or other distributions payable pursuant to this Section 3.03 or any consideration or amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond in such amount as Newco may determine is reasonably necessary as an indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and dividends or other distributions to which the person claiming such Old Certificate to be lost, stolen or destroyed is entitled, as provided in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of the Nova I Parties. Except as Previously Disclosed, the Nova I Parties hereby jointly represent and warrant to the Constellation Parties, the Nova II Parties and the Newco Parties as follows:

(a) Organization, Standing and Authority. Each Nova I Party (i) is a corporation or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and (ii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(b) Capitalization.

(1) The authorized stock of Nova I consists of (x) 400,000,000 shares of Nova I Common Stock and (y) 50,000,000 shares of Nova I Preferred Stock. As of the date of this Agreement, (i) 119,038,873.311 shares of Nova I Common Stock are issued and outstanding (ii) no shares of Nova I Preferred Stock are issued and outstanding and (iii) 121,364 shares of Nova I Restricted Common Stock have been granted pursuant to the Nova I Incentive Plan. Nova I has provided to the Other Parties a true and complete list of all outstanding Nova I Restricted Common Stock, as of the date of this Agreement, including the name of the recipient and the applicable vesting schedule. The outstanding shares of Nova I Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except for shares of Nova I Common Stock issuable pursuant to the Nova I Incentive Plan, as of the date of this Agreement, there are no shares of Nova I Common Stock reserved for issuance, Nova I does not have any Rights outstanding with respect to shares of Nova I Common Stock, and Nova I does not have any commitment to authorize, issue or sell any shares of Nova I Common Stock or Rights. As of the date of this Agreement, Nova I has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Nova I Common Stock.

(2) As of the date hereof, all of the partnership interests in Nova I OP are owned by Nova I, with the exception of (i) 100 “Partnership Units” (as defined in the agreement of limited partnership of Nova I OP) owned by NS Real Estate Income Trust Advisor, LLC, and (ii) 100 “Special Partnership Units” (as defined in the agreement of limited partnership of Nova I OP) owned by NorthStar OP Holdings, LLC.

(c) Significant Subsidiaries. Section 4.01(c) of the Nova I Disclosure Letter sets forth as of the date hereof each of Nova I’s Significant Subsidiaries and the ownership interest of Nova I in each such Significant Subsidiary. Each of Nova I’s Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of Nova I’s Significant Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect. As of the date of this Agreement, Nova I owns, directly or indirectly, its outstanding equity securities of each of its Significant Subsidiaries set forth in Section 4.01(c) of the Nova I Disclosure Letter free and clear of any Liens other than Permitted Liens, and there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities. The outstanding equity securities of each of Nova I’s Significant Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(d) Power and Authority. Each Nova I Party and each Nova I Subsidiary has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, and to execute, deliver and perform its obligations under this Agreement, and each Nova I Party has the corporate (or comparable) power and authority to consummate the Transactions to which such Nova I Party is a party.

(e) Due Authorization and Execution.

(1) Each Nova I Party has duly authorized, executed and delivered this Agreement and has taken all corporate or limited partnership action necessary in order to execute and deliver this Agreement. Subject only to receipt at the Nova I Stockholders Meeting of the affirmative vote of holders of a majority of the outstanding shares of Nova I Common Stock entitled to vote on the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I (the “Nova I Requisite Vote”), this Agreement and the Transactions have been authorized by all corporate or limited partnership action necessary on the part of each Nova I Party. Assuming due execution by the Other Parties, this Agreement is a valid and legally binding obligation of each Nova I Party, enforceable against each Nova I Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) On or prior to the date hereof, the Nova I Board, upon the unanimous recommendation of the Nova I Board Special Committee, at a duly called and held meeting has unanimously (i) duly and validly authorized, in its own capacity and as the board of the sole general partner of Nova I OP, the execution, delivery and performance by Nova I and Nova I OP of this Agreement and declared advisable this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Nova I Merger, the Nova I OP Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties, (ii) directed that the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I, be submitted (as they may be combined or separately required to be proposed or presented) for consideration and approval at the Nova I Stockholders Meeting and (iii) subject to Section 6.01, resolved to recommend that the stockholders of Nova I vote in favor of the approval of the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I (as they may be combined or separately required to be proposed or presented), and to include such recommendations in the Proxy Statement.

(f) Approvals; No Defaults.

(1) Except as set forth in Section 4.01(f) of the Nova I Disclosure Letter (collectively, the “Nova I Regulatory and Third Party Approvals”), no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Nova I or any Nova I Subsidiary in connection with the execution, delivery or performance by Nova I or Nova I OP of this Agreement or the consummation by Nova I or any Nova I Subsidiary of the Transactions to which any of them is a party. As of the date hereof, to the Knowledge of Nova I, the Nova I Parties are not aware of any reason why the necessary Nova I Regulatory and Third Party Approvals will not be received in order to permit consummation of the Transactions on a timely basis.

(2) Subject to (i) receipt, filing or registration, as applicable, of the Nova I Regulatory and Third Party Approvals and the expiration of related waiting periods and (ii) required filings under the Exchange Act, the Securities Act and state securities and “blue sky” Laws, the execution, delivery and performance of this Agreement by the Nova I Parties and the consummation by Nova I and the Nova I Subsidiaries of the Transactions to which any of them is a party, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of Nova I or of any Significant Subsidiary of Nova I or to which Nova I or any Significant Subsidiary of Nova I or any of their material, directly owned properties is subject or bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of Nova I or any Nova I Subsidiary), (B) constitute a breach or violation of, or a default under, the Organizational Documents of Nova I or any Significant Subsidiary of Nova I or (C) require Nova I or any Significant Subsidiary of Nova I to obtain any consent or approval under any such Law, Contract or other instrument or agreement, except, in the case of clause (A) or (C), for any such breach, violation, default, consent or approval that has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(g) Nova I SEC Documents and Nova I Financial Statements.

(1) Nova I’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2015 and 2016, and all other reports, registration statements, definitive proxy statements or information statements filed by Nova I or any of the Nova I Subsidiaries subsequent to January 1, 2015 under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (such documents, collectively, the “Nova I SEC Documents”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements contained in or incorporated by reference into any such Nova I SEC Document (including the related notes and schedules, the “Nova I Financial Statements”) (1) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (2) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Nova I and the Nova I Subsidiaries in all material respects; (3) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) in all material respects and (4) fairly presented in all material respects the consolidated balance sheets of Nova I and the Nova I Subsidiaries as of the date of such statement, and each of the statements of operations, comprehensive income, equity and cash flows or equivalent statements in such Nova I SEC Documents (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Nova I and the Nova I Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved (except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements). To the Knowledge of Nova I, as of the date hereof, none of the Nova I SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Nova I.

(2) Nova I has made available to each of the Other Parties complete and correct copies of all material written correspondence between the SEC, on one hand, and Nova I, on the other hand, since January 1, 2015, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC.

(3) Since January 1, 2015, Nova I has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Nova I and its consolidated Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Nova I Board; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Nova I’s management has completed an assessment of the effectiveness of Nova I’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and, except as set forth in the Nova I SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective. Since January 1, 2015, Nova I (1) has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Nova I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Nova I’s management as appropriate to allow timely decisions regarding required disclosure and (2) has not been subject to (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Nova I’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, involving members of management who have a significant role in Nova I’s internal control over financial reporting.

(4) Neither Nova I nor any of the Nova I Subsidiaries has entered into or is subject to (A) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (B) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among Nova I or any Nova I Subsidiary, on one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Nova I or any Nova I Subsidiary in Nova I’s or such Subsidiary’s published financial statements or other Nova I SEC Documents.

(h) Absence of Certain Changes. Since December 31, 2016 through the date of this Agreement, Nova I and the Nova I Subsidiaries have not incurred any liability other than in the ordinary course of business, except for any liabilities that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect. Since December 31, 2016 through the date of this Agreement, (A) Nova I and the Nova I Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (excluding the incurrence of expenses related to this Agreement and the Transactions) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.01 or otherwise) has resulted in or would reasonably be expected to result in a Nova I Material Adverse Effect.

(i) No Undisclosed Liabilities. Except (i) as reflected or adequately reserved against on the consolidated balance sheets of Nova I as of March 31, 2017, (ii) for liabilities and obligations incurred since March 31, 2017 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations contemplated by this Agreement or in connection with the Transactions, neither Nova I nor any Nova I Subsidiary has any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of Nova I and the Nova I Subsidiaries, other than as have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(j) Litigation. There is no suit, action, investigation or proceeding pending or, to Nova I’s Knowledge, threatened against Nova I or any Nova I Subsidiary, nor is there any Order or arbitration outstanding against Nova I or any Nova I Subsidiary, in each case, except for those that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(k) Compliance with Laws. Nova I and each Nova I Subsidiary:

(1) conducts, and since January 1, 2015 has conducted, its business in compliance in all material respects with all applicable Laws;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their respective properties, if any, and to conduct their businesses as presently conducted, except those the absence of which have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Nova I’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect; and

(3) has not received, since January 1, 2015, any written notification from any Governmental Authority (A) asserting that Nova I or any Nova I Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization, in each case of clauses (A) and (B), except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(l) Material Contracts; Defaults.

(1) Except with respect to the Nova I Excluded Asset, Section 4.01(l) of the Nova I Disclosure Letter sets forth a list of agreements, contracts, arrangements, commitments or understandings (each, a “Contract”), including all amendments, supplements, exhibits and side letters to any such Contract, to which Nova I or any Nova I Subsidiary is a party or by which any of their respective properties or assets are bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of Nova I or any Nova I Subsidiary), which, as of the date of this Agreement (provided that Nova I shall not be required to list those Contracts that have been filed by Nova I with the SEC or incorporated by reference into the Nova I SEC Documents):

(i) is or will be required to be filed as an exhibit to Nova I’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Nova I or any Nova I Subsidiary, or which restricts the conduct of any line of business of Nova I or any Nova I Subsidiary, in each case, that have or would reasonably be expected to have a material impact on the business or operations of Nova I and the Nova I Subsidiaries, taken as a whole;

(iii) establishes a material partnership, joint venture or similar arrangement;

(iv) relates to the borrowing of money from, or extension of credit to, a third party, in each case having a principal amount of Indebtedness in excess of $50 million, other than accounts receivable and payable incurred or arising in the ordinary course of business consistent with past practice (further Section 4.01(l) of the Nova I Disclosure Letter shall specifically note if the consummation of the Transactions, absent a consent from the counterparty to such Contract, results in a right of termination, cancellation, acceleration or amendment of, triggers any payments or results in any violation of or constitutes a breach or default of such Contract);

(v) requires Nova I or any Nova I Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $50 million, or involves any pending or contemplated merger, consolidation or similar business combination;

(vi) is material to Nova I and is with a Governmental Authority; or

(vii) is material to Nova I and the Nova I Subsidiaries, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring Nova I or any Nova I Subsidiary to offer a person any terms or conditions that are at least as favorable as those offered to any other person.

(2) Each Contract of the type described above in Section 4.01(l)(1), and any Nova I Principal MBS Agreement, any Contract forming part of the Nova I Loan Files, any Nova I PE Investment Agreement or any Nova I Major Lease, whether or not set forth in Section 4.01(l) of the Nova I Disclosure Letter, is referred to herein as a “Nova I Material Contract”; provided, that no agreement, contract, commitment or understanding with respect to the Nova I Excluded Asset shall be deemed to be a Nova I Material Contract. Except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect, each Nova I Material Contract is legal, valid, binding and enforceable in accordance with its terms on Nova I and each Nova I Subsidiary that is a party thereto and, to the Knowledge of Nova I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(3) Neither Nova I nor any Nova I Subsidiary is in default, and to the Knowledge of Nova I no other party is in default, under any Nova I Material Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(4) Nova I has delivered or made available to each of the Other Parties or provided to the Other Parties for review, prior to the execution of this Agreement, true and complete copies of all of the Nova I Material Contracts.

(m) Employees. Nova I and each Nova I Subsidiary currently has no, and has never had, any employees.

(n) Taxes.

(1) Nova I and each Nova I Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extension of time within which to file such Tax Returns, and all such Tax

Returns are complete and correct, subject in each case to such exceptions as have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect. Nova I and each Nova I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. Neither Nova I nor any Nova I Subsidiary has received a written claim, or to the Knowledge of Nova I, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to material Tax in that jurisdiction. Nova I and each Nova I Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of the most recent Nova I Financial Statements.

(2) There are no audits, investigations by any Governmental Authority or other proceedings ongoing, or to the Knowledge of Nova I, threatened with regard to any material Taxes or material Tax Returns of Nova I or any Nova I Subsidiary. No deficiency for Taxes of Nova I or any Nova I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Nova I, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or with respect to which the failure to pay has not resulted in a Nova I Material Adverse Effect. Neither Nova I nor any Nova I Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (in each case other than in connection with any extension of time to file any Tax Return). Neither Nova I nor any Nova I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with regard to material Taxes.

(3) Neither Nova I nor any Nova I Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(4) Neither Nova I nor any Nova I Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code, as modified by Sections 857(b)(6)(C) and 857(b)(6)(D) of the Code. No event has occurred, and no condition or circumstance exists, that presents a material risk that any material Tax under Section 857(b)(6)(A) of the Code will be imposed on Nova I or any Nova I Subsidiary.

(5) Nova I and each of the Nova I Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(6) There are no, and never have been any, Nova I Tax Protection Agreements in force or otherwise binding upon Nova I or any Nova I Subsidiary.

(7) There are no material Tax Liens upon any property or assets of Nova I or any Nova I Subsidiary except for Permitted Liens with respect to Nova I or such Nova I Subsidiary.

(8) Neither Nova I nor any Nova I Subsidiary has participated in any “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), other than any loss transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(5).

(9) Nova I (i) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for each taxable year commencing with its taxable year ended December 31, 2010, (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the Nova I Merger Effective Time (in the case of each of clauses (i), (ii), and (iii), independent of, and without having to comply with, any (A) procedure for payment of a material deficiency or other post-Closing dividend for any taxable year, or (B) provision for relief from any requirement of the Code which may be available from the IRS on a discretionary basis or only upon the payment of a material excise, penalty or similar Tax); and (iv) has not taken or omitted to take any action if such action or omission, as the case may be, could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or has been threatened in writing. Section 4.01(n)(9) of the Nova I Disclosure Letter sets forth a true, correct and complete list identifying each Nova I Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary, a REIT or any other entity treated as a corporation for U.S. federal income tax purposes.

(10) Neither Nova I nor any Nova I Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any material Taxes.

(11) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving Nova I or any Nova I Subsidiary other than customary gross-up provisions of any credit or similar commercial contract the primary purpose of which does not relate to Taxes.

(12) Neither Nova I nor any Nova I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was any Nova I Subsidiary) or (ii) has any liability for material Taxes of any person (other than Nova I or any Nova I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(13) Neither Nova I nor any Nova I Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(14) Neither Nova I nor any Nova I Subsidiary is, will be (regardless of whether the Mergers occur) or would be, as a result of the Transactions, required to include material amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). None of Nova I or any Nova I Subsidiary has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Transactions.

(15) No written power of attorney that has been granted by Nova I or any Nova I Subsidiary (other than to Nova I or a Nova I Subsidiary) is currently in force with respect to any matter relating to Taxes.

(16) No Nova I Subsidiary that is not a U.S. domestic corporation under applicable state law has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.

(17) No Nova I Subsidiary directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(18) Nova I does not have any “earnings and profits” for U.S. federal income tax purposes attributable to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(19) Nova I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(o) Mortgage Backed Securities. Section 4.01(o) of the Nova I Disclosure Letter sets forth a list of the mortgage backed securities owned by Nova I or a Nova I Subsidiary that have a net book value of $10 million or more (collectively, the “Nova I MBS”). Nova I or a Nova I Subsidiary is the sole owner of the Nova I MBS, free and clear of any Liens (other than Permitted Liens). Nova I has made available to each of the Other Parties complete and correct copies of the Nova I MBS, the Nova I Principal MBS Agreements and the related certificates and other instruments evidencing ownership of the Nova I MBS to the extent that such foregoing documents are in Nova I’s possession, custody or control. Except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect, neither Nova I nor any Nova I Subsidiary (1) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Nova I MBS or the servicing of the mortgage loans underlying the Nova I MBS (collectively, but only to the extent that Nova I is a party to any of such foregoing agreements, the “Nova I Principal MBS Agreements”) or (2) has received any notice of any default by any master or special servicer of any Nova I MBS. There are no material agreements (other than the Nova I Principal MBS Agreements) between Nova I or any Nova I Subsidiary and the master or special servicer with respect to any series of Nova I MBS.

(p) Loans.

(1) Section 4.01(p)(1) of the Nova I Disclosure Letter sets forth a list of the loans or participations in loans owned by Nova I or a Nova I Subsidiary that have a net book value of $25 million or more (collectively, the “Nova I Loans”; provided, that no loan owned by Nova I or any Nova I Subsidiary with respect to the Nova I Excluded Asset shall be deemed to be a Nova I Loan). Nova I or a Nova I Subsidiary is (x) the sole owner of the Nova I Loans and (y) the sole owner or beneficiary of or under any related notes (collectively, the “Nova I Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsements, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Nova I Loans (collectively, the “Nova I Loan Files”), in each case, free and clear of any Liens (other than Permitted Exceptions). Neither Nova I nor any Nova I Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged (other than pursuant to a pledge or encumbrance that no longer remains in effect) any Nova I Loan or Nova I Note, or the right to receive payments therefrom, to any third party. Nova I has made available to each of the Other Parties complete and correct copies of the Nova I Loans and related Nova I Loan Files that are in Nova I’s possession, custody or control.

(2) (A) Each Nova I Loan is subject only to “Permitted Exceptions”, which consist of the following: (i) Permitted Liens; (ii) in the case of Nova I Loans that constitute mortgage loans (x) Liens affecting title acceptable to prudent mortgage lending institutions generally and (y) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Nova I Loan Files; and (iii) other matters that would not reasonably be expected to result in a Nova I Material Adverse Effect; (B) each of the Nova I Loans (i) to the Knowledge of Nova I, is valid, binding and enforceable against the applicable obligor or borrower thereunder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), (ii) was originated in all material respects in compliance with applicable Laws, and (iii) has generally been serviced in accordance with the terms of the related Nova I Note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices and in compliance with applicable Law, in each case except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect; and (C) there is no delinquency in the payments of principal and interest required to be made under the terms of any Nova I Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Nova I Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to result in a Nova I Material Adverse Effect.

(3) Nova I has no Knowledge of (A) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, right to rescission, set-off, abatement or diminution with respect to any Nova I Loan, Nova I Note or other related agreements, (B) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Nova I Loan or the related Nova I Note, (C) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Nova I Loan or the related Nova I Note, (D) any written claim contesting the validity or enforceability of, or purporting to revoke, terminate or rescind, any provision of any Nova I Loan, or (E) any written denial of further liability or obligation under any Nova I Loan or the related Nova I Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect. Neither Nova I nor any Nova I Subsidiary is in breach of or default under any Nova I Loan, and no other event has occurred that, with notice and/or lapse of time, would constitute a default by Nova I or any Nova I Subsidiary thereunder, except for breaches or defaults that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(q) PE Investments. Section 4.01(q) of the Nova I Disclosure Letter sets forth a list of the Equity Interests owned by Nova I or a Nova I Subsidiary in real estate private equity funds that have a net book value of $10 million or more (collectively, the “Nova I PE Investments”). Except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect, (1) Nova I or a Nova I Subsidiary is the sole owner of the Nova I PE Investments and (2) all of the capital obligations currently due and payable of Nova I and the Nova I Subsidiaries have been fully funded and, to the Knowledge of Nova I, there are no pending capital calls. Section 4.01(q) of the Nova I Disclosure Letter also sets forth a schedule of all remaining capital commitments of Nova I or a Nova I Subsidiary in respect of the Nova I PE Investments. Neither Nova I nor any Nova I Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged any Nova I PE Investments, or the right to receive payments in respect of such Nova I PE Investments, to any third party. Nova I has made available to each of the Other Parties complete and correct copies of the limited partnership agreements and other documents underlying or otherwise evidencing the Nova I PE Investments (the “Nova I PE Investment Agreements”) that are in Nova I’s possession, custody or control.

(r) Financial Advisors. None of Nova I, the Nova I Subsidiaries or any of their directors or officers has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, Nova I has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as the Nova I Board Special Committee’s financial advisor. The arrangements and related engagement letter in respect of the Mergers and other Transactions with such financial advisor have been disclosed (and in the case of the related engagement letter, provided in unredacted form) to the Other Parties prior to the date hereof. As of the date of this Agreement, the Nova I Board Special Committee has received an oral opinion (to be confirmed by delivery of a written opinion) of Credit Suisse to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in the written opinion, the Nova I Exchange Ratio provided for in the Nova I Merger is fair, from a financial point of view, to holders of Nova I Common Stock (other than Constellation and its affiliates).

(s) Intellectual Property. Nova I and the Nova I Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged as a result of the consummation of the Transactions, except for any changes that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(t) Real Property.

(1) Section 4.01(t)(1) of the Nova I Disclosure Letter sets forth a list of the common name and address of each parcel of real property owned by Nova I or any Nova I Subsidiary as of the date of this Agreement that has a net book value of $10 million or more (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Nova I Property”). As of the date of this Agreement, each of the Nova I Properties is owned by Nova I or the Nova I Subsidiary indicated on Section 4.01(t)(1) of the Nova I Disclosure Letter. There are no real properties that Nova I or any Nova I Subsidiary is obligated to buy at some future date. Neither Nova I nor any Nova I Subsidiary leases or subleases, or is obligated to lease or sublease at some future date, in each case, as a tenant or subtenant, any real property.

(2) Nova I or a Nova I Subsidiary, as applicable, owns good and valid fee simple title to each of the Nova I Properties, in each case, free and clear of Liens, except for Permitted Liens, none of which Permitted Liens have resulted in or would reasonably be expected to result in a Nova I Material Adverse Effect.

(3) There are no pending or, to the Knowledge of Nova I, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Nova I Properties. Nova I or the applicable Nova I Subsidiary has all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of Nova I or the applicable Nova I Subsidiary thereon as presently conducted or currently intended by Nova I or the applicable Nova I Subsidiary to be conducted, and to the Knowledge of Nova I, neither Nova I nor any Nova I Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, permit, license or right, except as would not reasonably be expected to result in a Nova I Material Adverse Effect.

(4) Section 4.01(t)(4) of the Nova I Disclosure Letter sets forth a list of each lease or sublease to which Nova I or a Nova I Subsidiary is a lessor with respect to any of the Nova I Properties, together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease (i) (A) provides for monthly rent in excess of Ten Thousand Dollars ($10,000) and (B) has a term of sixty (60) months or longer or (ii) is for a net rentable area in excess of eighteen thousand (18,000) square feet (the “Nova I Major Leases”). Nova I has made available to each of the Other Parties complete and correct copies of the Nova I Major Leases.

(5) To the Knowledge of Nova I, there are no Tax abatements or exemptions specifically affecting the Nova I Properties, and neither Nova I nor any Nova I Subsidiary has received any written notice of (and Nova I does not have any Knowledge of) any proposed increase in the assessed valuation of any of the Nova I Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(6) No purchase option has been exercised under any Nova I Major Lease or Nova I Material Contract for which the purchase has not closed prior to the date of this Agreement.

(7) (i) There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Nova I Property or any portion thereof (other than a tenant’s right to lease space), and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Nova I Property that, in each case, is in favor of any third party.

(8) With respect to each Nova I Property, there is issued and outstanding a Nova I Title Insurance Policy, a copy of which, together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to each of the Other Parties. No written claim has been made against any Nova I Title Insurance Policy that has resulted in or would be reasonably expected to result in a Nova I Material Adverse Effect.

(9) Nova I has made available to each of the Other Parties a rent roll relating to the Nova I Properties that is true, correct and complete in all material respects as of the date of this Agreement. Neither Nova I nor any Nova I Subsidiary has entered into any agreements with any Governmental Authority relating to assistance with rent payments.

(10) Nova I and the Nova I Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect. Neither Nova I’s nor any Nova I Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect.

(u) Investment Company Act. Neither Nova I nor any of the Nova I Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

(v) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Nova I or any Nova I Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the common stockholders of Nova I, at the time of the Nova I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Nova I Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Nova I or any Nova I Subsidiary is responsible for filing with the SEC in connection with the Mergers, to the extent relating to Nova I or any Nova I Subsidiary or other information supplied by or on behalf of Nova I or any Nova I Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.01(v) will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Nova I by or on behalf of the Other Parties.

(w) Takeover Laws. The Nova I Board has taken all action necessary to render inapplicable to the Mergers and other Transactions the applicable provisions of any Takeover Law.

(x) Reorganization. Nova I has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Nova I Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

(y) Related Party Transactions. As of the date of this Agreement, neither Nova I nor any Nova I Subsidiary is party to any transaction or arrangement under which any (i) present or former director or executive officer of Nova I or any Nova I Subsidiary, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class or equity of Nova I or (iii) “affiliate,” “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of Nova I or any Nova I Subsidiary is a party to any actual or proposed loan, lease or other contract with or binding upon Nova I or any Nova I Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Nova I pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(z) Environmental Matters. Except as has not resulted in, and would not reasonably be expected to result in, a Nova I Material Adverse Effect: (i) each of Nova I and the Nova I Subsidiaries have at all times been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, consents, certificates, approvals and orders of any Governmental Authority required to be obtained pursuant to applicable Environmental Laws (“Nova I Environmental Permits”); (ii) all Nova I Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Nova I Environmental Permit is pending or threatened in writing; (iv) no property currently or formerly owned or operated by Nova I or any Nova I Subsidiary has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to result in liability to Nova I or any Nova I Subsidiary pursuant to any Environmental Law; and (v) there are no proceedings pending or threatened against Nova I or any of the Nova I Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Nova I or any of the Nova I Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law.

(aa) Distribution Reinvestment Plan and Share Repurchase Program. Nova I has complied in all material respects with the terms of its distribution reinvestment plan and share repurchase program.

4.02 Representations and Warranties of the Nova II Parties. Except as Previously Disclosed, the Nova II Parties hereby jointly represent and warrant to the Constellation Parties and the Nova I Parties as follows:

(a) Organization, Standing and Authority. Each Nova II Party (i) is a corporation or limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and (ii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(b) Capitalization.

(1) The authorized stock of Nova II consists of (x) 400,000,000 shares of Nova II Common Stock, consisting of 320,000,000 shares classified as Nova II Class A Common Stock and 80,000,000 shares classified as Nova II Class T Common Stock, and (y) 50,000,000 shares of Nova II Preferred Stock. As of the date of this Agreement, (i) 114,621,908.422 shares of Nova II Common Stock, consisting of 97,468,069.066 shares of Nova II Class A Common Stock and 17,153,839.356 shares of Nova II Class T Common Stock are issued and outstanding, (ii) no shares of Nova II Preferred Stock are issued and outstanding and (iii) 81,835 shares of Nova II Restricted Common Stock have been granted pursuant to the Nova II Incentive Plan. Nova II has provided to the Other Parties a true and complete list of all outstanding Nova II Restricted Common Stock, as of the date of this Agreement, including the name of the recipient and the applicable vesting schedule. The outstanding shares of Nova II Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except for shares of Nova II Common Stock issuable pursuant to the Nova II Incentive Plans, as of the date of this Agreement, there are no shares of Nova II Common Stock reserved for issuance, Nova II does not have any Rights outstanding with respect to shares of Nova II Common Stock, and Nova II does not have any commitment to authorize, issue or sell any shares of Nova II Common Stock or Rights. As of the date of this Agreement, Nova II has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Nova II Common Stock.

(2) As of the date hereof, all of the partnership interests in Nova II OP are owned by Nova II, with the exception of (i) 100 “Partnership Units” (as defined in the agreement of limited partnership of Nova II OP) owned by NorthStar Real Estate Income Advisor II, LLC, and (ii) 100 “Special Partnership Units” (as defined in the agreement of limited partnership of Nova II OP) owned by NorthStar OP Holdings II, LLC.

(c) Significant Subsidiaries. Section 4.02(c) of the Nova II Disclosure Letter sets forth as of the date hereof each of Nova II’s Significant Subsidiaries and the ownership interest of Nova II in each such Significant Subsidiary. Each of Nova II’s Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of Nova II’s Significant Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect. As of the date of this Agreement, Nova II owns, directly or indirectly, its outstanding equity securities of each of its Significant

Subsidiaries set forth in Section 4.02(c) of the Nova II Disclosure Letter free and clear of any Liens other than Permitted Liens, and there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities. The outstanding equity securities of each of Nova II’s Significant Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(d) Power and Authority. Each Nova II Party and each Nova II Subsidiary has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, and to execute, deliver and perform its obligations under this Agreement, and each Nova II Party has the corporate (or comparable) power and authority to consummate the Transactions to which such Nova II Party is a party.

(e) Due Authorization and Execution.

(1) Each Nova II Party has duly authorized, executed and delivered this Agreement and has taken all corporate or limited partnership action necessary in order to execute and deliver this Agreement. Subject only to receipt at the Nova II Stockholders Meeting of the affirmative vote of holders of a majority of the outstanding shares of Nova II Common Stock entitled to vote on the Nova II Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II (the “Nova II Requisite Vote”), this Agreement and the Transactions have been authorized by all corporate or limited partnership action necessary on the part of each Nova II Party. Assuming due execution by the Other Parties, this Agreement is a valid and legally binding obligation of each Nova II Party, enforceable against each Nova II Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) On or prior to the date hereof, the Nova II Board, upon the unanimous recommendation of the Nova II Board Special Committee, at a duly called and held meeting has unanimously (i) duly and validly authorized, in its own capacity and as the board of the sole general partner of Nova II OP, the execution, delivery and performance by Nova II and Nova II OP of this Agreement and declared advisable this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Nova II Merger, the Nova II OP Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties, (ii) directed that the Nova II Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II, be submitted (as they may be combined or separately required to be proposed or presented) for consideration and approval at the Nova II Stockholders Meeting and (iii) subject to Section 6.02, resolved to recommend that the stockholders of Nova II vote in favor of the approval of the Nova II Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II (as they may be combined or separately required to be proposed or presented), and to include such recommendations in the Proxy Statement.

(f) Approvals; No Defaults.

(1) Except as set forth in Section 4.02(f) of the Nova II Disclosure Letter (collectively, the “Nova II Regulatory and Third Party Approvals”), no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Nova II or any Nova II Subsidiary in connection with the execution, delivery or performance by Nova II or Nova II OP of this Agreement or the consummation by Nova II or any Nova II Subsidiary of the Transactions to which any of them is a party. As of the date hereof, to the Knowledge of Nova II, the Nova II Parties are not aware of any reason why the necessary Nova II Regulatory and Third Party Approvals will not be received in order to permit consummation of the Transactions on a timely basis.

(2) Subject to (i) receipt, filing or registration, as applicable, of the Nova II Regulatory and Third Party Approvals and the expiration of related waiting periods and (ii) required filings under the Exchange Act, the Securities Act and state securities and “blue sky” Laws, the execution, delivery and performance of this Agreement by the Nova II Parties and the consummation by Nova II and the Nova II Subsidiaries of the Transactions to which any of them is a party, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of Nova II or of any Significant Subsidiary of Nova II or to which Nova II or any Significant Subsidiary of Nova II or any of their material, directly owned properties is subject or bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of Nova II or any Nova II Subsidiary), (B) constitute a breach or violation of, or a default under, the Organizational Documents of Nova II or any Significant Subsidiary of Nova II or (C) require Nova II or any Significant Subsidiary of Nova II to obtain any consent or approval under any such Law, Contract or other instrument or agreement, except, in the case of clause (A) or (C), for any such breach, violation, default, consent or approval that has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(g) Nova II SEC Documents and Nova II Financial Statements.

(1) Nova II’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2015 and 2016, and all other reports, registration statements, definitive proxy statements or information statements filed by Nova II or any of the Nova II Subsidiaries subsequent to January 1, 2015 under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (such documents, collectively, the “Nova II SEC Documents”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, and the

applicable rules and regulations of the SEC thereunder, as applicable, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements contained in or incorporated by reference into any such Nova II SEC Document (including the related notes and schedules, the “Nova II Financial Statements”) (1) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (2) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Nova II and the Nova II Subsidiaries in all material respects; (3) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) in all material respects and (4) fairly presented in all material respects the consolidated balance sheets of Nova II and the Nova II Subsidiaries as of the date of such statement, and each of the statements of operations, comprehensive income, equity and cash flows or equivalent statements in such Nova II SEC Documents (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Nova II and the Nova II Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved (except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements). To the Knowledge of Nova II, as of the date hereof, none of the Nova II SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Nova II.

(2) Nova II has made available to each of the Other Parties complete and correct copies of all material written correspondence between the SEC, on one hand, and Nova II, on the other hand, since January 1, 2015, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC.

(3) Since January 1, 2015, Nova II has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Nova II and its consolidated Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Nova II Board; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Nova II’s management has completed an assessment of the effectiveness of Nova II’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and, except as set forth in the Nova II SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective. Since January 1, 2015, Nova II (1) has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Nova II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Nova II’s management as appropriate to allow timely decisions regarding required disclosure and (2) has not been subject to (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Nova II’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, involving members of management who have a significant role in Nova II’s internal control over financial reporting.

(4) Neither Nova II nor any of the Nova II Subsidiaries has entered into or is subject to (A) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (B) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among Nova II or any Nova II Subsidiary, on one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Nova II or any Nova II Subsidiary in Nova II’s or such Subsidiary’s published financial statements or other Nova II SEC Documents.

(h) Absence of Certain Changes. Since December 31, 2016 through the date of this Agreement, Nova II and the Nova II Subsidiaries have not incurred any liability other than in the ordinary course of business, except for any liabilities that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect. Since December 31, 2016 through the date of this Agreement, (A) Nova II and the Nova II Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (excluding the incurrence of expenses related to this Agreement and the Transactions) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has resulted in or would reasonably be expected to result in a Nova II Material Adverse Effect.

(i) No Undisclosed Liabilities. Except (i) as reflected or adequately reserved against on the consolidated balance sheets of Nova II as of March 31, 2017, (ii) for liabilities and obligations incurred since March 31, 2017 in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations contemplated by this Agreement or in connection with the Transactions, neither Nova II nor any Nova II Subsidiary has any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of Nova II and the Nova II Subsidiaries, other than as have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(j) Litigation. There is no suit, action, investigation or proceeding pending or, to Nova II’s Knowledge, threatened against Nova II or any Nova II Subsidiary, nor is there any Order or arbitration outstanding against Nova II or any Nova II Subsidiary, in each case, except for those that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(k) Compliance with Laws. Nova II and each Nova II Subsidiary:

(1) conducts, and since January 1, 2015 has conducted, its business in compliance in all material respects with all applicable Laws;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their respective properties, if any, and to conduct their businesses as presently conducted, except those the absence of which have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Nova II’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect; and

(3) has not received, since January 1, 2015, any written notification from any Governmental Authority (A) asserting that Nova II or any Nova II Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization, in each case of clauses (A) and (B), except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(l) Material Contracts; Defaults.

(1) Section 4.02(l) of the Nova II Disclosure Letter sets forth a list of Contracts, including all amendments, supplements, exhibits and side letters to any such Contract, to which Nova II or any Nova II Subsidiary is a party or by which any of their respective properties or assets are bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of Nova II or any Nova II Subsidiary), which, as of the date of this Agreement (provided that Nova II shall not be required to list those Contracts that have been filed by Nova II with the SEC or incorporated by reference into the Nova II SEC Documents):

(i) is or will be required to be filed as an exhibit to Nova II’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Nova II or any Nova II Subsidiary, or which restricts the conduct of any line of business of Nova II or any Nova II Subsidiary, in each case, that have or would reasonably be expected to have a material impact on the business or operations of Nova II and the Nova II Subsidiaries, taken as a whole;

(iii) establishes a material partnership, joint venture or similar arrangement;

(iv) relates to the borrowing of money from, or extension of credit to, a third party, in each case having a principal amount of Indebtedness in excess of $50 million, other than accounts receivable and payable incurred or arising in the ordinary course of business consistent with past practice (further Section 4.02(l) of the Nova II Disclosure Letter shall specifically note if the consummation of the Transactions, absent a consent from the counterparty to such Contract, results in a right of termination, cancellation, acceleration or amendment of, triggers any payments or results in any violation of or constitutes a breach or default of such Contract);

(v) requires Nova II or any Nova II Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $50 million, or involves any pending or contemplated merger, consolidation or similar business combination;

(vi) is material to Nova II and is with a Governmental Authority; or

(vii) is material to Nova II and the Nova II Subsidiaries, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring Nova II or any Nova II Subsidiary to offer a person any terms or conditions that are at least as favorable as those offered to any other person.

(2) Each Contract of the type described above in Section 4.02(l)(1), and any Nova II Principal MBS Agreement, any Contract forming part of the Nova II Loan Files, any Nova II PE Investment Agreement or any Nova II Major Lease, whether or not set forth in Section 4.02(l) of the Nova II Disclosure Letter, is referred to herein as a “Nova II Material Contract.” Except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect, each

Nova II Material Contract is legal, valid, binding and enforceable in accordance with its terms on Nova II and each Nova II Subsidiary that is a party thereto and, to the Knowledge of Nova II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(3) Neither Nova II nor any Nova II Subsidiary is in default, and to the Knowledge of Nova II no other party is in default, under any Nova II Material Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(4) Nova II has delivered or made available to each of the Other Parties or provided to the Other Parties for review, prior to the execution of this Agreement, true and complete copies of all of the Nova II Material Contracts.

(m) Employees. Nova II and each Nova II Subsidiary currently has no, and has never had, any employees.

(n) Taxes.

(1) Nova II and each Nova II Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extension of time within which to file such Tax Returns, and all such Tax Returns are complete and correct, subject in each case to such exceptions as have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect. Nova II and each Nova II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. Neither Nova II nor any Nova II Subsidiary has received a written claim, or to the Knowledge of Nova II, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to material Tax in that jurisdiction. Nova II and each Nova II Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of the most recent Nova II Financial Statements.

(2) There are no audits, investigations by any Governmental Authority or other proceedings ongoing, or to the Knowledge of Nova II, threatened with regard to any material Taxes or material Tax Returns of Nova II or any Nova II Subsidiary. No deficiency for Taxes of Nova II or any Nova II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Nova II, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or with respect to which the failure to pay has not resulted in a Nova II Material Adverse Effect. Neither Nova II nor any

Nova II Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (in each case other than in connection with any extension of time to file any Tax Return). Neither Nova II nor any Nova II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with regard to material Taxes.

(3) Neither Nova II nor any Nova II Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(4) Neither Nova II nor any Nova II Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code, as modified by Sections 857(b)(6)(C) and 857(b)(6)(D) of the Code. No event has occurred, and no condition or circumstance exists, that presents a material risk that any material Tax under Section 857(b)(6)(A) of the Code will be imposed on Nova II or any Nova II Subsidiary.

(5) Nova II and each of the Nova II Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(6) There are no, and never have been any, Nova II Tax Protection Agreements in force or otherwise binding upon Nova II or any Nova II Subsidiary.

(7) There are no material Tax Liens upon any property or assets of Nova II or any Nova II Subsidiary except for Permitted Liens with respect to Nova II or such Nova II Subsidiary.

(8) Neither Nova II nor any Nova II Subsidiary has participated in any “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), other than any loss transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(5).

(9) Nova II (i) has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for each taxable year commencing with its taxable year ended December 31, 2013, (ii) has operated since January 1, 2017 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the Nova II Merger Effective Time (in the case of each of clauses (i), (ii), and

(iii), independent of, and without having to comply with, any (A) procedure for payment of a material deficiency or other post-Closing dividend for any taxable year, or (B) provision for relief from any requirement of the Code which may be available from the IRS on a discretionary basis or only upon the payment of a material excise, penalty or similar Tax); and (iv) has not taken or omitted to take any action if such action or omission, as the case may be, could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or has been threatened in writing. Section 4.02(n)(9) of the Nova II Disclosure Letter sets forth a true, correct and complete list identifying each Nova II Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary, a REIT or any other entity treated as a corporation for U.S. federal income tax purposes.

(10) Neither Nova II nor any Nova II Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any material Taxes.

(11) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving Nova II or any Nova II Subsidiary other than customary gross-up provisions of any credit or similar commercial contract the primary purpose of which does not relate to Taxes.

(12) Neither Nova II nor any Nova II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was any Nova II Subsidiary) or (ii) has any liability for material Taxes of any person (other than Nova II or any Nova II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(13) Neither Nova II nor any Nova II Subsidiary has been the “distributing corporation” or “controlled corporation” (as such terms are defined in Section 355 of the Code) with respect to a distribution of stock described in or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) of the Code or Section 361 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(14) Neither Nova II nor any Nova II Subsidiary is, will be (regardless of whether the Mergers occur) or would be, as a result of the Transactions, required to include material amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). None of Nova II or any Nova II Subsidiary has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Transactions.

(15) No written power of attorney that has been granted by Nova II or any Nova II Subsidiary (other than to Nova II or a Nova II Subsidiary) is currently in force with respect to any matter relating to Taxes.

(16) No Nova II Subsidiary that is not a U.S. domestic corporation under applicable state law has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes.

(17) No Nova II Subsidiary directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(18) Nova II does not have any “earnings and profits” for U.S. federal income tax purposes attributable to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code

(19) Nova II is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(o) Mortgage Backed Securities. Section 4.02(o) of the Nova II Disclosure Letter sets forth a list of the mortgage backed securities owned by Nova II or a Nova II Subsidiary that have a net book value of $10 million or more (collectively, the “Nova II MBS”). Nova II or a Nova II Subsidiary is the sole owner of the Nova II MBS, free and clear of any Liens (other than Permitted Liens). Nova II has made available to each of the Other Parties complete and correct copies of the Nova II MBS, the Nova II Principal MBS Agreements and the related certificates and other instruments evidencing ownership of the Nova II MBS to the extent that such foregoing documents are in Nova II’s possession, custody or control. Except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect, neither Nova II nor any Nova II Subsidiary (1) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Nova II MBS or the servicing of the mortgage loans underlying the Nova II MBS (collectively, but only to the extent that Nova II is a party to any of such foregoing agreements, the “Nova II Principal MBS Agreements”) or (2) has received any notice of any default by any master or special servicer of any Nova II MBS. There are no material agreements (other than the Nova II Principal MBS Agreements) between Nova II or any Nova II Subsidiary and the master or special servicer with respect to any series of Nova II MBS.

(p) Loans.

(1) Section 4.02(p)(1) of the Nova II Disclosure Letter sets forth a list of the loans or participations in loans owned by Nova II or a Nova II Subsidiary that have a net book value of $25 million or more (collectively, the “Nova II Loans”). Nova II or a Nova II Subsidiary is (x) the sole owner of the Nova II Loans and (y) the sole owner or beneficiary of or under any related notes (collectively, the “Nova II Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsements, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Nova II Loans (collectively, the “Nova II Loan Files”), in each case, free and clear of any Liens (other than Permitted Exceptions). Neither Nova II nor any Nova II Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged (other than pursuant to a pledge or encumbrance that no longer remains in effect) any Nova II Loan or Nova II Note, or the right to receive payments therefrom, to any third party. Nova II has made available to each of the Other Parties complete and correct copies of the Nova II Loans and related Nova II Loan Files that are in Nova II’s possession, custody or control.

(2) (A) Each Nova II Loan is subject only to “Permitted Exceptions”, which consist of the following: (i) Permitted Liens; (ii) in the case of Nova II Loans that constitute mortgage loans (x) Liens affecting title acceptable to prudent mortgage lending institutions generally and (y) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Nova II Loan Files; and (iii) other matters that would not reasonably be expected to result in a Nova II Material Adverse Effect; (B) each of the Nova II Loans (i) to the Knowledge of Nova II, is valid, binding and enforceable against the applicable obligor or borrower thereunder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), (ii) was originated in all material respects in compliance with applicable Laws, and (iii) has generally been serviced in accordance with the terms of the related Nova II Note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices and in compliance with applicable Law, in each case except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect; and (C) there is no delinquency in the payments of principal and interest required to be made under the terms of any Nova II Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Nova II Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to result in a Nova II Material Adverse Effect.

(3) Nova II has no Knowledge of (A) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, right to rescission, set-off, abatement or diminution with respect to any Nova II Loan, Nova II Note or other related agreements, (B) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Nova II Loan or the related Nova II Note, (C) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Nova II Loan or the related Nova II Note, (D) any written claim contesting the validity or enforceability of, or purporting to revoke, terminate or rescind, any provision of any Nova II Loan, or (E) any written denial of further liability or obligation under any Nova II Loan or the related Nova II Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect. Neither Nova II nor any Nova II Subsidiary is in breach of or default under any Nova II Loan, and no other event has occurred that, with notice and/or lapse of time, would constitute a default by Nova II or any Nova II Subsidiary thereunder, except for breaches or defaults that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(q) PE Investments. Section 4.02(q) of the Nova II Disclosure Letter sets forth a list of the Equity Interests owned by Nova II or a Nova II Subsidiary in real estate private equity funds that have a net book value of $10 million or more (collectively, the “Nova II PE Investments”). Except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect, (1) Nova II or a Nova II Subsidiary is the sole owner of the Nova II PE Investments and (2) all of the capital obligations currently due and payable of Nova II and the Nova II Subsidiaries have been fully funded and, to the Knowledge of Nova II, there are no pending capital calls. Section 4.02(q) of the Nova II Disclosure Letter also sets forth a schedule of all remaining capital commitments of Nova II or a Nova II Subsidiary in respect of the Nova II PE Investments. Neither Nova II nor any Nova II Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged any Nova II PE Investments, or the right to receive payments in respect of such Nova II PE Investments, to any third party. Nova II has made available to each of the Other Parties complete and correct copies of the limited partnership agreements and other documents underlying or otherwise evidencing the Nova II PE Investments (the “Nova II PE Investment Agreements”) that are in Nova II’s possession, custody or control.

(r) Financial Advisors. None of Nova II, the Nova II Subsidiaries or any of their directors or officers has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, the Nova II Board Special Committee has retained Moelis & Company, LLC (“Moelis”) as its financial advisor. The arrangements and related engagement letter with such financial advisor have been disclosed to the Other Parties and any engagement letter with such financial advisor in respect of the Mergers and other Transactions have been provided in unredacted form to the Other Parties, in each case prior to the date hereof. As of the date of this Agreement, the Nova II Board Special Committee has received an oral opinion of Moelis (to be confirmed by delivery of a written opinion) to the effect that, as of the date of the opinion, and subject to the limitations, qualifications and assumptions contained in the written opinion, the Nova II Merger Consideration to be received by the holders of shares of Nova II Common Stock in the Nova II Merger is fair, from a financial point of view, to such holders (other than Constellation and its affiliates).

(s) Intellectual Property. Nova II and the Nova II Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged as a result of the consummation of the Transactions, except for any changes that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(t) Real Property.

(1) Section 4.02(t)(1) of the Nova II Disclosure Letter sets forth a list of the common name and address of each parcel of real property owned by Nova II or any Nova II Subsidiary as of the date of this Agreement that has a net book value of $10 million or more (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Nova II Property”). As of the date of this Agreement, each of the Nova II Properties is owned by Nova II or the Nova II Subsidiary indicated on Section 4.02(t)(1) of the Nova II Disclosure Letter. There are no real properties that Nova II or any Nova II Subsidiary is obligated to buy at some future date. Neither Nova II nor any Nova II Subsidiary leases or subleases, or is obligated to lease or sublease at some future date, in each case, as a tenant or subtenant, any real property.

(2) Nova II or a Nova II Subsidiary, as applicable, owns good and valid fee simple title to each of the Nova II Properties, in each case, free and clear of Liens, except for Permitted Liens, none of which Permitted Liens have resulted in or would reasonably be expected to result in a Nova II Material Adverse Effect.

(3) There are no pending or, to the Knowledge of Nova II, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Nova II Properties. Nova II or the applicable Nova II Subsidiary has all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of Nova II or the applicable Nova II Subsidiary thereon as presently conducted or currently intended by Nova II or the applicable Nova II Subsidiary to be conducted, and to the Knowledge of Nova II, neither Nova II nor any Nova II Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, permit, license or right, except as would not reasonably be expected to result in a Nova II Material Adverse Effect.

(4) Section 4.02(t)(4) of the Nova II Disclosure Letter sets forth a list of each lease or sublease to which Nova II or a Nova II Subsidiary is a lessor with respect to any of the Nova II Properties, together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease (i) (A) provides for monthly rent in excess of Ten Thousand Dollars ($10,000) and (B) has a term of sixty (60) months or longer or (ii) is for a net rentable area in excess of eighteen thousand (18,000) square feet (the “Nova II Major Leases”). Nova II has made available to each of the Other Parties complete and correct copies of the Nova II Major Leases.

(5) To the Knowledge of Nova II, there are no Tax abatements or exemptions specifically affecting the Nova II Properties, and neither Nova II nor any Nova II Subsidiary has received any written notice of (and Nova II does not have any Knowledge of) any proposed increase in the assessed valuation of any of the Nova II Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(6) No purchase option has been exercised under any Nova II Major Lease or Nova II Material Contract for which the purchase has not closed prior to the date of this Agreement.

(7) (i) There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Nova II Property or any portion thereof (other than a tenant’s right to lease space), and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Nova II Property that, in each case, is in favor of any third party.

(8) With respect to each Nova II Property, there is issued and outstanding a Nova II Title Insurance Policy, a copy of which, together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to each of the Other Parties. No written claim has been made against any Nova II Title Insurance Policy that has resulted in or would be reasonably expected to result in a Nova II Material Adverse Effect.

(9) Nova II has made available to each of the Other Parties a rent roll relating to the Nova II Properties that is true, correct and complete in all material respects as of the date of this Agreement. Neither Nova II nor any Nova II Subsidiary has entered into any agreements with any Governmental Authority relating to assistance with rent payments.

(10) Nova II and the Nova II Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect. Neither Nova II’s nor any Nova II Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect.

(u) Investment Company Act. Neither Nova II nor any of the Nova II Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

(v) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Nova II or any Nova II Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the common stockholders of Nova II, at the time of the Nova II Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Nova II Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Nova II or any Nova II Subsidiary is responsible for filing with the SEC in connection with the Mergers, to the extent relating to Nova II or any Nova II Subsidiary or other information supplied by or on behalf of Nova II or any Nova II Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.02(v) will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Nova II by or on behalf of the Other Parties.

(w) Takeover Laws. The Nova II Board has taken all action necessary to render inapplicable to the Mergers and other Transactions the applicable provisions of any Takeover Law.

(x) Reorganization. Nova II has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Nova II Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

(y) Related Party Transactions. As of the date of this Agreement, neither Nova II nor any Nova II Subsidiary is party to any transaction or arrangement under which any (i) present or former director or executive officer of Nova II or any Nova II Subsidiary, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class or equity of Nova II or (iii) “affiliate,” “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of Nova II or any Nova II Subsidiary is a party to any actual or proposed loan, lease or other contract with or binding upon Nova II or any Nova II Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Nova II pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(z) Environmental Matters. Except as has not resulted in, and would not reasonably be expected to result in, a Nova II Material Adverse Effect: (i) each of Nova II and the Nova II Subsidiaries have at all times been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, consents, certificates, approvals and orders of any Governmental Authority required to be obtained pursuant to applicable Environmental Laws (“Nova II Environmental Permits”); (ii) all Nova II Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Nova II Environmental Permit is pending or threatened in writing; (iv) no property currently or formerly owned or operated by Nova II or any Nova II Subsidiary has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to result in liability to Nova II or any Nova II Subsidiary pursuant to any Environmental Law; and (v) there are no proceedings pending or threatened against Nova II or any of the Nova II Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Nova II or any of the Nova II Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law.

(aa) Distribution Reinvestment Plan and Share Repurchase Program. Nova II has complied in all material respects with the terms of its distribution reinvestment plan and share repurchase program.

4.03 Representations and Warranties of the Constellation Parties. Except as Previously Disclosed, the Constellation Parties hereby jointly represent and warrant to the Nova I Parties and the Nova II Parties as follows:

(a) Organization, Standing and Authority.

(1) Each Constellation Party is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and (ii) duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires such Constellation Party to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(2) Each Contributed Entity is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and (ii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(b) Power and Authority. Each Constellation Party, each Contributed Entity and each Contributed Entity Subsidiary has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets. Each Constellation Party has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions to which such Constellation Party is a party.

(c) Due Authorization and Execution.

(1) Each Constellation Party has duly authorized, executed and delivered this Agreement and has taken all corporate or limited liability company action necessary in order to execute and deliver this Agreement. This Agreement, the Constellation OP Contribution, the RED REIT Contribution and the other Transactions, to the extent such other Transactions are applicable to the Constellation Parties, have been authorized by all corporate or limited liability company action necessary on the part of each Constellation Party. Assuming due execution by the Other Parties, this Agreement is a valid and legally binding obligation of each Constellation Party, enforceable against each Constellation Party in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) On or prior to the date hereof, the Constellation Board, at a duly called and held meeting, has duly and validly authorized, in its capacity as the board of the sole managing member of Constellation OP, (i) the execution and delivery by Constellation OP of this Agreement and (ii) on the terms and subject to the conditions set forth in this Agreement, the Constellation OP Contribution and the other Transactions, to the extent such other Transactions are applicable to Constellation OP.

(3) On or prior to the date hereof, the RED REIT Board, by unanimous written consent, has duly and validly authorized (i) the execution and delivery by RED REIT of this Agreement and (ii) on the terms and subject to the conditions set forth in this Agreement, the RED REIT Contribution and the other Transactions, to the extent such other Transactions are applicable to RED REIT.

(d) Approvals; No Defaults.

(1) Except as set forth in Section 4.03(d) of the Constellation OP Disclosure Letter (collectively, the “Constellation Regulatory and Third Party Approvals”), no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Constellation OP, RED REIT, any Contributed Entity or any Contributed Entity Subsidiary in connection with the execution, delivery or performance by Constellation OP or RED REIT of this Agreement or the consummation by Constellation OP, RED REIT or any Contributed Entity Subsidiary of the Transactions to which it is a party. As of the date hereof, to the Knowledge of Constellation OP, the Constellation Parties are not aware of any reason why the necessary Constellation Regulatory and Third Party Approvals will not be received in order to permit consummation of the Transactions on a timely basis.

(2) Subject to (i) receipt, filing or registration, as applicable, of Constellation Regulatory and Third Party Approvals and the expiration of related waiting periods and (ii) required filings under the Exchange Act, the Securities Act and state securities and “blue sky” Laws, the execution, delivery and performance of this Agreement by the Constellation Parties and the consummation by the Constellation Parties and the Contributed Entity Subsidiaries of the Transactions to which either of them is a party, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of any Constellation Party, any Contributed Entity or any Contributed Entity Subsidiary or to which any Constellation Party, any Contributed Entity or any Contributed Entity Subsidiary or any of their material, directly owned properties is subject or bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of any Constellation Party, any Contributed Entity or any Contributed Entity Subsidiary), (B) constitute a breach or violation of, or a default under, the Organizational Documents of any Constellation Party, any Contributed Entity or any Contributed Entity Subsidiary or (C) require any Constellation Party, any Contributed Entity or any Contributed Entity Subsidiary to obtain any consent or approval under any such Law, Contract or other instrument or agreement, except, in the case of clause (A) or (C), for any such breach, violation, default, consent or approval that has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(e) Contributed Entities.

(1) Section 4.03(e) of the Constellation OP Disclosure Letter sets forth a true, correct and complete list of all of the Contributed Entities, together with (i) the jurisdiction of organization of each Contributed Entity, (ii) the type of and percentage of voting, equity, profits, capital and other beneficial interest held, directly or indirectly, by Constellation OP or RED REIT, as applicable, in and to each Contributed Entity, (iii) the names of and the type of and percentage of voting, equity, profits, capital and other beneficial interest held by any person other than a Constellation Party or one of their Subsidiaries in each Contributed Entity, and (iv) the classification for U.S. federal income tax purposes of each Contributed Entity.

(2) Constellation OP has previously made available to the Other Parties true and correct copies of (i) all Organizational Documents of each Contributed Entity and (ii) all documents effectuating the Pre-Signing Constellation Internal Transfers.

(3) The documents effectuating the Pre-Signing Constellation Internal Transfers are legal, valid, binding and enforceable in accordance with their respective terms, and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(f) Financial Statements. Attached as Section 4.03(f) of the Constellation OP Disclosure Letter are copies of the following: (i) unaudited combined balance sheets, combined statements of operations and comprehensive income and combined statements of equity with respect to the Contributed Entities on an aggregate basis, as of and for the fiscal years ended December 31, 2016 and 2015 (the “Contributed Entity Annual Financial Statements”), (ii) the unaudited combined balance sheet as of June 30, 2017 and the related consolidated statements of operations and comprehensive income and consolidated statements of equity as of and for the six (6) months ended June 30, 2017 (the “Contributed Entity Second Quarter Financial Statements”), and (iii) any financial statements prepared and delivered for any other reporting period subsequent to June 30, 2017, each of the financial statements described in the foregoing clauses (i)—(iii) unaudited and with any footnotes in draft format only (the “Contributed Entity Interim Financial Statements,” and collectively with the Contributed Entity Annual Financial Statements and Contributed Entity Second Quarter Financial Statements, the “Contributed Entity Financial Statements”). The Contributed Entity Financial Statements (1) have been prepared from, are in accordance with and accurately reflect the books and records of the Contributed Entities in all material respects, (2) have been prepared in accordance with GAAP (except for the absence of footnotes) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) in all material respects, and (3) fairly present in all material respects the consolidated financial position of the Contributed Entities as of the date of such statement in accordance with GAAP (except for the absence of footnotes) consistently applied during the periods involved (except in each case as may be noted therein, and subject to normal year-end audit adjustments). It is understood, however, that the Contributed Entities have not been operating historically as a separate “standalone” entity or reporting segment and, therefore, when the Contributed Entity Annual Financial Statements (including footnotes) are audited (the “Contributed Entity Audited Financial Statements”), and the Contributed Entity Audited Financial Statements, Contributed Entity Second Quarter Financial Statements (if applicable) and Contributed Entity Interim Financial Statements are filed in connection with the Form S-4, they will (A) with respect to the Contributed Entity Audited Financial Statements, (i) contain an unqualified report from the Contributed Entities’ independent registered public accountant(s) and (ii) conform to the Contributed Entity Annual Financial Statements in all material respects except for any material audit-related adjustments and corresponding adjustments to footnotes; (B) with respect to the Contributed Entity Second Quarter Financial Statements (if applicable) and Contributed Entity Interim Financial Statements, conform to the Contributed Entity Audited Financial Statements (except that such Contributed Entity Second Quarter Financial Statements (if applicable) and Contributed Entity Interim Financial Statements will not include year-end adjustments and footnote disclosures); (C) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (D) be prepared from, and be in accordance with and accurately reflect the books and records of the Contributed Entities; (E) be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) in all material respects and (F) fairly present in all material respects the consolidated financial position of each Contributed Entity as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements (including any related notes and schedules thereto) fairly present in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of each Contributed Entity for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved (except in each case as may be noted therein).

(g) No Undisclosed Liabilities. Except (i) as reflected or adequately reserved against on the consolidated balance sheets included in the Contributed Entity Second Quarter Financial Statements, (ii) for liabilities and obligations incurred since March 31, 2017 and (iii) for liabilities and obligations contemplated by this Agreement or in connection with the Transactions, no Contributed Entity nor any Contributed Entity Subsidiary has any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the Contributed Entity Financial Statements, other than as have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(h) Litigation. There is no suit, action, investigation or proceeding pending or, to the Knowledge of Constellation OP, threatened against any Contributed Entity or any Contributed Entity Subsidiary, nor is there any Order or arbitration outstanding against any Contributed Entity or any Contributed Entity Subsidiary, in each case, except for those that have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(i) Compliance with Laws. Each Contributed Entity and each Contributed Entity Subsidiary:

(1) conducts, and since the later of (x) January 1, 2015 and (y) the date of formation of such Contributed Entity has conducted, its business in compliance in all material respects with all applicable Laws;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties, if any, and to conduct its business as presently conducted, except those the absence of which have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Constellation Parties, no suspension or cancellation of any of them is threatened, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect; and

(3) has not received, since the later of (x) January 1, 2015 and (y) the date of formation of such Contributed Entity, any written notification from any Governmental Authority (A) asserting that any Contributed Entity or any Contributed Entity Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization of any Contributed Entity, in each case of clauses (A) and (B), except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

To the extent that a Contributed Entity or Contributed Entity Subsidiary received certain Equity Interests or note receivable in connection with a Pre-Signing Constellation Internal Transfer (or any earlier similar transfer from a Constellation Affiliate), references in this Section 4.03(i) to a Contributed Entity or Contributed Entity Subsidiary shall also refer to the entity that transferred such Equity Interests or note receivable, as the case may be, to such Contributed Entity or Contributed Entity Subsidiary, but only to the extent that any conduct covered by the representations contained in this Section 4.03(i) could reasonably be expected to result in liability being ascribed to a Contributed Entity or a Contributed Entity Subsidiary.

(j) Material Contracts; Defaults.

(1) Section 4.03(j)(1) of the Constellation OP Disclosure Letter sets forth a list of Contracts, including all amendments, supplements, exhibits and side letters to any such Contract, to which each Contributed Entity or any Contributed Entity Subsidiary is a party or by which any of their respective properties or assets are bound (provided that Equity Interests in any person shall not be deemed to be the properties or assets of any Contributed Entity or any Contributed Entity Subsidiary), which, as of the date of this Agreement:

(i) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to any Contributed Entity or any Contributed Entity Subsidiary, or which restricts the conduct of any line of business of any Contributed Entity, in each case, that have or would reasonably be expected to have a material impact on the Contributed Entities and the Contributed Entity Subsidiaries, taken as a whole;

(ii) establishes a material partnership, joint venture or similar arrangement;

(iii) relates to the borrowing of money from, or extension of credit to, a third party, in each case having a principal amount of Indebtedness in excess of $50 million, other than accounts receivable and payable incurred or arising in the ordinary course of business consistent with past practice (further Section 4.03(j) of the Constellation OP Disclosure Letter shall specifically note if the consummation of the Transactions, absent a consent from the counterparty to such Contract, results in a right of termination, cancellation, acceleration or amendment of, triggers any payments or results in any violation of or constitutes a breach or default of such Contract);

(iv) requires any Contributed Entity or any Contributed Entity Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $50 million, or involves any pending or contemplated merger, consolidation or similar business combination;

(v) is material to the Contributed Entities, taken as a whole, and is with a Governmental Authority;

(vi) is the current allocation policy of Constellation (the “Allocation Policy”) as of the date hereof; or

(vii) is material to the Contributed Entities and the Contributed Entity Subsidiaries, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring any Contributed Entity to offer a person any terms or conditions that are at least as favorable as those offered to any other person.

(2) Each Contract of the type described above in Section 4.03(j)(1), and any Contributed Entity MBS Agreement, any Contract forming part of the Contributed Entity Loan Files, any Contributed Entity PE Investment Agreement or any Contributed Entity Major Lease, whether or not set forth in Section 4.03(j) of the Constellation OP Disclosure Letter, is referred to herein as a “Contributed Entity Material Contract.” Except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect, each Contributed Entity Material Contract is legal, valid, binding and enforceable in accordance with its terms on each Contributed Entity and each Contributed Entity Subsidiary that is a party thereto and, to the Knowledge of Constellation OP, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(3) No Contributed Entity nor any Contributed Entity Subsidiary is in default, and to the Knowledge of Constellation OP no other party is in default, under any Contributed Entity Material Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(4) Except as provided in Section 4.03(j)(1) of the Constellation OP Disclosure Letter, Constellation OP has delivered or made available to each of the Other Parties or provided to the Other Parties for review, prior to the execution of this Agreement, true and complete copies of all of the Contributed Entity Material Contracts.

(5) To the extent that a Contributed Entity or Contributed Entity Subsidiary received certain Equity Interests or note receivable in connection with a Pre-Signing Constellation Internal Transfer (or any earlier similar transfer from a Constellation Affiliate), references in Section 4.03(j)(3) to a Contributed Entity or Contributed Entity Subsidiary shall also refer to the entity that transferred such equity interests or note receivable, as the case may be, to such Contributed Entity or Contributed Entity Subsidiary, but only to the extent that any conduct covered by the representations contained in Section 4.03(j)(3) could reasonably be expected to result in liability being ascribed to a Contributed Entity or a Contributed Entity Subsidiary.

(k) Employees. None of the Contributed Entities or any Contributed Entity Subsidiaries have, or have ever had, any employees.

(l) Taxes.

(1) Each Contributed Entity and each Contributed Entity Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extension of time within which to file such Tax Returns, and all such Tax Returns are complete and correct, subject in each case to such exceptions as have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect. Each Contributed Entity and each Contributed Entity Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No Constellation Party (in respect of the Contributed Entities) nor any Contributed Entity or any Contributed Entity Subsidiary has received a written claim, or to the Knowledge of Constellation OP, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to material Tax in that jurisdiction. Each Constellation Party (in respect of the Contributed Entities), each Contributed Entity and each Contributed Entity Subsidiary have established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to each of them through the date of the most recent Contributed Entity Financial Statements.

(2) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Constellation OP threatened, with regard to any material Taxes or material Tax Returns of any Contributed Entity or any Contributed Entity Subsidiary. No deficiency for Taxes of any Contributed Entity or any Contributed Entity Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Constellation OP, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made or with respect to which the failure to pay has not resulted in a Contributed Entity Material Adverse Effect. No Contributed Entity nor any Contributed Entity Subsidiary has waived any statute of limitations with respect to material Taxes, or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (in each case other than in connection with any extension of time to file any Tax Return). No Contributed Entity nor any Contributed Entity Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with regard to material Taxes.

(3) No Contributed Entity or Contributed Entity Subsidiary is or holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder.

(4) Each Contributed Entity and each Contributed Entity Subsidiary has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(5) There are no, and never have been any, Contributed Entity Tax Protection Agreements in force or otherwise binding upon any Contributed Entity or Contributed Entity Subsidiary.

(6) There are no material Tax Liens upon any property or assets of any Contributed Entity or any Contributed Entity Subsidiary except for Permitted Liens with respect to such Contributed Entity.

(7) No Contributed Entity nor any Contributed Entity Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any material Taxes.

(8) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving any Contributed Entity or any Contributed Entity Subsidiary other than customary gross-up provisions of any credit or similar commercial contract the primary purpose of which does not relate to Taxes.

(9) No Contributed Entity nor any Contributed Entity Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Constellation) or (ii) has any liability for material Taxes of any person (other than such Contributed Entity or such Contributed Entity Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Laws), as a transferee or successor, by contract or otherwise.

(10) No Contributed Entity nor any Contributed Entity Subsidiary has participated in any “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b) other than any loss transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(5).

(11) No Contributed Entity nor any Contributed Entity Subsidiary is, will be (regardless of whether the Constellation OP Contribution or the RED REIT Contribution, as applicable, occurs) or would be, as a result of the Transactions, required to include material amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). No Contributed Entity nor any Contributed Entity Subsidiary has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the Transactions.

(12) No written power of attorney that has been granted by any Contributed Entity or any Contributed Entity Subsidiary is currently in force with respect to any matter relating to Taxes.

(13) No Contributed Entity nor any Contributed Entity Subsidiary directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(14) No Contributed Entity owns any stock of Nova I or Nova II.

(15) Constellation OP and RED REIT are not “foreign persons” within the meaning of Section 1445(f)(3) of the Code.

(m) Mortgage Backed Securities. Section 4.03(m) of the Constellation OP Disclosure Letter sets forth a list of the mortgage backed securities owned by a Contributed Entity or a Contributed Entity Subsidiary that have a net book value of $10 million or more (collectively, the “Contributed Entity MBS”). A Contributed Entity or a Contributed Entity Subsidiary is the sole owner of the Contributed Entity MBS, free and clear of any Liens (other than Permitted Liens). Constellation OP has made available to each of the Other Parties complete and correct copies of the Contributed Entity MBS, the Contributed Entity Principal MBS Agreements and the related certificates and other instruments evidencing ownership of the Contributed Entity MBS to the extent that such foregoing documents are in Constellation OP’s, RED REIT’s, a Contributed Entity’s or a Contributed Entity Subsidiary’s possession, custody or control. Except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect, no Contributed Entity nor any Contributed Entity Subsidiary (or the applicable Affiliate of a Contributed Entity or Contributed Entity Subsidiary that transferred Equity Interests or note receivable, as the case may be, to such Contributed Entity or Contributed Entity Subsidiary in connection with a Pre-Signing Constellation Internal Transfer or an earlier similar transfer from a Constellation Affiliate) (1) is in default in the performance of any of its obligations under any pooling and servicing agreements, trust and servicing agreements, trust agreements, servicing agreements or other similar documents providing for the creation of the Contributed Entity MBS or the servicing of the mortgage loans underlying the Contributed Entity MBS (collectively, but only to the extent that a Contributed Entity or Contributed Entity Subsidiary is a party to any of such foregoing agreements, the “Contributed Entity Principal MBS Agreements”) or (2) has received any notice of any default by any master or special servicer of any Contributed Entity MBS. There are no material agreements (other than the Contributed Entity Principal MBS Agreements) between any Contributed Entity or any Contributed Entity Subsidiary and the master or special servicer with respect to any series of Contributed Entity MBS.

(n) Loans.

(1) Section 4.03(n) of the Constellation OP Disclosure Letter sets forth a list of the loans or participations in loans owned by a Contributed Entity or a Contributed Entity Subsidiary that have a net book value of $25 million or more (collectively, the “Contributed Entity Loans”). A Contributed Entity or a Contributed Entity Subsidiary is (x) the sole owner of the Contributed Entity Loans and (y) the sole owner or beneficiary of or under any related notes (collectively, the “Contributed Entity Notes”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsements, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Contributed Entity Loans (collectively, the “Contributed Entity Loan Files”), in each case, free and clear of any Liens (other than Permitted Exceptions). No Contributed Entity nor any Contributed Entity Subsidiary (or the applicable Affiliate of a Contributed Entity or Contributed Entity Subsidiary that transferred Equity Interests or note receivable, as the case may be, to such Contributed Entity or Contributed Entity Subsidiary in connection with a Pre-Signing Constellation Internal Transfer or an earlier similar transfer from a Constellation Affiliate) has sold, assigned, transferred, encumbered, conveyed or pledged (other than pursuant to a pledge or encumbrance that no longer remains in effect) any Contributed Entity Loan or Contributed Entity Note, or the right to receive payments therefrom, to any third party. Constellation OP has made available to each of the Other Parties complete and correct copies of the Contributed Entity Loans and related Contributed Entity Files that are in Constellation OP’s, RED REIT’s, a Contributed Entity’s or a Contributed Entity Subsidiary’s possession, custody or control.

(2) (A) Each Contributed Entity Loan is subject only to “Permitted Exceptions”, which consist of the following: (i) Permitted Liens; (ii) in the case of Contributed Entity Loans that constitute mortgage loans (x) Liens affecting title acceptable to prudent mortgage lending institutions generally and (y) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Contributed Entity Loan Files; and (iii) other matters that would not reasonably be expected to result in a Contributed Entity Material Adverse Effect; (B) each of the Contributed Entity Loans (i) to the Knowledge of Constellation OP, is valid, binding and enforceable against the applicable obligor or borrower thereunder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), (ii) was originated in all material respects in compliance with applicable Laws, and (iii) has generally been serviced in accordance with the terms of the related Contributed Entity Note and pooling and servicing agreements and otherwise in accordance with industry accepted servicing practices and in compliance with applicable Law, in each case except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect; and (C) there is no delinquency in the payments of principal and interest required to be made under the terms of any Contributed Entity Loan in excess of thirty (30) days beyond the applicable due date that has occurred or in any other payments required to be made under the terms of any Contributed Entity Loan (inclusive of any applicable grace or cure period) that would reasonably be expected to result in a Contributed Entity Material Adverse Effect.

(3) Neither Constellation OP, RED REIT nor any Contributed Entity has Knowledge of (A) any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, right to rescission, set-off, abatement or diminution with respect to any Contributed Entity Loan, Contributed Entity Note or other related agreements, (B) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Contributed Entity Loan or the related Contributed Entity Note, (C) any uncured non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Contributed Entity Loan or the related Contributed Entity Note, (D) any written claim contesting the validity or enforceability of, or purporting to revoke, terminate or rescind, any provision of any Contributed Entity Loan, or (E) any written denial of further liability or obligation under any Contributed Entity Loan or the related Contributed Entity Note, except, in each case, for notices, violations, breaches, defaults or events of acceleration that has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect. No Contributed Entity nor any Contributed Entity Subsidiary is in breach of or default under any Contributed Entity Loan, and no other event has occurred that, with notice and/or lapse of time, would constitute a default by a Contributed Entity or any Contributed Entity Subsidiary thereunder, except for breaches or defaults that have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(o) PE Investments. Section 4.03(o) of the Constellation OP Disclosure Letter sets forth a list of the Equity Interests owned by a Contributed Entity or a Contributed Entity Subsidiary in real estate private equity funds that have a net book value of $10 million or more (collectively, the “Contributed Entity PE Investments”). Except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect, (1) a Contributed Entity or a Contributed Entity Subsidiary is the sole owner of the Contributed Entity PE Investments and (2) all of the capital obligations currently due and payable of the Contributed Entities and the Contributed Entity Subsidiaries have been fully funded and, to the Knowledge of Constellation OP, there are no pending capital calls. Section 4.03(o) of the Constellation OP Disclosure Letter also sets forth a schedule of all remaining capital commitments of the Contributed Entities and the Contributed Entity Subsidiaries in respect of the Contributed Entity PE Investments. No Contributed Entity nor any Contributed Entity Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged any Contributed Entity PE Investments, or the right to receive payments in respect of such Contributed Entity PE Investments, to any third party. Except as provided in Section 4.03(o) of the Constellation OP Disclosure Letter, Constellation OP has made available to each of the Other Parties complete and correct copies of the limited partnership agreements and other documents underlying or otherwise evidencing the Contributed Entity PE Investments (the “Contributed Entity PE Investment Agreements”) that are in Constellation OP’s, RED REIT’s or a Contributed Entity’s possession, custody or control.

(p) Financial Advisors. None of the Constellation Parties, the Contributed Entities, the Contributed Entity Subsidiaries or any of their directors, officers or employees has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, Constellation has retained J.P. Morgan Securities LLC and Barclays Capital Inc. as its financial advisors. The arrangements and related engagement letters with such financial advisors have been disclosed to the Other Parties and any engagement letters with such financial advisors in respect of the Mergers and other Transactions has been provided in unredacted form to the Other Parties, in each case prior to the date hereof.

(q) Intellectual Property. The Contributed Entities and the Contributed Entity Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the Transactions, except for any changes that have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(r) Real Property.

(1) Section 4.03(r)(1) of the Constellation OP Disclosure Letter sets forth a list of the common name and address of each parcel of real property owned by a Contributed Entity or a Contributed Entity Subsidiary as of the date of this Agreement that has a net book value of $10 million or more (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Contributed Entity Property”). As of the date of this Agreement, each of the Contributed Entity Properties is owned by the Contributed Entity or the Contributed Entity Subsidiary indicated on Section 4.03(r)(1) of the Constellation OP Disclosure Letter. Except as set forth in Section 4.03(r)(1) of the Constellation OP Disclosure Letter, there are no real properties that any Contributed Entity or any Contributed Entity Subsidiary is obligated to buy at some future date. No Contributed Entity nor any Contributed Entity Subsidiary leases or subleases, or is obligated to lease or sublease at some future date, in each case, as a tenant or subtenant, any real property.

(2) The applicable Contributed Entity or Contributed Entity Subsidiary owns good and valid fee simple title to each of the Contributed Entity Properties, in each case, free and clear of Liens, except for Permitted Liens, none of which Permitted Liens have resulted in or would reasonably be expected to result in a Contributed Entity Material Adverse Effect.

(3) There are no pending or, to the Knowledge of Constellation OP, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Contributed Entity Properties. The applicable Contributed Entity or Contributed Entity Subsidiary has all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of such Contributed Entity or Contributed Entity Subsidiary thereon as presently conducted or currently intended by such Contributed Entity or Contributed Entity Subsidiary to be conducted, and to the Knowledge of Constellation OP, none of the Contributed Entities or Contributed Entity Subsidiaries has received written notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, permit, license or right, except as would not reasonably be expected to result in a Contributed Entity Material Adverse Effect.

(4) Section 4.03(r)(4) of the Constellation OP Disclosure Letter sets forth a list of each lease or sublease to which a Contributed Entity or a Contributed Entity Subsidiary is a lessor with respect to any of the Contributed Entity Properties, together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease (i) (A) provides for monthly rent in excess of Ten Thousand Dollars ($10,000) and (B) has a term of sixty (60) months or longer or (ii) is for a net rentable area in excess of eighteen thousand (18,000) square feet (the “Contributed Entity Major Leases”). Constellation OP has made available to each of the Other Parties complete and correct copies of the Contributed Entity Major Leases.

(5) To the Knowledge of Constellation OP, there are no Tax abatements or exemptions specifically affecting the Contributed Entity Properties, and no Contributed Entity nor any Contributed Entity Subsidiary has received any written notice of (and Constellation OP does not have any Knowledge of) any proposed increase in the assessed valuation of any of the Contributed Entity Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(6) No purchase option has been exercised under any Contributed Entity Major Lease or Contributed Entity Material Contract for which the purchase has not closed prior to the date of this Agreement.

(7) (i) There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Contributed Entity Property or any portion thereof (other than a tenant’s right to lease space), and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Contributed Entity Property that, in each case, is in favor of any third party.

(8) With respect to each Contributed Entity Property, there is issued and outstanding a Contributed Entity Title Insurance Policy, a copy of which, together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to each of the Other Parties. No written claim has been made against any Contributed Entity Title Insurance Policy that has resulted in or would be reasonably expected to result in a Contributed Entity Material Adverse Effect.

(9) The Contributed Entities have made available to each of the Other Parties a rent roll relating to the Contributed Entity Properties that is true, correct and complete in all material respects as of the date of this Agreement. No Contributed Entity nor any Contributed Entity Subsidiary has entered into any agreements with any Governmental Authority relating to assistance with rent payments.

(10) The Contributed Entities and the Contributed Entity Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect. No Contributed Entity’s nor any Contributed Entity Subsidiary’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect.

(s) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Constellation Parties, any Contributed Entity or any Contributed Entity Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the common stockholders of Nova I and Nova II, at the time of the Nova I Stockholders Meeting and the Nova II Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Constellation OP is responsible for filing with the SEC in connection with the Constellation OP Contribution or the RED REIT Contribution, to the extent relating to Constellation OP, RED REIT, any Contributed Entity or any Contributed Entity Subsidiary or other information supplied by or on behalf of Constellation OP, RED REIT, any Contributed Entity or any Contributed Entity Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.03(s) will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Constellation Parties by or on behalf of the Other Parties.

(t) Environmental Matters. Except as has not resulted in, and would not reasonably be expected to result in, a Contributed Entity Material Adverse Effect: (i) each Contributed Entity and each Contributed Entity Subsidiary has at all times been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, consents, certificates, approvals and orders of any Governmental Authority required to be obtained pursuant to applicable Environmental Laws (“Contributed Entity Environmental Permits”); (ii) all Contributed Entity Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (iii) no suspension or cancellation of any Contributed Entity Environmental Permit is pending or threatened in writing; (iv) no property currently or formerly owned or operated by any Contributed Entity or any Contributed Entity Subsidiary has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to result in liability to any Contributed Entity or any Contributed Entity Subsidiary pursuant to any Environmental Law; and (v) there are no proceedings pending or threatened against any Contributed Entity or any Contributed Entity Subsidiary or involving any real property currently or formerly owned, operated or leased by or for any Contributed Entity alleging noncompliance with, or liability under, any applicable Environmental Law.

4.04 Representations and Warranties of the Constellation Parties and the Newco Parties. Except as Previously Disclosed, the Constellation Parties and the Newco Parties hereby jointly represent and warrant to the Nova I Parties and the Nova II Parties as follows:

(a) Organization. Each Newco Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (ii) was formed solely for the purpose of engaging in the Transactions and (iii) except for obligations or liabilities incurred and activities undertaken in connection with its incorporation or organization and the Transactions contemplated hereby, or as necessary to maintain its status as a REIT under the Code (if applicable), has not, and will not prior to the Closing have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. True and correct copies of Newco’s Organizational Documents as of the date hereof have been delivered to the Other Parties prior to the date hereof.

(b) Capitalization.

(1) As of the date hereof, the authorized stock of Newco consists of 1,000 shares of Newco Class A Common Stock, and 200 shares of preferred stock, par value $0.01 per share, of Newco. All Newco Common Stock to be issued in connection with the Constellation OP Contribution and the REIT Mergers, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

(2) As of the date hereof, all of the limited liability company interests in Newco OP are owned by Newco.

(c) Power and Authority. Each Newco Party has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement, and each Newco Party has the corporate (or comparable) power and authority to consummate the Transactions to which such Newco Party is a party.

(d) Due Authorization and Execution.

(1) Each Newco Party has duly authorized, executed and delivered this Agreement and has taken all corporate (or comparable) action necessary in order to execute and deliver this Agreement. This Agreement and the Transactions have been authorized by all corporate (or comparable) action necessary on the part of each Newco Party. Assuming due execution by the Other Parties, this Agreement is a valid and legally binding obligation of the Newco Parties, enforceable against the Newco Parties in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) On or prior to the date hereof, the Newco Board, by unanimous written consent, has (i) duly and validly authorized, in its own capacity and as the board of the sole managing member of Newco OP, (x) the execution and delivery by Newco and Newco OP of this Agreement, and (y) the issuance of Newco Common Stock and Newco OP Units in connection with the Transactions and (ii) declared advisable the adoption of this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Constellation OP Contribution, the RED REIT Contribution, the Mergers, the Newco Contribution and the other Transactions, to the extent such other Transactions are applicable to the Newco Parties, and the sole stockholder of Newco, has approved the Mergers and the other Transactions, to the extent such other Transactions are applicable to the Newco Parties and require approval of the sole stockholder of Newco under the MGCL.

(e) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Newco Parties for inclusion or incorporation by reference in (i) the Form S-4 or Form S-11 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the common stockholders of Nova I or Nova II, at the time of the Nova I Stockholders Meeting or Nova II Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Nova I Merger Effective Time or Nova II Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Newco Parties are responsible for filing with the SEC in connection with the Mergers, to the extent relating to the Newco Parties or other information supplied by or on behalf of the Newco Parties for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.04(e) will not apply to statements or omissions included in the Form S-11, Form S-4 or the Proxy Statement to the extent based upon information supplied to the Newco Parties on behalf of the Other Parties.

(f) Financial Advisors. Subject to Section 9.06, neither Newco nor any of its directors, officers or employees has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with this Agreement, Constellation has retained J.P. Morgan Securities LLC and Barclays Capital Inc. to provide financial advisory services to Newco. The arrangements and related engagement letters with such financial advisors have been disclosed to the Other Parties and any engagement letters with such financial advisors in respect of the Mergers and other Transactions has been provided in unredacted form to the Other Parties, in each case prior to the date hereof.

4.05 Access to Information; Disclaimer.

(a) Each party (1) has had an opportunity to discuss the business of the Other Parties and their respective Subsidiaries with the management of the Other Parties, (2) has had reasonable access to (i) the books and records of the Other Parties and their respective Subsidiaries and (ii) the documents provided by the Other Parties for purposes of the Transactions, (3) has been afforded the opportunity to ask questions of and receive answers from officers of the Other Parties and (4) has conducted its own independent investigation of the Other Parties and their respective Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any person on behalf of the Other Parties and their respective Subsidiaries, other than the representations and warranties of each of the Other Parties contained in the applicable section of this Agreement and any closing certificate delivered to such party pursuant to Article VII hereof and that all other representations and warranties are specifically disclaimed; provided that, with respect to Constellation OP and RED REIT, the foregoing shall be limited to the extent relating solely to the Contributed Entities. Without limiting the foregoing, except for the representations and warranties set forth in the applicable sections of this Agreement and any closing certificate delivered to such party pursuant to Article VII hereof, as applicable, each party further acknowledges and agrees that none of the Other Parties or any of their respective stockholders, directors, officers, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding such Other Parties and their respective Subsidiaries or their respective businesses and operations. Each party hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which such party is familiar, that such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that such party will have no claim against the Other Parties or any of their respective stockholders, directors, officers, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

4.06 No Other Representations or Warranties.

(a) Except as expressly set forth in Section 4.01 and in any closing certificate delivered by Nova I pursuant to Article VII, none of the Nova I Parties nor any other person on behalf of any Nova I Party has made or makes any express or implied representations or warranties. Each of the Nova I Parties represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of the Nova II Parties set forth in Section 4.02, of the Constellation Parties set forth in Section 4.03 and of the Newco Parties set forth in Section 4.04.

(b) Except as expressly set forth in Section 4.02 and in any closing certificate delivered by Nova II pursuant to Article VII, none of the Nova II Parties nor any other person on behalf of any Nova II Party has made or makes any express or implied representations or warranties. Each of the Nova II Parties represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of the Nova I Parties set forth in Section 4.01, of the Constellation Parties set forth in Section 4.03 and of the Newco Parties set forth in Section 4.04.

(c) Except as expressly set forth in Section 4.03 and in any closing certificate delivered by Constellation OP pursuant to Article VII, none of the Constellation Parties nor any other person on behalf of any Constellation Party, has made or makes any express or implied representations or warranties. Each of the Constellation Parties represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of the Nova I Parties set forth in Section 4.01 and of the Nova II Parties set forth in Section 4.02.

(d) Except as expressly set forth in Section 4.04 and in any closing certificate delivered by Newco pursuant to Article VII, none of the Newco Parties nor any other person on behalf of any Newco Party, has made or makes any express or implied representations or warranties. Each of the Newco Parties represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of the Nova I Parties set forth in Section 4.01 and of the Nova II Parties set forth in Section 4.02.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

5.01 Conduct of Business by the Nova I Parties and the Nova II Parties. Each of the Nova I Parties and the Nova II Parties agrees that, from the date hereof until the earlier of (i) the Applicable Effective Time and (ii) the date, if any, on which this Agreement is terminated pursuant to Article VII, except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 5.01 of the Nova I Disclosure Letter or Section 5.01 of the Nova II Disclosure Letter, as applicable, or (z) as required by applicable Law, without the prior written consent of each of the Other Parties (which consent will not be unreasonably withheld, delayed or conditioned), such party will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organizations and material assets and maintain its material rights, franchises, authorizations and existing relations with customers, suppliers and business associates.

(b) Operations. Enter into any new material line of business or change its material operating policies, except as required by applicable Law.

(c) Equity Interests. (1) Issue or sell any of its Equity Interests, (2) permit any of its Equity Interests to become subject to new grants, except issuances of Equity Interests to wholly owned Subsidiaries, (3) with respect to the shares of any class of Nova II Common Stock, engage in any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization without engaging in the same (in a proportionate manner) with respect to the shares of any other class of Nova II Common Stock, (4) issue any shares of Nova I Common Stock or Nova II Common Stock, as applicable, pursuant to the Nova I distribution reinvestment plan or the Nova II distribution reinvestment plan, respectively, or (5) repurchase any shares of Nova I Common Stock or Nova II Common Stock, as applicable, from the holders of such stock, except to the extent necessary to maintain its status as a REIT under the Code when there is not another reasonable available alternative to address the issue.

(d) OP Units. Engage in any reorganization, recapitalization, reclassification, unit split, reverse unit split, or other similar change in capitalization in respect of Nova I OP or Nova II OP, as applicable.

(e) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its Equity Interests other than (A) dividends from its wholly-owned Subsidiaries to such party or another of its wholly owned Subsidiaries, (B) subject to the last two sentences of Section 3.02, in respect of record dates up to the Applicable Effective Time, regular daily dividends in respect of the shares of Nova I Common Stock of no more than $0.001917808 per share, in respect of the shares of Nova II Class A Common Stock of no more than $0.001917808 per share, and in respect of the shares of Nova II Class T Common stock of no more than $0.001917808 per share,

(C) with respect to the Distributing Party, the Distributing Party Special Dividend, and (D) without duplication of the amounts described in clauses (A), (B) and (C), additional dividends that are necessary to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the REIT Minimum Distribution Dividend described in Section 6.15). Any dividends or other distributions declared or paid pursuant to clause (D) shall be referred to herein as “Extraordinary Dividends” and shall be taken into account in determining any adjustments to the Nova I Exchange Ratio or the Nova II Exchange Ratio pursuant to Sections 2.08(c) and 2.09(c); provided that any (1) Permitted Nova I Excluded Asset Distribution and (2) any Distributing Party Special Dividend shall not be deemed to be Extraordinary Dividends.

(f) Dispositions. Sell, transfer, or otherwise dispose of or discontinue any of its material assets (including any material Subsidiary), business or properties, except for sales, transfers or other dispositions or discontinuances in the ordinary course of business consistent with past practice (which shall be deemed to include sales, transfers or other dispositions of material assets (including any material Subsidiary), businesses or properties in the ordinary course of business at a discount to the value ascribed to such assets, businesses or properties in the determination of the Nova I Exchange Ratio or the Nova II Exchange Ratio, as the case may be; provided that the aggregate amount of such discount is less than or equal to five percent (5%) of the aggregate net asset value ascribed to the assets of Nova I or Nova II, as the case may be, for such purpose); provided that no such sales, transfers or other dispositions or discontinuances shall be to an Affiliate of any party at a discount to the value ascribed to such assets, businesses or properties in the determination of the Nova I Exchange Ratio or the Nova II Exchange Ratio, as the case may be.

(g) Acquisitions and Investments. Acquire the assets, business, or properties of any non-Affiliated entity, or make any loans, advances or capital contributions to, or investments in, any person (other than any wholly-owned Subsidiary of the forbearing party), except for acquisitions, loans, advances or capital contributions or investments (i) in the ordinary course of business consistent with past practice (which shall be deemed to include asset acquisitions and investments in the ordinary course) and (ii) that are consistent with Newco’s intended investment strategy.

(h) Insurance. Allow the lapse or termination of policies of insurance covering material assets and businesses (other than the replacement of existing policies with substantially comparable policies).

(i) Organizational Documents. Amend its Organizational Documents or the Organizational Documents of any of its Significant Subsidiaries.

(j) Significant Subsidiaries. Form any person that would comprise a Significant Subsidiary or dissolve or liquidate any Significant Subsidiary.

(k) Accounting Methods. Implement or adopt any material change in its financial or regulatory accounting principles, practices or methods or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit arrangement, other than as may be required by GAAP (it being understood that any such change that could reasonably result in the applicable person not being capable of satisfying the requirements for qualification and taxation as a REIT under the U.S. federal income Tax Laws shall be considered “material” for purposes of this Section 5.01(k)).

(l) Adverse Actions. Notwithstanding anything herein to the contrary (except in accordance with Sections 6.01 and 6.02), knowingly take any action, or knowingly omit to take any action, which action or omission is reasonably likely to result in any of the conditions to the Transactions set forth in Article VII not being satisfied in a reasonably timely manner, except (with prior notice to the Other Parties) as may be required by applicable Law.

(m) Compensation and Benefits. Except as required pursuant to the terms of the Nova I Incentive Plan (with respect to Nova I) and the Nova II Incentive Plan (with respect to Nova II) in effect as of the date hereof, or as otherwise required by applicable Law, (A) increase the rate of compensation or benefits payable to any director, executive officer or other service provider of it or any of its Subsidiaries or (B) take any action to accelerate the vesting, accrual or payment of, or to fund or in any other way secure the payment, of compensation or benefits under the Nova I Incentive Plan (with respect to Nova I) or the Nova II Incentive Plan (with respect to Nova II).

(n) Taxes. Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to (i) prevent either of the REIT Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code, (ii) prevent either of the OP Mergers from qualifying as tax-free transfers pursuant to Section 721 of the Code, (iii) prevent the Constellation OP Contribution from qualifying as a tax-free transaction pursuant to Section 351(a) of the Code, or (iv) cause any party that is intended to be a REIT to fail to qualify as a REIT; enter into, amend or modify any Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; materially amend any income Tax Return or any other material Tax Return; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; take any action to recognize, trigger, or authorize any item described in Sections 4.01(n)(14), 4.02(n)(14), or 4.03(l)(9), as applicable, or knowingly surrender any right to claim any material Tax refund, except in each case unless required by Law or necessary or appropriate to preserve the status of any Subsidiary of the forbearing party as a disregarded entity or partnership for U.S. federal income tax purposes. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Nova I or Nova II from taking any action, at any time or from time to time, that in the reasonable judgment of the applicable board of directors, upon advice of counsel to the applicable party, is reasonably necessary for the applicable party to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code and qualify or maintain its or any Subsidiary’s qualification for taxation as a REIT under the Code for any period, including making dividend or distribution payments to stockholders of the applicable party in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Nova I Subsidiary or Nova II Subsidiary, as applicable, as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.

(o) Debt. Except for intercompany Indebtedness, incur any Indebtedness for borrowed money, or guarantee such Indebtedness to another person.

(p) Litigation. Waive, compromise or settle any litigation, other than settlements that are for cash only and to the extent that it or any of its Subsidiaries has a payment obligation of an amount not to exceed $5 million for all litigation matters that exist as of the date hereof or that arise after the date hereof, which payment obligation would not be deemed to include any amount that is reimbursable or paid by a third-party, including insurance or third-parties managed or advised by Nova I or Nova II, as applicable, or its Subsidiaries; provided further that this Section 5.01(p) shall not limit any payment required by an Order.

(q) Material Contract. Enter into any Contract that would be required to be disclosed in Section 4.01(l) of the Nova I Disclosure Letter or Section 4.02(l) of the Nova II Disclosure Letter, as applicable, or modify, amend, terminate, assign or waive any material right under any Contract required to be disclosed on the applicable Disclosure Letter in any material respect outside the ordinary course of business consistent with past practice.

(r) Liquidation. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation; provided, however, that a wholly-owned Subsidiary shall be permitted to merge with and into, or liquidate into, another wholly-owned Subsidiary resulting in a deemed liquidation of either such Subsidiary.

(s) Lien. Create any Lien over any material asset or assets, other than Permitted Liens or in connection with refinancing any Indebtedness permitted to be incurred hereunder.

(t) Capital Expenditures. Other than with respect to tenant improvements, make, authorize or incur any material capital expenditures or any obligations or liabilities in respect thereof.

(u) Engagement Letters. Amend or modify the compensation terms or any other material obligations contained in any engagement letter with any financial advisor existing as of the date of this Agreement that relates to the Transactions.

(v) Related Party Transaction. Enter into any transaction that would be required to be disclosed by it pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(w) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.02 Conduct of Business by the Contributed Entities. With respect to the Contributed Entities, each of the Constellation Parties agrees that, from the date hereof until the earlier of (i) (A) with respect to the Constellation OP Contributed Entities, the closing of the Constellation OP Contribution and (B) with respect to the RED REIT Contributed Entities, the closing of the RED REIT Contribution and (ii) the date, if any, on which this Agreement is terminated pursuant to Article VII, except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 5.02 of the Constellation OP Disclosure Letter, or (z) as required by applicable Law, without the prior written consent of each of the Other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each Constellation Party will cause each Contributed Entity not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve intact its business organizations, and material assets and maintain its material rights, franchises, authorizations and existing relations with customers, suppliers and business associates.

(b) Operations. Enter into any new material line of business or change its material operating policies, except as required by applicable Law.

(c) Equity Interests. Issue or sell any of its Equity Interests.

(d) Dispositions. With respect to the Contributed Entities, sell, transfer, or otherwise dispose of or discontinue any material assets (including any material Subsidiary), business or properties, except for sales, transfers or other dispositions or discontinuances in the ordinary course of business consistent with past practice (which shall be deemed to include sales, transfers or other dispositions of material assets (including any material Subsidiary), businesses or properties in the ordinary course of business at a discount to the value ascribed to such assets, businesses or properties in the determination of the consideration received by Constellation OP and RED REIT pursuant to Section 2.01; provided that the aggregate amount of such discount is less than or equal to five percent (5%) of the aggregate net asset value ascribed to the assets of the Contributed Entities for such purpose); provided that no such sales, transfers or other dispositions or discontinuances shall be to an Affiliate at a discount to the value ascribed to such assets, businesses or properties in the determination of the consideration received by Constellation OP and RED REIT pursuant to Section 2.01.

(e) Acquisitions and Investments. With respect to the Contributed Entities, acquire the assets, business, or properties, or make any loans, advances or capital contributions to, or investments in, any person (other than any wholly-owned Subsidiary of a Contributed Entity), except for acquisitions, loans, advances or capital contributions or investments (i) in the ordinary course of business consistent with past practice (which shall be deemed to include asset acquisitions and investments in the ordinary course) and (ii) that are consistent with Newco’s intended investment strategy.

(f) Dividends and Distributions. With respect to the Contributed Entities, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its Equity Interests that exceeds the Constellation Permitted Distributions.

(g) Insurance. Allow the lapse or termination of policies of insurance covering material assets and businesses (other than the replacement of existing policies with substantially comparable policies).

(h) Organizational Documents. Amend the Organizational Documents of any Contributed Entity.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take any action, or knowingly omit to take any action, which action or omission is reasonably likely to result in any of the conditions to the Transactions set forth in Article VII not being satisfied in a reasonably timely manner, except (with prior notice to the Other Parties) as may be required by applicable Law.

(j) Debt. Except as set forth in Section 5.02(j) of the Constellation OP Disclosure Letter, incur any Indebtedness for borrowed money, or guarantee such Indebtedness to another person.

(k) Litigation. Waive, compromise or settle any litigation, other than settlements that are for cash only and to the extent that it has a payment obligation of an amount not to exceed $5 million for all litigation matters that exist as of the date hereof or that arise after the date hereof, which payment obligation would not be deemed to include any amount that is reimbursable or paid by a third-party, including insurance or third-parties managed or advised by the applicable Contributed Entity or its Subsidiaries; provided further that this Section 5.02(k) shall not limit any payment required by an Order.

(l) Material Contract. Enter into any Contract that would be required to be disclosed in Section 4.03(j) of the Constellation OP Disclosure Letter, or modify, amend, terminate, assign or waive any material right under any Contract required to be disclosed on the Constellation OP Disclosure Letter in any material respect outside the ordinary course of business consistent with past practice.

(m) Liquidation. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation with respect to any Contributed Entity; provided, however, that any Contributed Entity shall be permitted to merge with and into, or liquidate into, another Contributed Entity resulting in a deemed liquidation of either such Contributed Entity.

(n) Lien. Create any Lien over any material asset or assets of any Contributed Entity, other than Permitted Liens or in connection with refinancing any Indebtedness permitted to be incurred hereunder.

(o) Capital Expenditures. Other than tenant improvements, make, authorize or incur any material capital expenditures or any obligations or liabilities in respect thereof.

(p) Engagement Letters. Amend or modify the compensation terms or any other material obligations contained in any engagement letter with any financial advisor existing as of the date of this Agreement that relates to the Transactions.

(q) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(r) Taxes. Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to (i) prevent either of the REIT Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code, (ii) prevent either of the OP Mergers from qualifying as tax-free transfers pursuant to Section 721 of the Code, (iii) prevent the Constellation OP Contribution from qualifying as a tax-free transaction pursuant to Section 351(a) of the Code (unless Constellation OP shall waive such condition), or (iv) cause any party that is intended to be a REIT to fail to qualify as a REIT; enter into, amend or modify any Tax Protection Agreement; make, change or rescind any material election relating to Taxes of a Contributed Entity that would apply to such Contributed Entity following the Constellation OP Contribution or the RED REIT Contribution, as applicable; change a material method of Tax accounting of a Contributed Entity that would apply to such Contributed Entity following the Constellation OP Contribution or the RED REIT Contribution, as applicable; materially amend any income Tax Return or any other material Tax Return of a Contributed Entity that would apply to such Contributed Entity following the Constellation OP Contribution or the RED REIT Contribution, as applicable; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment with respect to a Contributed Entity that would apply to such Contributed Entity following the Constellation OP Contribution or the RED REIT Contribution, as applicable; enter into any material closing agreement related to Taxes with respect to a Contributed Entity that would apply to such Contributed Entity following the Constellation OP Contribution or the RED REIT Contribution, as applicable; with respect to any Contributed Entity, take any action to recognize, trigger, or authorize any item described in Section 4.03(l)(9); or knowingly surrender any right to claim any material Tax refund, except in each case unless required by Law or necessary or appropriate to preserve the status of any Subsidiary of the forbearing party as a disregarded entity or partnership for U.S. federal income tax purposes. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Constellation Parties from taking any action, at any time or from time to time, with respect to a Contributed Entity that in the reasonable judgment of the applicable board of directors, upon advice of counsel to the applicable party, is reasonably necessary for the applicable party to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code and qualify or maintain, as applicable, the qualification of Constellation or RED REIT for taxation as a REIT under the Code for any period, or to qualify or preserve the status of any Contributed Entity, as applicable, as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.

5.03 Conduct of Business by the Constellation Parties. Each of the Constellation Parties agrees that, from the date hereof until the earlier of (i) (A) with respect to the Constellation OP Contributed Entities, the closing of the Constellation OP Contribution and (B) with respect to the RED REIT Contributed Entities, the closing of the RED REIT Contribution and (ii) the date, if any, on which this Agreement is terminated pursuant to Article VII, except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 5.03 of the Constellation OP Disclosure Letter, or (z) as required by applicable Law, without the prior written consent of each of the Other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each Constellation Party will not:

(a) Equity Interests. Issue or sell any of its Equity Interests in the Contributed Entities.

(b) Organizational Documents. Amend the Organizational Documents of any Contributed Entity.

(c) Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take any action, or knowingly omit to take any action, which action or omission is reasonably likely to result in any of the conditions to the Transactions set forth in Article VII not being satisfied in a reasonably timely manner, except (with prior notice to the Other Parties) as may be required by applicable Law.

(d) Lien. Create any Lien over any material asset or assets of any Contributed Entity, other than Permitted Liens or in connection with refinancing any Indebtedness permitted to be incurred hereunder.

(e) Engagement Letters. Amend or modify the compensation terms or any other material obligations contained in any engagement letter with any financial advisor existing as of the date of this Agreement that relates to the Transactions.

(f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(g) Allocation Policy. Materially amend the Allocation Policy in a manner adverse to the Nova I Parties or the Nova II Parties.

5.04 Conduct of Business by the Newco Parties. Each of the Newco Parties agrees that, from the date hereof until the earlier of (i) the Applicable Effective Time and (ii) the date, if any, on which this Agreement is terminated pursuant to Article VII, except (x) as expressly contemplated by this Agreement or (y) as required by applicable Law, without the prior written consent of each of the Other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each Newco Party will not:

(a) Operations. Engage in any material business activities or conduct any material operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and except to the extent necessary to maintain its status as a REIT under the Code (if applicable).

(b) Equity Interests. Issue or sell any of its Equity Interests.

(c) Organizational Documents. Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.

(d) Liquidation. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

5.05 Quarterly Reports. It is acknowledged and agreed that each of the Nova I Board and the Nova II Board receives a report from its respective external manager regarding Nova I’s and Nova II’s, respectively, disposition and acquisition and investment activity on a quarterly basis in arrears. From the date hereof until the Closing, each of Nova I and Nova II shall provide such report it receives to each of the Other Parties, and Constellation OP shall provide each of the Nova I Board and the Nova II Board with a comparable report (on a quarterly basis in arrears) regarding the disposition and acquisition and investment activity of the Contributed Entities.

5.06 No Control of Other Party’s Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the Other Parties’ and their respective Subsidiaries’ operations prior to the Closing, the Nova I Merger Effective Time and the Nova II Merger Effective Time. Notwithstanding the foregoing, it is understood and agreed that a Constellation OP Subsidiary serves as the external manager of each of Nova I and Nova II and manages the day-to-day operations of each of Nova I and Nova II pursuant to advisory agreements.

ARTICLE VI

COVENANTS

6.01 Nova I Acquisition Proposals.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement but subject to Sections 6.01(b)(3), (d) and (e), during the period beginning on the date of the first public announcement of this Agreement and continuing until 11:59 p.m. (New York City time) on the date that is thirty (30) days after the date of the first public announcement of this Agreement (the “Go Shop Period End Time”), Nova I, the Nova I Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, a Nova I Acquisition Proposal, including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of Nova I and the Nova I Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more executed confidentiality agreements (containing provisions limiting the use and disclosure of non-public written and oral information furnished to such person by or on behalf of Nova I at least as favorable to Nova I as the provisions of the Confidentiality Agreement); provided, however, that Nova I has previously furnished, made available or provided access to such nonpublic information to the Other Parties or concurrently does so; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or otherwise to obtain, a Nova I Acquisition Proposal; (iii) release any person from or fail to enforce any confidentiality, “standstill” or similar obligation to Nova I or any of the Nova I Subsidiaries; and (iv) disclose to the stockholders of Nova I any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), if such disclosure has the effect of withdrawing or adversely modifying, or does not expressly restate and publicly reaffirm, the Nova I Board Recommendation, then such disclosure shall be deemed to be a Nova I Change of Recommendation. For purposes of this Agreement, the term “Nova I Go Shop Bidder” shall mean any person (including its controlled Affiliates and Representatives) that submits a written proposal or offer regarding a Nova I Acquisition Proposal prior to the Go Shop Period End Time that the Nova I Board Special Committee determines in good faith after consultation with outside legal counsel and outside financial advisors, prior to the Go Shop Period End Time (or in the case of any Nova I Acquisition Proposal received fewer than five (5) business days before the date of the Go Shop Period End Time, no later than five (5) business days after the receipt of such Nova I Acquisition Proposal), has resulted in, or would be reasonably likely to result in, a Nova I Superior Proposal.

(b) No Solicitation or Negotiation.

(1) Except with respect to a Nova I Go Shop Bidder, from and after the Go Shop Period End Time, Nova I shall, and shall cause the Nova I Subsidiaries and its and their respective directors, officers, Affiliates and Representatives, and shall direct each of its and the Nova I Subsidiaries’ other Representatives (to the extent acting on behalf of Nova I) to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted theretofore with respect to any Nova I Acquisition Proposal. Except with respect to a Nova I Go Shop Bidder, from and after the Go Shop Period End Time, Nova I shall not, and shall cause the Nova I Subsidiaries and its and their respective directors, officers and Affiliates, and shall direct each of its and the Nova I Subsidiaries’ other Representatives (to the extent acting on behalf of Nova I) not to, directly or indirectly, (I) solicit, initiate, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, a Nova I Acquisition Proposal, (II) enter into or engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or otherwise to obtain, a Nova I Acquisition Proposal, (III) release any person from or fail to enforce any confidentiality, “standstill” or similar obligation to Nova I or any of the Nova I Subsidiaries, or (IV) approve, recommend or enter into any letter of intent or similar document, agreement, commitment, arrangement, understanding, contract or agreement in principle (whether binding or not) with respect to, contemplating or otherwise relating to a Nova I Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Nova I shall be permitted to waive or to not enforce any provision of any confidentiality, “standstill” or similar obligation to permit a person to make a confidential Nova I Acquisition Proposal directly to the Nova I Board Special Committee if the Nova I Board Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with or otherwise result in a breach of the Nova I directors’ duties under applicable Law. Upon the Go Shop Period End Time, Nova I shall, and shall cause the Nova I Subsidiaries and their respective directors, officers, Affiliates and Representatives to: (1) withdraw and terminate access that was granted to any person (other than any Nova I Go Shop Bidder and the Other Parties and their respective Representatives) to any “data room” (virtual or physical) that was established with respect to or in connection with any Nova I Acquisition Proposal or potential Nova I Acquisition Proposal and (2) exercise and use commercially reasonable efforts to enforce any contractual rights available to Nova I to cause each person (other than any Nova I Go Shop Bidder and the Other Parties and their respective Representatives) who received non-public or confidential information of Nova I or any Nova I Subsidiary to promptly return to Nova I or destroy such information. For the avoidance of doubt, after the Go Shop Period End Time and until the receipt of the Nova I Requisite Vote, Nova I, the Nova I Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 6.01(a) with respect to any proposals or offers regarding any Nova I Acquisition Proposal submitted by a Nova I Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Nova I Acquisition Proposal submitted by a Nova I Go Shop Bidder after the Go Shop Period End Time if the Nova I Board Special Committee has determined in good faith after consultation with outside legal counsel and outside financial advisors that such Nova I Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Nova I Superior Proposal; provided that a Nova I Go Shop Bidder shall cease to be a Nova I Go Shop Bidder if the negotiations between Nova I and such Nova I Go Shop Bidder with respect to the Nova I Acquisition Proposal that resulted in such Nova I Go Shop Bidder becoming a Nova I Go Shop Bidder shall have been terminated.

(2) Notwithstanding anything in this Agreement to the contrary, at any time after the Go Shop Period End Time and prior to the time, but not after, the Nova I Requisite Vote is obtained, Nova I and its Representatives may (A) provide information in response to a request therefor by a person or persons who has made a written Nova I Acquisition Proposal that did not result from a breach of Section 6.01(b)(1) (provided that Nova I (x) receives from the person or persons so requesting such information an executed confidentiality agreement (containing provisions limiting the use and disclosure of non-public written and oral information furnished to such person by or on behalf of Nova I at least as favorable to Nova I as the provisions of the Confidentiality Agreement), and (y) as contemplated below, Nova I discloses to the Other Parties (and provides copies to the Other Parties of) such written Nova I Acquisition Proposal and concurrently furnishes, makes available or provides access to any nonpublic information provided to such person or persons to the extent not previously so provided to such Other Party), and (B) engage or participate in any discussions or negotiations with any person who has made such a written Nova I Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Nova I Board Special Committee has either determined that such Nova I Acquisition Proposal constitutes a Nova I Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Nova I Acquisition Proposal could reasonably be expected to lead to a Nova I Superior Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Representatives or Affiliates of Nova I or any Nova I Subsidiary shall be deemed to be a breach of this Section 6.01 by Nova I.

(3) As soon as is reasonably practicable (and in any event no later than twenty-four (24) hours) after the Go Shop Period End Time, Nova I will notify the Other Parties in writing (i) if any Nova I Go Shop Bidders remain at such time, (ii) of the identity of such Nova I Go Shop Bidder(s) and (iii) concerning the material terms and conditions of the most recent Nova I Acquisition Proposal received from such Nova I Go Shop Bidder(s) (and shall include with such notice copies of any written Nova I Acquisition Proposal, including any proposed transaction agreement), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (x) keep the Other Parties reasonably informed of all material developments, discussions and negotiations concerning any such Nova I Acquisition Proposal and (y) provide the Other Parties with any written supplements or written additions to any written Nova I Acquisition Proposal, including any revisions to any proposed transaction agreement. Without limiting the foregoing, from and after the Go Shop Period End Time, Nova I will promptly (and in any event no later than twenty-four (24) hours after receipt thereof) notify the Other Parties in writing if (A) any Nova I Acquisition Proposal is received by Nova I, (B) any request for information relating to Nova I or any Nova I Subsidiary is received by Nova I or any Nova I Subsidiary from any person who informs Nova I or any Nova I Subsidiary that it is considering making or has made a Nova I Acquisition Proposal or (C) any discussions or negotiations are sought to be initiated with Nova I regarding any Nova I Acquisition Proposal, in each case from a person that is not a Nova I Go Shop Bidder, and shall, in any such notice to the Other Parties, indicate the identity of the person making, and the material terms and conditions of, such Nova I Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written Nova I Acquisition Proposal, including any proposed transaction agreement), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (x) keep the Other Parties reasonably informed of all material developments, discussions and negotiations concerning any such Nova I Acquisition Proposal, request or inquiry and (y) provide the Other Parties with any written supplements or written additions to any written Nova I Acquisition Proposal, including any revisions to any proposed transaction agreement. Neither Nova I nor any Nova I Subsidiary will enter into any agreement with any person subsequent to the date of this Agreement that prohibits Nova I from providing any information to the Other Parties in accordance with this Section 6.01.

(c) No Change of Recommendation. Except as expressly provided in Sections 6.01(d), 6.01(e) and 8.03(d), neither the Nova I Board, nor any committee thereof, nor any group of directors, formally or informally, shall:

(1) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to the Other Parties, the Nova I Board Recommendation;

(2) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Nova I Acquisition Proposal;

(3) authorize, cause or permit Nova I or any Nova I Subsidiary to enter into any Alternative Acquisition Agreement for any Nova I Acquisition Proposal; or

(4) fail to make the Nova I Board Recommendation or fail to include the Nova I Board Recommendation in the Proxy Statement (any action described in clauses (1), (2) or (4) of this Section 6.01(c) being referred to as a “Nova I Change of Recommendation”).

(d) Nova I Change of Recommendation; Right to Terminate. Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and prior to the time, but not after, the Nova I Requisite Vote is obtained, and subject to compliance with the provisions of this Section 6.01(d) in all material respects, if (i) Nova I receives a Nova I Acquisition Proposal (whether or not from a Nova I Go Shop Bidder) that did not result from a breach of this Section 6.01 (and such proposal is not withdrawn) and the Nova I Board Special Committee determines that such Nova I Acquisition Proposal constitutes a Nova I Superior Proposal and, after consultation with outside legal counsel, that failure to effect a Nova I Change of Recommendation in connection with such Nova I Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Nova I Superior Proposal would be inconsistent with the Nova I directors’ duties under applicable Law, then the Nova I Board (based on the recommendation of the Nova I Board Special Committee) may effect a Nova I Change of Recommendation and/or terminate this Agreement in accordance with Section 8.03(d) or (ii) a Nova I Intervening Event occurs, and the Nova I Board Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to effect a Nova I Change of Recommendation would be inconsistent with the Nova I directors’ duties under applicable Law, then the Nova I Board (based on the recommendation of the Nova I Board Special Committee) may effect a Nova I Change of Recommendation; provided, however, that the Nova I Board may not take action contemplated by clause (i) or (ii) pursuant to the foregoing unless:

(1) Nova I has provided written notice to the Other Parties of its intention to take such action at least four (4) business days in advance of effecting a Nova I Change of Recommendation or terminating this Agreement (unless at the time such notice is otherwise required to be given there are less than four (4) business days prior to the Nova I Stockholders Meeting, in which case Nova I will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Nova I Notice Period”)), which notice shall specify in reasonable detail the reasons for such action and, if such action is made in response to a Nova I Superior Proposal, such prior written notice shall include a description of the material terms of such Nova I Superior Proposal and a copy of the then existing draft of the definitive agreement providing for such Nova I Superior Proposal and any then existing drafts of the other relevant transaction agreements (it being understood and agreed that any amendment, supplement or modification to the terms of any Nova I Superior Proposal shall be deemed a new Nova I Superior Proposal and Nova I may not terminate this Agreement pursuant to Section 8.03(d) or make a Nova I Change of Recommendation unless Nova I has provided a new notice pursuant to this Section 6.01(d)(1), except that such new Nova I Notice Period in connection with any such amendment, supplement or modification shall be for two (2) business days from the time the Other Parties receive such notice (or as much notice as is reasonably practicable if there are fewer than two (2) business days prior to the Nova I Stockholders Meeting));

(2) if such action is made in response to a Nova I Superior Proposal, during the Nova I Notice Period, Nova I has negotiated (and directed its outside financial and outside legal advisors to negotiate) with the Other Parties in good faith (to the extent the Other Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Nova I Superior Proposal ceases to constitute (in the good faith determination of the Nova I Board Special Committee, after consultation with outside legal counsel and outside financial advisors) a Nova I Superior Proposal; and

(3) if such action is made in response to a Nova I Intervening Event, during the Nova I Notice Period, Nova I has negotiated (and directed its outside financial and outside legal advisors to negotiate) with the Other Parties in good faith (to the extent the Other Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to effect a Nova I Change of Recommendation would not, in the good faith determination of the Nova I Board Special Committee, after consultation with outside legal counsel, be inconsistent with the Nova I directors’ duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent Nova I or the Nova I Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Nova I Acquisition Proposal, provided that, if such disclosure has the effect of withdrawing or adversely modifying, or does not expressly restate and publicly reaffirm, the Nova I Board Recommendation, such disclosure shall be deemed to be a Nova I Change of Recommendation.

6.02 Nova II Acquisition Proposals.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement but subject to Sections 6.02(b)(3), (d) and (e), during the period beginning on the date of the first public announcement of this Agreement and continuing until the Go Shop Period End Time, Nova II, the Nova II Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, a Nova II Acquisition Proposal, including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of Nova II and the Nova II Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more executed confidentiality agreements (containing provisions limiting the use and disclosure of non-public written and oral information furnished to such person by or on behalf of Nova II at least as favorable to Nova II as the provisions of the Confidentiality Agreement); provided, however, that Nova II has previously furnished, made available or provided access to such nonpublic information to the Other Parties or concurrently does so; (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or otherwise to obtain, a Nova II Acquisition Proposal; (iii) release any person from or fail to enforce any confidentiality, “standstill” or similar obligation to Nova II or any of the Nova II Subsidiaries; and (iv) disclose to the stockholders of Nova II any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), if such disclosure has the effect of withdrawing or adversely modifying, or does not expressly restate and publicly reaffirm, the Nova II Board Recommendation, then such disclosure shall be deemed to be a Nova II Change of Recommendation. For purposes of this Agreement, the term “Nova II Go Shop Bidder” shall mean any person (including its controlled Affiliates and Representatives) that submits a written proposal or offer regarding a Nova II Acquisition Proposal prior to the Go Shop Period End Time that the Nova II Board Special Committee determines in good faith after consultation with outside legal counsel and outside financial advisors, prior to the Go Shop Period End Time (or in the case of any Nova II Acquisition Proposal received fewer than five (5) business days before the date of the Go Shop Period End time, no later than five (5) business days after the receipt of such Nova II Acquisition Proposal), has resulted in, or would be reasonably likely to result in, a Nova II Superior Proposal.

(b) No Solicitation or Negotiation.

(1) Except with respect to a Nova II Go Shop Bidder, from and after the Go Shop Period End Time, Nova II shall, and shall cause the Nova II Subsidiaries and its and their respective directors, officers, Affiliates and Representatives, and shall direct each of its and the Nova II Subsidiaries’ other Representatives (to the extent acting on behalf of Nova II) to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted theretofore with respect to any Nova II Acquisition Proposal. Except with respect to a Nova II Go Shop Bidder, from and after the Go Shop Period End Time, Nova II shall not, and shall cause the Nova II Subsidiaries and its and their respective directors, officers and Affiliates, and shall direct each of its and the Nova II Subsidiaries’ other Representatives (to the extent acting on behalf of Nova II) not to, directly or indirectly, (I) solicit, initiate, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, a Nova II Acquisition Proposal, (II) enter into or engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or otherwise to obtain, a Nova II Acquisition Proposal, (III) release any person from or fail to enforce any confidentiality, “standstill” or similar obligation to Nova II or any of the Nova II Subsidiaries, or (IV) approve, recommend or enter into any letter of intent or similar document, agreement, commitment, arrangement, understanding, contract or agreement in principle (whether binding or not) with respect to, contemplating or otherwise relating to a Nova II Acquisition Proposal; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Nova II shall be permitted to waive or to not enforce any provision of any confidentiality, “standstill” or similar obligation to permit a person to make a confidential Nova II Acquisition Proposal directly to the Nova II Board Special Committee if the Nova II Board Special Committee determines in good faith after consultation with outside legal counsel and outside financial advisors that any such failure to waive or to not enforce would be inconsistent with or otherwise result in a breach of the Nova II directors’ duties under applicable Law. Upon the Go Shop Period End Time, Nova II shall, and shall cause the Nova II Subsidiaries and their respective directors, officers, Affiliates and Representatives to: (1) withdraw and terminate access that was granted to any person (other than any Nova II Go Shop Bidder and the Other Parties and their respective Representatives) to any “data room” (virtual or physical) that was established with respect to or in connection with any Nova II Acquisition Proposal or potential Nova II Acquisition Proposal and (2) exercise and use commercially reasonable efforts to enforce any contractual rights available to Nova II to cause each person (other than any Nova II Go Shop Bidder and the Other Parties and their respective Representatives) who received non-public or confidential information of Nova II or any Nova II Subsidiary to promptly return to Nova II or destroy such information. For the avoidance of doubt, after the Go Shop Period End Time and until the receipt of the Nova II Requisite Vote, Nova II, the Nova II Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 6.02(a) with respect to any proposals or offers regarding any Nova II Acquisition Proposal submitted by a Nova II Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Nova II Acquisition Proposal submitted by a Nova II Go Shop Bidder after the Go Shop Period End Time if the Nova II Board Special Committee has determined in good faith after consultation with outside legal counsel that such Nova II Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Nova II Superior Proposal; provided that a Nova II Go Shop Bidder shall cease to be a Nova II Go Shop Bidder if the negotiations between Nova II and such Nova II Go Shop Bidder with respect to the Nova II Acquisition Proposal that resulted in such Nova II Go Shop Bidder becoming a Nova II Go Shop Bidder shall have been terminated.

(2) Notwithstanding anything in this Agreement to the contrary, at any time after the Go Shop Period End Time and prior to the time, but not after, the Nova II Requisite Vote is obtained, Nova II and its Representatives may (A) provide information in response to a request therefor by a person or persons who has made a written Nova II Acquisition Proposal that did not result from a breach of Section 6.02(b)(1) (provided that Nova II (x) receives from the person or persons so requesting such information an executed confidentiality agreement (containing provisions limiting the use and disclosure of non-public written and oral information furnished to such person by or on behalf of Nova II at least as favorable to Nova II as the provisions of the Confidentiality Agreement), and (y) as contemplated below, Nova II discloses to the Other Parties (and provides copies to the Other Parties of) such written Nova II Acquisition Proposal and concurrently furnishes, makes available or provides access to any nonpublic information provided to such person or persons to the extent not previously so provided to such Other Party), and (B) engage or participate in any discussions or negotiations with any person who has made such a written Nova II Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Nova II Board Special Committee has either determined that such Nova II Acquisition Proposal constitutes a Nova II Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Nova II Acquisition Proposal could reasonably be expected to lead to a Nova II Superior Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Representatives or Affiliates of Nova II or any Nova II Subsidiary shall be deemed to be a breach of this Section 6.02 by Nova II.

(3) As soon as is reasonably practicable (and in any event no later than twenty-four (24) hours) after the Go Shop Period End Time, Nova II will notify the Other Parties in writing (i) if any Nova II Go Shop Bidders remain at such time, (ii) of the identity of such Nova II Go Shop Bidder(s) and (iii) concerning the material terms and conditions of the most recent Nova II Acquisition Proposal received from such Nova II Go Shop Bidder(s) (and shall include with such notice copies of any written Nova II Acquisition Proposal, including any proposed transaction agreement), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (x) keep the Other Parties reasonably informed of all material developments, discussions and negotiations concerning any such Nova II Acquisition Proposal and (y) provide the Other Parties with any written supplements or written additions to any written Nova II Acquisition Proposal, including any revisions to any proposed transaction agreement. Without limiting the foregoing, from and after the Go Shop Period End Time, Nova II will promptly (and in any event no later than twenty-four (24) hours after receipt thereof) notify the Other Parties in writing if (A) any Nova II Acquisition Proposal is received by Nova II, (B) any request for information relating to Nova II or any Nova II Subsidiary is received by Nova II or any Nova II Subsidiary from any person who informs Nova II or any Nova II Subsidiary that it is considering making or has made a Nova II Acquisition Proposal or (C) any discussions or negotiations are sought to be initiated with Nova II regarding any Nova II Acquisition Proposal, in each case from a person that is not a Nova II Go Shop Bidder, and shall, in any such notice to the Other Parties, indicate the identity of the person making, and the material terms and conditions of, such Nova II Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written Nova II Acquisition Proposal, including any proposed transaction agreement), and thereafter shall promptly (and in any event no later than twenty-four (24) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (x) keep the Other Parties reasonably informed of all material developments, discussions and negotiations concerning any such Nova II Acquisition Proposal, request or inquiry and (y) provide the Other Parties with any written supplements or written additions to any written Nova II Acquisition Proposal, including any revisions to any proposed transaction agreement. Neither Nova II nor any Nova II Subsidiary will enter into any agreement with any person subsequent to the date of this Agreement that prohibits Nova II from providing any information to the Other Parties in accordance with this Section 6.02.

(c) No Change of Recommendation. Except as expressly provided in Sections 6.02(d), 6.02(e) and 8.04(d), neither the Nova II Board, nor any committee thereof, nor any group of directors, formally or informally, shall:

(1) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to the Other Parties, the Nova II Board Recommendation;

(2) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Nova II Acquisition Proposal;

(3) authorize, cause or permit Nova II or any Nova II Subsidiary to enter into any Alternative Acquisition Agreement for any Nova II Acquisition Proposal; or

(4) fail to make the Nova II Board Recommendation or fail to include the Nova II Board Recommendation in the Proxy Statement (any action described in clauses (1), (2) or (4) of this Section 6.02(c) being referred to as a “Nova II Change of Recommendation”).

(d) Nova II Change of Recommendation; Right to Terminate. Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and prior to the time, but not after, the Nova II Requisite Vote is obtained, and subject to compliance with the provisions of this Section 6.02(d) in all material respects, if (i) Nova II receives a Nova II Acquisition Proposal (whether or not from a Nova I Go Shop Bidder) that did not result from a breach of this Section 6.02 (and such proposal is not withdrawn) and the Nova II Board Special Committee determines that such Nova II Acquisition Proposal constitutes a Nova II Superior Proposal and, after consultation with outside legal counsel, that failure to effect a Nova II Change of Recommendation in connection with such Nova II Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Nova II Superior Proposal would be inconsistent with the Nova II directors’ duties under applicable Law, then the Nova II Board (based on the recommendation of the Nova II Board Special Committee) may effect a Nova II Change of Recommendation and/or terminate this Agreement in accordance with Section 8.04(d) or (ii) a Nova II Intervening Event occurs, and the Nova II Board Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to effect a Nova II Change of Recommendation would be inconsistent with the Nova II directors’ duties under applicable Law, then the Nova II Board (based on the recommendation of the Nova II Board Special Committee) may effect a Nova II Change of Recommendation; provided, however, that the Nova II Board may not take action contemplated by clause (i) or (ii) pursuant to the foregoing unless:

(1) Nova II has provided written notice to the Other Parties of its intention to take such action at least four (4) business days in advance of effecting a Nova II Change of Recommendation or terminating this Agreement (unless at the time such notice is otherwise required to be given there are less than four (4) business days prior to the Nova II Stockholders Meeting, in which case Nova II will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Nova II Notice Period”)), which notice shall specify in reasonable detail the reasons for such action and, if such action is made in response to a Nova II Superior Proposal, such prior written notice shall include a description of the material terms of such Nova II Superior Proposal and a copy of the then existing draft of the definitive agreement providing for such Nova II Superior Proposal and any then existing drafts of the other relevant transaction agreements (it being understood and agreed that any amendment, supplement or modification to the terms of any Nova II Superior Proposal shall be deemed a new Nova II Superior Proposal and Nova II may not terminate this Agreement pursuant to Section 8.04(d) or make a Nova II Change of Recommendation unless Nova II has provided a new notice pursuant to this Section 6.02(d)(1), except that such new Nova II Notice Period in connection with any such amendment, supplement or modification shall be for two (2) business days from the time the Other Parties receive such notice (or as much notice as is reasonably practicable if there are less than two (2) business days prior to the Nova II Stockholders Meeting));

(2) if such action is made in response to a Nova II Superior Proposal, during the Nova II Notice Period, Nova II has negotiated (and directed its outside financial and outside legal advisors to negotiate) with the Other Parties in good faith (to the extent the Other Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Nova II Superior Proposal ceases to constitute (in the good faith determination of the Nova II Board Special Committee, after consultation with outside legal counsel and outside financial advisors) a Nova II Superior Proposal; and

(3) if such action is made in response to a Nova II Intervening Event, during the Nova II Notice Period, Nova II has negotiated (and directed its outside financial and outside legal advisors to negotiate) with the Other Parties in good faith (to the extent the Other Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to effect a Nova II Change of Recommendation would not, in the good faith determination of the Nova II Board Special Committee, after consultation with outside legal counsel, be inconsistent with the Nova II directors’ duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent Nova II or the Nova II Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to a Nova II Acquisition Proposal, provided that, if such disclosure has the effect of withdrawing or adversely modifying, or does not expressly restate and publicly reaffirm, the Nova II Board Recommendation, such disclosure shall be deemed to be a Nova II Change of Recommendation.

6.03 Preparation of the Form S-4 and the Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, (i) the parties shall jointly prepare the Proxy Statement in preliminary form, and (ii) Newco shall prepare and file with the SEC, the Form S-4 with respect to the Newco Common Stock issuable in connection with the Constellation OP Contribution and the REIT Mergers, which will include the Proxy Statement and a prospectus of Newco. Each of the parties shall use commercially reasonable efforts to (x) have the Proxy Statement cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Proxy Statement and Form S-4 comply in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the REIT Mergers. Subject to Sections 6.01(d), 6.01(e), 6.02(d) and 6.02(e), as applicable, the Form S-4 and Proxy Statement shall include all information reasonably requested by such Other Party to be included therein. Each of the parties shall promptly notify the Other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Other Parties with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and notify the Other Parties of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of Nova I and Nova II shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Newco shall respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the parties shall cooperate with and provide to the Other Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall consider in good faith including in such document or response any comments reasonably proposed by the Other Parties. Each of the parties shall notify the Other Parties, promptly after it receives notice thereof, of the time of the effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Newco Common Stock issuable in connection with the Constellation OP Contribution and the REIT Mergers, for offering or sale in any jurisdiction, and each of the parties shall use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, or the MGCL, as applicable, and the rules of the applicable National Securities Exchange in connection with the filing and distribution of the Proxy Statement and the Form S-4, and the solicitation of proxies from the common stockholders of each of the parties thereunder.

(b) Each of the parties shall, upon request, promptly furnish to the Other Parties all information concerning itself, its Subsidiaries and Affiliates, its directors and officers and the holders of its stock and provide such other information and assistance as may be reasonably requested, necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the parties or any of their respective Subsidiaries to the applicable National Securities Exchange or any Governmental Authority in connection with the Transactions, including in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. In addition, each of Nova I, Nova II and Constellation OP will use commercially reasonable efforts to (i) provide interim financial statements (including footnotes) of Nova I and the Nova I Subsidiaries, Nova II and the Nova II Subsidiaries or the Contributed Entities, as applicable, that are required by the Securities Act to be included in the Form S-4 that have been reviewed by its independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) request its independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on its annual audited consolidated financial statements included in the Form S-4, and (iv) provide information concerning Nova I, Nova II or the Contributed Entities, as applicable, necessary to enable the parties to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Newco to prepare the Form S-4. In addition to the preceding sentence and without limiting any obligations thereunder, the Constellation Parties shall deliver to the Other Parties the Contributed Entity Audited Financial Statements as promptly as reasonably practicable following the date of this Agreement. Notwithstanding the foregoing and except as required by applicable Law, no party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use commercially reasonable efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(c) If, at any time prior to receipt of the Nova I Requisite Vote or the Nova II Requisite Vote, any information relating to Nova I, Nova II, the Contributed Entities, Newco or any of their respective Affiliates, should be discovered by Nova I, Nova II, Constellation OP or Newco that, in the reasonable judgment of Nova I, Nova II, Constellation OP or Newco, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the Other Parties, and the parties shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4, as applicable and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to common stockholders of Nova I or Nova II. Nothing in this Section 6.03(c) shall limit the obligations of any party under Section 6.03(a). For purposes of this Section 6.03, any information concerning or related to Nova I, its Affiliates or the Nova I Stockholders Meeting will be deemed to have been provided by Nova I, any information concerning or related to Nova II, its Affiliates or the Nova II Stockholders Meeting will be deemed to have been provided by Nova II, and any information concerning or related to Constellation OP or its Affiliates (including the Contributed Entities and Newco) will be deemed to have been provided by Constellation OP.

6.04 Stockholders Meetings.

(a) Nova I, acting through the Nova I Board Special Committee and the Nova I Board, shall, as promptly as practicable after the date of this Agreement, take all action required by the MGCL and its Organizational Documents necessary to duly call, give notice of, convene and hold as promptly as practicable after the Form S-4 is declared effective under the Securities Act a meeting of the common stockholders of Nova I for the purpose of approving the Nova I Merger, the Nova I Charter Amendments and the other Transactions, to the extent such other Transactions are applicable to the Nova I Parties and required under the MGCL to be voted on by the stockholders of Nova I (as they may be combined or separately required to be proposed or presented) (including any postponement, adjournment or recess thereof, the “Nova I Stockholders Meeting”); provided that Nova I (1) may postpone, recess or adjourn such meeting solely (A) to the extent required by applicable Law, (B) with the prior written consent of the Other Parties, (C) to allow reasonable additional time to solicit additional proxies to the extent Nova I reasonably believes necessary in order to obtain the Nova I Requisite Vote, (D) in the absence of a quorum or (E) if Nova I has delivered any notice contemplated by Section 6.01(d) and the time periods contemplated by Section 6.01(d) have not expired and (2) shall postpone, recess or adjourn such meeting if, as of the scheduled date of such meeting, Nova I has not solicited sufficient proxies in order to obtain the Nova I Requisite Vote; provided further that, in each case, Nova I shall not be permitted to postpone, recess or adjourn such meeting to a date that is (x) more than thirty (30) days after the date for which the Nova I Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (y) more than 120 days from the record date for the Nova I Stockholders Meeting, whichever occurs first (the “Nova I Outside Meeting Date”).

(b) Nova II, acting through the Nova II Board Special Committee and the Nova II Board, shall, as promptly as practicable after the date of this Agreement, take all action required by the MGCL and its Organizational Documents to duly call, give notice of, convene and hold as promptly as practicable after the Form S-4 is declared effective under the Securities Act a meeting of the common stockholders of Nova II for the purpose of approving the Nova II Merger, the Nova II Charter Amendment and the other Transactions, to the extent such other Transactions are applicable to the Nova II Parties and required under the MGCL to be voted on by the stockholders of Nova II (as they may be combined or separately required to be proposed or presented) (including any postponement, adjournment or recess thereof, the “Nova II Stockholders Meeting”); provided that Nova II (1) may postpone, recess or adjourn such meeting solely (A) to the extent required by applicable Law, (B) with the prior written consent of the Other Parties, (C) to allow reasonable additional time to solicit additional proxies to the extent Nova II reasonably believes necessary in order to obtain the Nova II Requisite Vote, (D) in the absence of a quorum or (E) if Nova II has delivered any notice contemplated by Section 6.02(d) and the time periods contemplated by Section 6.02(d) have not expired and (2) shall postpone, recess or adjourn such meeting if, as of the scheduled date of such meeting, Nova II has not solicited sufficient proxies in order to obtain the Nova II Requisite Vote; provided further that, in each case, Nova II shall not be permitted to postpone, recess or adjourn such meeting to a date that is (x) more than thirty (30) days after the date for which the Nova II Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (y) more than 120 days from the record date for the Nova II Stockholders Meeting, whichever occurs first (the “Nova II Outside Meeting Date”).

(c) The parties shall use their respective commercially reasonable efforts to hold the Nova I Stockholders Meeting and the Nova II Stockholders Meeting on the same day.

6.05 Preparation of the Form S-11; Listing Process.

(a) As promptly as practicable following the date of this Agreement, Newco shall prepare and file or submit with the SEC the Form S-11 with respect to the registration of shares of Newco Class A Common Stock in connection with an initial public offering by Newco (the “IPO”). Newco shall use commercially reasonable efforts (i) to ensure that the Form S-11 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (ii) to respond as promptly as practicable to SEC comments received with respect to the Form S-11, (iii) if requested by Constellation OP (and subject to the IPO/Listing Parameters), to have the Form S-11 declared effective under the Securities Act as promptly as practicable after such filing, and (iv) if declared effective by the SEC, to keep the Form S-11 effective for so long as necessary to complete the IPO by Newco. Each of the parties shall promptly furnish all information concerning itself, its Affiliates, and the holders of its stock to Newco (including financial statements required to be included in the Form S-11) and provide such other assistance as may be reasonably requested or necessary in connection with the preparation, filing and distribution of the Form S-11. Newco shall promptly notify the Other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-11, and shall, as promptly as practicable after receipt thereof, provide the Other Parties with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-11 received from the SEC. Notwithstanding the foregoing, prior to filing or submitting the Form S-11 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Newco shall cooperate with and provide to the Other Parties a reasonable opportunity to review and comment on such document or response and shall consider in good faith including in such document or response any comments reasonably proposed by the Other Parties. Newco also shall take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, or the MGCL, as applicable, the rules of the Financial Industry Regulatory Authority, Inc., and the rules of the applicable National Securities Exchange in connection with the filing of the Form S-11.

(b) Constellation OP shall use commercially reasonable efforts to effect the IPO on terms consistent with those terms that may be mutually agreed upon by the Parties and set forth in Section 6.05(b) of the Constellation OP Disclosure Letter (the “IPO/Listing Parameters”) prior to the Outside Date. Subject to Section 6.05(e), as promptly as practicable following receipt of the Nova I Requisite Vote and the Nova II Requisite Vote, Newco shall file with or submit to the SEC a preliminary prospectus relating to the IPO, in order to permit the commencement of a “road show” for the initial public offering of Newco Class A Common Stock.

(c) If the terms of the IPO are within the IPO/Listing Parameters, then Constellation OP may, in its discretion, pursue and consummate the IPO at any time within six (6) months after the receipt of the Nova I Requisite Vote and Nova II Requisite Vote. Constellation OP shall have the sole discretion to determine if market conditions are favorable for effecting the IPO; provided that if Constellation OP desires to pursue the IPO (i) after the date that is six (6) months following the later of the receipt of the Nova I Requisite Vote and the receipt of the Nova II Requisite Vote or (ii) on terms that are not consistent with the IPO/Listing Parameters, then such decision as to whether to effect an IPO of Newco shall require the prior approval of the Nova I Board Special Committee and the Nova II Board Special Committee.

(d) Notwithstanding the foregoing, if Constellation OP determines, in its sole discretion, that market conditions are not favorable for an IPO, it may, following receipt of the Nova I Requisite Vote and the Nova II Requisite Vote, elect to proceed with a listing (without an initial public offering) of the shares of Newco Class A Common Stock on a National Securities Exchange in lieu of the IPO of Newco; provided that such listing shall be within the IPO/Listing Parameters; and provided further that Constellation OP shall use commercially reasonable efforts to effect such listing following such determination. Each of the parties shall promptly furnish all information concerning itself, its Affiliates, and the holders of its stock to Newco and provide such other assistance as may be reasonably requested or necessary in connection with the listing process. At any time during the six (6)-month period following the later of the receipt of the Nova I Requisite Vote and the receipt of the Nova II Requisite Vote, Constellation OP shall have the sole discretion to determine when to pursue a listing of the Newco Class A Common Stock within the IPO/Listing Parameters. If Constellation OP desires to pursue a listing of the Newco Class A Common Stock (i) after the date that is six (6) months following the later of the receipt of the Nova I Requisite Vote and the receipt of the Nova II Requisite Vote or (ii) on terms that are not consistent with the IPO/Listing Parameters, then such decision as to whether to effect a listing of the Newco Class A Common Stock shall require the prior approval of the Nova I Board Special Committee and the Nova II Board Special Committee.

(e) For the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.05, nothing in this Article VI shall require Constellation OP to cause Newco to file a preliminary prospectus with the SEC, commence a “road show,” or effect an IPO of Newco or a listing of the Newco Class A Common Stock if Constellation OP determines, in its sole discretion, that market conditions are not favorable to effect an IPO of Newco or a listing of the Newco Class A Common Stock.

6.06 Actions.

(a) On the terms and subject to the conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable under applicable Laws, so as to permit consummation of the Constellation OP Contribution, the RED REIT Contribution and the Mergers as promptly as practicable in accordance with this Agreement and otherwise to enable consummation of the Transactions, and each will cooperate fully with, and furnish information to, the Other Parties to those ends.

(b) Subject to Section 6.06(b) of the Disclosure Letter of each party, the parties and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare as promptly as practicable all documentation, to effect all filings and to obtain all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Mergers (including material Regulatory and Third Party Approvals) and the other Transactions and will make all necessary filings in respect of the material Regulatory and Third Party Approvals as soon as practicable. Each of the parties will have the right to review in advance, and to the extent practicable each will consult with the Other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Regulatory and Third Party Approvals. In addition, subject to Section 6.06(b) of the Disclosure Letter of each party, each party shall, and shall cause its Subsidiaries, to use their respective commercially reasonable efforts to obtain any consents, approvals or waivers under any material Contract pursuant to which the Transactions could give rise to a default or acceleration (following the provision of any notice, passage of time or both) thereunder and to take any further actions reasonably requested by any Other Party to avoid any such default or acceleration. In exercising the foregoing rights, each of the parties will act reasonably and as promptly as practicable. Each party will consult with the Other Parties with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Transactions.

(c) Each party will, upon request, furnish the Other Parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such Other Party or any of their respective Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions.

(d) Without limiting the foregoing, each party shall make appropriate filings with respect to the Requisite Regulatory Approvals, in each case, as promptly as practicable after the date hereof and take any and all other actions reasonably necessary, including to supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority, to obtain the Requisite Regulatory Approvals or to cause the expiration or termination of the applicable waiting periods, in each case as soon as practicable.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.06, if any administrative or judicial action or proceeding, including any proceeding by a private person, is instituted (or threatened to be instituted) challenging the Transactions (“Transaction Litigation”), such party against whom the action or proceeding has been brought (or that has Knowledge such action or proceeding has been threatened), shall promptly notify the Other Parties thereof. The parties shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of any Transaction Litigation and none of the parties shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any such Transaction Litigation without each of the Other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.07 Press Releases. Each party will consult with the Other Parties before issuing any press release or other written stockholder communication with respect to the Constellation OP Contribution, the RED REIT Contribution, the Mergers or the other Transactions or this Agreement and will not issue any such stockholder communication or make any such public statement with respect to the Constellation OP Contribution, the RED REIT Contribution, the Mergers or the other Transactions or this Agreement without the prior written consent of the Other Parties, which consent will not be unreasonably withheld, delayed or conditioned; provided that a party may, without the prior written consent of the Other Parties (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable Law or securities exchange rules; provided, further, that a party may, without the prior written consent of the Other Parties, and without consultation, issue any communications relating to a Nova I Acquisition Proposal or Nova II Acquisition Proposal, as applicable; provided, further, that any such communication relating to a Nova I Acquisition Proposal or Nova II Acquisition Proposal that does not expressly restate and publicly reaffirm the Nova I Board Recommendation or Nova II Board Recommendation, respectively, shall be a Nova I Change of Recommendation or Nova II Change of Recommendation, as the case may be. The parties will use their respective commercially reasonable efforts to cooperate on a prompt basis to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the Other Parties. Notwithstanding the foregoing, nothing in this Section 6.07 limits the obligations of Nova I and Nova II under Section 6.01 and Section 6.02, respectively.

6.08 Access; Information.

(a) Each of the parties agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the Other Parties, and the Other Parties’ respective directors, officers, counsel, accountants and other authorized Representatives, reasonable access during normal business hours throughout the period from the date hereof until the Closing to the books, records (including Tax Returns and work papers of independent auditors) and properties and to such other information as the Other Parties may reasonably request and, during such period, each party will furnish promptly to the Other Parties (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities Laws, and (2) such other information concerning the business and properties of it as any of the Other Parties may reasonably request; provided that the obligation of Constellation OP and RED REIT hereunder shall be limited to the books, records, properties and such other information to the extent relating solely to the Contributed Entities. None of the parties will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will use their respective commercially reasonable efforts to make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will, and will cause its respective Subsidiaries and representatives to, hold any information that is nonpublic and confidential in accordance with, and to the extent required by, the Confidentiality Agreement.

6.09 Takeover Laws and Provisions. Each party shall not, and shall cause its respective Subsidiaries and representatives not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Transactions, or grant any waiver under any Takeover Law with respect to any Nova I Acquisition Proposal or Nova II Acquisition Proposal, as applicable, or other transaction with a third party or otherwise take any action to exempt any person from any Takeover Law or similar restrictive provision of such party’s Organizational Documents. If any Takeover Law is or may become applicable to the Transactions, each of the parties and the respective board of directors shall grant such approvals and shall use commercially reasonable efforts to take such actions so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any Takeover Law on the Transactions. After giving effect to the First Nova I Charter Amendment and the Nova II Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of Nova I Common Stock or Nova II Common Stock with respect to the REIT Mergers and the other Transactions.

6.10 Indemnification.

(a) From and after the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Newco shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director or officer of Nova I and Nova II and each of their respective Subsidiaries, in each case, when such individual is acting in such capacity (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Applicable Effective Time, including any claim, action, suit, proceeding or investigation, arising out of or pertaining to the REIT Mergers or the other Transactions.

(b) Without limiting the foregoing, for a period of six (6) years from and after the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco shall not amend, repeal or otherwise modify any provision in the Newco Organizational Documents relating to the exculpation or indemnification (including advancement of expenses) of any Indemnified Parties in any manner that would adversely affect the rights thereunder of any Indemnified Parties, it being the intent of the parties that the Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including advancement of expenses) to the fullest extent permitted under applicable Law as provided in Section 6.10(a). Newco shall, and shall cause the Newco Subsidiaries to, honor and perform under all indemnification obligations owed to any of the Indemnified Parties.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Newco thereof, but the failure to so notify shall not relieve Newco of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party (and only to the extent of such prejudice). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the

Applicable Effective Time), (1) Newco shall have the right to assume the defense thereof, and Newco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Newco elects not to assume such defense or counsel for the Indemnified Parties and advises that there are issues that raise conflicts of interest between Newco and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Newco shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Newco shall be obligated pursuant to this Section 6.10(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) Newco shall not be liable for any settlement effected without its prior written consent; and provided further that Newco shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to Closing, Newco shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Nova I Merger Effective Time and the Nova II Merger Effective Time from an insurance carrier with the same or better credit rating as Nova I’s and Nova II’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as Nova I’s and Nova II’s existing policies with respect to matters existing or occurring at or prior to the Applicable Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby). If Newco fails to obtain such “tail” insurance policies as of the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco shall maintain in effect for a period of at least six (6) years from and after the Nova I Merger Effective Time and the Nova II Merger Effective Time the D&O Insurance in place as of the date of this Agreement, with benefits and levels of coverage at least as favorable as provided in Nova I’s and Nova II’s existing policies as of the date of this Agreement, or Newco shall use commercially reasonable efforts to purchase comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage at least as favorable as provided in Newco’s existing policies as of the date of this Agreement.

(e) If Newco or any of its successors or assigns (1) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(g) The rights of each of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Nova I, Nova II, or any of their respective Subsidiaries, or under any applicable contracts or Laws.

6.11 Notification of Certain Matters. Each of the Nova I Parties shall give prompt notice to the Other Parties of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has resulted in, or is reasonably likely to result in, a Nova I Material Adverse Effect, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII. Each of the Nova II Parties shall give prompt notice to the Other Parties of any fact, event or circumstance known to it that (i) individually or taken together with all other facts, events and circumstances known to it, has resulted in, or is reasonably likely to result in, a Nova II Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII. Each of the Constellation Parties shall give prompt notice to the Other Parties of any fact, event or circumstance known to it that (x) individually or taken together with all other facts, events and circumstances known to it, has resulted in, or is reasonably likely to result in, a Contributed Entity Material Adverse Effect, or (y) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII. Each of the Newco Parties shall give prompt notice to the Other Parties of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII. Notwithstanding the foregoing, the failure to give any such notice shall not be treated as a material breach of any representation, warranty, covenant or agreement for purposes of Sections 8.03(a), 8.03(b), 8.04(a), 8.04(b), 8.05(a) or 8.05(b) of this Agreement, as applicable, nor shall it provide the basis for the assertion of any claim or right in respect of such breach.

6.12 Rule 16b-3. Prior to the Applicable Effective Time, Nova I and Nova II shall take all such steps as may be required to cause any (a) dispositions of Nova I and Nova II securities (including derivative securities), as applicable, resulting from the REIT Mergers and the other Transactions by each individual (including any person who is deemed to be a “director by deputization” under applicable securities Laws) who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nova I or Nova II immediately prior to the Applicable Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of shares of Newco Common Stock (including derivative securities) resulting from the REIT Mergers and the other Transactions by each individual (including any person who is deemed to be a “director by deputization” under applicable securities Laws) who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Newco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13 Certain Tax Matters.

(a) The parties shall use their respective commercially reasonable efforts to cause (i) the Constellation OP Contribution to qualify as a tax-free transaction pursuant to Section 351 of the Code, (ii) each of the REIT Mergers to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code and (iii) each of the OP Mergers, the RED REIT Contribution and the Newco Contribution to be treated as a tax-free transaction pursuant to Section 721 of the Code. The parties shall use their respective commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.02(j) and (k), 7.03(j) and (k) and 7.04(g) and (h), respectively; provided that (i) Nova I shall have received the opinions of counsel referred to in Sections 7.02(j) and (k), (ii) Nova II shall have received the opinions of counsel referred to in Section 7.03(j) and (k) and (iii) Constellation OP shall have received the opinions of counsel referred to in Section 7.04(g) and (h), the parties shall treat each of the Transactions for tax purposes as described at the beginning of this Section 6.13(a), and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

6.14 Stock Exchange Listing. Subject to Section 6.05(e), Newco shall cause the Newco Class A Common Stock into which (a) the Newco Common Stock to be issued in the REIT Mergers and in connection with the Constellation OP Contribution and (b) the Newco OP Units to be issued in the OP Mergers and in connection with the RED REIT OP Contribution is convertible to be approved for listing on a National Securities Exchange, subject to official notice of issuance prior to the Closing.

6.15 Dividends. Notwithstanding anything else to the contrary in this Agreement, but subject to Section 5.01(e), each of Nova I and Nova II, as applicable, shall declare and pay one or more dividends to its stockholders in an aggregate amount at least equal to the minimum dividend required to be distributed in order for such party to qualify as a REIT for the taxable year that ends upon the Closing and to avoid the incurrence of any income or excise Tax under Sections 857 or 4981 (and corresponding provisions of state or local Tax Law) (any dividend paid pursuant to this paragraph, a “REIT Minimum Distribution Dividend”). The declaration and record date for any dividend payable pursuant to this Section 6.15 shall be no later than the close of business on the last business day prior to the Closing Date, and any such dividend shall otherwise comply with Section 3.02.

6.16 Nova I and Nova II Distribution Reinvestment Plans and Share Repurchase Programs. As soon as reasonably practicable following the execution of this Agreement (and in any event within one (1) business day after execution of this Agreement), Nova I and Nova II will take all necessary corporate action to suspend their respective distribution reinvestment plan and share repurchase program, subject to applicable notice and effectiveness provisions under the respective distribution reinvestment plan and share repurchase program.

6.17 Nova I Asset Disposition.

(a) The Parties agree that the asset identified on Section 6.17 of the Nova I Disclosure Letter (the “Nova I Excluded Asset”) is not to be transferred to Newco or Newco OP in connection with the Nova I Merger or the Nova I OP Merger, and that the Nova I Excluded Asset will be disposed of prior to the Closing. Prior to the Closing, Nova I may sell, transfer or otherwise dispose of all or any portion of the Nova I Excluded Asset to any third party (a “Third Party Sale”); provided that (i) the net cash proceeds from any such Third Party Sale are not less than $65 million, (ii) Nova I shall distribute any net cash proceeds from such Third Party Sale in excess of $65 million to the holders of the Nova I Common Stock prior to the Nova I Merger Effective Time (a “Permitted Proceeds Distribution”), (iii) Nova I shall transfer to a liquidating trust (the “Liquidating Trust”) any non-cash proceeds from such Third Party Sale, together with all of its right, title and interest in and to any remaining portion of the Nova I Excluded Asset that is not sold, transferred or disposed of in such Third Party Sale, (iv) Nova I shall distribute the interests in the Liquidating Trust (a “Liquidating Trust Distribution”) to the holders of the Nova I Common Stock prior to the Nova I Merger Effective Time, and (v) the terms of any Third Party Sale shall be reasonably satisfactory to the Other Parties. For the avoidance of doubt, (i) the provisions of Section 6.01 shall not be deemed to apply to a Third Party Sale or proposal to engage in a Third Party Sale and (ii) the Liquidating Trust shall not be deemed to be a Nova I Subsidiary.

(b) If Nova I does not effect a Third Party Sale prior to the Closing, Nova I shall (i) sell to a Constellation Affiliate, and Constellation OP shall cause such Constellation Affiliate to purchase, a portion of the Nova I Excluded Asset, on substantially the terms described in Section 6.17 of the Nova I Disclosure Letter, (ii) contribute to a Liquidating Trust its remaining right, title and interest in and to the Nova I Excluded Asset, and (iii) effect the Liquidating Trust Distribution prior to the Nova I Merger Effective Time.

(c) The agreement and declaration of trust of any Liquidating Trust shall be in substantially the form of Exhibit I to this Agreement. For purposes of this Agreement, any Liquidating Trust Distribution or Permitted Proceeds Distribution is referred to as a “Permitted Nova I Excluded Asset Distribution.” Any Permitted Nova I Excluded Asset Distribution (defined below) shall not affect the Merger Consideration that the Nova I Stockholders are to receive in connection with the Nova I Merger.

6.18 Pre-Closing Adjustment.

(a) On or before the fifth business day prior to the end of the Measurement Period, Newco shall prepare and deliver to the Other Parties estimates of (i) Nova I’s Leakage Amount and (ii) Nova II’s Leakage Amount. Not more than two (2) business days following receipt of such estimates, each of Nova I and Nova II shall notify Newco and Constellation OP as to whether such Party accepts such estimates. In the event that an estimate is accepted by both Nova I and Nova II, then such estimate shall become the final Leakage Amount for Nova I or Nova II, as applicable (subject to any reasonable adjustments as may be subsequently agreed to by the parties). In the event that either Nova I or Nova II objects to any such estimate of a Leakage Amount, then Nova I, Nova II, Newco and Constellation OP agree to negotiate and resolve such dispute in good faith prior to the Closing to determine a new Leakage Amount for Nova I or Nova II, as applicable; provided, however, that Newco’s original estimate shall become the final Leakage Amount for Nova I or Nova II, as applicable, if such dispute is not resolved by the Closing.

(b) In determining a party’s FFO, for any quarter (including any partial quarter) for which FFO is not available, FFO for such quarter (or partial quarter) shall equal such party’s FFO for the most recent quarter in which FFO for such party is available (which, in the case of a partial quarter, shall be prorated based on the number of days elapsed in such quarter), with such adjustments as are necessary to take into account items that would cause FFO in such quarter (or partial quarter) to differ from such prior quarter’s FFO.

(c) Promptly following the final determination of Nova I’s Leakage Amount and Nova II’s Leakage Amount pursuant to clause (a) above and prior to the Closing, the Distributing Party’s Board of Directors (or a duly authorized committee thereof) shall declare a special dividend to holders of record of the Distributing Party’s shares immediately prior to the Nova I Effective Time or the Nova II Effective Time, as applicable, in an aggregate amount equal to the Distributing Party Special Dividend. The Distributing Party shall pay the Distributing Party Special Dividend in accordance with Section 3.02.

(d) Promptly following (i) the final determination of Nova I’s Leakage Amount and Nova II’s Leakage Amount pursuant to clause (a) above, (ii) the Constellation OP Contribution and (iii) the RED REIT Contribution, and prior to each of the Nova I Merger Effective Time and the Nova II Merger Effective Time, Newco’s Board of Directors (or a duly authorized committee thereof) shall declare a special distribution to Constellation OP, in an aggregate amount equal to the Constellation Special Dividend. Newco shall pay the Constellation Special Dividend to Constellation OP promptly following the Closing.

(e) For purposes of this Section 6.18, the following terms shall have the following meanings:

“Applicable Party” means (i) Nova I if its Leakage Percentage is greater than Nova II’s Leakage Percentage and (ii) Nova II if its Leakage Percentage is greater than Nova I’s Leakage Percentage.

“Base Amount” means for each of Constellation OP, Nova I and Nova II, its base amount as set forth in Section 6.18(i) of its Disclosure Letter.

“Constellation Gross-Up Amount” means an amount equal to the product of (i) the Applicable Party’s Leakage Percentage and (ii) Constellation OP’s Base Amount.

“Constellation Permitted Distributions” means the difference between (i) the sum of (a) FFO for the Contributed Entities during the Measurement Period, (b) cash contributions or contributions of intercompany receivables relating to CMC Parent REIT, LLC or Colony Mortgage Sub A REIT, Inc. made to the Contributed Entities during the Measurement Period, (c)

the Constellation Gross-Up Amount, and (d) the Outstanding Receivable, and (ii) cash distributions made by the Contributed Entities to the holders of the Contributed Entities’ Equity Interests during the period from July 1, 2017 through the day immediately prior to the date hereof, excluding the Goodwill Distribution.

“Constellation Special Dividend” means a distribution in cash in respect of Newco’s shares in an amount equal to the amount by which the Constellation Permitted Distributions exceeds the distributions made by the Contributed Entities pursuant to Section 5.02(f).

“Distributing Party” means (i) Nova I if Nova II is the Applicable Party and (ii) Nova II if Nova I is the Applicable Party.

“Distributing Party Special Dividend” means a dividend in cash in respect of the Distributing Party’s shares in an amount equal to the difference between (i) the product of (a) the Applicable Party’s Leakage Percentage and (b) the Distributing Party’s Base Amount and (ii) the Distributing Party’s Leakage Amount.

“FFO” means net income or loss calculated in accordance with GAAP adjusted for the applicable party’s share of the following items, including such amounts recognized by such party’s unconsolidated partnerships and joint ventures: (i) exclude GAAP gains and losses from sales of depreciable real estate and investment assets; (ii) exclude impairment write-downs associated with depreciable real estate and investment assets; (iii) with respect to Nova I only, exclude any losses in respect of the Nova I Excluded Asset, but only to the extent that such losses do not reduce the book value of the Nova I Excluded Asset to less than $65 million; (iv) add back real estate-related depreciation and amortization; (v) add back gains and losses from sales of depreciable real estate and investment assets calculated against such party’s Base Amount; (vi) add back equity-based compensation expense; (vii) reverse effects of straight-line rent revenue and straight-line rent expense on ground leases; (viii) reverse amortization of acquired above- and below-market lease values; (ix) add back amortization of deferred financing costs and debt premiums and discounts; (x) reverse unrealized fair value gains or losses and foreign currency remeasurements; (xi) add back amortization of gain on remeasurement of consolidated investment entities, net; and (xii) add back expenses related to the Transactions.

“Goodwill Distribution” means the distribution made by the Contributed Entities in July 2017 relating to the partial repayment of an investment referred to as Goodwill.

“Leakage Amount” means, with respect to each of Nova I and Nova II, the amount by which the dividends or other distributions paid by it during the Measurement Period (which shall exclude any Extraordinary Dividends, the Permitted Nova I Excluded Asset Distribution (with respect to Nova I only), the Distributing Party Special Dividend and the dividend payment made on July 1, 2017, but shall include any other dividends or other distributions paid in accordance with Section 3.02) exceeds its FFO during the Measurement Period.

“Leakage Percentage” means, with respect to each of Nova I and Nova II, the percentage obtained by dividing its Leakage Amount by its Base Amount.

“Measurement Period” means the period beginning on July 1, 2017 and ending on the day immediately prior to the Closing Date.

“Outstanding Receivable” means the amount set forth in Section 6.18(ii) of the Constellation OP Disclosure Letter.

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of Nova I, Nova I OP, Nova II, Nova II OP, Constellation OP, RED REIT, Newco and Newco OP to consummate the Transactions is subject to the fulfillment (or written waiver by each of Nova I, Nova I OP, Nova II, Nova II OP, Constellation OP, RED REIT, Newco and Newco OP, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing of each of the following conditions:

(a) Stockholder Approvals; Charter Amendments. The Nova I Requisite Vote and the Nova II Requisite Vote shall have been obtained in accordance with applicable Law. The Nova I Charter Amendments and the Nova II Charter Amendment shall have become effective pursuant to the MGCL.

(b) Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (“Order”) which is in effect and prevents, enjoins, prohibits or makes illegal the consummation of any of the Transactions.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing of Newco Class A Common Stock. (i) The requirements set forth in Section 6.14 have been satisfied and (ii) the shares of Newco Class A Common Stock shall have been approved for listing and commenced trading on a National Securities Exchange, in connection with either the IPO or a listing of such shares on such National Securities Exchange.

7.02 Conditions to Nova I’s Obligation. Nova I’s obligation to consummate the Nova I Merger is also subject to the fulfillment or written waiver by Nova I before the Closing of each of the following conditions:

(a) Nova II Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Nova II Parties contained in Section 4.02 (other than in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Capitalization), 4.02(c) (Significant Subsidiaries), 4.02(d) (Power and Authority), 4.02(e) (Due Authorization and Execution), 4.02(h) (Absence of Certain Changes) and 4.02(r) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Nova II Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova II Material Adverse Effect), (ii) the representations and warranties of the Nova II Parties contained in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Capitalization), 4.02(c) (Significant Subsidiaries), 4.02(d) (Power and Authority), 4.02(e) (Due Authorization and Execution) and 4.02(r) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova II Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), and (iii) the representations and warranties of the Nova II Parties contained in Section 4.02(h) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Nova II Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Nova II Parties shall have been duly complied with and performed in all material respects.

(c) Nova II Parties’ Certificate. Nova I shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Nova II Parties by an appropriate officer certifying that the conditions specified in Sections 7.02(a) and 7.02(b) are satisfied.

(d) Constellation Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Constellation Parties contained in Section 4.03 (other than in Sections 4.03(a) (Organization, Standing and Authority), 4.03(b) (Power and Authority), 4.03(c) (Due Authorization and Execution) and 4.03(p) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Contributed Entity Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Contributed Entity Material Adverse Effect) and (ii) the representations and warranties of the Constellation Parties contained in Sections 4.03(a) (Organization, Standing and Authority), 4.03(b) (Power and Authority), 4.03(c) (Due Authorization and Execution) and 4.03(p) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Contributed Entity Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date).

(e) Performance of Constellation Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Constellation Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(f) Constellation Parties’ Certificate. Nova I shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Constellation Parties by an appropriate officer certifying that the conditions specified in Sections 7.02(d) and 7.02(e) are satisfied.

(g) Constellation Parties’ and Newco Parties’ Representations and Warranties. The representations and warranties of the Constellation Parties and Newco Parties contained in Section 4.04 shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date).

(h) Performance of Newco Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Newco Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(i) Newco Parties’ Certificate. Nova I shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Newco Parties by an appropriate officer certifying that the conditions specified in Sections 7.02(g) and 7.02(h) are satisfied.

(j) Stockholders Agreement. Constellation OP and Newco will have entered into a stockholders agreement (the “Stockholders Agreement”) substantially in the form attached hereto as Exhibit H.

(k) REIT Opinions. Nova I shall have received (i) with respect to Newco, a written opinion of Hogan Lovells US LLP (or other counsel to Newco reasonably acceptable to Nova I, which the parties agree shall include the firms listed on Section 7.02(k) of the Constellation OP Disclosure Letter), dated as of the date that includes the Nova I Merger Effective Time and in form and substance reasonably satisfactory to Nova I, to the effect that, commencing with its taxable year that includes the Nova I Merger Effective Time (and any prior taxable year as to which Newco has elected to taxed as a REIT under the applicable provisions of the Code), Newco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year that includes the Nova I Merger Effective Time and subsequent taxable years (solely for purposes of rendering this opinion, counsel will be able to rely on the opinions referred to in clause (ii) of this Section 7.02(k) and clause (ii) of Section 7.03(k) below) and (ii) with respect to Nova II, a written opinion of Greenberg Traurig LLP (or other counsel to Nova II reasonably acceptable to Nova I, which the parties agree shall include the firms listed on Section 7.02(k) of the Nova II Disclosure Letter), dated as of the date that includes the Nova I Merger Effective Time and in form and substance reasonably satisfactory to Nova I, to the effect that, commencing with its taxable year ended December 31, 2013 through the Nova I Merger Effective Time, Nova II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the Nova I Merger Effective Time will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended with the Nova I Merger Effective Time. Each opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by (1) with respect to Newco, Constellation, RED REIT and Newco and (2) with respect to Nova II, Nova II and Nova II OP.

(l) Section 368 Opinion. Nova I shall have received the written opinion of Alston & Bird LLP (or other counsel to Nova I reasonably satisfactory to Nova II and Constellation OP, which the parties agree shall include the firms listed on Section 7.02(k) of the Nova I Disclosure Letter), dated as of the date that includes the Nova I Merger Effective Time and in form and substance reasonably satisfactory to Nova I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Nova I Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering such opinion, counsel shall be entitled to require and rely upon customary assumptions and customary representations contained in certificates of officers of Nova I and Newco, reasonably satisfactory in form and substance to Nova I and Newco.

(m) Material Adverse Effect. Since the date of this Agreement, no Nova II Material Adverse Effect or Contributed Entity Material Adverse Effect shall have occurred.

7.03 Conditions to Nova II’s Obligation. Nova II’s obligation to consummate the Nova II Merger is also subject to the fulfillment, or written waiver by Nova II, before the Closing of each of the following conditions:

(a) Nova I Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Nova I Parties contained in Section 4.01 (other than in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capitalization), 4.01(c) (Significant Subsidiaries), 4.01(d) (Power and Authority), 4.01(e) (Due Authorization and Execution), 4.01(h) (Absence of Certain Changes) and 4.01(r) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Nova I Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova I Material Adverse Effect, (ii) the representations and warranties of the Nova I Parties contained in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capitalization), 4.01(c) (Significant Subsidiaries), 4.01(d) (Power and Authority), 4.01(e) (Due

Authorization and Execution) and 4.01(r) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova I Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), and (iii) the representations and warranties of the Nova I Parties contained in Section 4.01(h) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Nova I Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Nova I Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Nova I Parties’ Certificate. Nova II shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Nova I Parties by an appropriate officer certifying that the conditions specified in Sections 7.03(a) and 7.03(b) are satisfied.

(d) Constellation Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Constellation Parties contained in Section 4.03 (other than in Sections 4.03(a) (Organization, Standing and Authority), 4.03(b) (Power and Authority), 4.03(c) (Due Authorization and Execution) and 4.03(p) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Contributed Entity Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Contributed Entity Material Adverse Effect), and (ii) the representations and warranties of the Constellation Parties contained in Sections 4.03(a) (Organization, Standing and Authority), 4.03(b) (Power and Authority), 4.03(c) (Due Authorization and Execution) and 4.03(p) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Contributed Entity Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date).

(e) Performance of Constellation Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Constellation Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(f) Constellation Parties’ Certificate. Nova II shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Constellation Parties by an appropriate officer certifying that the conditions specified in Sections 7.03(d) and 7.03(e) are satisfied.

(g) Constellation Parties’ and Newco Parties’ Representations and Warranties. The representations and warranties of the Constellation Parties and Newco Parties contained in Section 4.04 shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such particular date).

(h) Performance of Newco Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Newco Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(i) Newco Parties’ Certificate. Nova I shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Newco Parties by an appropriate officer certifying that the conditions specified in Sections 7.03(g) and 7.03(h) are satisfied.

(j) Stockholders Agreement. Constellation OP and Newco will have entered into the Stockholders Agreement.

(k) REIT Opinions. Nova II shall have received (i) with respect to Newco, a written opinion of Hogan Lovells US LLP (or other counsel to Newco reasonably acceptable to Nova II, which the parties agree shall include the firms listed on Section 7.03(k) of the Constellation OP Disclosure Letter), dated as of the date that includes the Nova II Merger Effective Time and in form and substance reasonably satisfactory to Nova II, to the effect that, commencing with its taxable year that includes the Nova II Merger Effective Time (and any prior taxable year as to which Newco has elected to taxed as a REIT under the applicable provisions of the Code), Newco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year that includes the Nova II Merger Effective Time and subsequent taxable years (solely for purposes of rendering this opinion, counsel will be able to rely on the opinions referred to in clause (ii) of this Section 7.03(k) and clause (ii) of Section 7.02(k) above) and (ii) with respect to Nova I, a written opinion of Alston & Bird LLP (or other counsel to Nova I reasonably acceptable to Nova II, which the parties agree shall include the firms listed on Section 7.03(k) of the Nova I Disclosure Letter), dated as of the date that includes the Nova II Merger Effective Time and in form and substance reasonably satisfactory to Nova II, to the effect that, commencing with its taxable year ended December 31, 2010 through the Nova II Merger Effective Time, Nova I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the Nova II Merger Effective Time will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended with the Nova II Merger Effective Time. Each opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by (1) with respect to Newco, Constellation, RED REIT and Newco and (2) with respect to Nova I, Nova I and Nova I OP.

(l) Section 368 Opinion. Nova II shall have received the written opinion of Greenberg Traurig LLP (or other counsel to Nova II reasonably satisfactory to Nova I and Constellation OP, which the parties agree shall include the firms listed on Section 7.03(l) of the Nova II Disclosure Letter), dated as of the date that includes the Nova II Merger Effective Time and in form and substance reasonably satisfactory to Nova II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Nova II Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering such opinion, counsel shall be entitled to require and rely upon customary assumptions and customary representations contained in certificates of officers of Nova II and Newco, reasonably satisfactory in form and substance to Nova II and Newco.

(m) Material Adverse Effect. Since the date of this Agreement no Nova I Material Adverse Effect or Contributed Entity Material Adverse Effect shall have occurred.

7.04 Conditions to Constellation OP’s, Newco’s and RED REIT’s Obligations. Each of Constellation OP’s obligation to consummate the Constellation OP Contribution, RED REIT’s obligation to consummate the RED REIT Contribution and Newco’s obligation to consummate the REIT Mergers is also subject to the fulfillment, or written waiver by Constellation OP, RED REIT or Newco, as applicable, before the Closing of each of the following conditions:

(a) Nova I Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Nova I Parties contained in Section 4.01 (other than in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capitalization), 4.01(c) (Significant Subsidiaries), 4.01(d) (Power and Authority), 4.01(e) (Due Authorization and Execution), 4.01(h) (Absence of Certain Changes) and 4.01(r) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Nova I Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova I Material Adverse Effect, (ii) the representations and warranties of the Nova I Parties contained in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capitalization), 4.01(c) (Significant Subsidiaries), 4.01(d) (Power and Authority), 4.01(e) (Due Authorization and Execution) and 4.01(r) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova I Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), and (iii) the representations and warranties of the Nova I Parties contained in Section 4.01(h) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Nova I Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Nova I Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Nova I Parties’ Certificate. Constellation OP and Newco shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Nova I Parties by an appropriate officer certifying that the conditions specified in Sections 7.04(a) and 7.04(b) are satisfied.

(d) Nova II Parties’ Representations and Warranties. (i) Each of the representations and warranties of the Nova II Parties contained in Section 4.02 (other than in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Capitalization), 4.02(c) (Significant Subsidiaries), 4.02(d) (Power and Authority), 4.02(e) (Due Authorization and Execution), 4.02(h) (Absence of Certain Changes), 4.02(r) (Financial Advisors)) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Nova II Material Adverse Effect (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova II Material Adverse Effect), (ii) the representations and warranties of the Nova II Parties contained in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Capitalization), 4.02(c) (Significant Subsidiaries), 4.02(d) (Power and Authority), 4.02(e) (Due Authorization and Execution) and 4.02(r) (Financial Advisors) shall be true and correct in all material respects (disregarding any qualification in the text of the relevant representation or warranty as to materiality or Nova II Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date), and (iii) the representations and warranties of the Nova II Parties contained in Section 4.02(h) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(e) Performance of Nova II Parties’ Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by the Nova II Parties on or before the Closing shall have been duly complied with and performed in all material respects.

(f) Nova II Parties’ Certificate. Constellation OP shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Nova II Parties by an appropriate officer certifying that the conditions specified in Sections 7.04(d) and 7.04(e) are satisfied.

(g) REIT Opinions. Constellation OP shall have received, (i) with respect to Nova I, a written opinion of Alston & Bird LLP (or other counsel to Nova I reasonably acceptable to Constellation OP, which the parties agree shall include the firms listed on Section 7.04(g) of the Nova I Disclosure Letter), dated as of the Closing Date and in form and substance reasonably satisfactory to Constellation OP, to the effect that, commencing with its taxable year ended December 31, 2010 through the Nova I Merger Effective Time, Nova I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the Nova I Merger Effective Time will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended with the Nova I Merger Effective Time, (ii) with respect to Nova II, a written opinion of Greenberg Traurig LLP (or other counsel to Nova II reasonably acceptable to Constellation OP, which the parties agree shall include the firms listed on Section 7.04(g) of the Nova II Disclosure Letter), dated as of the Closing Date and in form and substance reasonably satisfactory to Constellation OP, to the effect that, commencing with its taxable year ended December 31, 2013 through the Nova II Merger Effective Time, Nova II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the Nova II Merger Effective Time will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ended with the Nova II Merger Effective Time, and (iii) with respect to Newco, a written opinion of Hogan Lovells US LLP (or other counsel to Newco reasonably acceptable to Constellation OP, which the parties agree shall include the firms listed on Section 7.04(g) of the Constellation OP Disclosure Letter), dated as of the Closing Date and in form and substance reasonably satisfactory to Constellation OP, to the effect that, commencing with its taxable year that includes the first to occur of the Nova I Merger Effective Time and the Nova II Merger Effective Time (and any prior taxable year as to which Newco has elected to taxed as a REIT under the applicable provisions of the Code), Newco has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year that includes the Nova I Merger Effective Time and the Nova II Merger Effective Time and subsequent taxable years (solely for purposes of rendering this opinion, counsel will be able to rely on the opinions referred to in clause (ii) of Section 7.02(k) above and clause (ii) of Section 7.03(k) above). Each opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by (1) with respect to Nova I, Nova I and Nova I OP, (2) with respect to Nova II, Nova II and Nova II OP, and (3) with respect to Newco, Constellation, RED REIT and Newco.

(h) Section 351 Opinion. Constellation OP shall have received the written opinion of Hogan Lovells US LLP (or other counsel to Constellation OP reasonably satisfactory to Nova I and Nova II, which the parties agree shall include the firms listed on Section 7.04(h) of the Constellation OP Disclosure Letter), dated as of the Closing Date and in form and substance reasonably satisfactory to Constellation OP, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Constellation OP Contribution should qualify as a tax-free transaction under Section 351 of the Code. In rendering such opinion, counsel shall be entitled to require and rely upon customary assumptions and customary representations contained in certificates of officers of Constellation OP and Newco, reasonably satisfactory in form and substance to Constellation OP and Newco.

(i) Material Adverse Effect. Since the date of this Agreement no Nova I Material Adverse Effect or Nova II Material Adverse Effect shall have occurred.

(j) Registration Rights Agreement. Constellation OP and Newco shall have entered into a registration rights agreement in a form reasonably acceptable to all parties.

(k) Ownership Waiver. Constellation OP and Newco shall have entered into an ownership waiver letter in a form reasonably acceptable to all parties pursuant to which Newco has exempted Constellation OP from the ownership limits set forth in the Newco Charter and established an Excepted Holder Limit (as such term is defined in the Newco Charter) for Constellation OP pursuant to Section 7.2.7 of Newco Charter that allows Constellation OP to own 39% of Newco Common Stock, on a fully diluted basis.

7.05 Frustration of Closing Conditions.

(a) Nova I may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was due to the failure of Nova I or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by them prior to the Closing.

(b) Nova II may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was due to the failure of Nova II or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by them prior to the Closing.

(c) Constellation OP, Newco and RED REIT (i) may not rely on the failure of any condition set forth in Section 7.01 or Section 7.04 to be satisfied if such failure was due to the failure of Constellation OP, Newco, RED REIT or their respective Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by them prior to the Closing, (ii) may not rely on the failure of any condition set forth in Section 7.04(a) or 7.04(d) to be satisfied, or assert any other claim or right in respect of the failure of such representations and warranties described therein to be true and correct, if, on or before the date of this Agreement, Constellation, Constellation OP or the Constellation OP Subsidiary serving as the external manager of Nova I or Nova II, as applicable, had actual knowledge of the failure of such representations and warranties to be true and correct, and (iii) may not rely on the failure of any condition set forth in Section 7.04(b) or 7.04(e) to be satisfied, or assert any other claim or right in respect of the failure by the Nova I Parties or the Nova II Parties, as applicable, to comply with and perform their respective covenants and agreements required by this Agreement, if and to the extent such failure results from any action or omission taken or made by the applicable Constellation OP Subsidiary in the performance of its duties or obligations as external manager of Nova I or Nova II, as applicable, with the actual knowledge of such Constellation OP Subsidiary that such action or omission would, or would reasonably be expected to, cause such covenants and agreements required of the Nova I Parties or the Nova II Parties not to have been duly complied with and performed in all material respects; provided that the foregoing provisions of this clause (iii) shall not apply if such action or omission was taken or made by the applicable Constellation OP Subsidiary with the prior written consent of the Nova I Board Special Committee or Nova II Board Special Committee, as applicable.

ARTICLE VIII

TERMINATION

8.01 Termination by Mutual Agreement. This Agreement may be terminated, and the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions may be abandoned, at any time before the closing of the Constellation OP Contribution by mutual consent of Nova I, Nova II, Newco and Constellation OP in a written instrument.

8.02 Termination by Any of the Parties. This Agreement may be terminated, and the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions may be abandoned, at any time before the closing of the Constellation OP Contribution by any of Nova I, Nova II, Newco or Constellation OP:

(a) Delay. If the Closing has not occurred by the close of business on the date that is the nine (9)-month anniversary of the later of the receipt of the Nova I Requisite Vote and the receipt of the Nova II Requisite Vote (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.02(a) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Closing to occur on or before such date.

(b) Failure to Obtain Nova I Requisite Vote or Hold Nova I Stockholders Meeting. If (1) the Nova I Requisite Vote shall not have been obtained at the Nova I Stockholders Meeting or (2) the Nova I Stockholders Meeting shall not have been held by the earlier of (i) March 31, 2018 and (ii) the Nova I Outside Meeting Date.

(c) Failure to Obtain Nova II Requisite Vote or Hold Nova II Stockholders Meeting. If (1) the Nova II Requisite Vote shall not have been obtained at the Nova II Stockholders Meeting or (2) the Nova II Stockholders Meeting shall not have been held by the earlier of (i) March 31, 2018 and (ii) the Nova II Outside Meeting Date.

(d) Requisite Regulatory Approvals; Injunction. If (1) any Requisite Regulatory Approval is denied by final, non-appealable action or (2) any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting consummation of any of the Transactions, which Order shall become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.02(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

8.03 Termination by Nova I. This Agreement may be terminated by Nova I, and the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions may be abandoned, at any time before the closing of the Constellation OP Contribution:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Nova II Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Nova I to Nova II (with a copy to Constellation OP and Newco) and (2) the Outside Date;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Constellation OP or the Newco Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(d) or 7.02(e) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Nova I to Constellation OP and Newco (with a copy to Nova II) and (2) the Outside Date;

(c) if, at any time prior to receipt of the Nova II Requisite Vote, the Nova II Board (or a duly authorized committee thereof) shall have made a Nova II Change of Recommendation;

(d) prior to receipt of the Nova I Requisite Vote, in order to enter into an Alternative Acquisition Agreement with respect to a Nova I Superior Proposal; provided that Nova I shall have complied with Section 6.01 and shall have paid or shall concurrently pay the Nova I Termination Fee in accordance with Section 8.06(b); or

(e) if Nova II shall have materially breached its obligations under Section 6.02.

8.04 Termination by Nova II. This Agreement may be terminated by Nova II, and the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions may be abandoned, at any time before the closing of the Constellation OP Contribution:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Nova I Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Nova II to Nova I (with a copy to Constellation OP and Newco) and (2) the Outside Date;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Constellation OP or the Newco Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(d) or 7.03(e) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Nova II to Constellation OP and Newco (with a copy to Nova I) and (2) the Outside Date;

(c) if, at any time prior to receipt of the Nova I Requisite Vote, the Nova I Board (or a duly authorized committee thereof) shall have made a Nova I Change of Recommendation;

(d) prior to receipt of the Nova II Requisite Vote, in order to enter into an Alternative Acquisition Agreement with respect to a Nova II Superior Proposal; provided that Nova II shall have complied with Section 6.02 and shall have paid or shall concurrently pay the Nova II Termination Fee in accordance with Section 8.06(c); or

(e) if Nova I shall have materially breached its obligations under Section 6.01.

8.05 Termination by Constellation OP. This Agreement may be terminated by Constellation OP, and the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions may be abandoned, at any time before the closing of the Constellation OP Contribution:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Nova I Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.04(a) or 7.04(b) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Constellation OP to Nova I (with a copy to Nova II) and (2) the Outside Date;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Nova II Parties in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.04(d) or 7.04(e) would not be satisfied and such breach or condition is not curable (or not capable of becoming true) or, if curable (or capable of becoming true), is not cured (or does not become true) within the earlier of (1) thirty (30) calendar days after written notice thereof is given by Constellation OP to Nova II (with a copy to Nova I) and (2) the Outside Date;

(c) if, at any time prior to receipt of the Nova I Requisite Vote, the Nova I Board (or a duly authorized committee thereof) shall have made a Nova I Change of Recommendation;

(d) if, at any time prior to receipt of the Nova II Requisite Vote, the Nova II Board (or a duly authorized committee thereof) shall have made a Nova II Change of Recommendation;

(e) if Nova I shall have materially breached its obligations under Section 6.01; or

(f) if Nova II shall have materially breached its obligations under Section 6.02.

8.06 Effect of Termination and Abandonment.

(a) Except as otherwise provided in this Section 8.06, in the event of termination of this Agreement and the abandonment of the Constellation OP Contribution, the RED REIT Contribution, the Mergers and the other Transactions pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that, and notwithstanding anything in the foregoing to the contrary, (1) no such termination shall relieve any party hereto of any liability or damages to the Other Parties resulting from any actual fraud or Willful Breach of this Agreement (in which case an aggrieved party shall be entitled to all rights and remedies available at law or in equity), (2) no such termination shall relieve any party hereto from its obligation to pay the Termination Fee (including any portion thereof) or Transaction Expenses, as applicable, in each case if, as and when required pursuant to this Section 8.06, and (3) the Confidentiality Agreement, the provisions set forth in Section 4.06, Section 6.08(b), this Section 8.06 and Article IX and the relevant definitions shall survive the termination of this Agreement.

(b) In the event that this Agreement is validly terminated by Nova I pursuant to Section 8.03(d) (Nova I Superior Proposal), Nova I shall pay 45.95% of the Nova I Termination Fee to Nova II and 54.05% of the Nova I Termination Fee to Constellation OP, in each case concurrently with such termination, payable by wire transfer of same-day funds.

(c) In the event that this Agreement is validly terminated by Nova II pursuant to Section 8.04(d) (Nova II Superior Proposal), Nova II shall pay 47.03% of the Nova II Termination Fee to Nova I and 52.97% of the Nova II Termination Fee to Constellation OP, in each case concurrently with such termination, payable by wire transfer of same-day funds.

(d) In the event that this Agreement is validly terminated by (1) Nova II pursuant to Section 8.04(c) (Nova I Change of Recommendation) or (2) Constellation OP pursuant to Section 8.05(c) (Nova I Change of Recommendation), Nova I shall pay 45.95% of the Nova I Termination Fee to Nova II and 54.05% of the Nova I Termination Fee to Constellation OP, in each case promptly, but in no event later than two (2) business days after the date of such termination, payable by wire transfer of same-day funds.

(e) In the event that this Agreement is validly terminated by (1) Nova I pursuant to Section 8.03(c) (Nova II Change of Recommendation) or (2) Constellation OP pursuant to Section 8.05(d) (Nova II Change of Recommendation), Nova II shall pay 47.03% of the Nova II Termination Fee to Nova I and 52.97% of the Nova II Termination Fee to Constellation OP, in each case promptly, but in no event later than two (2) business days after the date of such termination, payable by wire transfer of same-day funds.

(f) If (1) after the date of this Agreement, (A) a Nova I Acquisition Proposal is publicly proposed or disclosed and is not withdrawn at least five (5) business days prior to the Nova I Stockholders Meeting and there is a valid termination by Nova I, Nova II or Constellation OP pursuant to Section 8.02(b)(1) (Failure to Obtain Nova I Requisite Vote), or (B) a Nova I Acquisition Proposal is publicly proposed or disclosed or otherwise communicated to the Nova I Board, and is not withdrawn at least five (5) business days prior to a valid termination (i) by

Nova I, Nova II or Constellation OP pursuant to Section 8.02(b)(2) (Failure to Hold Nova I Stockholders Meeting), (ii) by Nova II pursuant to Section 8.04(a) (Nova I Terminable Breach) or Section 8.04(e) (Breach of Certain Nova I Covenants) or (iii) by Constellation OP pursuant to Section 8.05(a) (Nova I Terminable Breach) or Section 8.05(e) (Breach of Certain Nova I Covenants) and (2) at any time on or prior to the twelve (12)-month anniversary of such termination, Nova I or any Nova I Subsidiary has entered into a definitive agreement in respect of any Nova I Acquisition Proposal or consummated any Nova I Acquisition Proposal (in each case, other than a Nova I Acquisition Proposal involving Nova II, Constellation OP or any of their respective Subsidiaries), then Nova I shall pay to (x) Nova II, 45.95% of the Nova I Termination Fee less any Transaction Expenses previously paid to Nova II pursuant to Section 8.06(k) and (y) Constellation OP, 54.05% of the Nova I Termination Fee less any Transaction Expenses previously paid to Constellation OP pursuant to Section 8.06(k), in each case concurrently with the earlier of entering into such definitive agreement and consummating such Nova I Acquisition Proposal. For purposes of this Section 8.06(f), the term “Nova I Acquisition Proposal” has the meaning assigned to such term in this Agreement, except that references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”.

(g) If (1) after the date of this Agreement, (A) a Nova II Acquisition Proposal is publicly proposed or disclosed and is not withdrawn at least five (5) business days prior to the Nova II Stockholders Meeting and there is a valid termination by Nova I, Nova II or Constellation OP pursuant to Section 8.02(c)(1) (Failure to Obtain Nova II Requisite Vote), or (B) a Nova II Acquisition Proposal is publicly proposed or disclosed or otherwise communicated to the Nova II Board, and is not withdrawn at least five (5) business days prior to a valid termination (i) by Nova I, Nova II or Constellation OP pursuant to Section 8.02(c)(2) (Failure to Hold Nova II Stockholders Meeting), (ii) by Nova I pursuant to Section 8.03(a) (Nova II Terminable Breach) or Section 8.03(e) (Breach of Certain Nova II Covenants) or (iii) by Constellation OP pursuant to Section 8.05(b) (Nova II Terminable Breach) or Section 8.05(f) (Breach of Certain Nova II Covenants) and (2) at any time on or prior to the twelve (12)-month anniversary of such termination, Nova II or any Nova II Subsidiary has entered into a definitive agreement in respect of any Nova II Acquisition Proposal or consummated any Nova II Acquisition Proposal (in each case, other than a Nova II Acquisition Proposal involving Nova I, Constellation OP or any of their respective Subsidiaries), then Nova II shall pay to (x) Nova I, 47.03% of the Nova II Termination Fee less any Transaction Expenses previously paid to Nova I pursuant to Section 8.06(l) and (y) Constellation OP, 52.97% of the Nova II Termination Fee less any Transaction Expenses previously paid to Constellation OP pursuant to Section 8.06(l), in each case concurrently with the earlier of entering into such definitive agreement and consummating such Nova II Acquisition Proposal. For purposes of this Section 8.06(g), the term “Nova II Acquisition Proposal” has the meaning assigned to such term in this Agreement, except that references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”.

(h) If (1) this Agreement is validly terminated by (A) (i) Nova I, Nova II or Constellation OP pursuant to Section 8.02(b) (Failure to Obtain Nova I Requisite Vote or Hold Nova I Stockholders Meeting), (ii) Nova II pursuant to Section 8.04(a) (Nova I Terminable Breach) or Section 8.04(e) (Breach of Certain Nova I Covenants) or (iii) Constellation OP pursuant to Section 8.05(a) (Nova I Terminable Breach) or Section 8.05(e) (Breach of Certain Nova I Covenants) or (B) (i) Nova I, Nova II or Constellation OP pursuant to Section 8.02(c)

(Failure to Obtain Nova II Requisite Vote or Hold Nova II Stockholders Meeting), (ii) Nova I pursuant to Section 8.03(a) (Nova II Terminable Breach) or Section 8.03(e) (Breach of Certain Nova II Covenants) or (iii) Constellation OP pursuant to Section 8.05(b) (Nova II Terminable Breach) or Section 8.05(f) (Breach of Certain Nova II Covenants) and (2) at any time on or prior to the twelve (12)-month anniversary of such termination, Nova II or any Nova II Subsidiary, on one hand, and Nova I or any Nova I Subsidiary, on the other hand, have entered into a definitive agreement (including such parties entering into a definitive agreement with a third party) with respect to, or consummated, a business combination transaction involving Nova II (or any Nova II Subsidiary) and Nova I (or any Nova I Subsidiary) (whether or not such business combination transaction also includes a third party) that, if proposed prior to such termination, would have constituted a Nova II Acquisition Proposal or a Nova I Acquisition Proposal (except that, in each case, references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”), then (x) Nova I shall pay to Constellation OP the Nova I Termination Fee (less any Transaction Expenses previously paid to Constellation OP pursuant to this Section 8.06) and (y) Nova II shall pay to Constellation OP the Nova II Termination Fee (less any Transaction Expenses previously paid to Constellation OP pursuant to this Section 8.06), concurrently with the consummation of such business combination transaction.

(i) If (1) this Agreement is validly terminated by (A) (i) Nova I, Nova II or Constellation OP pursuant to Section 8.02(c) (Failure to Obtain Nova II Requisite Vote or Hold Nova II Stockholders Meeting), (ii) Nova I pursuant to Section 8.03(a) (Nova II Terminable Breach) or Section 8.03(e) (Breach of Certain Nova II Covenants) or (iii) Constellation OP pursuant to Section 8.05(b) (Nova II Terminable Breach) or Section 8.05(f) (Breach of Certain Nova II Covenants) or (B) (i) Nova I or Nova II pursuant to Section 8.02(a) (Outside Date) in a circumstance in which Constellation OP is not entitled to terminate under Section 8.02(a), (ii) Nova I pursuant to Section 8.03(b) (Constellation OP Terminable Breach) or (iii) Nova II pursuant to Section 8.04(b) (Constellation OP Terminable Breach) and (2) at any time on or prior to the twelve (12)-month anniversary of such termination, Nova II or any Nova II Subsidiary, on one hand, and Constellation OP, RED REIT or any Contributed Entity, on the other hand, have entered into a definitive agreement (including such parties entering into a definitive agreement with a third party) with respect to, or consummated, a business combination transaction involving Nova II (or any Nova II Subsidiary) and Constellation OP, any Affiliates of Constellation OP or RED REIT (or any Contributed Entity) (whether or not such business combination transaction also includes a third party) that, if proposed prior to such termination, would have constituted a Nova II Acquisition Proposal (except that, in each case, references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”), then (x) Constellation OP shall pay to Nova I the Nova II Termination Fee (less any Transaction Expenses previously paid by Constellation OP to Nova I pursuant to this Section 8.06) and (y) Nova II shall pay to Nova I the Nova II Termination Fee (less any Transaction Expenses previously paid by Nova II to Nova I pursuant to this Section 8.06), concurrently with the consummation of such business combination transaction.

(j) If (1) this Agreement is validly terminated by (A) (i) Nova I, Nova II or Constellation OP pursuant to Section 8.02(b) (Failure to Obtain Nova I Requisite Vote or Hold Nova I Stockholders Meeting), (ii) Nova II pursuant to Section 8.04(a) (Nova I Terminable Breach) or Section 8.04(e) (Breach of Certain Nova I Covenants) or (iii) Constellation OP pursuant to Section 8.05(a) (Nova I Terminable Breach) or Section 8.05(e) (Breach of Certain

Nova I Covenants) or (B) (i) Nova I or Nova II pursuant to Section 8.02(a) (Outside Date) in a circumstance in which Constellation OP is not entitled to terminate under Section 8.02(a), (ii) Nova I pursuant to Section 8.03(b) (Constellation OP Terminable Breach) or (iii) Nova II pursuant to Section 8.04(b) (Constellation OP Terminable Breach) and (2) at any time on or prior to the twelve (12)-month anniversary of such termination, Constellation OP, any Affiliates of Constellation OP, RED REIT or any Contributed Entity, on one hand, and Nova I or any Nova I Subsidiary, on the other hand, have entered into a definitive agreement (including such parties entering into a definitive agreement with a third party) with respect to, or consummated, a business combination transaction involving Constellation OP or RED REIT (or any Contributed Entity) and Nova I (or any Nova I Subsidiary) (whether or not such business combination transaction also includes a third party) that, if proposed prior to such termination, would have constituted a Nova I Acquisition Proposal (except that, in each case, references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”), then (x) Constellation OP shall pay to Nova II the Nova I Termination Fee (less any Transaction Expenses previously paid by Constellation OP to Nova II pursuant to this Section 8.06) and (y) Nova I shall pay to Nova II the Nova I Termination Fee (less any Transaction Expenses previously paid by Nova I to Nova II pursuant to this Section 8.06), concurrently with the consummation of such business combination transaction.

(k) If this Agreement is validly terminated by (1) Nova I, Nova II or Constellation OP pursuant to Section 8.02(b)(2) (Failure to Hold Nova I Stockholders Meeting), provided that the Form S-4 has been declared effective by the SEC at least 45 days prior to such termination, (2) Nova II pursuant to Section 8.04(a) (Nova I Terminable Breach) or Section 8.04(e) (Breach of Certain Nova I Covenants), or (3) Constellation OP pursuant to Section 8.05(a) (Nova I Terminable Breach) or Section 8.05(e) (Breach of Certain Nova I Covenants), Nova I shall pay or cause to be paid to each of Constellation OP and Nova II such party’s Transaction Expenses, in each case promptly, but in no event later than two (2) business days after the date of such termination, payable by wire transfer of same-day funds; provided that the payment of Transaction Expenses pursuant to this Section 8.06(k) shall not limit Nova I’s liability for damages resulting from a Willful Breach or fraud (it being understood that the payment of such Transaction Expenses shall be taken into account in calculating damages for such Willful Breach or fraud); provided further, that (A) in the event of termination by Nova II pursuant to Section 8.04(a) (Nova I Terminable Breach) or Section 8.04(e) (Breach of Certain Nova I Covenants) or Constellation OP pursuant to Section 8.05(a) (Nova I Terminable Breach) or Section 8.05(e) (Breach of Certain Nova I Covenants) and (B) such breaches were the result of any action or omission taken or made by the applicable Constellation OP Subsidiary in the performance of its duties or obligations as external manager of Nova I with the actual knowledge of such Constellation OP Subsidiary that such action or omission would, or would reasonably be expected to, cause such covenants and agreements required of the Nova I Parties not to have been duly complied with and performed in all material respects, then Nova I shall not be obligated to pay Constellation OP’s Transaction Expenses pursuant to this Section 8.06(k); provided that the provisions of the foregoing proviso shall not apply if such action or omission was taken or made by the applicable Constellation OP Subsidiary with the prior written consent of the Nova I Board Special Committee.

(l) If this Agreement is validly terminated by (1) Nova I, Nova II or Constellation OP pursuant to Section 8.02(c)(2) (Failure to Hold Nova II Stockholders Meeting), provided that the Form S-4 has been declared effective by the SEC at least 45 days prior to such termination, (2) Nova I pursuant to Section 8.03(a) (Nova II Terminable Breach) or Section 8.03(e) (Breach of Certain Nova II Covenants), or (3) Constellation OP pursuant to Section 8.05(b) (Nova II Terminable Breach) or Section 8.05(f) (Breach of Certain Nova II Covenants), Nova II shall pay or cause to be paid to each of Constellation OP and Nova I such party’s Transaction Expenses, in each case promptly, but in no event later than two (2) business days after the date of such termination, payable by wire transfer of same-day funds; provided that the payment of Transaction Expenses pursuant to this Section 8.06(l) shall not limit Nova II’s liability for damages resulting from a Willful Breach or fraud (it being understood that the payment of such Transaction Expenses shall be taken into account in calculating damages for such Willful Breach or fraud); provided further, that (A) in the event of termination by Nova I pursuant to Section 8.03(a) (Nova II Terminable Breach) or Section 8.03(e) (Breach of Certain Nova II Covenants) or Constellation OP pursuant to Section 8.05(b) (Nova II Terminable Breach) or Section 8.05(f) (Breach of Certain Nova II Covenants) and (B) such breaches were the result of any action or omission taken or made by the applicable Constellation OP Subsidiary in the performance of its duties or obligations as external manager of Nova II with the actual knowledge of such Constellation OP Subsidiary that such action or omission would, or would reasonably be expected to, cause such covenants and agreements required of the Nova II Parties not to have been duly complied with and performed in all material respects, then Nova II shall not be obligated to pay Constellation OP’s Transaction Expenses pursuant to this Section 8.06(l); provided that the provisions of the foregoing proviso shall not apply if such action or omission was taken or made by the applicable Constellation OP Subsidiary with the prior written consent of the Nova II Board Special Committee.

(m) If this Agreement is validly terminated by (1) Nova I pursuant to Section 8.03(b) (Constellation OP Terminable Breach) or (2) Nova II pursuant to Section 8.04(b) (Constellation OP Terminable Breach), Constellation OP shall pay or cause to be paid to each of Nova I and Nova II such party’s Transaction Expenses, in each case promptly, but in no event later than two (2) business days after the date of such termination, payable by wire transfer of same-day funds; provided that the payment of Transaction Expenses pursuant to this Section 8.06(m) shall not limit Constellation OP’s liability for damages resulting from a Willful Breach or fraud (it being understood that the payment of such Transaction Expenses shall be taken into account in calculating damages for such Willful Breach or fraud).

(n) In the event that a party is entitled to receive payment of its Transaction Expenses pursuant to more than one subsection of this Section 8.06, then the other two parties that are required to pay such party’s Transaction Expenses shall, notwithstanding anything to the contrary in this Section 8.06, each be required to pay 50% of the Transaction Expenses payable to such party.

(o) If Nova I or Constellation OP is required to pay Nova II the Nova I Termination Fee (or a portion thereof), such amount shall be paid into escrow on the date such payment is required to be paid by Nova I or Constellation OP, as applicable, pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.06. In the event that Nova I or Constellation OP is obligated to pay Nova II the Nova I Termination Fee (or a portion thereof), the amount payable to Nova II from the escrow account in any tax year of Nova II shall not exceed the lesser of (1) the amounts then remaining in the escrow account, and (2) the sum of (A) the maximum amount of the Nova I Termination Fee that can be paid to Nova II without causing Nova II to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), and Nova II has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by Nova II’s independent accountants, plus (B) in the event Nova II receives either (x) a letter from Nova II’s counsel indicating that Nova II has received a ruling from the IRS as described in Section 8.06(p) or (y) an opinion from Nova II’s outside counsel as described in Section 8.06(p), an amount equal to the excess of the Termination Fee (or a portion thereof, as applicable) less the amount payable under clause (A) above.

(p) To secure Nova I’s or Constellation OP’s obligation to pay the Nova I Termination Fee (or a portion thereof) payable to Nova II pursuant to this Section 8.06, Nova I or Constellation OP, as applicable, shall deposit into escrow the Nova I Termination Fee (or a portion thereof, as applicable) with an escrow agent selected by Nova I or Constellation OP, as applicable, on such terms (subject to this Section 8.06) as shall be mutually agreed upon by Nova I or Constellation OP, as applicable, and Nova II and the escrow agent. The payment or deposit into escrow of such amount by either Nova I or Constellation OP pursuant to this Section 8.06 shall be made at the time Nova I or Constellation OP, as applicable, is obligated to pay Nova II such amount pursuant to this Section 8.06 by wire transfer. The escrow agreement shall provide that any amounts in escrow or any portion thereof in accordance with this Section 8.06 shall not be released to Nova II unless the escrow agent receives any one or combination of the following: (1) a letter from Nova II’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Nova II without causing Nova II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Nova II has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount (but not to exceed the remaining amounts held in escrow) to Nova II, or (2) a letter from Nova II’s counsel indicating that (A) Nova II received a ruling from the IRS holding that the receipt by Nova II of such amounts would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Nova II’s outside counsel has rendered a legal opinion to the effect that the receipt by Nova II of such amounts should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the amounts held in escrow to Nova II. Nova I and Constellation OP agree to amend this Section 8.06 at the reasonable request of Nova II in order to (i) maximize the portion of such amounts that may be distributed to Nova II hereunder without causing Nova II to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Nova II’s chances of securing a favorable ruling described in this Section 8.06 or (iii) assist Nova II in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.06. Any amounts required to be paid by Nova I and Constellation OP collectively to Nova II pursuant to this Section 8.06 that remain unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.06, provided, however, that the obligation of Nova I or Constellation OP to pay the unpaid portion of such amount, as applicable, shall terminate on the next December 31 following the date that is five (5) years from the date of this Agreement. Any payment due to Nova II described in this Section 8.06 shall be subject to the same limitations on payment as set forth in this Section 8.06.

(q) If Nova II or Constellation OP is required to pay Nova I the Nova II Termination Fee (or a portion thereof), such amount shall be paid into escrow on the date such payment is required to be paid by Nova II or Constellation OP, as applicable, pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.06. In the event that Nova II or Constellation OP is obligated to pay Nova I the Nova II Termination Fee (or a portion thereof), the amount payable to Nova I from the escrow account in any tax year of Nova I shall not exceed the lesser of (1) the amounts then remaining in the escrow account, and (2) the sum of (A) the maximum amount of the Nova II Termination Fee that can be paid to Nova I without causing Nova I to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income, and Nova I has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by Nova I’s independent accountants, plus (B) in the event Nova I receives either (x) a letter from Nova I’s counsel indicating that Nova I has received a ruling from the IRS as described in Section 8.06(r) or (y) an opinion from Nova I’s outside counsel as described in Section 8.06(r), an amount equal to the excess of the Termination Fee (or a portion thereof, as applicable) less the amount payable under clause (A) above.

(r) To secure Nova II’s or Constellation OP’s obligation to pay the Nova II Termination Fee (or a portion thereof) payable to Nova I pursuant to this Section 8.06, Nova II or Constellation OP, as applicable, shall deposit into escrow the Nova II Termination Fee (or a portion thereof, as applicable) with an escrow agent selected by Nova II or Constellation OP, as applicable, on such terms (subject to this Section 8.06) as shall be mutually agreed upon by Nova II or Constellation OP, as applicable, and Nova I and the escrow agent. The payment or deposit into escrow of such amount by either Nova II or Constellation OP pursuant to this Section 8.06 shall be made at the time Nova II or Constellation OP, as applicable, is obligated to pay Nova I such amount pursuant to this Section 8.06 by wire transfer. The escrow agreement shall provide that any amounts in escrow or any portion thereof in accordance with this Section 8.06 shall not be released to Nova I unless the escrow agent receives any one or combination of the following: (1) a letter from Nova I’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Nova I without causing Nova I to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Nova I has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount (but not to exceed the remaining amounts held in escrow) to Nova I, or (2) a letter from Nova I’s counsel indicating that (A) Nova I received a ruling from the IRS holding that the receipt by Nova I of such amounts would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Nova I’s outside counsel has rendered a legal opinion to the effect that the receipt by

Nova I of such amounts should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the amounts held in escrow to Nova I. Nova II and Constellation OP agree to amend this Section 8.06 at the reasonable request of Nova I in order to (i) maximize the portion of such amounts that may be distributed to Nova I hereunder without causing Nova I to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Nova I’s chances of securing a favorable ruling described in this Section 8.06 or (iii) assist Nova I in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.06. Any amounts required to be paid by Nova II and Constellation OP collectively to Nova I pursuant to this Section 8.06 that remain unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.06, provided, however, that the obligation of Nova II or Constellation OP to pay the unpaid portion of such amount, as applicable, shall terminate on the next December 31 following the date that is five (5) years from the date of this Agreement. Any payment due to Nova I described in this Section 8.06 shall be subject to the same limitations on payment as set forth in this Section 8.06.

(s) If Nova I or Nova II is required to pay Constellation OP the Nova I Termination Fee (or a portion thereof) or Nova II Termination Fee (or a portion thereof), as applicable, such amount shall be paid into escrow on the date such payment is required to be paid by Nova I or Nova II, as applicable, pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.06. In the event that Nova I or Nova II is obligated to pay Constellation OP the Nova I Termination Fee (or a portion thereof) or Nova II Termination Fee (or a portion thereof), as applicable, the amount payable to Constellation OP from the escrow account in any tax year of Constellation shall not exceed the lesser of (1) the amounts then remaining in the escrow account, and (2) the sum of (A) the maximum amount of the Nova I Termination Fee or the Nova II Termination Fee, as the case may be, that can be paid to Constellation OP without causing Constellation to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income, and Constellation has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by Constellation’s independent accountants, plus (B) in the event Constellation receives either (x) a letter from Constellation’s counsel indicating that Constellation has received a ruling from the IRS as described in Section 8.06(t) or (y) an opinion from Constellation’s outside counsel as described in Section 8.06(t), an amount equal to the excess of the Termination Fee (or a portion thereof, as applicable) less the amount payable under clause (A) above.

(t) To secure Nova I’s or Nova II’s obligation to pay the Nova I Termination Fee (or a portion thereof) or the Nova II Termination Fee (or a portion thereof), as applicable, payable to Constellation OP pursuant to this Section 8.06, Nova I or Nova II, as applicable, shall deposit into escrow the applicable Termination Fee (or a portion thereof, as applicable) with an escrow agent selected by Nova I or Nova II, as applicable, on such terms (subject to this Section 8.06) as shall be mutually agreed upon by Nova I or Nova II, as applicable, and Constellation OP and the escrow agent. The payment or deposit into escrow of such amount by either Nova I or Nova II pursuant to this Section 8.06 shall be made at the time Nova I or Nova

II, as applicable, is obligated to pay Constellation OP such amount pursuant to Section 8.06 by wire transfer. The escrow agreement shall provide that any amounts in escrow or any portion thereof in accordance with this Section 8.06 shall not be released to Constellation OP unless the escrow agent receives any one or combination of the following: (1) a letter from Constellation’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Constellation OP without causing Constellation to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Constellation has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount (but not to exceed the remaining amounts held in escrow) to Constellation OP, or (2) a letter from Constellation’s counsel indicating that (A) Constellation received a ruling from the IRS holding that the receipt by Constellation OP of such amounts would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Constellation’s outside counsel has rendered a legal opinion to the effect that the receipt by Constellation OP of such amounts should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the amounts held in escrow to Constellation OP. Nova I and Nova II agree to amend this Section 8.06 at the reasonable request of Constellation OP in order to (i) maximize the portion of such amounts that may be distributed to Constellation OP hereunder without causing Constellation to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Constellation’s chances of securing a favorable ruling described in this Section 8.06 or (iii) assist Constellation in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.06. Any amounts required to be paid by Nova I and Nova II collectively to Constellation OP pursuant to this Section 8.06 that remain unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, provided, however, that the obligation of Nova I or Nova II to pay the unpaid portion of such amount, as applicable, shall terminate on the next December 31 following the date that is five (5) years from the date of this Agreement. Any payment due to Constellation OP described in Section 8.06 shall be subject to the same limitations on payment as set forth in this Section 8.06.

(u) Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 8.06(u), the parties hereby acknowledge that in the event that the Nova I Termination Fee (or a portion thereof, as applicable) or Transaction Expenses becomes payable and are paid by Nova I pursuant to this Section 8.06, the Nova I Termination Fee (or a portion thereof, as applicable) or Transaction Expenses (except in the event the Nova I Termination Fee becomes payable pursuant to Section 8.06(f), 8.06(h) or 8.06(j)) shall be the Other Parties’ sole and exclusive remedy for monetary damages under this Agreement. In no event (x) shall Nova I be required to pay the Nova I Termination Fee (or a portion thereof, as applicable) on more than one occasion or (y) shall Nova I be required to pay Transaction Expenses to each Other Party on more than one occasion. Notwithstanding the foregoing in this Section 8.06(u), the payment of the Nova I Termination Fee (or a portion thereof, as applicable) or the payment of Transaction Expenses pursuant to this Section 8.06 shall not limit Nova I’s liability for damages resulting from a Willful Breach or fraud.

(v) Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 8.06(v), the parties hereby acknowledge that in the event that the Nova II Termination Fee (or a portion thereof, as applicable) or Transaction Expenses becomes payable and are paid by Nova II pursuant to this Section 8.06, the Nova II Termination Fee (or a portion thereof, as applicable) or Transaction Expenses (except in the event the Nova II Termination Fee becomes payable pursuant to Section 8.06(g), 8.06(h) or 8.06(i)) shall be the Other Parties’ sole and exclusive remedy for monetary damages under this Agreement. In no event (x) shall Nova II be required to pay the Nova II Termination Fee (or a portion thereof, as applicable) on more than one occasion or (y) shall Nova II be required to pay Transaction Expenses to each Other Party on more than one occasion. Notwithstanding the foregoing in this Section 8.06(v), the payment of the Nova II Termination Fee (or a portion thereof, as applicable) or the payment of Transaction Expenses pursuant to this Section 8.06 shall not limit Nova II’s liability for damages resulting from a Willful Breach or fraud.

(w) Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 8.06(w), the parties hereby acknowledge that in the event that a portion of the Nova I Termination Fee (pursuant to Section 8.06(j)) or Nova II Termination Fee (pursuant to Section 8.06(i)), as applicable, or Transaction Expenses becomes payable and are paid by Constellation OP pursuant to this Section 8.06, the portion of the Nova I Termination Fee (pursuant to Section 8.06(j)) or Nova II Termination Fee (pursuant to Section 8.06(i)), as applicable, or Transaction Expenses (except in the event a portion of the Nova I Termination Fee becomes payable pursuant to Section 8.06(j) or a portion Nova II Termination Fee becomes payable pursuant to Section 8.06(i)) shall be the Other Parties’ sole and exclusive remedy for monetary damages under this Agreement. In no event (x) shall Constellation OP be required to pay its portion of the Nova I Termination Fee (pursuant to Section 8.06(j)) or Nova II Termination Fee (pursuant to Section 8.06(i)), as applicable, on more than one occasion or (y) shall Constellation OP be required to pay Transaction Expenses to each Other Party on more than one occasion. Notwithstanding the foregoing in this Section 8.06(w), the payment of the Transaction Expenses pursuant to this Section 8.06 shall not limit Constellation OP’s liability for damages resulting from a Willful Breach or fraud.

(x) In the event that this Agreement is terminated (the “Termination Event”) and either Nova I or Nova II receives a termination fee pursuant to this Section 8.06 (the “Recipient Party”), if the Recipient Party enters into a definitive agreement in respect of a Nova I Acquisition Proposal or a Nova II Acquisition Proposal, as the case may be, at any time on or prior to the twelve (12) month anniversary of the Termination Event with a person or persons with whom the Recipient Party engaged in discussions or negotiations concerning a potential transaction at any time after the execution of this Agreement and prior to the Termination Event, then such Recipient Party shall pay to Constellation OP the portion of the Nova I Termination Fee or Nova II Termination Fee, as the case may be, received by the Recipient Party pursuant to this Section 8.06. For purposes of this Section 8.06(x), the terms “Nova I Acquisition Proposal” and “Nova II Acquisition Proposal” each have the meaning assigned to such term in this Agreement, except that references to “twenty percent (20%) or more” are deemed to be references to “fifty percent (50%) or more”.

(y) The parties acknowledge that the agreements contained in this Section 8.06 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.

8.07 Special Committee; Termination Right. Notwithstanding anything herein to the contrary, any termination by (i) Nova I pursuant to Article VIII may only be made with the approval of the Nova I Board Special Committee on behalf of Nova I, and (ii) Nova II pursuant to Article VIII may only be made with the approval of the Nova II Board Special Committee on behalf of Nova II.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Closing (other than Article I, Article II, Article III, Sections 4.06, 6.08(b), 6.10, 6.15, and 8.06 and this Article IX and the relevant definitions).

9.02 Waiver; Amendment. Before the closing of the Constellation OP Contribution, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate the MGCL, the DLLCA or the DLPA or require resubmission of this Agreement, the REIT Mergers or the Organizational Documents, as applicable, to the stockholders of Nova I and Nova II, as applicable; provided, however, that any provision of this Agreement may not be waived, amended or modified by (i) Nova I without the prior written consent of the Nova I Board Special Committee, or (ii) Nova II without the prior written consent of the Nova II Board Special Committee. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Before the closing of the Constellation OP Contribution, any party may, subject to applicable Law, make or grant any consent under this Agreement; provided, however, that any consent may not be made or granted by (i) Nova I without the prior written consent of the Nova I Board Special Committee, or (ii) Nova II without the prior written consent of the Nova II Board Special Committee. From and after the closing of the Constellation OP Contribution, this Agreement may not be amended, modified or supplemented in any respect, and no provision of this Agreement may be waived and no party may make or grant any consent under this Agreement.

9.03 Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of Maryland, except with respect to the OP Mergers which shall be governed by the DLLCA and the DLPA, in each case without giving effect to any conflict of laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Maryland. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY MARYLAND STATE OR FEDERAL COURT EXERCISING JURISDICTION, AS WELL AS TO THE JURISDICTION

OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

9.04 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER PARTIES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED BY SUCH OTHER AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS, OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.05 Specific Performance. The parties acknowledge and agree that (a) monetary damages could not adequately compensate any party hereto in the event of a breach of the material terms of this Agreement by any other party, (b) the non-breaching party would suffer irreparable harm in the event of such a breach, and (c) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) such party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the party’s seeking or obtaining any relief pursuant to this Section 9.05.

9.06 Expenses. Subject to Section 8.06, if the Closing does not occur, each party will bear all expenses incurred by it in connection with this Agreement and the Transactions, except that each party shall bear and pay its proportionate share of the expenses incurred in connection with (a) the filing, printing and mailing of the Form S-4 and Proxy Statement, (b) any filings, provision of information or documentary material or other actions in connection with the Requisite Regulatory Approvals, and (c) the filing, printing and distribution of the Form S-11. For the avoidance of doubt, if the Closing does occur, each party’s expenses will be expenses of Newco, including any brokerage fees, commissions or finder’s fees in connection with the Transaction payable to Credit Suisse, Moelis and J.P. Morgan Securities LLC.

9.07 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given if personally delivered, electronic transmission or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

If to Nova I or Nova I OP, to:

Special Committee of the Board of Directors of NorthStar Real Estate Income Trust, Inc.

399 Park Avenue

18th Floor

New York, NY 10022

Attention: Vernon B. Schwartz, Chairman

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree St.

Atlanta, GA 30309

Attention: Rosemarie A. Thurston

David E. Brown, Jr.

Email:       rosemarie.thurston@alston.com

david.brown@alston.com

If to Nova II or Nova II OP, to:

Special Committee of the Board of Directors of NorthStar Real Estate Income II, Inc.

399 Park Avenue

18th Floor

New York, NY 10022

Attention: Winston W. Wilson, Chairman

with a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

Attention:	Sharon A. Kroupa
Michael D. Schiffer
Email:	sakroupa@venable.com
mdschiffer@venable.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Attention:	Judith D. Fryer
Michael D. Helsel
Joseph A. Herz
Email:	FryerJ@gtlaw.com
HelselM@gtlaw.com
HerzJ@gtlaw.com

If to Constellation OP, RED REIT, Newco or Newco OP, to:

Constellation OP

c/o Constellation

515 South Flower Street

44th Floor

Los Angeles, CA 90071

Attention:	Director, Legal Department
Email:	ColonyLegal@clns.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20005

Attention:	David Bonser
Stacey McEvoy
Email:	david.bonser@hoganlovells.com
stacey.mcevoy@hoganlovells.com

Notices will be deemed to have been received (a) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (b) on the date that is five (5) business days after dispatch by registered or certified mail.

9.08 Entire Understanding; No Third Party Beneficiaries. All Exhibits (attached hereto and as executed), Schedules and Disclosure Letters hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits, Schedules and Disclosure Letters hereto, and the Confidentiality Agreement contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings between or among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. Except for Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Nova I Parties, the Nova II Parties, the Constellation Parties and the Newco Parties.

9.09 Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Prior to the Closing, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.

9.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

NORTHSTAR REAL ESTATE INCOME TRUST OPERATING PARTNERSHIP, LP

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

Signature Page to Master Combination Agreement

COLONY CAPITAL OPERATING COMPANY, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Executive Vice President & Chief
Operating Officer

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

CREDIT RE OPERATING COMPANY, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

NRF RED REIT CORP.

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

Signature Page to Master Combination Agreement

NORTHSTAR REAL ESTATE INCOME II, INC.

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

NORTHSTAR REAL ESTATE INCOME OPERATING PARTNERSHIP II, LP

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer and President

Signature Page to Master Combination Agreement

EXHIBIT A

Form of Management Agreement

MANAGEMENT AGREEMENT

by and among

Colony NorthStar Credit Real Estate, Inc.,

Credit RE Operating Company, LLC

and

CLNC Manager, LLC

This MANAGEMENT AGREEMENT, dated as of [            ], 2017 (the “Effective Date”), is made and entered into by and among Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Company”), Credit RE Operating Company, LLC, a Delaware limited liability company (“Operating Company”), and CLNC Manager, LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a corporation and intends to elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Operating Company is a Subsidiary of the Company; and

WHEREAS, the Company, Operating Company and the Manager desire to enter into this Management Agreement, pursuant to which the Manager shall provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof.

NOW, THEREFORE, for the mutual promises made herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms have the following meanings assigned to them:

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner, managing member, control person or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner, managing member or control person.

“Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of ninety (90) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law; provided that the same shall not have been vacated, set aside or stayed within such ninety (90)-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means a fee equal to one and one-half percent (1.50%) of Stockholders’ Equity per annum, calculated and payable quarterly in arrears in cash.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Business Opportunity” shall have the meaning set forth in Section 3(b) of this Agreement.

“Claim” shall have the meaning set forth in Section 13(d) of this Agreement.

“Code” shall have the meaning set forth in the recitals of this Agreement.

“Common Equity” means:

(i)	the sum of:

(a)	the net proceeds received by the Company (or, without duplication, the Company’s direct Subsidiaries, such as Operating Company) from all issuances of Common Stock or such Subsidiaries’ common equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance); plus

(b)	cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter,

(ii)	less:

(a)	any distributions to the Company’s common stockholders (or owners of common equity of the Company’s direct Subsidiaries, such as Operating Company) (other than the Company or any of such Subsidiaries);

(b)	any amount that the Company or any of the Company’s direct Subsidiaries (such as Operating Company) has paid to repurchase for cash the Common Stock or common equity securities of such Subsidiaries since the Effective Date; and

3

(c)	any Incentive Fee paid to the Manager following the Effective Date.

With respect to that portion of the period from and after the Effective Date that is used in the calculation of the Incentive Fee, all items in the foregoing calculation (other than clause (i)(b)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Common Equity shall include any restricted shares of Common Stock or common equity of the Company’s direct Subsidiaries (such as Operating Company) and any other shares of Common Stock or common equity of such Subsidiaries underlying awards granted under one or more of the Company’s or such Subsidiaries’ equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board of Directors to the extent such proceeds are other than cash.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Account” shall have the meaning set forth in Section 5 of this Agreement.

“Company Covered Person” shall have the meaning set forth in Section 13(c) of this Agreement.

“Company Parties” means the Company, Operating Company and any other Subsidiaries.

“Confidential Information” shall have the meaning set forth in Section 6(b) of this Agreement.

“Constellation” means Colony NorthStar, Inc., a Maryland corporation, or its successor(s).

“Core Earnings” means the net income (loss) attributable to the common stockholders of the Company or, without duplication, owners of common equity of the Company’s direct Subsidiaries (such as Operating Company), computed in accordance with GAAP, and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, if any, including the initial underwriting discounts and commissions, (iii) the Incentive Fee, (iv) acquisition costs from successful acquisitions, (v) depreciation and amortization, (vi) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (vii) one-time events pursuant to changes in GAAP and (viii) certain material non-cash income

4

or expense items that in the judgment of management should not be included in Core Earnings. For clauses (vii) and (viii), such exclusions shall only be applied after (x) discussions between the Manager and the Independent Directors and (y) approval by a majority of the Independent Directors.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Effective Termination Date” shall have the meaning set forth in Section 14(a) of this Agreement.

“Excess Funds” shall have the meaning set forth in Section 2(k) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” shall have the meaning set forth in Section 11(a) of this Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation or certificate of formation and the limited liability company agreement or operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Incentive Fee” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof) that this Agreement is in effect in arrears in an amount, not less than zero, equal to the difference between:

(i) the product of (a) twenty percent (20%) and (b) the difference between (1) Core Earnings for the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date), including the current quarter, and (2) the product of (A) the Common Equity in the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date), including the current quarter, and (B) seven percent (7%) per annum, and

(ii) the sum of any Incentive Fee paid to the Manager with respect to the first three (3) calendar quarters of the most recent twelve (12)-month period (or if the Effective Date is less than twelve (12) months earlier, since the Effective Date);

5

provided, however, that no Incentive Fee shall be payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed twelve (12) calendar quarters (or if the Effective Date is less than twelve (12) calendar quarters earlier, since the Effective Date).

For purposes of calculating the Incentive Fee prior to the completion of a twelve (12)-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager’s Incentive Fee shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Fee shall be calculated using Core Earnings for the twelve (12)-month period ending on the Effective Termination Date.

“Indemnified Party” shall have the meaning set forth in Section 13(c) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 13(d) of this Agreement.

“Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and the rules of the applicable National Securities Exchange on which the Common Stock is listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. [        ]).

“Initial Term” shall have the meaning set forth in Section 14(a) of this Agreement.

“Investment Allocation Policy” means the investment allocation policy and procedures of Colony Capital Investment Advisors, LLC, a registered investment advisor and an Affiliate of the Manager, in effect from time to time, with respect to the allocation of investment opportunities among the Company and one or more of its clients (as the same may be amended, updated or revised from time to time).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

“Investments” means the investments of the Company and the Subsidiaries.

6

“Losses” shall have the meaning set forth in Section 13(b) of this Agreement.

“Majority-Owned Affiliate” means an Affiliate of a Person (i) that is directly or indirectly controlled by such Person and (ii) in which such Person directly or indirectly owns securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such Affiliate.

“Manager” shall have the meaning set forth in the preamble of this Agreement.

“Manager Covered Person” shall have the meaning set forth in Section 13(b) of this Agreement.

“Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Common Stock of the Company are listed, traded, exchanged or quoted.

“Notice of Proposal to Negotiate” shall have the meaning set forth in Section 14(a) of this Agreement.

“Operating Company” shall have the meaning set forth in the preamble of this Agreement.

“Other Constellation Funds” means, collectively, any other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, branded, advised and/or managed by Constellation or any of its Affiliates, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with Constellation’s side-by-side or additional general partner investments with respect thereto.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

“Protected Opportunity” shall have the meaning set forth in Section 3(b)(ii) of this Agreement.

“REIT” shall have the meaning set forth in the recitals of this Agreement.

7

“Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Equity” means:

(i)	the sum of:

(a)	the net proceeds received by the Company (or, without duplication, the Company’s direct Subsidiaries, such as Operating Company) from all issuances of the Company’s or such Subsidiaries’ common and preferred equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance); plus

(b)	cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter,

(ii)	less:

(a)	any distributions to the Company’s common stockholders (or owners of common equity of the Company’s direct Subsidiaries, such as Operating Company) (other than the Company or any of such Subsidiaries);

(b)	any amount that the Company or any of the Company’s direct Subsidiaries (such as Operating Company) has paid to (1) repurchase for cash the Common Stock or common equity securities of such Subsidiaries or (2) repurchase or redeem for cash preferred equity securities of the Company or such Subsidiaries, in each case since the Effective Date; and

(c)	any Incentive Fee paid to the Manager following the Effective Date.

With respect to that portion of the period from and after the Effective Date that is used in the calculation of the Base Management Fee, all items in the foregoing calculation (other than clause (i)(b)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Stockholders’ Equity shall include any restricted shares of Common Stock or common equity of

8

the Company’s direct Subsidiaries (such as Operating Company) and any other shares of Common Stock or common equity of such Subsidiaries underlying awards granted under one or more of the Company’s or such Subsidiaries’ equity incentive plans. The amount of net proceeds received shall be subject to the determination of the Board of Directors to the extent such proceeds are other than cash.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (i) the Company or any other subsidiary of the Company is a general partner or managing member; or (ii) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.

“Termination Fee” shall have the meaning set forth in Section 14(b) of this Agreement.

“Termination Notice” shall have the meaning set forth in Section 14(a) of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation”, unless such phrase otherwise appears.

Section 2. Appointment and Duties of the Manager.

(a) The Company, Operating Company and each of the other Subsidiaries hereby appoint the Manager to manage the assets and the day-to-day operations of the Company, Operating Company and the other Subsidiaries subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply.

The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

9

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision and direction of the Board of Directors, and the Manager will have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Manager hereby. Without limiting the power and authority granted to the Manager pursuant to Section 2(c), the Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including:

(i) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”);

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, negotiating, monitoring, financing, retaining, selling, restructuring or disposing of Investments consistent in all material respects with the Investment Guidelines;

(iii) with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on behalf of the Company and the Subsidiaries, bank credit facilities, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and other agreements and instruments required for the Company and the Subsidiaries to conduct their business;

(v) engaging and supervising, on behalf of the Company and the Subsidiaries and at the expense of Operating Company or its designee(s), independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and the Subsidiaries’ operations or Investments (or potential investments);

10

(vi) advising on, preparing, negotiating and entering into, on behalf of the Company and the Subsidiaries, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereunder;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries, including office space for any persons who are employed directly by the Company or its Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT and within the Investment Guidelines;

(xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify as a REIT for tax purposes;

11

(xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager and its Affiliates;

(xvi) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting on behalf of the Company and the Subsidiaries any money and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses and payment of dividends or other distributions to stockholders, members and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii) causing the Company and the Subsidiaries to retain qualified accountants, tax professionals and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, domestic taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the applicable National Securities Exchange on which the Common Stock is listed;

12

(xxi) assisting the Company and the Subsidiaries in taking all necessary actions to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations on behalf of the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving on behalf of the Company and the Subsidiaries all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv) advising the Company and the Subsidiaries with respect to and structuring (1) long-term financing vehicles for their portfolio of assets and (2) the offering and selling of securities publicly or privately in connection with any such structured financing;

(xxvi) serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and/or the Subsidiaries, including (1) assisting the Company and/or the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to the Company’s and the Subsidiaries’ investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Investments;

(xxvii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business; and

13

(xxviii) performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of the Company and the Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s and the Subsidiaries’ portfolio of assets; acting as a liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between servicer providers of the assets and the Company and the Subsidiaries; reviewing servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company, Operating Company and each of the other Subsidiaries hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other certificates, agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, Operating Company and each of the other Subsidiaries, the Manager shall have the right to exercise all powers and authority that are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including the Investment Guidelines:

(i) to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment at public or private sale;

14

(ii) to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments and enter into agreements in connection therewith, including repurchase agreements, master repurchase agreements, International Swap Dealer Association swap, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii) to purchase, take and hold Investments subject to mortgages or other liens;

(iv) to extend the time of payment of any liens or encumbrances that may at any time be encumbrances upon any Investment, irrespective of by whom the same were made;

(v) to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any Investments, or to accept a deed in lieu of foreclosure;

(vi) to join in a voluntary partition of any investment;

(vii) to cause to be demolished any structures on any real estate Investment;

(viii) to cause renovations and capital improvements to be made to any real estate Investment;

(ix) to abandon any real estate Investment deemed to be worthless;

(x) to enter into joint ventures or otherwise participate in investment vehicles investing in Investments;

(xi) to cause any real estate Investment to be leased, operated, developed, constructed or exploited;

(xii) to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(xiii) to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xiv) to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; and

15

(xv) to take any and all other actions as are necessary or appropriate in connection with the Investments.

The Manager shall be authorized to represent to third parties that it has the power to perform the actions that it is authorized to perform under this Agreement.

(d) The Manager may enter into agreements with other parties, including its Affiliates (in accordance with Section 11(a)), for the purpose of engaging one or more parties for and on behalf of the Company and the Subsidiaries, and, except as otherwise agreed, at the sole cost and expense of Operating Company or its designee(s), to provide credit analysis, risk management services, asset management and/or other services to the Company and the Subsidiaries (including Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that, with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Manager, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager, in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any agreements relating to such sub-advisory services shall (i) be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries and (ii) not result in an increased Base Management Fee or additional expenses payable hereunder.

(f) The Manager may designate, engage and retain, for and on behalf of the Company and the Subsidiaries and, at the sole cost and expense of Operating Company or its designee(s), such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, tax advisors, due diligence firms, engineers, banks and other lenders and other professionals, consultants and service providers as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries, which may include Affiliates of the Manager (in accordance with Section 11(a)).

(g) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of Operating Company or its designee(s), prepare, or cause to be prepared, with respect to any Investment, reports regarding the operating and asset performance and other information reasonably requested by the Company.

16

(h) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including the SEC, and shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(i) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of Operating Company or its designee(s), regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by the Board of Directors.

(j) If requested by the Company, the Manager shall provide, or cause to be provided, at the sole cost and expense of Operating Company or its designee(s), such internal audit, compliance and control services as may be required for the Company and the Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the applicable National Securities Exchange on which the Common Stock is listed and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(k) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional money is proven by the Company to have been required as a direct result of the Manager’s acts or omissions that result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by Operating Company or its designee(s) pursuant to Section 11 in excess of that contained in any applicable Company Account or otherwise made available by Operating Company or its designee(s) to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(l) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other service providers) hired by the Manager at Operating Company’s or Operating Company’s designee(s)’s sole cost and expense.

17

Section 3. Devotion of Time; Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer, president, chief financial officer and chief investment officer (provided that each such executive officer shall be satisfactory to and approved by the Board of Directors), along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary and appropriate to enable the Company to operate its business, commensurate with the Company’s level of activity. None of the officers or employees of the Manager will be dedicated exclusively to the Company and the Subsidiaries. The Manager and Constellation shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of the Company.

(b) Subject to the terms of the Investment Allocation Policy, none of Constellation or any of its Affiliates, including the Manager, or any of its or their officers, directors, employees or personnel, shall have any duty to refrain from directly or indirectly:

(i) engaging in any business opportunity, including business opportunities in the same or similar business activities or lines of business in which the Company or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”), including (x) investing in, or rendering advisory services to others investing in, any type of business (including investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including the sponsoring, branding, advising and/or managing of any Other Constellation Funds that employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines of the Company, (y) buying, selling or trading any securities or investments for their own accounts or for the account of others for whom Constellation or any of its Affiliates, including the Manager, or any of its or their officers, directors, employees or personnel may be acting, and (z) receiving fees or other compensation or profits from such activities described in this Section 3(b)(i), which shall be for Constellation’s (and/or its Affiliates’) sole benefit; or

(ii) competing with the Company, and none of Constellation or any of its Affiliates, including the Manager, shall be liable to the Company for breach of any duty (statutory, contractual or otherwise (other than for breach by Constellation or any of its Affiliates, including the Manager, of any express restrictions on competition contained in any written contract between Constellation or any of its Affiliates, including the Manager, on the one hand, and the Company, on the other hand)) by reason of the fact Constellation or any of its Affiliates, including the Manager, engages in any such activities, and the doctrine

18

of corporate opportunity or any similar doctrine applicable to the Company shall not apply to Constellation or any of its Affiliates, including the Manager. The Company hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to Constellation or any of its Affiliates, including the Manager, unless such Business Opportunity is offered to an Affiliate of Constellation who is a director or officer of the Company and such Business Opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of the Company (a “Protected Opportunity”). Except for a Protected Opportunity, in the event that Constellation or any of its Affiliates, including the Manager, acquires knowledge of a Business Opportunity, Constellation or its applicable Affiliate, as the case may be, shall have no duty to communicate or offer such Business Opportunity to the Company or any of its Affiliates and shall not be liable to the Company by reason of the fact that Constellation or any of its Affiliates, including the Manager, pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another Person, or does not present such opportunity to the Company or its subsidiaries.

(c) While information and recommendations supplied to the Company and the Subsidiaries shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, the Other Constellation Funds and their investors, including Other Constellation Funds in which the Manager or its Affiliates may have a beneficial interest, as described more fully in Section 3(d)). The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, brand, advise and/or manage one or more Other Constellation Funds and may in the future sponsor, brand, advise and/or manage additional Other Constellation Funds, (ii) the Manager will allocate investment opportunities that overlap with the Investment Guidelines of the Company and such Other Constellation Funds in accordance with the Investment Allocation Policy, to the extent applicable, and (iii) nothing in this Agreement shall prevent the Company and the Subsidiaries from entering into transactions that constitute co-investments with Other Constellation Funds; provided that any such transaction described in this clause (iii) is (1) permitted pursuant to the Investment Guidelines or (2) receives or has received the prior approval of the Board of Directors (including a majority of the Independent Directors). The Investment Allocation Policy may not be materially amended in any manner that is reasonably likely to be adverse to the Company, unless such amendment has been approved by a majority of the Independent Directors.

(d) In connection with the services of the Manager hereunder, the Company acknowledges and/or agrees that (i) as part of Constellation’s regular businesses, personnel of the Manager and its Affiliates may from time-to-time work on other projects and matters (including

19

with respect to one or more Other Constellation Funds), and that conflicts may arise with respect to the allocation of personnel between the Company and the Subsidiaries and one or more Other Constellation Funds and/or the Manager and such other Affiliates, (ii) there may be circumstances where investments that are consistent with the Company’s Investment Guidelines may be shared with or allocated to one or more Other Constellation Funds (in lieu of the Company and the Subsidiaries) in accordance with the Investment Allocation Policy, to the extent applicable, (iii) the Manager and its Affiliates may from time-to-time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees, including with respect to Other Constellation Funds and related portfolio entities, and while such fees may give rise to conflicts of interest, the Company and the Subsidiaries will not receive the benefit of any such fees, and (iv) the terms and conditions of the Governing Instruments of such Other Constellation Funds (including with respect to the economic, reporting and other rights afforded to investors in such Other Constellation Funds) are materially different from the terms and conditions applicable to the Company and the Subsidiaries and their respective equityholders, and none of the Company, the Subsidiaries or any such equityholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Constellation Funds as a result of an investment in the Company or the Subsidiaries or otherwise.

(e) Where investments that are consistent with the Company’s Investment Guidelines are shared with one or more Other Constellation Funds, the Manager may, but is not obligated to, aggregate sales and purchase orders of securities and other investments of the Company and the Subsidiaries with similar orders being made simultaneously for such Other Constellation Funds, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company and the Subsidiaries. The determination of such economic benefit to the Company and the Subsidiaries by the Manager is subjective and represents the Manager’s evaluation that the Company and the Subsidiaries are benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

(f) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

20

(g) Subject to Section 2(d), the Manager is authorized, for and on behalf of the Company, and at the sole cost and expense of Operating Company or its designee(s), to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion.

(h) The Company agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to make any filing or application, or provide any notice, required to be made or provided under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation, including the rules and regulations of the applicable National Securities Exchange on which the Common Stock is listed, on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company or any Subsidiary.

(i) In the event of a termination of this Agreement by the Company pursuant to Section 14(a), for two (2) years after such termination of this Agreement, the Company and the Subsidiaries shall not, and shall cause any successor to the Manager not to, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2)-year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company, a Subsidiary or any successor to the Manager. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(i) by the Company, the Subsidiaries or any successor to the Manager, including injunctive relief.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company, one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

21

Section 6. Records; Confidentiality.

(a) The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours.

(b) The Manager shall keep confidential any and all confidential, proprietary or non-public information of or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or the Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered under this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) to officers, directors, employees, agents, representatives or advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of Constellation’s asset management or capital markets businesses; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors; (iv) to appraisers, lenders or other potential financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s and the Subsidiaries’ business; (v) to governmental agencies or officials having jurisdiction over the Company or any Subsidiary; (vi) in connection with (1) any governmental or regulatory filings of the Company or any Subsidiary (including any filings made by Constellation) or (2) subject to an undertaking of confidentiality, non-disclosure and non-use, disclosure or presentations to investors of the Company or Constellation; (vii) to existing or prospective investors in Other Constellation Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use; (viii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or any Other Constellation Fund and the Company; (ix) as required by law or legal process to which the Manager or any person to whom disclosure is permitted hereunder is a party; or (x) to the extent reasonably required in connection with the exercise of any remedy hereunder; provided, however, that with respect to clause (ix), it is agreed that, to the extent practicable and so long as not legally prohibited, the Manager will (w) provide the Company with written notice within a reasonable period of time of the existence, terms and circumstances surrounding the law or legal process requiring disclosure of such Confidential Information, (x) consult with the Company on the advisability of taking steps to resist or narrow such disclosure obligation, (y) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as the Manager is advised by counsel is legally required to be disclosed, and (z) cooperate, at the Company’s expense, with any action reasonably requested by the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is

22

in the public domain at the time it is received by the Manager, (B) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement, (C) was already in the possession of the Manager prior to the time it was received by the Manager from the Company or its Affiliates, (D) was obtained by the Manager from a third party and, to the Manager’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (E) was developed independently by the Manager without using or referring to any of the Confidential Information. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of Investments to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith:

(i) is not in compliance with the Investment Guidelines;

(ii) would adversely and materially affect the qualification of the Company as a REIT under the Code;

(iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or

(iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments, code of conduct or other compliance or governance policies and procedures or those of the applicable National Securities Exchange on which the Common Stock is listed.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely and materially affect the qualification of the Company as a REIT, the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any Subsidiary or to any director or stockholder of the Company or any Subsidiary for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 13 of this Agreement.

23

(c) The Board of Directors may periodically review the Investment Guidelines and the Company’s and the Subsidiaries’ portfolio of Investments, but will not review each proposed investment; provided that the Manager shall not consummate on behalf of the Company or any Subsidiary any transaction (other than a transaction that constitutes a co-investment, which is addressed in Section 3(c)(iii) above) that involves (i) the sale of any investment to, (ii) the acquisition of any investment from, (iii) investing in, (iv) merging with, (v) arranging financing from, or (vi) providing financing to, Constellation, any Other Constellation Fund or any of their Affiliates, unless such transaction (A) is on terms no more favorable to Constellation, any Other Constellation Fund or any of their Affiliates than would be obtained from a third party on an arm’s length basis and (B) has been approved by a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed for greater certainty that, while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company, Constellation and the Other Constellation Funds (including as more fully described in Sections 3(c) and 3(d) above) and the Manager will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Investment Allocation Policy, to the extent applicable, and its prevailing policies and procedures with respect to conflicts resolution among Other Constellation Funds generally, there can be no assurance that any such conflicts will be resolved in favor of the Company and the Subsidiaries and only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company and/or the Subsidiaries to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided further that if (x) the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by a majority of the Independent Directors with respect to such conflicts of interest that arise or may arise from time to time, then the Manager shall not have any liability to the Company, the Subsidiaries or any of their respective equityholders by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

24

(d) The Manager agrees to be bound by all policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the applicable National Securities Exchange on which the Common Stock is listed, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates (including Constellation) who are involved in the business and affairs of the Company, to be bound by such policies and procedures to the extent applicable to such Persons.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8. Base Management Fee.

(a) During the Initial Term and any Renewal Term, Operating Company or its designee(s) shall pay the Manager the Base Management Fee quarterly in arrears, commencing with the quarter in which the Effective Date occurs (with such initial and final payments pro-rated based on the number of days during such initial and final quarter, respectively, that this Agreement was in effect). The Base Management Fee is payable independent of the performance of the Company, any of the Subsidiaries or the Investments.

(b) The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall, subject in any event to Section 14(a) of this Agreement, be due and payable in cash no later than the date that is five (5) Business Days after the date of delivery to the Board of Directors of such computations.

(c) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 14(a) of this Agreement.

25

Section 9. Incentive Fee.

(a) The Incentive Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. The Manager shall compute each quarterly installment of the Incentive Fee within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computations.

Section 10. Other Compensation Matters. As a component of the Manager’s compensation, the Company or any Subsidiary may issue to the Manager or personnel of the Manager stock-based or other equity-based compensation under the Company’s or any such Subsidiary’s equity incentive plan.

Section 11. Expenses of the Company.

(a) Operating Company or its designee(s) shall pay all of the expenses of the Company Parties and shall reimburse the Manager for documented expenses of the Manager incurred on behalf of the Company Parties (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 2 of this Agreement. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any services contemplated by this Agreement (including pursuant to Sections 2(d) and 2(f)) to be rendered by the Manager’s personnel or Affiliates (and Operating Company or its designee(s) shall pay or reimburse the Manager or its applicable Affiliate performing such services for the documented cost thereof); provided that such services may be provided by personnel or Affiliates of the Manager only to the extent that such costs and reimbursements are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Parties shall be paid by Operating Company or its designee(s) and shall not be paid by the Manager or Affiliates of the Manager:

(i) fees, costs and expenses in connection with the Initial Public Offering, if any;

(ii) fees, costs and expenses in connection with the issuance and transaction costs incident to the Company’s and the Subsidiaries’ unconsummated investments and the acquisition, negotiation, structuring, trading, settling disposition and financing of the Company’s and the Subsidiaries’ consummated Investments, including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs, fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

26

(iii) the cost of legal, tax, accounting, consulting, auditing, finance, administrative, investment banking, capital markets and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager, which may include personnel or Affiliates of the Manager;

(iv) the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of “errors and omissions” liability insurance to indemnify the Company’s directors and officers;

(v) interest, fees and expenses arising out of borrowings made by the Company or any Subsidiary, including costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit facilities, other financing arrangements, or other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(vi) expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any National Securities Exchange, the fees payable by the Company to any such National Securities Exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii) technology-related expenses, including costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors, in each case that is used by the Company and/or the Subsidiaries;

(viii) expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any of the Company’s or any Subsidiary’s securitizations or any of their securities offerings;

27

(ix) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any Subsidiary;

(x) the Company’s and the Subsidiaries’ allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) the Manager’s personnel serving as the Company’s chief financial officer, based on the percentage of his or her time spent managing the Company’s and the Subsidiaries’ affairs, and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of the Manager or its Affiliates who spend all or a portion of their time managing the Company’s and the Subsidiaries’ affairs (and the Company’s and the Subsidiaries’ share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and the Subsidiaries’ affairs);

(xi) compensation and expenses of the Company’s custodian, transfer agent and trustee, if any;

(xii) the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(xiii) the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to the Company’s and the Subsidiaries’ activities;

(xiv) all taxes and license fees;

(xv) all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xvi) costs and expenses incurred in contracting with third parties for the servicing of the assets of the Company and the Subsidiaries;

(xvii) all other costs and expenses relating to the Company’s and the Subsidiaries’ business and investment operations, including the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xviii) expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;

28

(xix) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including in connection with any dividend reinvestment plan;

(xx) the costs of any litigation or other pending or threatened proceedings (whether civil, criminal or otherwise) involving the Company or any Subsidiary or their respective assets and the amount of any judgment or settlement against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his, her or its capacity as such for which the Company or any Subsidiary is required to indemnify such Person by any court or governmental agency; and

(xxi) all other expenses actually incurred by the Manager (except as described below) that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;

provided, however, that with respect to expenses incurred by the Manager in connection with assets acquired by or services rendered to the Company together with any Other Constellation Funds, Operating Company or its designee(s) shall only be responsible for the Company Parties’ pro rata share of such expenses, based on the ratio of the amount of capital contributed by the Company Parties for any investment in such assets compared to the total capital invested in such assets.

(b) Operating Company or its designee(s) will be required to pay the Company’s and the Subsidiaries’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager, on the one hand, and the Company and the Subsidiaries, on the other hand, based on the ratio of the Company’s and the Subsidiaries’ proportion of gross assets compared to all remaining gross assets managed or held by Constellation and its Affiliates, including the Manager, as calculated at each quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors’ approval, if the allocation becomes inequitable (i.e., if the Company and the Subsidiaries become highly leveraged compared to Constellation or the Other Constellation Funds). Operating Company or its designee(s) will also be required to pay the rent for office space and other office, internal and overhead expenses incurred by persons who are employed directly by the Company or the Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates.

(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods.

29

(d) The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 12. Calculations of Expenses. The Manager shall prepare a written statement documenting in reasonable detail the Expenses during each calendar quarter, and shall use commercially reasonable efforts to deliver such statement to the Company within thirty (30) days after the end of each calendar quarter (subject to reasonable delays resulting from delays in the receipt of information). Expenses shall be reimbursed by Operating Company or its designee(s) to the Manager no later than the fifteenth (15th) Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries from the Manager. The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13. Limits of the Manager’s Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. To the fullest extent permitted by law, the Manager and its Affiliates, including their respective directors, members, officers, managers, employees, trustees, control persons, partners, stockholders and equityholders, will not be liable to the Company, any Subsidiary, the Board of Directors, the Company’s stockholders or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including trade errors that may result from ordinary negligence, including errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, principles of fiduciary duty and agency, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting gross negligence, fraud, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement.

(b) The Company, to the fullest extent permitted by law, shall indemnify and hold harmless the Manager, its Affiliates and the Manager’s and its Affiliates’ respective officers, directors, members, managers, employees, stockholders, partners, trustees, control persons and equityholders (each a “Manager Covered Person”) from and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred (collectively, “Losses”), in respect of, arising out of or in connection with the business and operations of the Company or any Subsidiary or any action taken or omitted by any such Manager Covered Person in good faith by or on behalf of the Company or any Subsidiary pursuant to authority granted by this

30

Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, fraud, willful misconduct or bad faith of any such Manager Covered Person or the reckless disregard by such Manager Covered Person of their duties under this Agreement. In the event that any Manager Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, the Company will periodically reimburse such Manager Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Manager Covered Person shall provide the Company with an undertaking to promptly repay to the Company the amount of any such expenses paid to it if it shall ultimately be determined that such Manager Covered Person is not entitled to be indemnified by the Company as herein provided in connection with such suit, action, proceeding or investigation, and (ii) such Manager Covered Person shall provide the Company with a written affirmation that such Manager Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Company to advance funds to any Manager Covered Person shall in no way affect such Manager Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Manager Covered Person was entitled to indemnification pursuant to the terms hereof.

(c) The Manager, to the fullest extent permitted by law, shall indemnify and hold harmless the Company, Operating Company and any other Subsidiary, including their respective officers, directors, members, managers, employees, stockholders, partners, trustees, control persons and equityholders (each, a “Company Covered Person”; a Manager Covered Person and a Company Covered Person are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of, arising out of or in connection with (i) any action taken or omitted by the Manager that is found by a court of competent jurisdiction to constitute gross negligence, fraud, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(d) An Indemnified Party will promptly notify the party from whom indemnification is sought pursuant to Section 13(b) or 13(c), as applicable (the “Indemnifying Party”), of the occurrence of any action, claim, suit, proceeding or investigation (a “Claim”) likely to result in an indemnification request pursuant hereto and shall describe the nature of the Claim; provided, however, that any failure by such Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party’s ability to eliminate or reduce any liability or the defense of such action. Each Indemnified Party hereby undertakes, and the Indemnifying Party hereby accepts each Indemnified Party’s undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. The Indemnifying Party will be entitled to take control, at its own cost, in the defense of said Claim, including the selection of counsel, in the

31

Indemnifying Party’s sole discretion. In such a case, the Indemnified Party shall provide the Indemnifying Party with all necessary information and shall consult with the Indemnified Party on the conduct of its defense. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such third-party claim, and the use of reasonable efforts to make employees available to provide additional information and explanation of any material provided hereunder. Should the Indemnifying Party so elect to assume the defense of a third-party claim, the Indemnifying Party will not be liable to any Indemnified Party for legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the third-party claim involves potential conflicts of interest between the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. No Indemnified Party shall settle, compromise or consent to the entry of a judgment with respect to any pending or threatened Claim in respect of which indemnification can be sought under this Agreement without the Indemnifying Party’s prior written consent, in its sole discretion. The Indemnifying Party shall accept no liability or settlement in the context of Claims the consequences of which would be likely to give rise to indemnification pursuant hereto, without the prior written consent of the applicable Indemnified Party, unless such settlement agreement includes a full and unreserved clause of exclusion of liability of any Indemnified Party in the context of such dispute.

(e) Notwithstanding any provision of this Section 13 to the contrary, to the fullest extent permitted by law, (i) each Indemnified Party must use commercially reasonable efforts to pursue all other sources of indemnification, advancement, insurance and contribution it has against third parties, including portfolio companies (or any legal entity in which the Indemnifying Party holds an investment), with respect to the amounts to which it is entitled under this Section 13, (ii) any such third party, including any portfolio company (or any other legal entity in which the Indemnifying Party holds an investment), shall be the indemnitor of first resort and any obligation of the Indemnifying Party to provide payments under this Section 13 for amounts to which an Indemnified Party is entitled are secondary, (iii) if the Indemnifying Party pays or causes to be paid any amounts under this Section 13 that should have been paid by a third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment), then (A) the Indemnifying Party shall be fully subrogated to the rights of such Indemnified Party with respect to such payment, (B) such Indemnified Party shall assign to the Indemnifying Party all of such Indemnified Party’s rights to advancement, indemnification and contribution from or with respect to such third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment), and (C) such Indemnified Party shall cooperate with the Indemnifying Party (at the expense of the Indemnifying Party) in its efforts to recover such payments through indemnification or otherwise, including filing a claim against such third party in the name of the Indemnified Party, (iv) the Indemnified Party will not agree to subordinate or otherwise compromise or release

32

indemnity from a third party, including any portfolio company (or any legal entity in which the Indemnifying Party holds an investment) and (v) in the event the Indemnifying Party has previously provided separate indemnification or advancement in connection therewith, the Indemnified Party shall reimburse the Indemnifying Party with any subsequent proceeds it receives from such third parties, including portfolio companies (or other legal entities in which the Indemnifying Party holds an investment). The intent of this Section 13(e) is to set forth the relative responsibilities of the Indemnifying Party and other third parties, including portfolio companies (or other legal entities in which the Indemnifying Party holds an investment), who have overlapping indemnity, advancement or contribution obligations to an Indemnified Party. Nothing in this Section 13(e) is intended to diminish the indemnification and advancement rights given by the Indemnifying Party to an Indemnified Party, including the right to receive prompt payment of valid indemnification and advancement claims if any third party is unwilling or unable to do so promptly.

(f) The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement.

Section 14. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall continue in operation until the third (3rd) anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for a one (1)-year term on each anniversary date thereafter (a “Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with this Section 14(a) or Section 14(c), respectively. The Company may elect not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term by providing at least one hundred eighty (180) days’ prior written notice to the Manager (the “Termination Notice”) only if there has been an affirmative vote of at least two-thirds of the Independent Directors that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager, in the form of Base Management Fees and Incentive Fees, or the amount thereof, is unfair to any of the Company Parties. If the Company issues the Termination Notice, the Company shall be obligated to (x) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the immediately preceding sentence of this paragraph) and (y) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term (the “Effective Termination Date”). Notwithstanding the foregoing provisions of this Section 14(a), in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than one hundred and twenty (120) days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Upon receipt by the Company of a Notice of Proposal to Negotiate, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this

33

Agreement. If the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within one hundred and twenty (120) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the Company and the Manager. The Company, Operating Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such one hundred and twenty (120)-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) ten (10) days following the end of such one hundred and twenty (120)-day period and (B) the Effective Termination Date originally set forth in the Termination Notice, and Operating Company shall be obligated to pay the Manager the Termination Fee upon the effective date of termination as provided in Section 14(b) below. Nothing in this Section 14(a) shall prohibit the Company from discussing or negotiating with any Person the terms of a replacement manager and management agreement during such one hundred and twenty (120)-day period.

(b) In recognition of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 14(a) or Section 15(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee, in each case earned by the Manager during the twenty-four (24)-month period immediately preceding the most recently completed calendar quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than one hundred eighty (180) days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective upon the expiration of the Initial Term or the applicable Renewal Term following the delivery of such notice. The Company shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 14(c).

34

(d) In the event of a termination or non-renewal of this Agreement, the Manager shall reasonably cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 15. Termination for Cause.

(a) The Company may terminate this Agreement at any time, including during the Initial Term, upon at least thirty (30) days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if:

(i) the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct; provided, however, that if any of the actions or omissions described in this Section 15(a)(i) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days after the Manager’s receipt of written notice thereof from the Company, then the Company may not terminate this Agreement pursuant to this Section 15(a)(i);

(ii) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such thirty (30) day period (or forty-five (45) days after written notice of such breach if the Manager takes steps to cure such breach within thirty (30) days of the written notice);

(iii) there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager or Constellation, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager or Constellation of a voluntary Bankruptcy petition;

(iv) the Manager is convicted (including a plea of nolo contendere) of a felony that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement; or

(v) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of thirty (30) days after written notice thereof from the Manager to the Company specifying such breach and requesting that the same be remedied in such thirty (30)-day period. The Company shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 15(b).

35

(c) The Manager may terminate this Agreement in the event the Company becomes regulated or required to register as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 15(c), the Company shall not be required to pay the Termination Fee.

Section 16. Survival; Action Upon Termination. From and after the effective date of termination or non-renewal of this Agreement, pursuant to Sections 14, 15 or 17 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed pursuant to Section 14(a) or 15(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary;

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager; provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 6 of this Agreement with respect to the retained documents; and

(iv) Sections 3(i), 6, 11, 12, 13, 14, 15, 16 and 25 shall survive the termination or non-renewal of this Agreement.

Section 17. Assignment.

(a) This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Independent Directors; provided, however, that the Manager may, at any time, (i) assign this Agreement without the consent of the Company or the approval of the Independent Directors to any Majority-Owned Affiliate of Constellation and/or (ii) delegate to one or more if its Affiliates, including sub-advisors where applicable, the performance of any of its responsibilities hereunder without the consent of the Company or the approval of the Independent Directors, so

36

long as the Manager remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Investment Advisers Act of 1940, as amended (but if any such consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.

(b) This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization that is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, or the Company’s or a Subsidiary’s stockholders, members or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18. The Company shall indemnify the Manager and its officers, directors, personnel, managers, employees, stockholders, partners and agents from and against any and all Losses that arise out of or in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 13 of this Agreement.

37

Section 19. Representations and Warranties.

(a) The Company and Operating Company hereby make the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i) Each of the Company and Operating Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable, and each is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland or Delaware, as applicable. Each of the Company and Operating Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery and performance of this Agreement by each of the Company and Operating Company has been duly authorized by all necessary action on the part of the Company and Operating Company, respectively.

(iii) This Agreement constitutes a legal, valid, and binding agreement of each of the Company and Operating Company, enforceable against each of the Company and Operating Company in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including those relating to the availability of specific performance.

(b) The Manager hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company and the Subsidiaries (which it shall do promptly after being required to do so).

(ii) The execution, delivery and performance of this Agreement by the Manager has been duly authorized by all necessary action on the part of the Manager.

(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager, enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including those relating to the availability of specific performance.

38

Section 20. Notice. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given if personally delivered, electronic transmission or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

The Company or Operating Company:	Colony NorthStar Credit Real Estate, Inc.
c/o Constellation
515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director, Legal Department

Email: ColonyLegal@clns.com

The Manager:	CLNC Manager, LLC
c/o Constellation
515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director, Legal Department

Email: ColonyLegal@clns.com

Notices will be deemed to have been received (a) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (b) on the date that is five (5) business days after dispatch by registered or certified mail.

Section 21. Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Except for Section 3 and Section 13, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

Section 22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

39

Section 23. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 24. No Implied Waivers; Remedies . No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing, shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 25. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 26. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

40

Section 27. Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 28. Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

41

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

Colony NorthStar Credit Real Estate, Inc.

By:
Name:
Title:

Credit RE Operating Company, LLC

By:
Name:
Title:

CLNC Manager, LLC

By:
Name:
Title:

[Signature Page to Management Agreement]

Exhibit A

The Board of Directors has adopted the following investment guidelines:

a.	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

b.	No investment shall be made that would cause the Company or any Subsidiary to be regulated as an investment company under the Investment Company Act;

c.	Until appropriate investments can be identified, the Manager may invest the proceeds of the Company’s Initial Public Offering, if any, and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with the Company’s intention to qualify as a REIT and maintain its exemption from registration under the Investment Company Act;

d.	No investment shall require prior approval of the Board of Directors or a majority of the Independent Directors solely because such investment constitutes (1) a co-investment made by and between the Company or any Subsidiary, on the one hand, and one or more investment vehicles formed, sponsored and managed by the Company or any Subsidiary, on the other hand, regardless of when such co-investment is made, or (2) a transaction related to any such co-investment; and

e.	Any investment with a total cost of more than $500.0 million shall require the approval of the Board of Directors or a duly constituted committee of the Board of Directors (with total cost being equal to the sum of (x) the aggregate equity committed by the Company or any Subsidiary in such investment together with any upfront fees received by the Company or any Subsidiary in connection with such investment plus (y) without duplication, the aggregate outstanding indebtedness with respect to such investment that the Company or any Subsidiary and/or vehicles that the Company or any Subsidiary controls incur, syndicate and/or co-originate).

These Investment Guidelines may be amended, restated, modified, supplemented or waived pursuant to the approval of the Board (which must include a majority of the Independent Directors) and the Manager from time to time, but without the approval of the Company’s stockholders.

A-1

EXHIBIT B

Form of Newco Charter

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

James C. Pickel, Jr., whose address is c/o Colony NorthStar, Inc., 515 South Flower Street, 44th Floor, Los Angeles, CA 90071, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on August 23, 2017.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Colony NorthStar Credit Real Estate, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is seven (7), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”),

1

but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

[•]

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.8 and Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock of the Corporation pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.5 Indemnification. (a) The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager, employee, partner or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advancement of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Corporation shall provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and shall have the power, with the approval of the Board of Directors, to provide the same (or lesser) indemnification and advancement of expenses to any employee or agent of the Corporation or a predecessor of the Corporation. Any amendment of this Section 5.5(a) shall be prospective only and shall not affect the applicability of this section with respect to any act or failure to act that occurred prior to such amendment.

(b) The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under the Bylaws, any agreement, resolution of stockholders or directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

2

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. The Board of Directors shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax treatment as a REIT. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Corporation shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9 Corporate Opportunities.

Section 5.9.1. Definitions: For the purpose of this Section 5.9, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” shall mean, when used with respect to a Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and any principal, member, director, partner, shareholder, officer, employee or other representative of the foregoing (other than the Corporation and any Person that is controlled by the Corporation). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests, contract or otherwise.

3

Person. The term “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

Sponsor Affiliates. The term “Sponsor Affiliates” shall mean CLNC Manager, LLC and its Affiliates.

Section 5.9.2 Corporate Opportunities. (a) The Corporation recognizes that it will derive benefits from its continued contractual, corporate and business relationships with the Sponsor Affiliates and that (i) certain directors, principals, officers, employees or other representatives of the Sponsor Affiliates may serve as directors or officers of the Corporation, its subsidiaries or entities that provide investment advisory services to the Corporation or its subsidiaries or as a member of the investment committee of any such entity, (ii) the Sponsor Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

(b) To the fullest extent permitted by law, except to the extent limited in any agreement with any Sponsor Affiliate, none of the Sponsor Affiliates (including those serving as directors or officers of the Corporation) or any of their respective Affiliates (any such Person, an “Identified Person”) shall have any duty to refrain from directly or indirectly:

(i) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”); or

(ii) competing with the Corporation, and to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or creditors for breach of any duty (statutory, contractual or otherwise (other than for breach by an Identified Person of any express restrictions on competition contained in any written contract between such Identified Person and the Corporation)) by reason of the fact that such Identified Person engages in any such activities, and, except as provided in subsection (c) of this Section 5.9.2, the doctrine of corporate opportunity or any similar doctrine applicable to the Corporation shall not apply to any Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in subsection (c) of this Section 5.9.2. Subject to subsection (c) of this Section 5.9.2, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or creditors for breach of any duty (statutory, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another Person, or does not present such opportunity to the Corporation or its subsidiaries or stockholders. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in line with the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

4

(c) The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such Person in his or her capacity as a director or officer of the Corporation.

Section 5.10 Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.11 Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue [            ] shares of stock, consisting of [            ] shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), [            ] shares of Class B-1 Common Stock, $0.01 par value per share (“Class B-1 Common Stock”), [            ] shares of Class B-2 Common Stock, $0.01 par value per share (“Class B-2 Common Stock”), [            ] shares of Class B-3 Common Stock, $0.01 par value per share (“Class B-3 Common Stock” and, together with the Class B-1 Common Stock and the Class B-2 Common Stock, the “Class B Common Stock”) (Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock, collectively, the “Common Stock”), and [            ] shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $[            ]. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall automatically be decreased and the number of shares of the latter class shall automatically be increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.2.1 Dividends and other Distributions. The Board of Directors may from time to time authorize and the Corporation shall declare to the holders of Common Stock such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine, but only out of funds legally available therefor. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.2.1 shall be subject to the preferences of any class or series of stock at the time outstanding.

5

Section 6.2.2 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the holders of Common Stock shall be entitled to participate, together with the holders of shares of any other class or series of stock now existing or hereafter classified or reclassified having parity rights to the Common Stock as to distributions in the liquidation, dissolution or winding up of the Corporation, in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class or series of stock having preferences over the Common Stock as to distributions in the event of dissolution, liquidation or winding up of the Corporation.

Section 6.2.3 Equal Status. Except as expressly provided in this Article VI, all Common Stock shall have the same rights, privileges and limitations and rank equally, share ratably and be identical in all respects as to all matters.

Section 6.2.4 Conversion. The Class A Common Stock is not convertible into or exchangeable for any other property or securities of the Corporation. Each issued and outstanding share of Class B Common Stock shall, automatically and without any action on the part of the holder thereof, convert into one (1) share of Class A Common Stock as follows: (a) in the case of the Class B-1 Common Stock, upon the earlier to occur of (i) thirty (30) days following the date of an initial public offering of the Class A Common Stock on a national securities exchange (the “IPO Date”) and (ii) if the Company does not consummate an initial public offering of the Class A Common Stock, the listing of the Class A Common Stock on a national securities exchange or over-the-counter market (the “Listing Date”); (b) in the case of the Class B-2 Common Stock, upon the earlier to occur of one hundred eighty (180) days following the IPO Date or the Listing Date; and (c) in the case of the Class B-3 Common Stock, upon the earlier to occur of the one (1) year anniversary of the IPO Date or the Listing Date. Each unissued share of Class B Common Stock shall automatically be reclassified as one (1) share of Class A Common Stock at the close of trading on the one (1) year anniversary of the Listing Date.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof; provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document filed with the SDAT.

Section 6.5 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders

6

of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

Section 6.8 Transferable Shares. Notwithstanding any other provision in the Charter, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation that would cause any shares or other beneficial interest in the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code.

Section 6.9 Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation being allocated to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” whose ownership of Common Stock or Preferred Stock caused such tax to be incurred by an amount equal to such tax, in the manner described in Treasury Regulations Section 1.860E-2(b)(4).

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6; provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

7

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean the percentage limit established by the Board of Directors pursuant to Section 7.2.7; provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8.

Initial Date. The term “Initial Date” shall mean [•].

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Exchange. The term “Stock Exchange” shall mean the national securities exchange or automated quotation system on which any class or series of outstanding shares of Capital Stock are listed or traded.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event, condition or set of circumstances that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or other distributions on shares of Capital Stock, including (a) a change in the capital structure of the Corporation or in the relative values of different classes or series

8

of Capital Stock, (b) a change in the relationship between two or more Persons that causes a change in Beneficial Ownership or Constructive Ownership, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire shares of Capital Stock, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that (1) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year of the Corporation during which such determination is being made would reasonably be expected to equal or exceed the lesser of (A) one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code), or (B) an amount that would (or, in the sole judgment of the Board of Directors, could) cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, or (3) such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation otherwise failing to qualify as a REIT.

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

9

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent (5%) or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating (i) the name and address of such owner, (ii) the number of shares of Capital Stock Beneficially Owned and (iii) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

10

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it at such time. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for the remedies, would have actually been owned by such Person, and second to the shares of Capital Stock that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7 Exceptions.

(a) The Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a Person from the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if: (i) such Person submits to the Board of Directors information requested by the Board of Directors, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board of Directors information requested by the Board of Directors, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit or Capital Stock in excess of the Aggregate Stock Ownership Limit; (iii) such Person submits to the Board of Directors information requested by the Board of Directors, demonstrating that clauses (1), (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person’s ownership of Common Stock in excess of the Common Stock Ownership Limit or Capital Stock in excess of the Aggregate Stock Ownership Limit pursuant to the exemption granted under this subparagraph 7.2.7(a); and (iv) such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Common Stock in excess of the Common Stock Ownership Limit or Capital Stock in excess of the Aggregate Stock Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 (including, without limitation, Section 7.2.5) with respect to shares of Common Stock held in excess of the Common Stock Ownership Limit or Capital Stock held in excess of the Aggregate Stock Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine that granting the exception will not cause the Corporation to lose its status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions and restrictions as it deems appropriate in connection with granting each exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 7.2.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

11

(d) In connection with granting any exemption or waiver pursuant to Section 7.2.7(a), the Board of Directors may include such terms and conditions in such waiver as it determines are advisable.

(e) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-current Common Stock Ownership Limit.

Section 7.2.8 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, that any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such Person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five (5) or fewer Persons to Beneficially Own, in the aggregate more than forty-nine and nine-tenths percent (49.9%) in value of the outstanding Capital Stock or would otherwise cause the Corporation to fail to qualify as a REIT.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Code. Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock that causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the

12

Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transferor of such Capital Stock of the Corporation.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited

13

Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions with respect to the shares sold that are held by the Trustee shall be paid to the Charitable Beneficiary.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective; provided, that the Corporation thereafter makes such designation and appointment.

Section 7.3.7 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Trustee shall be entitled to receive, ratably with each other holder of shares of the class or series of Capital Stock that is held in the Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Capital Stock held by the Trustee bears to the total number of shares of such class or series of Capital Stock then outstanding). The Trustee shall distribute any such assets received in respect of the shares held in the Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 7.3.4.

Section 7.4 Stock Exchange Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

14

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided below, and except for those amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.8 or to this Article VIII shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to case at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock that the Corporation had authority to issue immediately prior to this amendment and restatement was 1,200, consisting of 1,000 shares of Class A Common Stock, $0.01 par value per share, and 200 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $12.00.

EIGHTH: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is [            ], consisting of [            ] shares of Class A Common Stock, $0.01 par value per share, [            ] shares of Class B-1 Common Stock, $0.01 par value per share, [            ] shares of Class B-2 Common Stock, $0.01 par value per share, [            ] shares of Class B-3 Common Stock, $0.01 par value per share, and [            ] shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $[            ].

NINTH: These Articles of Amendment and Restatement shall become effective [•].

TENTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

15

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its [            ] and attested to by its [            ] on this [    ] day of [            , 201    ].

ATTEST:	COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

/s/	By:	/s/	(SEAL)
Name: [ ]		Name: [ ]
Title: [ ]		Title: [ ]

EXHIBIT C

Form of Newco Bylaws

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

AMENDED AND RESTATED BYLAWS

Adopted as of [            , 201    ]

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of Colony NorthStar Credit Real Estate, Inc. (the “Corporation”) in the State of Maryland shall be located at such place as the board of directors of the Corporation (the “Board of Directors”) may designate.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. SPECIAL MEETINGS.

(a) General. Each of the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President and the Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(3) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President or the Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the Secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b) Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the Secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten (10) days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth (10th) day after the first date on which a Record Date Request Notice is received by the Secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the Secretary. In addition, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the Secretary), (ii) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (iii) set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), the class, series and number of all shares of stock of the Corporation that are owned (beneficially or of record) by each such stockholder, and the nominee holder for, and the number of shares owned by such stockholder beneficially but not of record, (iv) be sent to the Secretary by registered mail, return receipt requested, and (v) be received by the Secretary within sixty (60) days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary. The Secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Corporation’s proxy materials). The Secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by the foregoing, the Secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of any notice of the meeting. The Board of Directors may revoke the notice for any Stockholder Requested Meeting in the event that the requesting stockholders fail to comply with this paragraph (2) of Section 3(b).

(3) In the case of any special meeting called by the Secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the Secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the ninetieth (90th) day after the Meeting Record Date or, if such ninetieth (90th) day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for Stockholder Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date.

(4) If written revocations of the Special Meeting Request have been delivered to the Secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the Secretary: (i) if the notice of meeting has not already been delivered, the Secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the Secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the Secretary may revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the Secretary of a notice of meeting shall be considered a request for a new special meeting.

2

(5) The Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the Secretary until the earlier of (i) five (5) Business Days after actual receipt by the Secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the Secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (5) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(6) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4. NOTICE.

(a) Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the date, time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder at such address objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

(b) Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice of such special meeting. The Corporation may postpone or cancel a meeting of stockholders by notice to the stockholders prior to convening any such meeting or by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten (10) days prior to such date and otherwise in the manner set forth in this section.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the Chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the Chairman of the Board of Directors, by one of the following officers present at the meeting in the following order: the Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, the Vice Presidents in their order of rank and, within each rank, in their order of seniority, the Secretary, or, in the absence of

3

such officers, a chairman chosen by the stockholders by the vote of a majority of the votes entitled to be cast at the meeting by stockholders present in person or by proxy. The Secretary or, in the case of a vacancy in the office or absence of the Secretary, an Assistant Secretary or an individual appointed by the Board of Directors or the chairman of the meeting shall act as secretary of the meeting. In the event that the Secretary presides at a meeting of stockholders, an Assistant Secretary, or, in the absence of all Assistant Secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman of the meeting and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting the time allotted to questions or comments; (d) determining when and for how long the polls should be opened and when the polls should be closed; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum for the transaction of business; but this section shall not affect any requirement under any statute or under the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than one hundred and twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting, if a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally convened.

The stockholders present either in person or by proxy at a meeting that has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. VOTING. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present for which (a) the Secretary receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director set forth in Article II, Section 11 of these Bylaws, and (b) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth (10th) day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. Each share of stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder of such share of stock is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the meeting, unless more than a majority of the votes cast or entitled to be cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law. Such proxy or evidence of authorization of such proxy shall be filed with the Secretary before or at the meeting. No proxy shall be valid more than eleven (11) months after its date unless otherwise provided in the proxy.

4

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Shares of stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, director, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares of stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares of stock. Any trustee or fiduciary, in such capacity, may vote shares of stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it, directly or indirectly, in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate. On receipt by the Secretary of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares of stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this

5

Section 11 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first (1st) anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, and the tenth (10) day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, that are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit from changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities; and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series; and

6

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee,

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual, and

(C) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the Proposed Nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the stockholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least one hundred and thirty (130) days prior to the first (1st) anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of

7

this Section 11, is delivered to the Secretary at the principal executive office of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two (2) Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the Secretary or the Board of Directors, any such stockholder shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2) Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 and, if he or she determines that any nomination or other business proposed to be brought before the meeting was not made or proposed, as the case may be, in compliance with this Section 11, to declare that such defective nomination or proposal be disregarded.

(3) For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

(5) Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chairman of the meeting, if the stockholder giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting.

8

Section 12. TELEPHONE MEETINGS. The Board of Directors or the chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 13. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 14. STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten (10) days after the effective time of such action.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2. NUMBER, TENURE, RESIGNATION AND QUALIFICATIONS. A majority of the entire Board of Directors may establish, increase or decrease the number of directors; provided that the number thereof shall never be less than the minimum number required by the MGCL, which is one (1), nor more than fifteen (15); provided further that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as otherwise provided in Section 11 of this Article III, directors shall be elected at the annual meeting of stockholders, and each director shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Any director of the Corporation may resign at any time by delivering his or her resignation in writing to the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors or the Secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

A majority of the Board of Directors shall consist of directors who are independent as determined under the applicable listing standards and rules and regulations of the [New York Stock Exchange/Nasdaq Global Market] (each, an “Independent Director”). A qualification for each (1) nominee recommended by the Board of Directors to the stockholders to fill an Independent Director Position (as defined below) or (2) a director elected by the Board of Directors to fill an Independent Director Position shall be that such nominee or director shall have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board of Directors. An “Independent Director Position” means a directorship that replaces an Independent Director, fills a vacancy on the Board of Directors that results from the death, resignation or removal of an Independent Director or results from an increase in the size of the Board of Directors, which new board position must be filled by an Independent Director.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, with no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such date, time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the date, time and place of regular meetings of the Board of Directors without other notice than such resolution.

9

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer, the President or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the date, time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address or by any other means permitted under Maryland law. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting. Notice by United States mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice; and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting that has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the absence of the Chairman, the Vice Chairman of the Board of Directors, if any, shall act as chairman of the meeting. In the absence of both the Chairman and Vice Chairman of the Board of Directors, the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President or, in the absence of the President, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The Secretary or, in his or her absence, an Assistant Secretary, or, in the absence of the Secretary and all Assistant Secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

10

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire Board of Directors. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Section 12. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors or a duly authorized committee thereof, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter that the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. RATIFICATION. The Board of Directors or the stockholders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15. CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. A director or officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 16. EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances, (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than twenty-four (24) hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

11

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member; provided that such director meets the requirements of such committee.

Section 2. POWERS. The Board of Directors may delegate to any committee appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole and absolute discretion.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors, or the members of a committee to which such power has been duly delegated by the Board of Directors, may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two (2) members of any committee (if there are at least two (2) members of the committee) may fix the time and place of its meetings unless the Board of Directors shall otherwise provide.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. REMOVAL AND VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership or size of any committee (including the removal of any member of such committee), to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a President, a Secretary and a Treasurer and may include a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, one or more Assistant Secretaries and one or more Assistant Treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate. The officers of the Corporation shall be elected annually by the Board of Directors, except that the Chief Executive Officer or President may from time to time appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers or other officers. The Board of Directors may elect, or the Chief Executive

12

Officer may appoint, as the case may be, one or more persons to each office. Each officer shall serve until his or her successor is duly elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two (2) or more offices except President and Vice President, Secretary and Assistant Secretary or Treasurer and Assistant Treasurer may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her written resignation to the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a Chairman of the Board of Directors, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the Chairman of the Board of Directors as an executive or non-executive chairman. The Chairman of the Board of Directors shall preside over the meetings of the Board of Directors. The Chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5. VICE CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a Vice Chairman of the Board of Directors, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the Vice Chairman of the Board of Directors as an executive or non-executive vice chairman. The Vice Chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 6. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a Chief Executive Officer. In the absence of such designation, the Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7. CHIEF OPERATING OFFICER. The Board of Directors may designate a Chief Operating Officer. The Chief Operating Officer shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

Section 8. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a Chief Financial Officer. The Chief Financial Officer shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

Section 9. PRESIDENT. In the absence of a Chief Executive Officer, the President shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a Chief Operating Officer by the Board of Directors, the President shall be the Chief Operating Officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

13

Section 10. VICE PRESIDENTS. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to such Vice President by the Chief Executive Officer, the President or the Board of Directors. The Board of Directors may designate one or more Vice Presidents as Executive Vice President, Senior Vice President or as Vice President for particular areas of responsibility.

Section 11. SECRETARY. The Secretary shall: (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

Section 12. TREASURER. The Treasurer shall have custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors. In the absence of a designation of a Chief Financial Officer by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation.

The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 13. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the Chief Executive Officer, the President or the Board of Directors.

Section 14. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors, a committee of the Board of Directors acting within the scope of its delegated authority, or any manager of the Corporation approved by the Board of Directors and acting within the scope of its authority pursuant to a management agreement with the Corporation, may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors, such other committee or such manager acting within the scope of its authority pursuant to a management agreement and executed by an authorized person.

14

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by or on behalf of the holder of the shares of stock, in person or by his or her duly authorized agent, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares of stock are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares of stock is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of uncertificated shares of stock, the Corporation shall provide to the record holders of such shares of stock, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock of the Corporation will be subject in all respects to the Charter, any applicable law (including, without limitation, the MGCL), and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, that if such shares of stock have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

15

Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than one hundred and twenty (120) days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class of stock held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to applicable law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

16

ARTICLE XI

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager, employee, partner or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation shall provide such indemnification and advancement for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and may, with the approval of its Board of Directors, provide the same (or lesser) indemnification and advancement of expenses to any employee or agent of the Corporation or a predecessor of the Corporation.

The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way any other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to the effective date of such amendment, repeal or adoption.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

17

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, however that any amendment to the second paragraph of Section 2 of Article III of these Bylaws or to this proviso must have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board of Directors.

*        *         *

18

EXHIBIT D

Form of Newco OP Operating Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CREDIT RE OPERATING COMPANY, LLC

a Delaware limited liability company

Dated as of [                     ]

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

CREDIT RE OPERATING COMPANY, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CREDIT RE OPERATING COMPANY, LLC, a Delaware limited liability company (the “Company”), dated as of [            ], is entered into by and among (i) Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (“CLNS Credit”), (ii) NRF RED REIT Corp., a Maryland corporation (“RED REIT”), and (iii) each other Person who at any time after the date hereof becomes a Member of the Company in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq. (the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on August 23, 2017 (the “Original Certificate”);

WHEREAS, on August 23, 2017, CLNS Credit entered into a limited liability company agreement of the Company (the “Original Agreement”);

WHEREAS, on [            ], pursuant to the terms of that certain Master Combination Agreement, dated as of August 25, 2017, as amended from time to time (the “Combination Agreement”), by and among Colony Capital Operating Company, LLC, a Delaware limited liability company (“Constellation OP”), RED REIT, NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“Nova I”), NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership (“Nova I OP”), NorthStar Real Estate Income II, Inc., a Maryland corporation (“Nova II”), NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership (“Nova II OP”), CLNS Credit and the Company, Constellation OP contributed the Constellation OP Contributed Entities (as defined in the Combination Agreement) to CLNS Credit (the “Constellation OP Contribution”) in exchange for 44,399,444 Class A REIT Shares;

WHEREAS, following the Constellation OP Contribution and pursuant to the terms of the Combination Agreement, RED REIT contributed the RED REIT Contributed Entities (as defined in the Combination Agreement) to the Company (the “RED REIT Contribution” and together with the Constellation OP Contribution, the “CLNS Contribution”) in exchange for 3,075,623 Membership Common Units;

WHEREAS, following the CLNS Contribution and pursuant to the terms of the Combination Agreement, Nova I was merged with and into CLNS Credit (the “Nova I Merger”), with CLNS Credit surviving;

WHEREAS, following the CLNS Contribution and pursuant to the terms of the Combination Agreement, Nova II was merged with and into CLNS Credit (the “Nova II Merger” and together with the Nova I Merger, the “REIT Mergers”), with CLNS Credit surviving;

WHEREAS, following the REIT Mergers and pursuant to the terms of the Combination Agreement, Nova I OP was merged with and into the Company (the “Nova I OP Merger”), with the Company surviving, and pursuant to the terms of the Combination Agreement, the Nova I OP Units outstanding immediately prior to the Nova I OP Merger were converted into an aggregate of [            ] Membership Common Units;

WHEREAS, following the REIT Mergers and pursuant to the terms of the Combination Agreement, Nova II OP was merged with and into the Company (the “Nova II OP Merger” and together with the Nova I OP Merger, the “OP Mergers”), with the Company surviving, and pursuant to the terms of the Combination Agreement, the Nova II OP Units outstanding immediately prior to the Nova II OP Merger were converted into an aggregate of [            ] Membership Common Units;

WHEREAS, following the OP Mergers and pursuant to the terms of the Combination Agreement, CLNS Credit contributed the Constellation OP Contributed Entities to the Company (the “CLNS Credit Contribution”) in exchange for 44,399,444 Membership Common Units; and

WHEREAS, in connection with the consummation of the CLNS Contribution, the REIT Mergers, the OP Mergers and the CLNS Credit Contribution, each of CLNS Credit and RED REIT desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” has the meaning set forth in the Recitals.

“Actions” has the meaning set forth in Section 7.7.A hereof.

“Additional Funds” means any additional funds that the Managing Member may, at any time and from time to time, determine that the Company requires for the acquisition of additional properties, for the redemption of Membership Units or for such other purposes as the Managing Member may determine.

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 12.2 hereof, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Adjusted Available Cash” means, as of any date of determination, the sum of Available Cash and REIT Available Cash.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)	decrease such deficit by any amounts that such Member is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Member’s Membership Interest or that such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)	increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Events” has the meaning set forth in Section 4.5.A(i) hereof.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i)	CLNS Credit (a) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor then in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii)

CLNS Credit distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares, or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares (other than REIT Shares issuable pursuant to a Qualified DRIP), at a price per share less than the Value of a REIT Share on the record date for such distribution (each, a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor then in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii)	CLNS Credit shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or its assets (including securities, but excluding cash or any dividend or distribution referred to in subsection (i) or (ii) above, or any Membership Units), which evidences of indebtedness or assets relate to assets not received by CLNS Credit pursuant to a pro rata distribution by the Company, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor then in effect by a fraction (a) the numerator of which shall be such Value of a REIT Share as of the trading day immediately preceding the ex-date for such dividend or distribution and (b) the denominator of which shall be the Value of a REIT Share as of the trading day immediately preceding the ex-date for such dividend or distribution, less the then fair market value (as determined by the Managing Member, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Any adjustment to the Adjustment Factor shall become effective on the first date on which REIT Shares trade at a price that reflects such event (the “ex-date”). Notwithstanding the foregoing, if any of the events in clause (i), (ii) or (iii) above occur, no adjustments will be made to the Adjustment Factor for any class or series of Membership Interests to the extent that the Company concurrently makes or effects a correlative distribution or payment to all of the Members holding Membership Interests of such class or series, or effects a correlative split, subdivision, reverse split or combination in respect of the Membership Interests of such class or series. If CLNS Credit effects a dividend that allows holders of REIT Shares to elect to receive cash or additional REIT Shares, the Company may effect a correlative distribution by distributing to all Members holding Membership Interests of such class or series a combination of cash and additional Membership Interests in the same ratio as the ratio of cash and REIT Shares paid by CLNS Credit, without offering Members an opportunity to elect to receive cash or additional

Membership Interests. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.

“Adjustment Year” has the meaning set forth in Section 6225(d)(2) of the Code or comparable provisions of state, local or non-U.S. law.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, (i) Constellation OP and its Subsidiaries, on the one hand, and CLNS Credit and its Subsidiaries, on the other hand, shall not be deemed Affiliates of the other for purposes of this Agreement and (ii) no fund, investment vehicle, or investment product managed by CLNS Credit or its Subsidiaries shall be deemed an Affiliate of CLNS Credit. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated REIT” means CLNS Credit and any Affiliate of CLNS Credit or the Company that has elected to be taxed as a REIT under the Code and is a Member.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Credit RE Operating Company, LLC, as now or hereafter amended, restated, modified, supplemented or replaced.

“Applicable Percentage” has the meaning set forth in Section 15.1.B hereof.

“Assignee” means a Person to whom a Membership Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i)	the sum, without duplication, of:

(1)	the Company’s Net Income or Net Loss (as the case may be) for such period,

(2)	Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

(3)	the amount of any reduction in reserves of the Company established by the Managing Member (including reductions resulting because the Managing Member determines such amounts are no longer necessary),

(4)	the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Company property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period, and

(5)	all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Company for such period that was not included in determining Net Income or Net Loss for such period;

(ii)	less the sum, without duplication, of:

(1)	all principal Debt payments made during such period by the Company,

(2)	capital expenditures made by the Company during such period,

(3)	investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4)	the excess, if any, of gain (or loss, as the case may be) recognized from the sale, exchange, disposition, financing or refinancing of Company property for such period over the net cash proceeds from such sale, exchange, disposition, financing or refinancing during such period,

(5)	all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

(6)	any amount included in determining Net Income or Net Loss for such period that was not received by the Company during such period,

(7)	the amount of any increase in reserves (including working capital reserves) established by the Managing Member during such period, and

(8)	any amount distributed or paid in redemption of any Member’s Membership Interest or Membership Units, including any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Company or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

“Beneficially Own” has the meaning given to such term in the Charter.

“Board of Directors” means the Board of Directors of CLNS Credit.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means, with respect to any Member, the Capital Account maintained by the Managing Member for such Member on the Company’s books and records in accordance with the following provisions:

(a)	To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b)	From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (except to the extent already reflected in the amount of such Member’s Capital Contribution).

(c)	In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Member’s Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)	In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)	The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Code Section 704, and shall be interpreted and applied in a manner consistent with such Regulations. The Managing Member may modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations; provided that the Managing Member determines that such modification is not reasonably likely to have a material effect on the amounts distributable to any Member without such Person’s consent. The Managing Member also may (i) make any adjustments to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2; provided, however, that the Managing Member determines that such changes are not reasonably likely to materially reduce amounts otherwise distributable to the Member as current cash distributions or as distributions on termination of the Company.

“Capital Account Limitation” has the meaning set forth in Section 4.6.B hereof.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Property that such Member contributes to the Company or is deemed to contribute pursuant to Article 4 hereof.

“Capital Share” means a share of any class or series of stock of CLNS Credit now or hereafter authorized, other than a REIT Share.

“Cash Amount” means an amount of cash equal to the product of (i) the Value of a Class A REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date.

“Certificate” means the Original Certificate, as may be amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the charter of CLNS Credit, within the meaning of Section 1-101(e) of the Maryland General Corporation Law.

“Class A REIT Share” means a share of class A common stock of CLNS Credit, par value $0.01 per share. Where relevant in this Agreement, “Class A REIT Shares” includes shares of class A common stock of CLNS Credit, par value $0.01 per share, issued upon conversion of Preferred Shares or Class B REIT Shares.

“Class B REIT Shares” means, collectively, the Class B-1 REIT Shares, the Class B-2 REIT Shares and the Class B-3 REIT Shares.

“Class B-1 REIT Share” means a share of class B-1 common stock of CLNS Credit, par value $0.01 per share.

“Class B-2 REIT Share” means a share of class B-2 common stock of CLNS Credit, par value $0.01 per share.

“Class B-3 REIT Share” means a share of class B-3 common stock of CLNS Credit, par value $0.01 per share.

“CLNS” means Colony NorthStar, Inc., a Maryland corporation.

“CLNS Contribution” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986.

“Combination Agreement” has the meaning set forth in the Recitals.

“Company” means Credit RE Operating Company, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Equivalent Units” means, with respect to any class or series of Capital Shares, Preferred Shares, New Securities or other interests in CLNS Credit (other than REIT Shares), Membership Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares, Preferred Shares, New Securities or other interests as appropriate to reflect the relative rights and preferences of such Capital Shares, Preferred Shares, New Securities or other interests as to the REIT Shares and the other classes and series of Capital Shares, Preferred Shares, New Securities or other interests as such Company Equivalent Units would have as to Membership Common Units and the other classes and series of Membership Units corresponding to the other classes of Capital Shares, Preferred Shares, New Securities or other interests but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company. For the avoidance of doubt, the voting rights, redemption rights, conversion rights and rights to Transfer Company Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, Preferred Shares, New Securities or other interests; provided, however, with respect to redemption rights and conversion rights, the terms of Company Equivalent Units must be such so that the Company complies with Section 4.9 of this Agreement.

“Company Junior Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are inferior or junior to the Membership Common Units.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Member Minimum Gain, as well as any net increase or decrease in Member Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Company Preferred Unit” means a fractional share of the Membership Interests of a particular class or series that the Managing Member has authorized pursuant to Section 4.1 or Section 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Membership Common Units.

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by CLNS Credit for a distribution to its stockholders of some or all of its portion of such distribution.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article 14 hereof.

“Consent of the Members” means the Consent of a Majority in Interest of the Members, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Members in their discretion.

“Consent of the Non-Managing Members” means the Consent of a Majority in Interest of the Non-Managing Members, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Members in their discretion.

“Constellation OP” has the meaning set forth in the Recitals.

“Constituent Person” has the meaning set forth in Section 4.6.F.

“Constructively Own” has the meaning given to such term in the Charter.

“Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company (or deemed contributed by the Company to a “new” partnership pursuant to Code Section 708).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner and in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits. For the avoidance of doubt, no fund, investment vehicle, or investment product managed by CLNS Credit or its Subsidiaries shall be deemed to be a Controlled Entity of CLNS Credit.

“Conversion Date” has the meaning set forth in Section 4.6.B.

“Conversion Notice” has the meaning set forth in Section 4.6.B.

“Conversion Right” has the meaning set forth in Section 4.6.A.

“Cut-Off Date” means, at the election of the Managing Member, the later of (i) the fifth (5th) Business Day after the Managing Member’s receipt of a Notice of Redemption and (ii) the next regularly scheduled meeting of the Board of Directors after the Managing Member’s receipt of a Notice of Redemption.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Declination” has the meaning set forth in Section 15.1.A hereof.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Economic Capital Account Balances” has the meaning set forth in Section 6.3.E hereof.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or CLNS Credit.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Units” means Tendered Units, the issuance of REIT Shares in exchange for which would result in a violation of the Ownership Limit.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means any asset now or hereafter held directly by CLNS Credit or any direct or indirect wholly owned Subsidiary of CLNS Credit (other than the equity of any direct or indirect wholly owned Subsidiary of CLNS Credit and interests in the Company), in each case, to the extent such asset has not theretofore been contributed to the Company.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters are beneficiaries.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year.

“Forced Redemption” has the meaning set forth in Section 4.6.C hereof.

“Forced Redemption Notice” has the meaning set forth in Section 4.6.C hereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member or CLNS Credit for the purpose of providing funds to the Company.

“CLNS Credit” has the meaning set forth in the Preamble.

“CLNS Credit Contribution” has the meaning set forth in the Recitals.

“CLNS Credit Equivalent Shares” means, with respect to any class or series of Membership Units, REIT Shares or Capital Shares issued by CLNS Credit with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Membership Units as appropriate to reflect the relative rights and preferences of such Membership Units as to the other classes and series of Membership Units, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company.

“CLNS Credit Member Loan” has the meaning set forth in Section 4.3.B.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be (1) in the case of any asset listed on Schedule II, the gross asset value of such asset as listed on Schedule II and (ii) in all other cases, the gross fair market value of such asset as determined by the Managing Member using such reasonable method of valuation as it may adopt.

(ii)	The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member using such reasonable method of valuation as it may adopt, as of the following times:

(1)	the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement but including acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the Managing Member pursuant to Section 4.2 hereof) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2)	the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3)	the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(4)	upon the admission of a successor managing member pursuant to Section 12.1 hereof; and

(5)	at such other times as the Managing Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(iii)	The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member using such reasonable method of valuation as it may adopt.

(iv)	The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v)	If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Membership Unit.

“Imputed Tax Underpayment” has the meaning set forth in Section 10.3.C hereof.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (A) the Managing Member, CLNS Credit or the Manager or (B) a manager, member, officer, director or employee of the Managing Member, CLNS Credit or the Manager or an employee of the Company and (ii) such other Persons (including Affiliates, employees or agents of the Managing Member, CLNS Credit, the Manager or the Company) as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability).

“IRS” means the United States Internal Revenue Service.

“IRS Adjustment” has the meaning set forth in Section 10.3.C hereof.

“Lead Tendering Party” has the meaning set forth in Section 15.1.J(3)(b) hereof.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“Liquidating Gains” has the meaning set forth in Section 6.3.E hereof.

“Liquidating Losses” has the meaning set forth in Section 6.3.E hereof.

“LTIP Award” means each or any, as the context requires, an award of LTIP Units issued under any Equity Plan.

“LTIP Unit” means a Membership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges and restrictions, qualifications, and limitations set forth in Section 4.5 hereof (except as may be varied by the designations applicable to any particular class or series of LTIP Units) and elsewhere in this Agreement (including any exhibit hereto creating any new class or series of LTIP Units) or in the Equity Plan or the award, vesting, or other agreement pursuant to which an LTIP Unit is granted to the holder thereof. The allocation of LTIP Units among the Members shall be set forth in the books and records of the Company, as may be amended from time to time.

“LTIP Unitholder” means a Member that holds LTIP Units.

“LV Safe Harbor” has the meaning set forth in Section 10.2.B hereof.

“LV Safe Harbor Election” has the meaning set forth in Section 10.2.B hereof.

“LV Safe Harbor Interests” has the meaning set forth in Section 10.2.B hereof.

“Majority in Interest of the Members” means Members (including the Managing Member, CLNS Credit and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Membership Units held by all Members (including the Managing Member, CLNS Credit and any Controlled Entity of either of them) entitled to vote on or consent to such matter.

“Majority in Interest of the Non-Managing Members” means Members (excluding the Managing Member, CLNS Credit and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Membership Units held by all Members (excluding the Managing Member, CLNS Credit and any Controlled Entity of either of them) entitled to vote on or consent to such matter.

“Management Agreement” means the agreement among the Managing Member, the Company, the Manager, and the other parties, if any, named therein pursuant to which the Manager will manage the assets and day-to-day operations of the Company and the Managing Member and their respective Subsidiaries.

“Manager” means the Person, if any, appointed, employed or contracted with by the Company and the Managing Member pursuant to the Management Agreement to manage the assets and day-to-day operations of the Company and the Managing Member and their respective Subsidiaries.

“Managing Member” means CLNS Credit, or any of its successors or permitted assigns, or any subsequent successor or permitted assign, in its capacity as the managing member of the Company.

“Member(s)” means (i) CLNS Credit, (ii) RED REIT and (iii) each other Person that is, from time to time, admitted to the Company as a member in accordance with the terms of this Agreement and the Act, and any Substituted Member or Additional Member, each shown as such in the books and records of the Company, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Member Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(1).

“Membership Common Unit” means a fractional share of the Membership Interests of all Members issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Company Junior Unit, Company Preferred Unit or any other Membership Unit specified in a Membership Unit Designation as being other than a Membership Common Unit.

“Membership Common Unit Economic Balance” has the meaning set forth in Section 6.3.E hereof.

“Membership Interest” means an ownership interest in the Company held by either a Non-Managing Member or the Managing Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Membership Interests; however, notwithstanding that the Managing Member, CLNS Credit and any other Member may have different rights and privileges as specified in this Agreement (including differences in rights and privileges with respect to their Membership Interests), the Membership Interest held by the Managing Member, CLNS Credit or any other Member and designated as being of a particular class or series shall not be deemed to be a separate class or series of Membership Interest from a Membership Interest having the same designation as to class and series that is held by any other Member solely because such Membership Interest is held by the Managing Member, CLNS Credit or any other Member having different rights and privileges as specified under this Agreement. A Membership Interest may be expressed as a number of Membership Common Units, Company Preferred Units, Company Junior Units or other Membership Units.

“Membership Unit” means a Membership Common Unit, a Company Preferred Unit, a Company Junior Unit or any other fractional share of the Membership Interests that the Managing Member has authorized pursuant to Section 4.1 or Section 4.2 hereof.

“Membership Unit Designation” has the meaning set forth in Section 4.2.A hereof.

“Membership Unit Distribution” has the meaning set forth in Section 4.5.A(i) hereof.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii)	any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)	gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)	in lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)	to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)	notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Net Proceeds” has the meaning set forth in Section 15.1.J(2) hereof.

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, REIT Shares, Capital Shares or Preferred Shares, excluding Preferred Shares and grants under the Stock Incentive Plans, or (ii) any Debt issued by CLNS Credit that provides any of the rights described in clause (i).

“Non-Electing Shares” has the meaning set forth in Section 15.1.H hereof.

“Non-Managing Member(s)” means any Member other than the Managing Member.

“Non-Managing Member Ancillary Agreement” means, with respect to any Non-Managing Member, any other agreement entered into by such Non-Managing Member or any of its Affiliates or transferee thereof with CLNS Credit, the Company or a Subsidiary of the Company relating to such Non-Managing Member’s Membership Units or any REIT Shares or Capital Shares which such Non-Managing Member holds or has the rights to obtain.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“Nova I” has the meaning set forth in the Recitals.

“Nova I Merger” has the meaning set forth in the Recitals.

“Nova I OP Merger” has the meaning set forth in the Recitals.

“Nova II” has the meaning set forth in the Recitals.

“Nova II Merger” has the meaning set forth in the Recitals.

“Nova II OP Merger” has the meaning set forth in the Recitals.

“Offered Shares” has the meaning set forth in Section 15.1.J(1)(a) hereof.

“Offering Units” has the meaning set forth in Section 15.1.J(1)(a) hereof.

“OP Mergers” has the meaning set forth in the Recitals.

“Optionee” means a Person to whom a stock option is granted under any Stock Incentive Plan.

“Original Agreement” has the meaning set forth in the Recitals.

“Original Certificate” has the meaning set forth in the Recitals.

“Ownership Limit” means the applicable restriction or restrictions on ownership of stock of CLNS Credit imposed under the Charter.

“Partnership Representative” has the meaning set forth in Section 10.3.A hereof.

“Percentage Interest” means, with respect to each Member, as to any class or series of Membership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Membership Units of such class or series held by such Member and the denominator of which is the total number of Membership Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Membership Common Units.

“Permitted Lender Transferee” has the meaning set forth in the definition of Permitted Transferee.

“Permitted Transfer” means a Transfer by a Non-Managing Member of all or part of its Membership Interest (i) to any Family Member, Controlled Entity or controlled Affiliate of such Member, or to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of a Family Member; provided that any such Transfer constitutes a bona fide gift or otherwise shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation or limited liability company; (ii) as required by applicable law or order; (iii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permitted under this Agreement; (iv) that such Non-Managing Member would be expressly authorized to make as a “Permitted Transfer” pursuant to a Non-Managing Member Ancillary Agreement, disregarding any expiration or termination thereof; or (v) in the case of any Permitted Transferee that is a past or present officer or employee of the

Company, CLNS Credit, CLNS or their respective Subsidiaries or may have been permitted pursuant to the applicable Non-Managing Member Ancillary Agreement to which such Membership Interests were subject at the time of the issuance of such Membership Interests or to which such Permitted Transferee was party (taking into account subsequent amendments thereto), disregarding any expiration or termination of such Non-Managing Member Ancillary Agreement.

“Permitted Transferee” means (i) any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom any Membership Interest is transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Membership Interest (each a “Permitted Lender Transferee”), (ii) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom a Membership Interest is transferred pursuant to the exercise of remedies under a Pledge, whether before or after one or more Permitted Lender Transferees take title to such Membership Interest and (iii) any other Person to whom any Membership Interest is transferred pursuant to a Permitted Transfer.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pledge” means a pledge by a Non-Managing Member of all or any portion of its Membership Interest to one or more banks or lending institutions, or agents acting on their behalf, which are not Affiliates of such Non-Managing Member, as collateral or security for a bona fide loan or other extension of credit.

“Preferred Share” means a share of stock of CLNS Credit now or hereafter authorized, designated or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

“Pricing Agreements” has the meaning set forth in Section 15.1.J(3)(b) hereof.

“Properties” means any assets and property of the Company and “Property” means any one such asset or property.

“Publicly Traded” means having common equity securities listed or admitted to trading on any U.S. national securities exchange.

“Qualified DRIP” means a dividend reinvestment plan of CLNS Credit that permits participants to acquire REIT Shares using the proceeds of dividends paid by CLNS Credit.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Member, (b) an Additional Member, (c) an Assignee who is the transferee of a Member’s Membership Interest in a Permitted Transfer, or (d) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Member’s Membership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the Managing Member or CLNS Credit.

“RED REIT” has the meaning set forth in the Preamble.

“RED REIT Contribution” has the meaning set forth in the Recitals.

“Redemption” has the meaning set forth in Section 15.1.A hereof.

“Register” has the meaning set forth in Section 4.2.E hereof.

“Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.B(viii) hereof.

“REIT” means a real estate investment trust within the meaning of Code Sections 856 through 860.

“REIT Available Cash” means, as of any date of determination, all amounts held by CLNS Credit (and not the Company and its Subsidiaries) which would be available for distribution to the holders of REIT Shares (calculated in a manner substantially similar to the manner in which the Company calculates Available Cash, but excluding any distributions from the Company to be made, or which have been made, to CLNS Credit hereunder and without regard to any restriction on distribution imposed on CLNS Credit by any third party).

“REIT Member” means any Member which is (a) CLNS Credit or any Affiliate of CLNS Credit to the extent such Person has in place an election to qualify as a REIT and (b) a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or disregarded entity (determined for federal income tax purposes) of any such Person, referred to in clause (a).

“REIT Mergers” has the meaning set forth in the Recitals.

“REIT Payment” has the meaning set forth in Section 15.11 hereof.

“REIT Requirements” means the requirements for qualifying as a REIT under the Code and Regulations.

“REIT Share” means Class A REIT Shares and Class B REIT Shares.

“REIT Shares Amount” means a number of Class A REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that CLNS Credit issues to all holders of Class A REIT Shares as of a specified record date rights, options, warrants or convertible or exchangeable securities entitling CLNS Credit’s stockholders to subscribe for or purchase Class A REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of Class A REIT Shares would be entitled to receive, expressed, where relevant hereunder, as a number of Class A REIT Shares determined by the Managing Member.

“Related Party” means, with respect to any Person, any other Person to whom ownership of shares of CLNS Credit’s stock would be attributed by or from such first Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).

“Reviewed Year” means a Company taxable year to which an item being adjusted by the IRS relates, as defined in Section 6225(d)(1) of the Code or comparable provisions of state, local or non-U.S. law.

“Rights” has the meaning set forth in the definition of “REIT Shares Amount.”

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder.

“Single Funding Notice” has the meaning set forth in Section 15.1.J(1)(b) hereof.

“Specified Membership Units” means with respect to each Excluded Property, the amount of Membership Common Units, Company Junior Units and/or Company Preferred Units (as the case may be) that would have been issued to CLNS Credit, pursuant to Section 4.2 hereof, if CLNS Credit had contributed such Excluded Property on the date that such asset was acquired by CLNS Credit or a wholly owned Subsidiary of CLNS Credit, in exchange for Membership Units equal in value to the fair market value of such Excluded Property as of such date.

“Specified Redemption Date” means the soonest practicable date after the receipt by the Managing Member of a Notice of Redemption, but in any event not later than the fifth (5th) Business Day after the Cut-Off Date; provided that, if the Managing Member and CLNS Credit elect a Stock Offering Funding pursuant to Section 15.1.J, such Specified Redemption Date shall be deferred until the next Business Day following the date of the closing of the Stock Offering Funding (but in any event not more than one hundred fifty (150) days after the Cut-Off Date in the aggregate).

“Stock Incentive Plans” means any stock option plan or stock incentive plan now or hereafter adopted by the Company or CLNS Credit.

“Stock Offering Funding” has the meaning set forth in Section 15.1.J(1)(a) hereof

“Stock Offering Funding Amount” has the meaning set forth in Section 15.1.J(2) hereof.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person. For the avoidance of doubt, no fund, investment vehicle, or investment product managed by CLNS Credit or its Subsidiaries shall be deemed to be a Subsidiary of CLNS Credit.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4 hereof.

“Successor Shares Amount” has the meaning set forth in Section 11.7.C hereof.

“Surviving Company” has the meaning set forth in Section 11.7.C hereof.

“Target Balance” has the meaning set forth in Section 6.3.E hereof.

“Tax Items” has the meaning set forth in Section 6.4.A hereof.

“Tax Matters Member” has the meaning set forth in Section 10.3.A hereof.

“Tendered Units” has the meaning set forth in Section 15.1.A hereof.

“Tendering Party” has the meaning set forth in Section 15.1.A hereof.

“Termination Transaction” means any Transfer of all or any portion of CLNS Credit’s Membership Interest or, if the Managing Member is not CLNS Credit, CLNS Credit’s interest in the Managing Member in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving CLNS Credit or the Managing Member, on the one hand, and any other Person, on the other (other than in connection with a change in CLNS Credit’s state of incorporation or organizational form), (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of CLNS Credit not in the ordinary course of its business, whether in a single transaction or a series of related transactions other than to a successor Managing Member in accordance with Section 11.2.A, (c) a reclassification, recapitalization or similar change of the outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of CLNS Credit or the Managing Member, or (e) a Transfer of all or any portion of CLNS Credit’s Membership Interest or, if the Managing Member is not CLNS Credit, its interest in the Managing Member, other than a Transfer effected in accordance with Section 11.2.A(i).

“Third-Party Pledge Transferee” means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires a Membership Interest pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions of this Agreement.

“Transaction” has the meaning set forth in Section 4.6.F hereof.

“Transaction Consideration” has the meaning set forth in Section 11.7.B hereof.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, unless otherwise indicated therein, “Transfer” does not include (a) any Redemption of Membership Common Units by the Company, or acquisition of Tendered Units by CLNS Credit, pursuant to Section 15.1 hereof, or (b) any redemption of Membership Units pursuant to any Membership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Unvested LTIP Units” has the meaning set forth in Section 4.5.C(i) hereof.

“Valuation Date” means the date of receipt by the Managing Member of a Notice of Redemption pursuant to Section 15.1 herein or such other date as specified herein, or, if such date is not a Business Day, the immediately preceding Business Day.

“Value” means, on any date with respect to a REIT Share, the average of the daily Market Prices for the ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Stock Incentive Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The term “Market Price” on any date means, with respect to either Class A REIT Shares or Class B REIT Shares, the last sale price for a Class A REIT Share, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for a Class A REIT Shares, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if Class A REIT Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which Class A REIT Shares are listed or admitted to trading or, if Class A REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if Class A REIT Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in Class A REIT Shares selected by the Managing Member or, in the event that no trading price is available for Class A REIT Shares, the fair market value of Class A REIT Shares, as determined in good faith by the Managing Member. In the event that the REIT Shares Amount includes Rights (as defined in the definition of “REIT Shares Amount”) that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the Managing Member acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 4.5.C(i) hereof.

“Vesting Agreement” means each or any, as the context implies, Equity Plan or agreement contemplated under an Equity Plan entered into by an LTIP Unitholder upon acceptance of an award of LTIP Units under an Equity Plan.

“Withdrawing Member” has the meaning set forth in Section 15.1.J(3)(c) hereof.

Section 1.2 Interpretation and Usage. In this Agreement, unless there is a clear contrary intention: (A) when a reference is made to an article, a section, an exhibit or a schedule, that reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (B) the singular includes the plural and vice versa; (C) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (D) reference to any statute, code, rule, or regulation means that statute, code, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any statute, code, rule or regulation means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (E) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (F) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (G) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (H) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Company is a limited liability company previously formed, and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Membership Interest of each Member shall be personal property for all purposes.

Section 2.2 Name. The name of the Company is “Credit RE Operating Company, LLC”. The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member, including the name of the Managing Member or any Affiliate thereof. The words “Limited Liability Company,” “L.L.C.,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time.

Section 2.3 Principal Office and Resident Agent. The address of the principal office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name and address of the resident agent of the Company in the State of Delaware are the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, or such other principal office and resident agent as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member may approve.

Section 2.4 Power of Attorney.

A. Each Member and Assignee hereby irrevocably constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)	execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the Managing Member or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company (or a company in which the members have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all conveyances and other instruments or documents that the Managing Member or any Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Company pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Member pursuant to the terms of this Agreement or the Capital Contribution of any Member; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Membership Interests; and

(2)	execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments the Managing Member or any Liquidator determines in its sole and absolute discretion are appropriate, necessary or desirable to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the Managing Member or any Liquidator to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members and Assignees will be relying upon the power of the Managing Member or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Member or Assignee and the Transfer of all or any portion of such Person’s Membership Units or Membership Interest (as the case may be) and shall extend to such Person’s heirs, successors, assigns and personal representatives. Each such Member and Assignee hereby agrees to be bound by any representation made by the Managing Member or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Member and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member or any Liquidator, taken in good faith under such power of attorney. Each Member and Assignee shall execute and deliver to the Managing Member or any Liquidator, within fifteen (15) days after receipt of the Managing Member’s or any Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or any Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Company. Notwithstanding anything else set forth in this Section 2.4.B, no Member shall incur any personal liability for any action of the Managing Member or any Liquidator taken under such power of attorney.

Section 2.5 Term. The term of the Company commenced on August 23, 2017, the date that the Original Certificate was filed with the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue indefinitely unless the Company is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1 Purpose and Business. The purpose and nature of the Company is to conduct any business, enterprise or activity permitted by or under the Act; provided, however, that such business and arrangements and interests shall be limited to and conducted in such a manner as to permit the Managing Member, in its sole and absolute discretion, at all times to be classified as a REIT unless CLNS Credit, in its sole and absolute discretion, has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by the Company. Without limiting CLNS Credit’s right in its sole and absolute discretion to cease qualifying as a REIT, the

Members acknowledge that the status of CLNS Credit as a REIT inures to the benefit of all Members and not solely to CLNS Credit or its Affiliates. In connection with the foregoing, the Company shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire additional Properties necessary, useful or desirable in connection with its business.

Section 3.2 Powers. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company; provided, however, that the Company shall not take, and shall refrain from taking, any action that, in the judgment of the Managing Member, in its sole and absolute discretion, (i) could adversely affect the ability of CLNS Credit to continue to qualify as a REIT, (ii) could cause the Company not to be treated as a partnership or disregarded entity for federal income tax purposes, (iii) could subject CLNS Credit to any additional taxes under Code Section 857 or Code Section 4981 or any other related or successor provision of the Code or (iv) could violate any law or regulation of any governmental body or agency having jurisdiction over CLNS Credit, its securities or the Company.

Section 3.3 Limited Authority and Liability of Members. The Company is a limited liability company formed pursuant to the Act, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Members or any other Persons with respect to any activities whatsoever other than the activities specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Members.

A. Each Member that is an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, the Company, the Managing Member and each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject, (ii) except as disclosed in writing to the Managing Member, such Member is neither a “foreign person,” within the meaning of Code Section 1445(f) nor a “foreign partner,” within the meaning of Code Section 1446(e), (iii) to such Member’s knowledge, such Member does not, and for so long as it is a Member will not, Beneficially Own or Constructively Own, directly or indirectly, (a) nine percent (9%) or more of the total combined voting power of all classes of stock entitled to vote, or nine percent (9%) or more of the total number of shares of all classes of stock, of any corporation that is a direct or indirect tenant of any of (I) CLNS Credit, determined for purposes of Code Section 856(d)(2)(B), (II) the Company, determined for purposes of Code Section 7704(d)(3), (III) any Affiliated REIT or (IV) any partnership, corporation, or other entity of which CLNS Credit or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to CLNS Credit, or the Company is a member, determined for purposes of Code Section 856(d)(2)(B) and Code Section 7704(d)(3), or (b) an interest of nine percent (9%) or more in the assets or net profits of any direct or indirect tenant of any of (I) CLNS Credit, determined for purposes of Code Section 856(d)(2)(B), (II) the Company, determined for purposes of Code Section 7704(d)(3), (III) any Affiliated REIT or (IV) any partnership, corporation, or other entity of which CLNS Credit or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to CLNS Credit, or the Company is a member, determined for purposes of Code Section 856(d)(2)(B) and Code Section 7704(d)(3); provided, however, that each Member may exceed any of the nine percent (9%) limits set forth in this clause (iii) if such Member obtains the written consent of the Managing Member prior to exceeding any such limits; provided, further, that in no event shall any Member Beneficially Own or Constructively Own, directly or indirectly, more than nine point eight percent (9.8%) of the stock described in clause (iii)(a) above or more than nine point eight percent (9.8%) of the assets or net profits described in clause (iii)(b) above, and (iv) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

B. Each Member that is not an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, the Company, the Managing Member and each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its managing member(s), general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) except as disclosed in writing to the Managing Member, such Member is neither a “foreign person,” within the meaning of Code Section 1445(f), nor a “foreign partner,” within the meaning of Code Section 1446(e), (iv) such Member does not, and for so long as it is a Member will not, Beneficially Own or Constructively Own, directly or indirectly, (a) nine percent (9%) or more of the total combined voting power of all classes of stock entitled to vote, or nine percent (9%) or more of the total number of shares of all classes of stock, of any corporation that is a direct or indirect tenant of any of (I) CLNS Credit, determined for purposes of Code Section 856(d)(2)(B), (II) the Company, determined for purposes of Code Section 7704(d)(3), (III) any Affiliated REIT or (IV) any partnership, corporation, or other entity of which CLNS Credit or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to CLNS Credit, or the Company is a member, determined for purposes of Code Section 856(d)(2)(B) and Code Section 7704(d)(3), or (b) an interest of nine percent (9%) or more in the assets or net profits of any direct or indirect tenant of any of (I) CLNS Credit, determined for purposes of Code Section 856(d)(2)(B), (II) the Company, determined for purposes of Code Section 7704(d)(3), (III) any Affiliated REIT or (IV) any partnership, corporation, or other entity of which CLNS Credit or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to CLNS Credit, or the Company is a member, determined for purposes of Code Section 856(d)(2)(B) and Code Section 7704(d)(3); provided, however, that each Member may exceed any of the nine percent limits (9%) set forth in this clause (iv) if such Member obtains the written consent of the Managing Member prior to exceeding any such limits; provided, further, that in no event shall any Member Beneficially Own or Constructively Own, directly or indirectly, more than nine point eight percent (9.8%) of the stock described in clause (iv)(a) above or more than nine point eight percent (9.8%) of the assets or net profits described in clause (iv)(b) above, and (v) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

C. Each Member (including each Substituted Member, as a condition to becoming a Substituted Member) represents and warrants that it is an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act, and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a highly speculative and illiquid investment. Notwithstanding the foregoing, the representations and warranties contained in the first sentence of this Section 3.4.C shall not apply to any Permitted Lender Transferee, it being understood that a Permitted Lender Transferee may be subject to a legal obligation to sell, distribute or otherwise dispose of any Membership Interest acquired pursuant to the exercise of remedies under a Pledge; provided, however, that such Permitted Lender Transferee must be a Qualified Transferee.

D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

E. Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

F. Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C above as applicable to any Member (including any Additional Member or Substituted Member or any transferee of either); provided that such representations and warranties, as modified, shall be set forth in either (i) a Membership Unit Designation applicable to the Membership Units held by such Member or (ii) a separate writing addressed to the Company and the Managing Member.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Members. Each Member has previously made Capital Contributions to the Company. Immediately upon execution of this Agreement, all existing limited liability company interests of the Company issued and outstanding as of immediately prior to the execution of this Agreement automatically shall be converted into Membership Common Units as set forth in the Register. Except as provided by law or in Section 4.2, 4.3, 10.3.C or 10.4 hereof, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any Capital Contributions or loans to the Company.

Section 4.2 Issuances of Additional Membership Interests. Subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation:

A. General. Subject to the provisions of this Agreement (including Section 4.2.B hereof), the Managing Member is hereby authorized to cause the Company to issue additional Membership Interests, in the form of Membership Units, for any Company purpose (including if the Managing Member determines that the Company requires Additional Funds), at any time or from time to time, to the Members (including the Managing Member and CLNS Credit) or to other Persons, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any Member or any other Person. Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Membership Units (i) upon the conversion, redemption or exchange of any Debt, Membership Units or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Company, or (v) upon the contribution of property or assets to the Company. Any additional Membership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Membership Interests) as shall be determined by the Managing Member, in its sole and absolute discretion and without the approval of any Non-Managing Member or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Membership Unit Designation”) without the approval of any Non-Managing Member or any other Person. Without limiting the generality of the foregoing, the Managing Member shall have authority to specify, in its sole and absolute discretion: (a) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Membership Interests; (b) the right of each such class or series of Membership Interests to share (on a pari passu, junior or preferred basis) in Membership Unit Distributions; (c) the rights of each such class or series of Membership Interests upon dissolution and liquidation of the Company; (d) the voting rights, if any, of each such class or series of Membership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Membership Interests. Except to the extent specifically set forth in any Membership Unit Designation, a Membership Interest of any class or series other than a Membership Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Membership Interest, the Managing Member shall update the Register and the books and records of the Company as appropriate to reflect such issuance.

B. Issuances to CLNS Credit. No additional Membership Units shall be issued to CLNS Credit unless (i) the additional Membership Units are issued to all Members holding Membership Common Units in proportion to their respective Percentage Interests in the Membership Common Units, (ii) (a) the additional Membership Units are (x) Membership Common Units issued in connection with an issuance of REIT Shares, or (y) Company Equivalent Units (other than Membership Common Units) issued in connection with an issuance of Capital Shares, Preferred Shares, New Securities or other interests in CLNS Credit (other than REIT Shares), and (b) CLNS Credit contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Capital Shares, Preferred Shares, New Securities or other interests in CLNS Credit, (iii) the additional Membership Units are issued upon the conversion, redemption or exchange of Debt, Membership Units or other securities issued by the Company, or (iv) the additional Membership Units are issued pursuant to Section 4.2.D, Section 4.4, Section 4.7, Section 4.9 or Section 4.11; provided, however, that notwithstanding any provision to the contrary contained in this Agreement but subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation, the Company shall not issue, and the Managing Member shall not authorize the issuance of, (x) any Membership Interests to CLNS Credit that do not have CLNS Credit Equivalent Shares that are concurrently issued by CLNS Credit for the equivalent contribution to CLNS Credit of cash, property or assets, which are subsequently contributed by CLNS Credit to the Company, or (y) any Membership Interests to any Person other than CLNS Credit unless approved by the Board of Directors or a duly authorized committee thereof.

C. No Preemptive Rights. Except as expressly provided in this Agreement or in any Membership Unit Designation, no Person, including any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

D. Issuance of Securities by CLNS Credit. CLNS Credit shall not issue any additional REIT Shares, Preferred Shares or New Securities unless CLNS Credit contributes, substantially concurrently with the receipt thereof, the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Preferred Shares or New Securities (as the case may be), and from the exercise of the rights contained in any such additional New Securities, to the Company in exchange for (x) in the case of an issuance of REIT Shares,

Membership Common Units, or (y) in the case of an issuance of Preferred Shares or New Securities, Company Equivalent Units; provided, however, that notwithstanding the foregoing, CLNS Credit may issue REIT Shares, Preferred Shares or New Securities (a) pursuant to Section 4.4, Section 15.1.B or Section 15.1.J hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Preferred Shares or New Securities to all holders of REIT Shares, Preferred Shares or New Securities (as the case may be), (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, (e) upon a conversion, redemption, exchange of any Funding Debt into REIT Shares, Preferred Shares or New Securities, or (f) in connection with an acquisition of Membership Units or a property or other asset to be owned, directly or indirectly, by CLNS Credit. In the event of any issuance of additional REIT Shares, Preferred Shares or New Securities by CLNS Credit, and the contribution to the Company, by CLNS Credit, of the cash proceeds or other consideration received from such issuance, the Company shall pay CLNS Credit’s expenses associated with such issuance, including any underwriting discounts or commissions. In the event that CLNS Credit issues any additional REIT Shares, Capital Shares, Preferred Shares, New Securities or other interests in CLNS Credit and contributes the cash proceeds or other consideration received from the issuance thereof to the Company, the Company is authorized to and shall issue a number of Membership Common Units or Company Equivalent Units to CLNS Credit equal to the number of REIT Shares, Capital Shares, Preferred Shares, New Securities or other interests so issued, divided by the Adjustment Factor then in effect, in accordance with this Section 4.3.D without any further act, approval or vote of any Member or any other Persons; provided that CLNS Credit shall have the discretion to not divide the Capital Shares, Preferred Shares, New Securities or other interests by the Adjustment Factor for purposes of determining the number of Membership Common Units or Company Equivalent Units to be issued to CLNS Credit if CLNS Credit determines that to do so would not be appropriate.

E. Register. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Membership Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Membership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Non-Managing Member shall be required to amend or update the Register. Except as required by law, no Non-Managing Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself. Schedule I hereto sets forth the respective Capital Accounts of the Members as of the date hereof.

Section 4.3 Loans to the Company.

A. Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds, without the approval of any Member or any other Person, by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3.B, the Managing Member or CLNS Credit) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable or exchangeable for Membership Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

B. Loans by the Managing Member. The Managing Member, in its sole and absolute discretion on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to the Managing Member and/or CLNS Credit (each, a “CLNS Credit Member Loan”) if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member or CLNS Credit, as applicable, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from a third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

Section 4.4 Stock Incentive Plans.

A. Options Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Stock Incentive Plan, an option to purchase REIT Shares granted to a Person other than a Company Employee is duly exercised:

(1)	CLNS Credit shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to CLNS Credit by such exercising party in connection with the exercise of such stock option.

(2)	Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, CLNS Credit shall be deemed to have contributed to the Company as a Capital Contribution an amount equal to the Value of a REIT Share as of the date of exercise, multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Company shall issue a number of Membership Common Units to CLNS Credit equal to the quotient of (a) the number of REIT Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

B. Options Granted to Company Employees. If at any time or from time to time, in connection with any Stock Incentive Plan, an option to purchase REIT Shares granted to a Company Employee is duly exercised:

(1)	CLNS Credit shall sell to the Company, and the Company shall purchase from CLNS Credit, the number of REIT Shares as to which such stock option is being exercised. The purchase price per REIT Share for such sale of REIT Shares to the Company shall be the Value of a REIT Share as of the date of exercise of such stock option.

(2)	The Company shall sell to the Optionee (or if the Optionee is an employee of a Company Subsidiary, the Company shall sell to such Company Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a REIT Share at the time of the exercise, a number of REIT Shares equal to (a) the exercise price paid to CLNS Credit by the exercising party in connection with the exercise of such stock option, divided by (b) the Value of a REIT Share at the time of such exercise.

(3)	The Company shall transfer to the Optionee (or if the Optionee is an employee of a Company Subsidiary, the Company shall transfer to such Company Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, a number of REIT Shares equal to the number of REIT Shares described in Section 4.4.B(1) hereof, less the number of REIT Shares described in Section 4.4.B(2) hereof.

(4)	CLNS Credit shall, as soon as practicable after such exercise, make a Capital Contribution to the Company of an amount equal to the proceeds received (excluding any payment in respect of payroll taxes or other withholdings) by CLNS Credit pursuant to Section 4.4.B(1) in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Company shall issue a number of Membership Common Units to CLNS Credit equal to the quotient of (a) the number of REIT Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

C. Restricted Stock Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Incentive Plan), any REIT Shares are issued to a Company Employee (including any REIT Shares that are subject to forfeiture in the event such Company Employee terminates his employment by the Company or a Company Subsidiary) in consideration for services performed for the Company or a Company Subsidiary:

(1)	CLNS Credit shall issue such number of REIT Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(2)	the following events will be deemed to have occurred: (a) CLNS Credit shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee or other service provider of a Company Subsidiary, to such Company Subsidiary) for a purchase price equal to the Value of such shares, (b) the Company (or such Company Subsidiary) shall be deemed to have delivered the shares to the Company Employee, (c) CLNS Credit shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (d) if the Company Employee is an employee of a Company Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Company Subsidiary; and

(3)	the Company shall issue to CLNS Credit a number of Membership Common Units equal to the number of newly issued REIT Shares, divided by the Adjustment Factor then in effect, in consideration for the deemed Capital Contribution pursuant to Section 4.4.C.(2)(c).

D. Restricted Stock Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Incentive Plan), any REIT Shares are issued to a Person other than a Company Employee in consideration for services performed for CLNS Credit, the Company or a Company Subsidiary:

(1)	CLNS Credit shall issue such number of REIT Shares as are to be issued to such Person in accordance with the Equity Plan; and

(2)	CLNS Credit shall be deemed to have contributed the Value of such REIT Shares to the Company as a Capital Contribution, and the Company shall issue to CLNS Credit a number of newly issued Membership Common Units equal to the number of newly issued REIT Shares, divided by the Adjustment Factor then in effect.

E. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member or CLNS Credit from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, CLNS Credit, the Company or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member or CLNS Credit, amendments to this Section 4.4 may become necessary or advisable and that any approval or Consent to any such amendments requested by the Managing Member or CLNS Credit shall be deemed granted.

F. Issuance of Membership Common Units. The Company is expressly authorized to issue Membership Common Units in the circumstances specified in this Section 4.4 without any further act, approval or vote of any Member or any other Persons.

Section 4.5 LTIP Units.

A. Issuance of LTIP Units. The Managing Member may from time to time issue LTIP Units, in one or more classes or series established in accordance with Section 4.2, to Persons who provide services to the Company, for such consideration as the Managing Member may determine to be appropriate, and admit such Persons as Members. Any provision herein relating to LTIP Units or LTIP Unitholders may be varied by the provisions applicable to an individual class or series of LTIP Units as set forth in the applicable Membership Unit Designation. Except to the extent a Capital Contribution is made with respect to an LTIP Unit, each LTIP Unit is intended to qualify as a “profits interest” in the Company within the meaning of the Code, the Regulations, and any published guidance by the IRS with respect thereto. Subject to the following provisions of this Section 4.5 and the special provisions of Sections 4.6, 5.7 and 6.3.E, LTIP Units shall be treated as Membership Common Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Members’ Percentage Interests, holders of LTIP Units shall be treated as holders of Membership Common Units and LTIP Units shall be treated as Membership Common Units. In particular, the Company shall maintain at all times a one-to-one correspondence between LTIP Units and Membership Common Units for conversion, distribution and other purposes, including complying with the following procedures:

(i)

If an Adjustment Event occurs, then except as set forth in the applicable Membership Unit Designation, the Managing Member shall make a corresponding adjustment to the LTIP Units to maintain the one-to-one correspondence between Membership Common Units and LTIP Units as existed prior to such Adjustment Event. “Adjustment Events” means any of the following events: (a) the Company makes a distribution on all outstanding Membership Common Units in Membership Units to the extent the LTIP Unitholder did not participate in the distribution; (b) the Company subdivides the outstanding Membership Common Units into a greater number of units or combines the outstanding Membership Common Units into a smaller number of units; or (c) the Company issues any Membership Units in exchange for its outstanding Membership Common Units by way of a reclassification or recapitalization of its Membership Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Membership Units in a financing, reorganization, acquisition or other similar business transaction; (y) the issuance of Membership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan; or (z) the issuance of any Membership Units to the

Managing Member in respect of a Capital Contribution to the Company of proceeds from the sale of securities by the Managing Member. If the Company takes an action affecting the Membership Common Units or LTIP Units other than actions specifically described above as Adjustment Events and in the opinion of the Managing Member such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the Managing Member shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any Equity Plan, in such manner and at such time as the Managing Member, in its sole and absolute discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Company shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

(ii)	Unless otherwise provided in an LTIP Award or Vesting Agreement or by the Managing Member with respect to any particular class or series of LTIP Units, the LTIP Unitholders shall, when, as and if authorized and declared by the Managing Member out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per Membership Common Unit (the “Membership Unit Distribution”), paid to holders of Membership Common Units on such Company Record Date established by the Managing Member with respect to such distribution; provided, however, that until the Economic Capital Account Balance of the LTIP Units is equal to the Target Balance, the LTIP Units shall be entitled to distributions attributable to the sale or other disposition of an asset of the Company only to the extent of any appreciation in value of such asset subsequent to the award date of such LTIP Unit, as determined by the Company. Subject to the terms of any LTIP Award or Vesting Agreement or as determined by the Managing Member with respect to any particular class or series of LTIP Units, so long as any LTIP Units are outstanding, no distributions (whether in cash or in kind) shall be authorized, declared or paid on Membership Common Units, unless equal distributions have been or contemporaneously are authorized, declared and paid on the LTIP Units in accordance with the preceding sentence. Subject to the terms of any LTIP Award or Vesting Agreement, or as determined by the Managing Member with respect to any particular class or series of LTIP Units, an LTIP Unitholder shall be entitled to transfer his or her Vested LTIP Units to the same extent, and subject to the same restrictions as holders of Membership Common Units are entitled to transfer their Membership Common Units pursuant to Article 11 of this Agreement.

B. Priority. Subject to the provisions of this Section 4.5 and the special provisions of Section 6.3.E, the LTIP Units shall rank pari passu with the Membership Common Units as to the payment of regular and special periodic or other distributions and, subject to Sections 13.2.A(2) and 13.2.C, distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Membership Units or Membership Interests which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Membership Common Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units.

C. Special Provisions. LTIP Units shall be subject to the following special provisions:

(i)	Vesting Agreements. LTIP Units may, in the sole and absolute discretion of the Managing Member, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the Managing Member from time to time in its sole and absolute discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units;” all other LTIP Units shall be treated as “Unvested LTIP Units.”

(ii)	Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Company or the Managing Member to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Company or the Managing Member exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Company Record Date prior to the effective date of the forfeiture. In connection with any repurchase or forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of its LTIP Units shall be reduced by the amount, if any, by which such balance exceeds the Target Balance contemplated by Section 6.3.E, calculated with respect to the LTIP Unitholder’s remaining LTIP Units, if any.

(iii)	Allocations. LTIP Unitholders shall be entitled to certain special allocations of gain under Section 6.3.E.

(iv)	Redemption. The Redemption right provided to Members under Section 15.1 shall not apply with respect to LTIP Units unless and until they are converted to Membership Common Units as provided in clause (v) below and Section 4.6.

(v)	Conversion to Membership Common Units. Vested LTIP Units are eligible to be converted into Membership Common Units under Section 4.6.

D. Voting. Unless otherwise provided in an LTIP Award or Vesting Agreement or by the Managing Member with respect to any particular class or series of LTIP Units, LTIP Unitholders shall (a) have those voting rights required from time to time by applicable law, if any, (b) have the same voting rights as a holder of Membership Common Units with respect to their LTIP Units, with the LTIP Units voting together as a single class with the Membership Common Units and having one vote per LTIP Unit and (c) have the additional voting rights that are expressly set forth below. Unless otherwise provided in an LTIP Award or Vesting Agreement or by the Managing Member with respect to any particular class or series of LTIP Units, so long as any LTIP Units remain outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the LTIP Units outstanding at the time that would be adversely affected by the proposed action, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to LTIP Units as such so as to materially and adversely affect any right, privilege or voting power of the LTIP Units or the LTIP Unitholders as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately in all material respects the rights, privileges and voting powers of the holders of Membership Common Units; but subject, in any event, to the following provisions:

(i)	With respect to any Transaction, so long as the LTIP Units are treated in accordance with Section 4.6.F hereof, the consummation of such Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such; and

(ii)	Any creation or issuance of any Membership Units or of any class or series of Membership Interest, including additional Membership Common Units, LTIP Units or Company Preferred Units, whether ranking senior to, junior to, or on a parity with the LTIP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the LTIP Units or the LTIP Unitholders as such.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted into Membership Common Units.

Section 4.6 Conversion of LTIP Units.

A. Unless otherwise provided in an LTIP Award or Vesting Agreement or by the Managing Member with respect to any particular class or series of LTIP Units, an LTIP Unitholder shall have the right (the “Conversion Right”), at its option, at any time to convert all or a portion of its Vested LTIP Units into Membership Common Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such holder holds less than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such holder. LTIP Unitholders shall not have the right to convert Unvested LTIP Units into Membership Common Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Company a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Company subject to such condition. In all cases, the conversion of any LTIP Units into Membership Common Units shall be subject to the conditions and procedures set forth in this Section 4.6.

B. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such Member, to the extent attributable to its ownership of Vested LTIP Units, divided by (y) the Membership Common Unit Economic Balance, in each case as determined as of the effective date of conversion (the “Capital Account Limitation”). In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit C to the Company (with a copy to the Managing Member) not less than 10 nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the Managing Member has not given to the LTIP Unitholders notice of a proposed or upcoming Transaction (as defined below in Section 4.6.F) at least 30 days prior to the effective date of such Transaction, then LTIP Unitholders shall have the right to deliver a Conversion Notice until the earlier of (x) the 10th day after such notice from the Managing Member of a Transaction or (y) the third business day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.2. Each LTIP Unitholder covenants and agrees with the Company that all Vested LTIP Units to be converted pursuant to this Section 4.6.B shall be free and clear of all liens. Notwithstanding anything herein to the contrary, a holder of LTIP Units may deliver a Notice of Redemption pursuant to Section 15.1.A relating to those Membership Common Units that will be issued to such holder upon conversion of such LTIP Units into Membership Common Units in advance of the Conversion Date; provided, however, that the redemption of such Membership Common Units by the Company shall in no event take place until after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put an LTIP Unitholder in a position where, if he or she so wishes, the Membership Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Company simultaneously with such conversion, with the further consequence that, if the Managing Member elects to assume the Company’s redemption obligation with respect to such Membership Common Units under Section 15.1.B by delivering to such holder Class A REIT Shares rather than cash, then such holder can have such Class A REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Membership Common Units. The Managing Member shall reasonably cooperate with an LTIP Unitholder to coordinate the timing of the different events described in the foregoing sentence.

C. The Company, at any time at the election of the Managing Member in its sole and absolute discretion, may cause any number of Vested LTIP Units held by an LTIP Unitholder to be converted (a “Forced Redemption”) into an equal number of Membership Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.5; provided, however, that the Company may not cause a Forced Redemption of any LTIP Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.6.B. In order to exercise its right of Forced Redemption, the Company shall deliver a notice (a “Forced Redemption Notice”) in the form attached as Exhibit D to the applicable LTIP Unitholder not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Redemption Notice. A Forced Redemption Notice shall be provided in the manner provided in Section 15.2.

D. A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Company has given a Forced Redemption Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Company with the issuance as of the opening of business on the next day of the number of Membership Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Company shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the Managing Member certifying the number of Membership Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Member pursuant to Article 11 hereof may exercise the rights of such Member pursuant to this Section 4.6 and such Member shall be bound by the exercise of such rights by the Assignee.

E. For purposes of making future allocations under Section 6.3.E and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Membership Common Unit Economic Balance.

F. If the Company or the Managing Member shall be a party to any transaction (including a merger, consolidation, unit exchange, self-tender offer for all or substantially all Membership Common Units or other business combination or reorganization, or sale of all or substantially all of the Company’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Membership Common Units shall be exchanged for or converted into the right, or the holders of such Membership Common Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any of the foregoing being referred to herein as a “Transaction”), then the Managing Member shall, immediately prior to the consummation of the Transaction, exercise its right to cause a Forced Redemption with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Company were sold at the Transaction price or, if applicable, at a value determined by the Managing Member in good faith using the value attributed to the Membership Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction). In anticipation of such Forced Redemption and the consummation of the Transaction, the Company shall use commercially reasonable efforts to cause each LTIP Unitholder to be afforded the right to receive in connection with such Transaction in consideration for the Membership Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Membership Common Units, assuming such holder of Membership Common Units is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Membership Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the Managing Member shall give prompt written notice to each LTIP Unitholder of such election, and shall use commercially reasonable efforts to afford the LTIP Unitholders the right to elect, by written notice to the Managing Member, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Membership Common Units in connection with such Transaction. If an LTIP Unitholder fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Membership Common Unit would receive if such Membership Common Unit holder failed to make such an election. Subject to the rights of the Company and the Managing Member under any Vesting Agreement and any Equity Plan, the Company shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 4.6.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any LTIP Unitholders whose LTIP Units will not be converted into Membership Common Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Membership Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the LTIP Unitholders.

Section 4.7 Dividend Reinvestment Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article 4, all amounts retained or deemed received by CLNS Credit in respect of any dividend reinvestment plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by CLNS Credit to effect open market purchases of REIT Shares, or (b) shall be contributed by CLNS Credit to the Company in exchange for additional Membership Common Units and, upon such contribution, the Company will issue to CLNS Credit a number of Membership Common Units equal to the number of newly issued REIT Shares, divided by the Adjustment Factor then in effect without any further act, approval or vote of any Member or any other Person.

Section 4.8 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.9 Conversion or Redemption of Preferred Shares; Redemption of REIT Shares.

A. Conversion of Preferred Shares. If, at any time, any Preferred Shares are converted into REIT Shares, in whole or in part, then an equal number of Company Equivalent Units held by CLNS Credit that correspond to the class or series of Preferred Shares so converted shall automatically be converted into a number of Membership Common Units equal to the quotient of (i) the number of REIT Shares issued upon such conversion, divided by (ii) the Adjustment Factor then in effect.

B. Redemption of Preferred Shares. If, at any time, any Preferred Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by CLNS Credit for cash, then, immediately prior to such redemption of Preferred Shares, the Company shall redeem an equal number of Company Equivalent Units held by CLNS Credit that correspond to the class or series of Preferred Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Company Equivalent Unit, as such Preferred Shares are redeemed, repurchased or acquired.

C. Redemption, Repurchase or Forfeiture of REIT Shares. If, at any time, any REIT Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement, including pursuant to any Non-Managing Member Ancillary Agreement) by CLNS Credit (other than repurchases contemplated by Section 4.7), then, immediately prior to such redemption, repurchase or acquisition of REIT Shares, the Company shall redeem a number of Membership Common Units held directly or indirectly by CLNS Credit equal to the quotient of (i) the number of REIT Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Membership Common Unit (after giving effect to application of the Adjustment Factor) as such REIT Shares are redeemed, repurchased or acquired.

Section 4.10 Other Contribution Provisions. In the event that any Member is admitted to the Company and is given a Capital Account in exchange for services rendered to the Company, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash and such Member had contributed the cash to the capital of the Company. In addition, with the consent of the Managing Member, one or more Members (including CLNS Credit) may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.

Section 4.11 Excluded Properties. CLNS Credit shall contribute each Excluded Property (or, if applicable, the net proceeds (after payment of all transfer taxes and other transaction costs) received by CLNS Credit from the sale, transfer or other disposition of an Excluded Property to a Person who is not a direct or indirect wholly owned Subsidiary of CLNS Credit) to the Company upon the earlier of (i) such time as it is commercially practicable to contribute such property to the Company without adverse tax or other economic consequence to CLNS Credit, and (ii) any sale, transfer or other disposition of an Excluded Property to a Person who is not a direct or indirect wholly owned Subsidiary of CLNS Credit. Upon any such contribution of an Excluded Property or the proceeds therefrom, CLNS Credit shall receive in exchange for such contribution, notwithstanding the actual value of such Excluded Property or the amount of such proceeds (as the case may be), the Specified Membership Units applicable to such Excluded Property. The Company is expressly authorized to issue the Specified Membership Units in the numbers specified in this Section 4.11 without any further act, approval or vote of any Member or any other Persons.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of any Membership Unit Designation that provides for a class or series of Company Preferred Units with a preference with respect to the payment of distributions, the Managing Member shall cause the Company to distribute quarterly all, or such portion as the Managing Member may determine, of the Available Cash generated by the Company during such quarter to the Holders of Membership Common Units in accordance with their respective Percentage Interests of Membership Common Units on such Company Record Date. Except as otherwise agreed by the Managing Member, distributions payable with respect to any Membership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made (other than any Membership Units issued to CLNS Credit in connection with the issuance of REIT Shares) shall be prorated based on the portion of the period that such Membership Units were outstanding. Notwithstanding the foregoing, the Managing Member, in its sole and absolute discretion, may cause the Company to distribute Available Cash to the Holders on a more or less frequent basis than quarterly. The Managing Member shall make reasonable efforts to cause the Company to distribute sufficient amounts to enable CLNS Credit, for so long as CLNS Credit has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the REIT Requirements, and (b) eliminate any U.S. federal income or excise tax liability of CLNS Credit.

Notwithstanding the foregoing, if any Excluded Property (or the proceeds therefrom) has not been contributed to the Company pursuant to Section 4.11, the distributions provided for above shall be calculated, to the extent possible, based on Adjusted Available Cash as if each Excluded Property had been contributed to the Company in exchange for the applicable Specified Membership Units pursuant to Section 4.11, and any distributions to be made with respect to CLNS Credit’s Membership Units shall in the aggregate be reduced to the extent of any REIT Available Cash derived from such Excluded Property.

Section 5.2 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets or Membership Interests to the Holders, and such assets or Membership Interests shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof.

Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law or Section 10.3.C or Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.4 Distributions upon Liquidation. Notwithstanding the other provisions of this Article 5, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Holders in accordance with Section 13.2 hereof.

Section 5.5 Distributions to Reflect Additional Membership Units. In the event that the Company issues additional Membership Units pursuant to the provisions of Article 4 hereof, subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation, the Managing Member is hereby authorized to make such revisions to this Article 5 and to Article 6 as it determines are necessary or desirable to reflect the issuance of such additional Membership Units, including making preferential distributions to certain classes of Membership Units.

Section 5.6 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 5.7 Restriction on Distributions with Respect to LTIP Units. It is the intention of the Members that distributions in respect of LTIP Units be limited to the extent necessary so that each of the LTIP Units constitutes a “profits interest” for U.S. federal income tax purposes. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Managing Member shall, if necessary, limit distributions to the holders of LTIP Units so that such distributions do not exceed the available profits in respect of such LTIP Units (taking into account the special allocations to LTIP Units provided in Section 6.3.E). In the event that distributions in respect of LTIP Units are reduced pursuant to the preceding sentence, an amount equal to such excess distributions shall be treated as instead apportioned to the remaining Members pro rata in accordance with their Membership Common Units for the related Fiscal Year in accordance with the other provisions of this Agreement, and the Managing Member shall make adjustments to future distributions to the holders of LTIP Units as promptly as practicable so that the holders of LTIP Units receive a distribution equal to the amount they would have received, in each case as if this Section 5.7 had not been in effect; provided, however, that any distributions pursuant to this sentence shall be further subject to the provisions of this Section 5.7. For purposes of this Agreement, “profits interest” means a right to receive distributions funded solely by profits of the Company generated after the grant in connection with the performance of services, satisfying the requirements as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing IRS Revenue Procedures.

ARTICLE 6

ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year. Except as otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 General Allocations.

A. In General. Subject to Section 11.6.C hereof, Net Income and Net Loss shall be allocated to each of the Holders as follows:

(i)	Net Income will be allocated to Holders of Company Preferred Units and Company Equivalent Units in accordance with and subject to the terms of the Membership Unit Designation applicable to such Company Preferred Units and Company Equivalent Units;

(ii)	remaining Net Income will be allocated to the Holders of Membership Common Units (including, for the avoidance of doubt, the LTIP Units) in accordance with their respective Percentage Interests at the end of each Fiscal Year;

(iii)	subject to the terms of any Membership Unit Designation, Net Loss will be allocated to the Holders of Membership Common Units (including, for the avoidance of doubt, the LTIP Units) in accordance with their respective Percentage Interests and to the holders of Company Preferred Units and Company Equivalent Units in accordance with and subject to the terms of the Membership Unit Designation applicable to such Company Equivalent Units at the end of each Fiscal Year; and

(iv)	for purposes of this Section 6.2.A, the Percentage Interests of the Holders of Membership Common Units shall be calculated based on a denominator equal to the aggregate Membership Common Units (including, for the avoidance of doubt, LTIP Units) outstanding as of the date of determination.

Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

A. Special Allocations Regarding Company Preferred Units. If any Company Preferred Units are redeemed pursuant to Section 4.9.B hereof (treating a full liquidation of the Managing Member’s Membership Interest or of CLNS Credit’s Membership Interest for purposes of this Section 6.3.A as including a redemption of any then outstanding Company Preferred Units pursuant to Section 4.9.B hereof), for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the Managing Member shall determine) shall be allocated to the holder(s) of such Company Preferred Units to the extent that the Redemption amounts paid or payable with respect to the Company Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account balances (net of liabilities assumed or taken subject to by the Company) per Company Preferred Unit allocable to the Company Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the Managing Member shall determine) shall be allocated to the holder(s) of such Company Preferred Units to the extent that the aggregate Capital Account balances (net of liabilities assumed or taken subject to by the Company) per Company Preferred Unit allocable to the Company Preferred Units so redeemed (or treated as redeemed) exceeds the Redemption amount paid or payable with respect to the Company Preferred Units so redeemed (or treated as redeemed).

B. Regulatory Allocations.

(i)	Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Member Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Member Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.B(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.B(i) hereof, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.B(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain,” within the meaning of Regulations Section 1.704-2(i), and shall be interpreted consistently therewith.

(iii)	Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv)	Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible; provided that an allocation pursuant to this Section 6.3.B(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(iv) were not in the Agreement. It is intended that this Section 6.3.B(iv) qualify and be construed as a “qualified income offset,” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

(v)	Gross Income Allocation. If any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Membership Interest (including the Holder’s interest in outstanding Company Preferred Units and other Membership Units), and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.3.B(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(v) and Section 6.3.B(iv) hereof were not in the Agreement.

(vi)	Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated (x) first, among the other Holders of Membership Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Membership Units, as determined by the Managing Member, subject to the limitations of this Section 6.3.B(vi).

(vii)	Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Membership Common Units in accordance with their respective Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies (or otherwise as described in Regulations Section 1.704-1(b)(2)(iv)(m)(4)).

(viii)	Curative Allocations. The allocations set forth in Sections 6.3.B(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Membership Common Units so that, to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Membership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

C. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article 6 to the contrary, if the Company disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Company pursuant to Article 13 hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated for such Fiscal Year (and to the extent permitted by Code Section 761(c), for the immediately preceding Fiscal Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A(2) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article 5 hereof.

D. Allocation of Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Membership Common Units.

E. Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Section 6.2 above, any Liquidating Gains remaining after the allocation of any such Liquidating Gains to Holders of Company Preferred Units and Company Equivalent Units pursuant to Section 6.2.A(i) shall first be allocated to the LTIP Unitholders until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Membership Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (the “Target Balance”) and thereafter shall be allocated in accordance with Section 6.2.A(ii); provided, however, that, unless otherwise specified by the Managing Member in the grant of specific LTIP Units, no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. Liquidating Gains that cannot be allocated to LTIP Unitholders by reason of the proviso in the immediately preceding sentence shall be allocated to the holders of Membership Common Units. Liquidating Gains otherwise allocable to the LTIP Unitholders pursuant to the second preceding sentence shall be allocated (i) on a “first-in, first-out” basis with respect to LTIP Units issued on different dates and (ii) on an equal basis with respect to LTIP Units issued on the same date (i.e., Liquidating Gains shall be allocated first to the LTIP Units that were issued on the earliest date, and then with respect to such LTIP Units, equally among such LTIP Units). For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company, including net capital gain realized in connection with an adjustment to the Gross Asset Value of Company assets under Code Section 704(b). “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units, plus the amount of their allocable share of any Member Minimum Gain or Company Minimum Gain attributable to such LTIP Units. Similarly, the “Membership Common Unit Economic Balance” shall mean (i) the Capital Account balance of the Managing Member, plus the amount of the Managing Member’s share of any Member Minimum Gain or Company Minimum Gain, in either case to the extent attributable to the Managing Member’s ownership of Membership Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.3.E (including any expenses of the Company reimbursed to the Managing Member pursuant to Section 7.4.B), divided by (ii) the number of the Managing Member’s Membership Common Units. The parties agree that the intent of this Section 6.3.E is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the Managing Member’s Membership Common Units (on a per-Membership Common Unit/LTIP Unit basis). The Managing Member shall be permitted to interpret this Section 6.3.E or to amend this Agreement to the extent necessary and consistent with this intention.

Section 6.4 Tax Allocations.

A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

B. Section 704(c) Allocations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member; provided, however, that with respect to the assets contributed to the Company by RED REIT in connection with the RED REIT Contribution pursuant to the Combination Agreement, the Company shall use the “traditional method” (without any curative allocations) provided for in the applicable Regulations under Code Section 704(c). If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value,” subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the Managing Member.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A. Except as otherwise expressly provided in this Agreement, including any Membership Unit Designation, all management powers over the business and affairs of the Company are and shall be exclusively vested in the Managing Member, and no Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company. The Managing Member may not be removed by the Members, with or without cause, except with the consent of the Managing Member. In addition to the powers now or hereafter granted a managing member of a limited liability company under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to the other provisions hereof, including Section 7.3 and the terms of any Membership Unit Designation, shall have full and exclusive power and authority, without the consent of any Member, to conduct or authorize the conduct of the business of the Company, to exercise or direct the exercise of all powers of the Company and the Managing Member under the Act and this Agreement and to effectuate the purposes of the Company, including to cause the Company to enter into agreements or engage in transactions with Affiliates of the Company, the Managing Member or the Manager, issue additional Membership Interests, make distributions, sell, pledge, lease, mortgage or otherwise dispose of its assets, form and conduct all or any portion of its business and affairs through subsidiaries or joint ventures of any form, incur or guarantee debt for any purpose and obtain and maintain casualty, liability and other insurance on the Properties and liability insurance for the Indemnitees hereunder.

B. Except as provided in Section 7.3 hereof and subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation, the Managing Member is authorized to execute and deliver any affidavit, agreement, certificate, consent, instrument, notice, power of attorney, waiver or other writing or document in the name and on behalf of the Company and to otherwise exercise any power of the Managing Member under this Agreement and the Act without any further act, approval or vote of the Members or any other Persons and, in the absence of any specific action on the part of the Managing Member to the contrary, the taking of any action or the execution of any such document or writing by a manager, member, director or officer of the Managing Member, in the name and on behalf of the Managing Member, in its capacity as the managing member of the Company, shall conclusively evidence (1) the approval thereof by the Managing Member, in its capacity as the managing member of the Company, (2) the Managing Member’s determination that such action, document or writing is necessary or desirable to conduct the business and affairs of the Company, exercise the powers of the Company under the Act and this Agreement or effectuate the purposes of the Company, or any other determination by the Managing Member required by this Agreement in connection with the taking of such action or execution of such document or writing, and (3) the authority of such manager, member, director or officer with respect thereto.

C. The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: the amount of assets at any time available for distribution or the redemption of Membership Common Units or Company Preferred Units; the amount and timing of any distribution; any determination to redeem Tendered Units; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

D. At all times from and after the date hereof, the Managing Member may cause the Company to establish and maintain working capital and other reserves in such amounts as the Managing Member, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. Notwithstanding any other provision of this Agreement or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company, undertaken in the belief that such action or omission is necessary or advisable in order (i) to protect the ability of CLNS Credit to continue to qualify as a REIT, (ii) for CLNS Credit otherwise to satisfy the REIT Requirements,

(iii) for CLNS Credit to avoid incurring any taxes under Code Section 857 or Code Section 4981, (iv) to protect the ability of the Company to be treated as a partnership or disregarded entity for federal income tax purposes, or (v) for any wholly owned Subsidiary of CLNS Credit to continue to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or disregarded entity (determined for federal income tax purposes) thereof, is expressly authorized under this Agreement and is deemed approved by all of the Members.

F. The Managing Member may, pursuant the Management Agreement or otherwise, delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person, including Affiliates of the Managing Member, for the transaction of the business of the Company, which Person may, under supervision of the Managing Member, perform any acts or services for the Company as the Managing Member may approve.

Section 7.2 Certificate of Formation. To the extent that such action is determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate and do all the things to maintain the Company as a limited liability company (or a company in which the members have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Company may elect to do business or own property. Subject to the terms of Section 8.5.A hereof, the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company (or a company in which the members have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Company may elect to do business or own property.

Section 7.3 Restrictions on the Managing Member’s Authority.

A. The Managing Member may not take any action in contravention of this Agreement, including, without limitation:

(1)	any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(2)	admitting a Person as a Member, except as otherwise provided in this Agreement;

(3)	performing any act that would subject a Member to liability, except as provided herein or under the Act;

(4)	entering into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (a) the Managing Member or the Company from performing its specific obligations under Section 15.1 hereof, or (b) a Member from exercising its rights under Section 15.1 hereof to effect a Redemption, except, in either case, with the written consent of such Member affected by the prohibition or restriction.

B. The Managing Member shall not, without the Consent of the Members and the approval of the Board of Directors, undertake on behalf of the Company, or enter into any transaction that would have the effect of, any of the following actions:

(1)	except as provided in Section 7.3.C hereof, terminate this Agreement;

(2)	except as otherwise permitted by this Agreement, or in connection with a Termination Transaction effected in accordance with Section 11.7, Transfer any portion of the Membership Interest of the Managing Member or admit into the Company any additional or successor Managing Member;

(3)	except as otherwise permitted by this Agreement, or in connection with a Termination Transaction effected in accordance with Section 11.7, voluntarily withdraw as a managing member of the Company;

(4)	make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Company;

(5)	institute any proceeding for bankruptcy on behalf of the Company;

(6)	a merger or consolidation of the Company with or into any other Person, or a conversion of the Company into any other entity, other than in connection with a Termination Transaction effected in accordance with Section 11.7; or

(7)	a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company not in the ordinary course of business, whether in a single transaction or a series of related transactions, other than in connection with a Termination Transaction effected in accordance with Section 11.7.

C. Notwithstanding Section 7.3.B hereof but subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation and Section 7.3.D, the Managing Member shall have the exclusive power, without the Consent of the Members or the consent or approval of any Non-Managing Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)	to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(2)	to reflect the admission, substitution or withdrawal of Members, the Transfer of any Membership Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(3)	to reflect a change that is of an inconsequential nature or does not adversely affect the Non-Managing Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(4)	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(5)	to reflect such changes as are reasonably necessary for CLNS Credit to maintain its status as a REIT or to satisfy the REIT Requirements;

(6)	to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article 6 or the manner in which Capital Accounts are adjusted, computed or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.5 or as contemplated by the Code or the Regulations);

(7)	to reflect the issuance of additional Membership Interests in accordance with Article 4;

(8)	to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Membership Units issued pursuant to Article 4;

(9)	if the Company is the Surviving Company in any Termination Transaction, to modify Section 15.1 or any related definitions to provide the holders of interests in such Surviving Company rights that are consistent with Section 11.7C(v);

(10)	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and

(11)	to reflect any other modification to this Agreement that is reasonably necessary for the business or operations of the Company or CLNS Credit and that does not violate Section 7.3.D.

The Company will provide notice to the Members when any action taken under this Section 7.3.C is taken.

D. Notwithstanding Sections 7.3.B, 7.3.C and Article 14 hereof, this Agreement shall not be amended, and no action may be taken by the Managing Member (including by way of merger, consolidation or any similar transaction), without the consent of each Member, if any, adversely affected thereby, if such amendment or action would (i) convert a Non-Managing Member into a managing member of the Company (except as a result of the Non-Managing Member becoming a Managing Member pursuant to Section 12.1 or 13.1.A of this Agreement), (ii) modify the limited liability of a Member, (iii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article 5 or Section 13.2.A(4) hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2, 5.5 and 7.3.C hereof), (iv) alter or modify in a manner that adversely affects any Member the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Section 15.1 hereof, or amend or modify any related definitions (except for amendments to this Agreement or other actions that provide rights consistent with Section 11.7.C), or (v) amend this Section 7.3.D; provided, however, that the consent of any individual Member adversely affected shall not be required for any amendment or action described in this Section 7.3.D(iii) or (iv) that affects all Members holding the same class or series of Membership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.3 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.4 Reimbursement of the Managing Member and CLNS Credit.

A. The Managing Member shall not be compensated for its services as managing member of the Company except as provided in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as Managing Member).

B. Subject to Section 7.4.C and Section 15.11, the Company shall be liable for, and shall advance to or reimburse the Managing Member and CLNS Credit, as applicable, on a monthly basis, or such other basis as the Managing Member may determine, for all sums required or expended in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of directors, officers, employees and agents, including payments under future compensation plans of CLNS Credit, the Managing Member, the Company, the Manager or a Subsidiary of CLNS Credit, the Managing Member, or the Company that may provide for stock units, or phantom stock, pursuant to which directors, officers, employees and agents of CLNS Credit, the Managing Member, the Company, or any such Subsidiary will receive payments based upon dividends on or the value of REIT Shares, (iii) director fees and expenses, (iv) all costs and expenses of CLNS Credit being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders, and (v) all amounts necessary for the timely payment of all interest, principal and other payment obligations pursuant to any notes and long-term debt payable or owed by CLNS Credit; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing Member or CLNS Credit with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 7.5. Such reimbursements shall be in addition to any reimbursement of the Managing Member and CLNS Credit pursuant to Section 7.7 hereof.

C. To the extent practicable, Company expenses shall be billed directly to and paid by the Company. If and to the extent any reimbursements to the Managing Member pursuant to this Section 7.4 constitute gross income to the Managing Member (as opposed to the repayment of advances made on behalf of the Company), such amounts shall (unless otherwise required by the Code and the Regulations) constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.5 Outside Activities of the Managing Member. The Managing Member, for so long as it is the Managing Member of the Company, shall not directly or indirectly enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Membership Interests, (b) the management of the business of the Company, (c) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) its operations as a REIT, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Company or its assets or activities, (g) the holding, operation, acquisition or disposition of Excluded Properties in accordance with the terms of this Agreement with respect thereto and (h) such activities as are incidental thereto; provided, however, that the Managing Member may from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as the Managing Member takes commercially reasonable measures to insure that the economic benefits and burdens of such Property are otherwise vested in the Company, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend this Agreement, including the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the Managing Member, as applicable. The Managing Member and all “qualified REIT subsidiaries” (within the meaning of Code Section 856(i)(2)) and disregarded entities (determined for federal income tax purposes) thereof, taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Company) other than (i) Excluded Properties, (ii) interests in “qualified REIT subsidiaries” (within the meaning of

Code Section 856(i)(2)) or disregarded entities (determined for federal income tax purposes), (iii) Membership Interests as the Managing Member or CLNS Credit and (iv) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for CLNS Credit to qualify as a REIT and for the Managing Member and CLNS Credit to carry out their respective responsibilities contemplated under this Agreement and the Charter. The Managing Member and any Affiliates of the Managing Member may acquire Membership Interests and shall be entitled to exercise all rights of a Member relating to such Membership Interests.

Section 7.6 Transactions with Affiliates.

A. The Company may lend or contribute funds or other assets to CLNS Credit and its Subsidiaries or other Persons in which CLNS Credit has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties, as determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person. It is expressly acknowledged and agreed by each Member that CLNS Credit may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by CLNS Credit, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that CLNS Credit may desire or be required to purchase or redeem, or (iii) borrow funds from the Company to acquire assets that become Excluded Properties or will be contributed to the Company for Membership Units.

B. Except as provided in Section 7.5 hereof and subject to Section 3.1 hereof, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

C. The Managing Member, CLNS Credit, CLNS and their respective Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company, in the aggregate, than would be available from unaffiliated third parties, as determined by the Managing Member.

D. The Managing Member or CLNS Credit, without the approval of the other Members or any of them or any other Persons, may propose and adopt, on behalf of the Company, employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, the Manager, CLNS Credit, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, CLNS Credit, the Company or any of the Company’s Subsidiaries. As used in this section 7.7.D, references to a “third party” shall not include any Person entitled to be indemnified by the Company with respect to the applicable losses or other amounts.

E. Any Affiliate of the Managing Member may be employed or retained by the Company and may otherwise deal with the Company (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Company any compensation, price, or other payment therefor which the Managing Member determines to be fair and reasonable, in its sole discretion.

Section 7.7 Indemnification.

A. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company (“Actions”), as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Company shall not indemnify an Indemnitee (i) for any Action if it is established by a final judgment of a court of competent jurisdiction that the actions or omissions of the Indemnitee were material to the matter giving rise to the Action and were committed in bad faith, constituted fraud or were the result of active and deliberate dishonesty on the part of the Indemnitee, (ii) for an Action initiated by the Indemnitee (other than an Action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.7), (iii) if the Indemnitee actually received an improper personal benefit in money, property or services, or (iv) for a criminal proceeding if the Indemnitee had reasonable cause to believe that the Indemnitee’s act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Managing Member is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Company indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnity provided pursuant to this Section 7.7 shall be made only out of the assets of the Company, and neither the Managing Member nor any other Holder shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.7.

B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the

Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company, as authorized in Section 7.7.A, has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met; provided that such undertaking need not be secured and shall be without reference to the financial ability for repayment.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D. Notwithstanding any provision of this Section 7.7 to the contrary, to the fullest extent permitted by law, (i) each Indemnitee must use commercially reasonable efforts to pursue all other sources of indemnification, advancement, insurance, and contribution it has against third parties, with respect to the amounts to which it is entitled under this Section 7.7, (ii) any such third party shall be the indemnitor of first resort and any obligation of the Company to provide payments under this Section 7.7 for amounts to which an Indemnitee is entitled are secondary, (iii) if the Company pays or causes to be paid any amounts under this Section 7.7 that should have been paid by a third party, then (x) the Company shall be fully subrogated to the rights of such Indemnitee with respect to such payment, (y) such Indemnitee shall assign to the Company all of such Indemnitee’s rights to advancement, indemnification and contribution from or with respect to such third party, and (z) such Indemnitee shall cooperate with the Company (at the expense of the Company) in its efforts to recover such payments through indemnification or otherwise, including filing a claim against such third party in the name of the Indemnitee, (iv) the Indemnitee will not agree to subordinate or otherwise compromise or release indemnity from a third party, without the consent of the Managing Member (not to be unreasonably withheld or delayed), and (v) in the event the Company has previously provided separate indemnification or advancement in connection therewith, the Indemnitee shall reimburse the Company with any subsequent proceeds it receives from such third parties. The intent of this Section 7.7.D is to set forth the relative responsibilities of the Company and third parties who have overlapping indemnity, advancement or contribution obligations to an Indemnitee. Nothing in this Section 7.7.D is intended to diminish the indemnification and advancement rights given by the Company to an Indemnitee, including the right to receive prompt payment of valid indemnification and advancement claims if any third party is unwilling or unable to do so promptly.

E. The Company and/or the Managing Member may, but shall not be obligated to, purchase and maintain, at the Company’s expense, insurance on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

F. Any liabilities that an Indemnitee incurs as a result of acting on behalf of the Company, or the Managing Member or CLNS Credit (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of the matters described in the proviso of the first sentence of Section 7.7.A.

G. In no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement.

H. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

I. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

J. If and to the extent any payments to the Managing Member pursuant to this Section 7.7 constitute gross income to the Managing Member (as opposed to the repayment of advances made on behalf of the Company), such amounts shall (unless otherwise required by the Code and the Regulations) constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.8 Liability of the Managing Member.

A. To the maximum extent permitted under the Act, the only duties that the Managing Member owes to the Company, any Member or any other Person (including any creditor of any Member or Assignee of any Membership Interest), fiduciary or otherwise, are to perform its contractual obligations as expressly set forth in this Agreement consistently with the implied contractual covenant of good faith and fair dealing. The Managing Member, in its capacity as such, shall have no other duty, fiduciary or otherwise, to the Company, any Member or any other Person (including any creditor of any Member or any Assignee of Membership Interest). The provisions of this Agreement shall create contractual obligations of the Managing Member only, and no such provisions shall be interpreted to create, expand or modify any fiduciary duties of the Managing Member.

B. The Non-Managing Members agree that: (i) the Managing Member is acting for the benefit of the Company, the Non-Managing Members and CLNS Credit’s stockholders, collectively; and (ii) in the event of a conflict between the interests of the Company or any Member, on the one hand, and the separate interests of CLNS Credit or its stockholders, on the other hand, the Managing Member may give priority to the separate interests of CLNS Credit and its stockholders (including with respect to the tax consequences to Non-Managing Members, Assignees or CLNS Credit’s stockholders) and, in the event of such a conflict, any action or failure to act on the part of CLNS Credit that gives priority to the separate interests of CLNS Credit or its stockholders that does not result in a violation of the contract rights of the Non-Managing Members under this Agreement and does not violate any duty owed by the Managing Member to the Company or the Members.

C. In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken (or not taken) by it. Except as otherwise agreed by the Company, the Managing Member and the Company shall not have liability to a Non-Managing Member under any circumstances as a result of any income tax liability incurred by such Non-Managing Member as a result of an action (or inaction) by the Managing Member or the Company pursuant to the Managing Member’s authority under this Agreement.

D. Subject to its obligations and duties as managing member of the Company set forth in this Agreement and applicable law, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents, including the Manager. The Managing Member shall not be responsible to the Company or any Member for any misconduct or negligence on the part of any such employee or agent appointed by it in good faith.

E. In performing its duties under this Agreement and the Act, the Managing Member shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any Subsidiary of the Company, prepared or presented by an officer, employee or agent of the Managing Member or the Manager or any agent of the Company or any such Subsidiary, or by a lawyer, certified public accountant, appraiser or other person engaged by the Company as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

F. Notwithstanding any other provision of this Agreement or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of CLNS Credit to continue to qualify as a REIT, (ii) for CLNS Credit otherwise to satisfy the REIT Requirements, (iii) to avoid CLNS Credit incurring any taxes under Code Section 857 or Code Section 4981, (iv) to protect the ability of the Company to be treated as a partnership or disregarded entity for federal income tax purposes, or (v) for any wholly owned Subsidiary of CLNS Credit to continue to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or disregarded entity (determined for federal income tax purposes) thereof, is expressly authorized under this Agreement, is deemed approved by all of the Non-Managing Members and does not violate any duty of the Managing Member to the Company or any other Member.

G. Notwithstanding anything herein to the contrary, except for the matters described in the proviso of the first sentence of Section 7.7.A, or pursuant to any express indemnities given to the Company by the Managing Member pursuant to any other written instrument, the Managing Member shall not have any personal liability whatsoever, to the Company or to the other Members, for any action or omission taken in its capacity as the Managing Member or for the debts or liabilities of the Company or the Company’s obligations hereunder except pursuant to Section 15.1 hereof. Without limitation of the foregoing, and except for the matters described in the proviso of the first sentence of Section 7.7.A, or pursuant to Section 15.1 hereof or any such express indemnity, no property or assets of the Managing Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement.

H. No manager, member, officer or agent of the Managing Member, and no director, officer, employee or agent of CLNS Credit shall have any duties directly to the Company or any Member. No manager, member, officer or agent of the Managing Member or any director, officer or agent of CLNS Credit shall be directly liable to the Company or any Member for money damages by reason of their service as such.

I. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Managing Member, or its managers, members, directors, officers or agents, to the Company and the Members under this Section 7.8, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Managing Member or one or more nominees, as the Managing Member may determine, including Affiliates of the Managing Member. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in the name of the Managing Member or any nominee or Affiliate of the Managing Member shall be held by the Managing Member for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

Section 7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority, without the consent or approval of any other Member, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing. In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing Member or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Limitation of Liability. No Non-Managing Member, in its capacity as such, shall have any duties or liability under this Agreement except as expressly provided in this Agreement (including Sections 10.3.C and 10.4 hereof) or under the Act. To the maximum extent permitted by law, no Member, including CLNS Credit, shall have any personal liability whatsoever, to the Company or to the other Members, for any action or omission taken in its capacity as a member or for the debts or liabilities of the Company or the Company’s obligations hereunder, except pursuant to any express indemnities given to the Company by such Member pursuant to any other written instrument and except for liabilities of the Managing Member pursuant to Section 7.8 hereof. Without limitation of the foregoing, and except pursuant to any such express indemnity (and, in the case of the Managing Member, pursuant to Section 7.8 hereof), no property or assets of a Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement.

Section 8.2 Management of Business. No Member or Assignee (other than in its separate capacity as the Managing Member, the Manager, any of their Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Managing Member, the Company, the Manager or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Members or Assignees under this Agreement.

Section 8.3 Outside Activities of Non-Managing Members. Subject to any agreements entered into pursuant to Section 7.6 hereof and any other agreements entered into by a Non-Managing Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Non-Managing Member and any Assignee, officer, director, employee, agent, representative, trustee, Affiliate, manager, member or stockholder of any Non-Managing Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Non-Managing Member or Assignee. Subject to such agreements, none of the Non-Managing Members nor any other Person shall have any rights by virtue of this Agreement or the company relationship established hereby in any business ventures of any other Person (other than CLNS Credit, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 hereof and any other agreements entered into by a Non-Managing Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Non-Managing Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Non-Managing Member or such other Person, could be taken by such Person.

Section 8.4 Return of Capital. Except pursuant to Section 15.1 or any Membership Unit Designation, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article 5 or Article 6 hereof or otherwise expressly provided in this Agreement or in any Membership Unit Designation, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Non-Managing Members Relating to the Company.

A. In addition to other rights provided by this Agreement or by the Act, and subject to Section 8.5.C, the Managing Member shall deliver to each Non-Managing Member a copy of any information mailed to all of the common stockholders of CLNS Credit as soon as practicable after such mailing. Except as limited by Section 8.5.C hereof, each Member shall have the right, for a purpose reasonably related to such Member’s interest as a member in the Company, upon written demand with a statement of the purpose of such demand and at such Member’s own expense:

(i)	To obtain a copy of the most recent annual and quarterly reports filed with the SEC by the Managing Member pursuant to the Exchange Act;

(ii)	To obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year; and

(iii)	To obtain a copy of this Agreement and the Certificate and all amendments thereto (excluding all information regarding any other Member, including, without limitation, such Member’s identity and interests in the Company), together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed.

B. The Company shall notify any Non-Managing Member that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

C. Notwithstanding any other provision of this Section 8.5, the Managing Member may keep confidential from the Non-Managing Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or CLNS Credit or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

Section 8.6 No Rights as Objecting Member. No Non-Managing Member and no Holder of a Membership Interest shall be entitled to exercise any appraisal rights in connection with a merger, consolidation or conversion of the Company.

Section 8.7 No Right to Certificate Evidencing Units; Article 8 Securities. Membership Units shall not be certificated. No Non-Managing Member shall be entitled to a certificate evidencing the Membership Units held by such Member. Any certificate evidencing Membership Units issued prior to the date hereof shall no longer evidence Membership Units. The Company shall not elect to treat any Membership Unit as a “security” governed by (x) Article 8 of the Delaware Uniform Commercial Code or (y) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting.

A. The Managing Member shall keep or cause to be kept at the principal business office of the Company those records and documents, if any, required to be maintained by the Act and other books and records deemed by the Managing Member to be appropriate with respect to the Company’s business, including all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 8.5.A, Section 9.3 or Article 13 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on any information storage device; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

B. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the Managing Member determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company and the Managing Member may operate with integrated or consolidated accounting records, operations and principles.

Section 9.2 Fiscal Year. The Fiscal Year of the Company shall be the calendar year.

Section 9.3 Reports.

A. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of each Fiscal Year, the Managing Member shall cause to be mailed to each Non-Managing Member of record as of the close of the Fiscal Year, financial statements of the Company, or of CLNS Credit if such statements are prepared solely on a consolidated basis with CLNS Credit, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Managing Member.

B. As soon as practicable, but in no event later than ninety (90) days after the close of each calendar quarter (except the last calendar quarter of each year), the Managing Member shall cause to be mailed to each Non-Managing Member of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Company, or of CLNS Credit if such statements are prepared solely on a consolidated basis with CLNS Credit, for such calendar quarter, and such other information as may be required by applicable law or regulation or as the Managing Member determines to be appropriate.

C. The Managing Member may satisfy its obligations under Section 9.3.A and Section 9.3.B by posting or making available the reports specified in such sections on a website maintained by CLNS Credit or by filing reports containing the information specified in Sections 9.1.A and 9.1.B on the EDGAR system (or any successor system) of the SEC.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Non-Managing Members and for federal and state income tax and any other tax reporting purposes. The Non-Managing Members shall promptly provide the Managing Member with such information relating to the RED REIT Contributed Entities, including tax basis and other relevant information, as may be reasonably requested by the Managing Member from time to time. For purposes of this provision, the term RED REIT Contributed Entities shall have the meaning ascribed thereto in the Combination Agreement.

Section 10.2 Tax Elections.

A. Except as otherwise provided herein, the Managing Member shall determine whether to make any available election pursuant to the Code, including any election under the New Partnership Audit Procedures, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Company’s Properties; provided, however, that, if the “recurring item” method of accounting is elected with respect to such property taxes, the Company shall pay the applicable property taxes prior to the date provided in Code Section 461(h) for purposes of determining economic performance. The Managing Member shall have the right to seek to revoke any such election (including any election under Code Sections 461(h) and 754).

B. Without limiting the foregoing, the Members, intending to be legally bound, hereby authorize the Managing Member, on behalf of the Company, to make an election (the “LV Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “LV Safe Harbor”), apply to LTIP Units and any interest in the Company transferred to, or for the benefit of, a service provider while the LV Safe Harbor Election remains effective, to the extent such interest meets the LV Safe Harbor requirements (collectively, such interests are referred to as “LV Safe Harbor Interests”). The Tax Matters Member or Managing Member, as applicable, is authorized and directed to execute and file the LV Safe Harbor Election on behalf of the Company and the Members. The Company and the Members (including any person to whom an LTIP Unit or other interest in the Company is transferred in connection with the performance of services) hereby agree to comply with all requirements of the LV Safe Harbor (including forfeiture allocations) with respect to all LV Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of LV Safe Harbor Interests consistent with such final LV Safe Harbor guidance. The Company is also authorized to take such actions as are necessary to achieve, under the LV Safe Harbor, the effect that the election and compliance with all requirements of the LV Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

Section 10.3 Tax Matters Member and Partnership Representative.

A. With respect to periods not governed by changes to the Code enacted by the Bipartisan Budget Act of 2015, the Managing Member is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code prior to amendment by the Bipartisan Budget Act of 2015 (“Tax Matters Member”). With respect to periods governed by the New Partnership Audit Procedures, to the extent permissible under the New Partnership Audit Procedures, the Managing Member, or such person designated by the Managing Member, shall be designated as the “partnership representative” (within the meaning of Section 6223 of the New Partnership Audit Procedures (the “Partnership Representative”). Neither the Tax Matters Member nor the Partnership Representative shall receive compensation for its services. All third-party costs and expenses incurred by the Tax Matters Member or Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Company from engaging a law, advisory, or accounting firm to assist the Tax Matters Member or Partnership Representative in discharging its duties hereunder. At the request of any Member, the Managing Member agrees to inform such Member regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the Managing Member shall have the exclusive power to determine whether to file, and the content of, such returns.

B. The Tax Matters Member is authorized, but not required:

(1)	to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2));

(2)	in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(3)	to intervene in any action brought by any other Member for judicial review of a final adjustment;

(4)	to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)	to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Members or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Member and the provisions relating to indemnification of the Managing Member set forth in Section 7.7 hereof shall be fully applicable to the Tax Matters Member in its capacity as such.

C. The Partnership Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings. Under Section 6225 of the New Partnership Audit Procedures, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company’s or any Member’s distributive share thereof (“IRS Adjustment”), the Company may pay an imputed underpayment as calculated under Section 6225(b) of the New Partnership Audit Procedures with respect to the IRS Adjustment, including interest and penalties (“Imputed Tax Underpayment”) in the Adjustment Year or otherwise take the IRS Adjustment into account in the Adjustment Year. Each Member does hereby agree to indemnify and hold harmless the Company, the Managing Member and the Partnership Representative from and against any liability with respect to the Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability of the Company, regardless of whether such Member is a partner in the Partnership in an Adjustment Year, with such proportionate share as reasonably determined by the Managing Member, including the Managing Member’s reasonable discretion to consider (i) each Member’s interest in the Company in the Reviewed Year, (ii) each Member’s status under Section 6225(c) and (iii) a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the New Partnership Audit Procedures. This obligation shall survive a Member’s ceasing to be a member of the Company and/or the termination, dissolution, liquidation and winding up of the Company. The Managing Member may in its sole discretion elect under Section 6226 of the New Partnership Audit Procedures to cause the Company to issue adjusted Internal Revenue Service Schedules K-1 (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year as an alternative to the Company’s payment of an Imputed Tax Underpayment for any tax year.

Section 10.4 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code Sections 1441, 1442, 1445, 1446, 1471 or 1472. Any amount paid on behalf of or with respect to a Member, including any Imputed Tax Underpayment, shall constitute an advance by the Company to such Member, which advance shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made except to the extent that (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Managing Member determines that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member, and such amount actually is satisfied out of such cash. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to Section 10.3.C and this Section 10.4 and subject to the prior sentence. In the event that a Member fails to pay any amounts owed to the Company pursuant to Section 10.3.C and this Section 10.4 when due, the Managing Member may elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including the right to receive distributions). Any amounts payable (or portion thereof that remain unsatisfied) by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

Section 10.5 Organizational Expenses. The Managing Member may cause the Company to elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Code Section 709.

ARTICLE 11

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A. No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11 and any applicable Non-Managing Member Ancillary Agreement. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 11 and any applicable Non-Managing Member Ancillary Agreement shall be null and void ab initio.

C. No Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Managing Member; provided that as a condition to such consent, the Managing Member may require the lender to enter into an arrangement with the Company and the Managing Member to redeem or exchange for the REIT Shares Amount any Membership Units in which a security interest is held by such lender simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Code Section 752.

Section 11.2 Transfer of the Managing Member’s Membership Interest.

A. Subject to compliance with the other provisions of this Article 11, the Managing Member may Transfer all or any portion of its Membership Interest at any time (i) to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of CLNS Credit, including any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) and that immediately following such Transfer owns, directly or indirectly, all the assets of CLNS Credit and its Subsidiaries, without the Consent of any Member, and may designate the transferee to become the new Managing Member under Section 12.1, or (ii) in connection with a Termination Transaction as permitted under Section 11.7.

B. The Managing Member may not voluntarily withdraw as a managing member of the Company without the Consent of the Non-Managing Members, except in connection with a Transfer of the Managing Member’s entire Membership Interest permitted in this Article 11 (including in accordance with Section 11.7) and the admission of the Transferee as a successor managing member of the Company pursuant to the Act and this Agreement.

C. It is a condition to any Transfer of the entire Membership Interest of a sole Managing Member otherwise permitted hereunder (including in accordance with Section 11.7) that (i) coincident or prior to such Transfer, the transferee is admitted as a Managing Member pursuant to the Act and this Agreement; (ii) the transferee assumes by operation of law or express agreement all of the obligations of the transferor Managing Member under this Agreement with respect to such Transferred Membership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement applicable to the Managing Member and the admission of such transferee as a Managing Member.

Section 11.3 Non-Managing Members’ Rights to Transfer.

A. General. Subject to any Non-Managing Member Ancillary Agreement, each Non-Managing Member, and each transferee of such Non-Managing Member’s Membership Interest or Assignee thereof pursuant to a Permitted Transfer, may not Transfer all or any portion of such Membership Interest to any Person without the consent of the Managing Member, which consent may be withheld in the Managing Member’s sole and absolute discretion. Notwithstanding the foregoing, but subject to Section 11.1.C and 11.3.C, any Non-Managing Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Membership Interest pursuant to a Permitted Transfer (including, in the case of a Non-Managing Member that is a Permitted Lender Transferee, any Transfer of a Membership Interest to a Third-Party Pledge Transferee). Any Transfer of a Membership Interest by a Non-Managing Member or an Assignee is subject to Section 11.4 and to satisfaction of the following conditions:

(1)	Qualified Transferee. Any Transfer of a Membership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

(2)	Opinion of Counsel. The transferor shall deliver or cause to be delivered to the Managing Member an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the transferor. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Membership Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Non-Managing Member of Membership Interests.

(3)	Minimum Transfer Restriction. Any Transferring Member must Transfer not less than the lesser of (i) Five Hundred (500) Membership Units or (ii) all of the remaining Membership Units owned by such Transferring Member; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Membership Units owned by Affiliates of a Member shall be considered to be owned by such Member.

It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Membership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Notwithstanding the foregoing, any transferee of any Transferred Membership Interest shall be subject to any and all ownership limitations (including the Ownership Limit) contained in the Charter that may limit or restrict such transferee’s ability to exercise its Redemption rights, including the Ownership Limit. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

B. Incapacity. If a Non-Managing Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Non-Managing Member, but not more rights than those enjoyed by other Non-Managing Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

C. Adverse Tax Consequences. No Transfer by a Non-Managing Member of its Membership Interests (including any Redemption, any other acquisition of Membership Units by the Managing Member or any acquisition of Membership Units by the Company and including any Permitted Transfer) may be made to or by any Person if on the advice of legal counsel for the Company, (i) such Transfer would create a material risk of the Company being treated as an association taxable as a corporation, (ii) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof),” within the meaning of Code Section 7704 or otherwise create a material risk of the Company being treated as a “publicly traded partnership” within the meaning of Code Section 469(k)(2) or Code Section 7704, (iii) such Transfer would create a material risk that the Company cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by CLNS Credit) of all Membership Units held by all Members (other than CLNS Credit)), or such Transfer would result in a termination of the Company under Code Section 708(b)(1)(B), or (iv) such Transfer would create a material risk that CLNS Credit would cease to comply with the REIT Requirements or any wholly owned Subsidiary of CLNS Credit to cease to qualify as either a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or disregarded entity (determined for federal income tax purposes) thereof.

Section 11.4 Substituted Members.

A. A transferee of the interest of a Non-Managing Member shall be admitted as a Substituted Member only with the consent of the Managing Member, which may be withheld in its sole and absolute discretion. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to CLNS Credit, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as the Managing Member may require to effect such Assignee’s admission as a Substituted Member.

B. Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Membership Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Membership Units of the predecessor of such Substituted Member.

C. A transferee who has been admitted as a Substituted Member in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Non-Managing Member under this Agreement.

Section 11.5 Assignees. If the Managing Member withholds its consent for the admission of any transferee as a Substituted Member, as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Membership Units assigned to such transferee and the rights to Transfer the Membership Units provided in this Article 11, but shall not be deemed to be a holder of Membership Units for any other purpose under this Agreement (other than as expressly provided in Section 15.1 hereof with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Membership Units on any matter presented to the Non-Managing Members for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Membership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Non-Managing Member desiring to make an assignment of Membership Units.

Section 11.6 General Provisions.

A. No Non-Managing Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Membership Interest in accordance with this Article 11 with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member or CLNS Credit) of all of its Membership Interest pursuant to a Redemption under Section 15.1 hereof and/or pursuant to any Membership Unit Designation; or (iii) as a result of the acquisition by the Managing Member or CLNS Credit of all of such Member’s Membership Interest, whether or not pursuant to Section 15.1.B hereof.

B. Any Member who shall Transfer all of its Membership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Membership Units pursuant to a Redemption under Section 15.1 hereof and/or pursuant to any Membership Unit Designation, or (iii) to CLNS Credit, whether or not pursuant to Section 15.1.B hereof, shall cease to be a Member.

C. If any Membership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Company, or acquired by CLNS Credit pursuant to Section 15.1 hereof, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Membership Unit for such Fiscal Year shall be allocated to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer or assignment other than a Redemption, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing Member. Solely for purposes of making such allocations, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Member, or the Tendering Party (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Membership Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Membership Unit shall be made to the transferee Member.

D. In addition to any other restrictions on Transfer herein contained or contained in any applicable Non-Managing Member Ancillary Agreement, in no event may any Transfer or assignment of a Membership Interest by any Member (including any Redemption, any acquisition of Membership Units by CLNS Credit or any other acquisition of Membership Units by the Company) be made without the consent of the Managing Member, which may be withheld in its sole and absolute discretion: (i) to any person or entity who lacks the legal right, power or capacity to own a Membership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest; (iv) in the event that such Transfer would create a material risk that CLNS Credit would cease to comply with the REIT Requirements or any wholly owned Subsidiary of CLNS Credit to cease to qualify as either a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or disregarded entity (determined for federal income tax purposes) thereof; (v) if such Transfer would create a material risk that the Company cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by CLNS Credit) of all Membership Units held by all Members (other than CLNS Credit)), or such transfer would result in a termination of the Company under Code Section 708(b)(1)(B); (vi) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or with respect to a plan subject to Section 4975 of the Code, a “disqualified person” (as defined in Code Section 4975(c)); (vii) if such Transfer would, on the advice of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA; (viii) if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities laws; (ix) if such Transfer would create a material risk that the Company would become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b) or would otherwise create a material risk that the Company would be treated as a corporation for federal income tax purposes; (x) if such Transfer would cause the Company to have more than one hundred (100) partners for tax purposes (including as partners those persons indirectly owning an interest in the Company through a partnership, limited liability company, subchapter S corporation or grantor trust); (xi) if such Transfer would cause the Company to become a reporting company under the Exchange Act; (xii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA.

E. Transfers by a Non-Managing Member pursuant to this Article 11 or pursuant to any applicable Non-Managing Member Ancillary Agreement but not pursuant to Article 15, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge, may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

Section 11.7 Restrictions on Termination Transactions. Neither CLNS Credit nor the Managing Member shall engage in, or cause or permit, a Termination Transaction, unless the conditions in at least one of the following paragraphs is met:

A. the Consent of the Non-Managing Members is obtained;

B. in connection with any such Termination Transaction, each holder of Membership Common Units (other than CLNS Credit and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Membership Common Unit, an amount of cash, securities or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share pursuant to the terms of such Termination Transaction; provided that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding REIT Shares, each holder of Membership Common Units (other than CLNS Credit and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property that such holder of Membership Common Units would have received had it exercised its right to Redemption pursuant to Article 15 hereof and received REIT Shares in exchange for its Membership Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Membership Common Unit is referred to as the “Transaction Consideration”);

C. all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited liability company, limited partnership or other entity providing similar statutory limited liability for its non-managing equity owners that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. federal income tax purposes; and (iii) the rights of such Members with respect to the Surviving Company include: (x) if CLNS Credit or its successor is a REIT with a single class of Publicly Traded common equity securities, the right to redeem their interests in the Surviving Company on terms substantially comparable to those in Section 15.1 of this Agreement for either: (1) a number of such REIT’s Publicly Traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to anti-dilution adjustments substantially comparable to those set forth in the definition of “Adjustment Factor” herein (the “Successor Shares Amount”); or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such redemption, determined in a manner consistent with the determination of the “Cash Amount” herein; or (y) if CLNS Credit or its successor is not a REIT with a single class of Publicly Traded common equity securities, the right to redeem their interests in the Surviving Company on terms substantially comparable to those in Section 15.1 of this Agreement for cash in an amount equal to the Transaction Consideration; or

D. in any Termination Transaction that is a merger, consolidation or other combination with or into another Person, immediately following the consummation of such Termination Transaction, the equity holders of the surviving entity are substantially identical to the shareholders of CLNS Credit prior to such transaction.

ARTICLE 12

ADMISSION OF MEMBERS

Section 12.1 Admission of Successor Managing Member. A successor to all or a portion of the Managing Member’s Membership Interest pursuant to Section 11.2.A hereof who the Managing Member has designated to become a successor Managing Member shall be admitted to the Company as the Managing Member, effective immediately upon the Transfer of such Membership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor Managing Member in accordance with this Section 12.1, the transferor Managing Member shall be relieved of its obligations under this Agreement and shall cease to be a Managing Member without any separate Consent of the Members or the consent or approval of any Member. Any such successor shall carry on the business of the Company without dissolution. In each case, the admission shall be subject to the successor Managing Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

In the event that the Managing Member withdraws from the Company, or transfers its entire Membership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the Managing Member, a Majority in Interest of the Non-Managing Members may elect to continue the Company by selecting a successor Managing Member in accordance with Section 13.1.A hereof.

Section 12.2 Admission of Additional Members.

A. A Person (other than an existing Member) who makes a Capital Contribution to the Company in exchange for Membership Units in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member. Concurrently with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Membership Units of such Additional Member.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Member without the consent of the Managing Member. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission and the satisfaction of all the conditions set forth in Section 12.2.A.

C. If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Member and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing Member. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Holders including such Additional Member, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 12.3 Amendment of Agreement and Certificate of Formation. For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the Register and the books and records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Section 12.4 Limit on Number of Members. Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another limited liability company, a partnership, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Section 12.5 Admission. A Person shall be admitted to the Company as a member of the Company and/or a managing member of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as a Non-Managing Member or a Managing Member.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Company shall not be dissolved by the admission of Substituted Members or Additional Members, or by the admission of a successor managing member in accordance with the terms of this Agreement. Upon the withdrawal of the Managing Member, any successor managing member shall continue the business of the Company without dissolution. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each, a “Liquidating Event”):

A. an event of withdrawal, as defined in the Act, with respect to a Managing Member, unless (i) at the time of the occurrence of such event, there is at least one remaining managing member of the Company who is authorized to and shall carry on the business of the Company, or (ii) within ninety (90) days after the withdrawal, a Majority in Interest of the Non-Managing Members agree in writing to continue the Company and to the appointment, effective as of the date of withdrawal, of a successor managing member;

B. an election to dissolve the Company made by the Managing Member, with or without the Consent of the other Members; or

C. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act.

Section 13.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with the winding up of the Company’s business and affairs. The Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Non-Managing Members (the

Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in CLNS Credit) shall be applied and distributed in the following order:

(1)	First, to the satisfaction of all of the Company’s debts and liabilities to creditors (including, without limitation, the Holders) (whether by payment or the making of reasonable provision for payment thereof); and

(2)	Second, subject to the terms of any Membership Unit Designations, the balance, if any, to the Holders in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the event that the Company is “liquidated,” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Holders that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article 13 may be:

(1)	distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(2)	withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Company’s Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up. Instead, for federal income tax purposes the Company shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Membership Units to the Members in the new partnership in accordance with their respective Capital Accounts in liquidation of the Company, and the new partnership is deemed to continue the business of the Company. Nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Member without compliance with the provisions of Section 11.4 hereof.

Section 13.4 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder of any Membership Interest set forth in a Membership Unit Designation, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company, and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Members pursuant to Section 13.1 hereof, result in a dissolution of the Company, CLNS Credit or the Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each of the Holders and, in the sole and absolute discretion of CLNS Credit or the Liquidator, or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined in the sole and absolute discretion of the Managing Member or the Liquidator), and the Managing Member or the Liquidator may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the sole and absolute discretion of the Managing Member or the Liquidator).

Section 13.6 Cancellation of Certificate of Formation. Upon the completion of the liquidation of the Company cash and property as provided in Section 13.2 hereof, the Company shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.

Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

ARTICLE 14

PROCEDURES FOR ACTIONS AND CONSENTS

OF MEMBERS; AMENDMENTS; MEETINGS

Section 14.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

Section 14.2 Amendments. Except as otherwise required, permitted or prohibited by this Agreement (including Section 7.3 and Section 4.4.E), amendments to this Agreement must be approved by the Consent of the Managing Member and, if the amendment substantively and adversely affects the rights of the Non-Managing Members disproportionately as compared to the Managing Member, the Consent of the Non-Managing Members, and may be proposed only by (a) the Managing Member, or (b) Non-Managing Members holding a majority of the Membership Common Units then held by Non-Managing Members (excluding CLNS Credit and any Controlled Entity of CLNS Credit). Following such proposal, the Managing Member shall submit to the Members any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent of the Members. The Managing Member shall seek the Consent of the Members entitled to vote thereon on any such proposed amendment in accordance with Section 14.3 hereof. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Non-Managing Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of the Managing Member.

Section 14.3 Procedures for Meetings and Actions of the Members.

A. Meetings of the Members may be called only by the Managing Member. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, or any Membership Unit Designation, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 14.3.B hereof.

B. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such Consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

C. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

D. The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

E. Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of CLNS Credit’s stockholders and may be held at the same time as, and as part of, the meetings of CLNS Credit’s stockholders.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Redemption Rights of Qualifying Parties.

A. Subject to any Non-Managing Member Ancillary Agreement, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Membership Common Units held by such Qualifying Party (Membership Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) in exchange (a “Redemption”) for the Cash Amount payable on the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Managing Member by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). The Company’s obligation to effect a Redemption, however, shall not arise or be binding against the Company (i) until and unless CLNS Credit declines or fails to exercise its purchase rights pursuant to Section 15.1.B hereof following receipt of a Notice of Redemption (a “Declination”) and (ii) unless CLNS Credit agrees otherwise, until the Business Day following the Cut-Off Date. In the event of a Redemption, the Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in the Managing Member’s sole and absolute discretion, in immediately available funds on or before the Specified Redemption Date.

B. Notwithstanding the provisions of Section 15.1.A hereof, on or before the close of business on the Cut-Off Date, CLNS Credit may, in its sole and absolute discretion, elect to acquire some or all of the Tendered Units (the percentage of the Tendered Units so elected to be acquired, the “Applicable Percentage”) from the Tendering Party in exchange for the product of the REIT Shares Amount and the Applicable Percentage. If CLNS Credit so elects, on the Specified Redemption Date the Tendering Party shall sell such number of the Tendered Units to CLNS Credit in exchange for a number of Class A REIT Shares equal to the product of the REIT Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as CLNS Credit may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in CLNS Credit’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by CLNS Credit pursuant to this Section 15.1.B, the Tendering Party shall no longer have the right to cause the Company to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by CLNS Credit, given on or before the close of business on the Cut-Off Date, that CLNS Credit has elected to acquire some or all of the Tendered Units pursuant to this Section 15.1.B, the obligation of the Company to effect a Redemption of the Tendered Units as to which CLNS Credit’s notice relates shall not accrue or arise. A number of Class A REIT Shares equal to the product of the Applicable Percentage and the REIT Shares Amount, if applicable, shall be delivered by CLNS Credit as duly authorized, validly issued, fully paid and non-assessable Class A REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” laws. If the amount of Class A REIT Shares to be issued in exchange for the Tendered Units is not a whole number of Class A REIT Shares, the Tendering Party shall be paid (i) that number of Class A REIT Shares that equals the nearest whole number less than such amount plus (ii) an amount of cash that CLNS Credit determines, in its reasonable discretion, to represent the fair value of the remaining fractional Class A REIT Share that would otherwise be payable to the Tendering Party. Neither any Tendering Party whose Tendered Units are acquired by CLNS Credit pursuant to this Section 15.1.B, any Member, any Assignee nor any other interested Person shall have any right to require or cause CLNS Credit to register, qualify or list any Class A REIT Shares owned or held by such Person, whether or not such Class A REIT Shares are issued pursuant to this Section 15.1.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement (including any Non-Managing Member Ancillary Agreement) between CLNS Credit and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Class A REIT Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Class A REIT Shares issued upon an acquisition of the Tendered Units by CLNS Credit pursuant to this Section 15.1.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as CLNS Credit in good faith determines to be necessary or advisable in order to ensure compliance with such laws and the Charter.

C. Notwithstanding the provisions of Sections 15.1.A, 15.1.B and 15.1.J hereof, (i) no Person shall be entitled to effect a Redemption for cash or an exchange for Class A REIT Shares to the extent the ownership or right to acquire Class A REIT Shares pursuant to such exchange on the Specified Redemption Date could cause such Person (or any other Person) to violate the Ownership Limit, after giving effect to any waivers or modifications of such restrictions by the Board of Directors, and (ii) no Person shall have any rights under this Agreement to acquire Class A REIT Shares which would otherwise be prohibited under the Charter, after giving effect to any waivers or modifications of such restrictions by the Board of Directors.

D. In the event of a Declination:

(1)	CLNS Credit shall give notice of such Declination to the Tendering Party on or before the close of business on the Cut-Off Date. The failure of CLNS Credit to give notice of such Declination by the close of business on the Cut-Off Date shall be deemed to be an election by CLNS Credit to acquire the Tendered Units in exchange for REIT Shares.

(2)	The Company may elect to raise funds for the payment of the Cash Amount either (a) by requiring that CLNS Credit contribute to the Company funds from the proceeds of a registered public offering by CLNS Credit of Class A REIT Shares sufficient to purchase the Tendered Units or (b) from any other sources (including the sale of any Property and the incurrence of additional Debt) available to the Company.

(3)	If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the IRS.

E. Notwithstanding the provisions of Section 15.1.B hereof or Section 15.1.J hereof, if CLNS Credit’s acquisition of Tendered Units in exchange for the REIT Shares Amount would be prohibited under the Charter, then (i) CLNS Credit shall not elect to acquire such Tendered Units, and (ii) the Company shall not be obligated to effect a Redemption of such Tendered Units. For the avoidance of doubt, unless CLNS Credit’s acquisition of Tendered Units in exchange for the REIT Shares Amount would be prohibited under the Charter, if Tendered Units are not exchanged for Class A REIT Shares, then the Cash Amount will be paid to the Tendering Party in accordance with the terms of Section 15.1.A hereof.

F. Each Non-Managing Member covenants and agrees that all Membership Common Units delivered for redemption shall be delivered to the Company or CLNS Credit, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither CLNS Credit nor the Company shall be under any obligation to acquire Membership Common Units that are or may be subject to any liens. Each Non-Managing Member further agrees that, if any stamp, recording, documentary or similar tax is payable with respect to the Membership Common Units as a result of the transfer thereof to the Company or the CLNS Credit, such Tendering Party shall assume and pay such tax.

G. Notwithstanding anything herein to the contrary (but subject to Section 15.1.C hereof), with respect to any Redemption (or any tender of Membership Common Units for Redemption if the Tendered Units are acquired by CLNS Credit pursuant to Section 15.1.B hereof) pursuant to this Section 15.1:

(1)	Without the consent of the Managing Member, no Tendering Party may effect a Redemption for less than Five Hundred (500) Membership Common Units or, if such Tendering Party holds less than Five Hundred (500) Membership Common Units, all of the Membership Common Units held by such Tendering Party.

(2)	If (i) a Tendering Party surrenders Tendered Units during the period after the Company Record Date with respect to a distribution payable to Holders of Membership Common Units, and before the record date established by CLNS Credit for a dividend to its stockholders of some or all of its portion of such Company distribution, and (ii) CLNS Credit acquires any of such Tendered Units in exchange for Class A REIT Shares pursuant to Section 15.1.B on or before the record date for CLNS Credit dividends, then such Tendering Party shall pay to CLNS Credit on the Specified Redemption Date an amount in cash equal to the Company distribution paid or payable in respect of such Tendered Units acquired by CLNS Credit.

(3)	The consummation of such Redemption (or an acquisition of Tendered Units by CLNS Credit pursuant to Section 15.1.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(4)	The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Membership Common Units subject to any Redemption, and be treated as a Member or an Assignee, as applicable, with respect to such Membership Common Units for all purposes of this Agreement, until the Specified Redemption Date and until such Tendered Units are either paid for by the Company pursuant to Section 15.1.A hereof or transferred to CLNS Credit and paid for, by the issuance of Class A REIT Shares, pursuant to Section 15.1.B. Until a Specified Redemption Date and an acquisition of the Tendered Units by CLNS Credit pursuant to Section 15.1.B hereof, the Tendering Party shall have no rights as a stockholder of CLNS Credit with respect to the REIT Shares issuable in connection with such acquisition.

H. If CLNS Credit shall be a party to any Transaction, each Membership Common Unit that is not converted into the right to receive cash, securities or other property or any combination thereof in connection with such Transaction shall thereafter be convertible into the kind and amount of cash, securities or other property or any combination thereof receivable upon the consummation of such Transaction by a holder of that number of REIT Shares into which one Membership Common Unit was convertible immediately prior to such Transaction, assuming such holder of REIT Shares (i) is not a Constituent Person or an Affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind and amount of cash, securities or other property or any combination thereof receivable upon such Transaction; provided that if the cash, securities or other property or any combination thereof receivable upon such Transaction is not the same for each REIT Share held immediately prior to such Transaction by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Shares”), then for purposes of this Section 15.1.H the kind and amount of cash, securities or other property or any combination thereof receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares. CLNS Credit shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 15.1.H. The provisions of this Section 15.1.H shall similarly apply to successive Transactions.

I. In connection with the exercise of Redemption rights pursuant to this Section 15.1, unless waived by CLNS Credit, the Tendering Party shall submit the following to CLNS Credit, in addition to the Notice of Redemption:

(1)	A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the Beneficial Ownership and Constructive Ownership (each as defined in the Charter), as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) to the best of such Tendering Party’s knowledge, any Related Party, and (b) representing that, after giving effect to an acquisition of the Tendered Units by CLNS Credit pursuant to Section 15.1.B hereof, neither the Tendering Party nor, to the best of such Tendering Party’s knowledge, any Related Party, will Beneficially Own or Constructively Own (each as defined in the Charter) REIT Shares in excess of the Ownership Limit; provided, however, that the written affidavit required pursuant to this Section 15.1.I(1) shall only be required upon the reasonable request of CLNS Credit upon the good faith determination by CLNS Credit that such affidavit is necessary to confirm that the exercise of Redemption rights by the Tendering Party will not result in the Tendering Party’s Constructive Ownership or Beneficial Ownership (each as defined in the Charter) of REIT Shares exceeding the Ownership Limit;

(2)	A written representation that neither the Tendering Party nor, to the best of such Tendering Party’s knowledge, any Related Party, has any intention to acquire Beneficial Ownership or Constructive Ownership (each as defined in the Charter) of any additional REIT Shares prior to the Specified Redemption Date that would prevent the Tendering Party from making the certification set forth in Section 15.1.I(3) below;

(3)	An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Units by CLNS Credit pursuant to Section 15.1.B hereof on the Specified Redemption Date, that either (a) the Beneficial Ownership and Constructive Ownership (each as defined in the Charter) of REIT Shares by the Tendering Party and, to the best of such Tendering Party’s knowledge, any Related Party, remain unchanged from that disclosed in the affidavit required by Section 15.1.I(1), or (b) after giving effect to the Redemption or an acquisition of the Tendered Units by CLNS Credit pursuant to Section 15.1.B hereof, neither the Tendering Party nor, to the best of such Tendering Party’s knowledge, any Related Party, shall Beneficially Own or Constructively Own (each as defined in the Charter) REIT Shares in violation of the Ownership Limit; and

(4)	In connection with any Redemption, CLNS Credit shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Redemption will not cause the Company, the Managing Member or CLNS Credit to violate any Federal or state securities laws or regulations applicable to the Redemption or the issuance and sale of REIT Shares to the Tendering Party pursuant to Section 15.1.B of this Agreement.

J. Stock Offering Funding Option.

(1)	(a)	Notwithstanding Sections 15.1.A or 15.1.B hereof (but subject to Sections 15.1.C and 15.1.F hereof), if (i) a Non-Managing Member has delivered to the Managing Member a Notice of Redemption that would result in Excess Units (together with any other Tendered Units that such Non-Managing Member agrees to treat as Excess Units, the “Offering Units”), and (ii) CLNS Credit is eligible to file a registration statement under Form S-3 (or any successor form similar thereto), then CLNS Credit may elect, in its sole and absolute discretion, to cause the Company to redeem the Offering Units with the net proceeds of an offering, whether registered under the Securities Act or exempt from such registration, underwritten, offered and sold directly to investors or through agents or other intermediaries, or otherwise distributed (a “Stock Offering Funding”) of a number of Class A REIT Shares (“Offered Shares”) equal to or greater than the REIT Shares Amount with respect to the Offering Units pursuant to the terms of this Section 15.1.J. CLNS Credit must provide notice of their exercise of the election described in clause (x) above to purchase the Tendered Units through a Stock Offering Funding on or before the Cut-Off Date.

(b)	If CLNS Credit elects a Stock Offering Funding with respect to a Notice of Redemption, the Managing Member may give notice (a “Single Funding Notice”) of such election to all Non-Managing Members and require that all Members elect whether or not to effect a Redemption to be funded through such Stock Offering Funding. If a Non-Managing Member elects to effect such a Redemption, it shall give notice thereof and of the number of Membership Common Units to be made subject thereto in writing to the Managing Member within 10 Business Days after receipt of the Single Funding Notice, and such Non-Managing Member shall be treated as a Tendering Party for all purposes of this Section 15.1.J.

(2)	If CLNS Credit elects a Stock Offering Funding, on the Specified Redemption Date, the Company shall redeem each Offering Unit that is still a Tendered Unit on such date for cash in immediately available funds in an amount (the “Stock Offering Funding Amount”) equal to the net proceeds per Offered Share received by CLNS Credit from the Stock Offering Funding, determined after deduction of underwriting discounts and commissions but no other expenses of CLNS Credit or any other Non-Managing Member related thereto, including legal and accounting fees and expenses, SEC registration fees, state blue sky and securities laws fees and expenses, printing expenses, FINRA filing fees, exchange listing fees and other out of pocket expenses (the “Net Proceeds”).

(3)	If CLNS Credit elects a Stock Offering Funding, the following additional terms and conditions shall apply:

(a)

As soon as practicable after CLNS Credit elects to effect a Stock Offering Funding, CLNS Credit shall use its reasonable efforts to effect as promptly as possible a registration, qualification or compliance (including the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of the Offered Shares; provided that, if CLNS Credit shall deliver a certificate to the Tendering Party stating that CLNS Credit has determined in the good faith judgment of the Board of Directors that such filing, registration or qualification would require disclosure of material non-public information, the disclosure of which would have a material adverse effect on CLNS Credit, then CLNS Credit may delay making any filing or delay the effectiveness of any registration or qualification for the shorter of (a) the period ending on the date upon which such information is disclosed to the public or ceases to be material or (b) an aggregate period of ninety (90) days in connection with any Stock Offering Funding.

(b)	CLNS Credit shall advise each Tendering Party, regularly and promptly upon any request, of the status of the Stock Offering Funding process, including the timing of all filings, the selection of and understandings with underwriters, agents, dealers and brokers, the nature and contents of all communications with the SEC and other governmental bodies, the expenses related to the Stock Offering Funding as they are being incurred, the nature of marketing activities, and any other matters reasonably related to the timing, price and expenses relating to the Stock Offering Funding and the compliance by CLNS Credit with its obligations with respect thereto. CLNS Credit will have reasonable procedures whereby the Tendering Party with the largest number of Offering Units (the “Lead Tendering Party”) may represent all the Tendering Parties in connection with the Stock Offering Funding by allowing it to participate in meetings with the underwriters of the Stock Offering Funding. In addition, CLNS Credit and each Tendering Party may, but shall be under no obligation to, enter into understandings in writing (“Pricing Agreements”) whereby the Tendering Party will agree in advance as to the acceptability of a Net Proceeds amount at or below a specified amount. Furthermore, CLNS Credit shall establish pricing notification procedures with each such Tendering Party, such that the Tendering Party will have the maximum opportunity practicable to determine whether to become a Withdrawing Member pursuant to Section 15.1.J(3)(c) below.

(c)	CLNS Credit, upon notification of the price per Class A REIT Share in the Stock Offering Funding from the managing underwriter(s), in the case of a registered public offering, or lead placement agent(s), in the event of an unregistered offering, engaged by CLNS Credit in order to sell the Offered Shares, shall immediately use its reasonable efforts to notify each Tendering Party of the price per REIT Share in the Stock Offering Funding and resulting Net Proceeds. Each Tendering Party shall have one hour from the receipt of such written notice (as such time may be extended by CLNS Credit) to elect to withdraw its Redemption (a Tendering Party making such an election being a “Withdrawing Member”), and Membership Common Units with a REIT Shares Amount equal to such excluded Offered Shares shall be considered to be withdrawn from the related Redemption; provided, however, that CLNS Credit shall keep each of the Tendering Parties reasonably informed as to the likely timing of delivery of its notice. If a Tendering Party, within such time period, does not notify CLNS Credit of such Tendering Party’s election not to become a Withdrawing Member, then such Tendering Party shall, except as otherwise provided in a Pricing Agreement, be deemed not to have withdrawn from the Redemption, without liability to CLNS Credit. To the extent that CLNS Credit is unable to notify any Tendering Party, such un-notified Tendering Party shall, except as otherwise provided in any Pricing Agreement, be deemed not to have elected to become a Withdrawing Member. Each Tendering Party whose Redemption is being funded through the Stock Offering Funding who does not become a Withdrawing Member shall have the right, subject to the approval of the managing underwriter(s) or placement agent(s) and restrictions of any applicable securities laws, to submit for Redemption additional Membership Common Units in a number no greater than the number of Membership Common Units withdrawn. If more than one Tendering Party so elects to redeem additional Membership Common Units, then such Membership Common Units shall be redeemed on a pro rata basis, based on the number of additional Membership Common Units sought to be so redeemed.

(d)

CLNS Credit shall take all reasonable action in order to effectuate the sale of the Offered Shares including the entering into of an underwriting or placement agreement in customary form with the managing underwriter(s) or placement agent(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) or placement agent(s) advises CLNS Credit in writing that marketing factors require a limitation of the number of shares to be offered, then CLNS Credit shall so advise all Tendering Parties and the number of Membership Common Units to be sold to CLNS Credit pursuant to the Redemption shall be allocated among all Tendering Parties in proportion, as nearly as practicable, to the respective number of Membership Common Units as to which each Tendering Party elected to effect a Redemption. Notwithstanding anything to the contrary in this Agreement, if CLNS Credit is also offering to sell shares for purposes other than to fund the redemption of Offering Units and to pay related expenses, then those other shares may in CLNS Credit’s sole and absolute discretion be given priority over any shares to be sold in the Stock Offering Funding, and any shares to be sold in the Stock Offering Funding shall be removed from the offering prior to removing shares the proceeds of which would be used for other purposes of CLNS Credit. No Offered Shares excluded from the underwriting by reason of the managing underwriter’s or placement agent’s marketing limitation shall be included in such offering.

Section 15.2 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Member or Assignee at the address for such Member set forth in the Register, or such other address of which the Member shall notify the Managing Member in accordance with this Section 15.2.

Section 15.3 Titles and Captions. All article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Waiver.

A. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

B. The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and may be waived or relinquished by the Managing Member, in its sole and absolute discretion, on behalf of the Company in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Member, (ii) causing the Company to cease to qualify as a limited liability company, (iii) reducing the amount of cash otherwise distributable to the Members (other than any such reduction that affects all of the Members holding the same class or series of Membership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Non-Managing Members holding such class or series of Membership Units), (iv) resulting in the classification of the Company as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

Section 15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.8 Applicable Law; Consent to Jurisdiction; Jury Trial.

A. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

B. Each Member hereby (i) submits to the non-exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Member at such Member’s last known address as set forth in the Company’s books and records, and (iv) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.9 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company. Notwithstanding any provision in this Agreement or any Membership Unit Designation to the contrary, including any provisions relating to amending this Agreement, the Members hereby acknowledge and agree that the Managing Member, without the approval of any other Member, may enter into side letters or similar written agreements with Members that are not Affiliates of the Managing Member or CLNS Credit, executed contemporaneously with the admission of such Member to the Company, which may have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement or any Membership Unit Designation, as negotiated with such Member and which the Managing Member in its sole and absolute discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, with respect to any period in which CLNS Credit has elected to be treated as a REIT for federal income tax purposes, to the extent that the amount paid, credited, distributed or reimbursed by the Company to any REIT Member or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Member (as determined for purposes of Code Section 856(c)(2) or Code Section 856(c)(3)), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the Managing Member in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Member shall not exceed the lesser of:

(i)	an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Member’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Member from sources other than those described in subsections (A) through (I) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

(ii)

an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Member’s total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Member from sources other than those described in subsections (A)

through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the Managing Member, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts should not adversely affect the REIT Member’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year if such carry over does not adversely affect the REIT Member’s ability to qualify as a REIT; provided, however, that such amounts shall not carry over for more than five Fiscal Years, and if not paid within such five Fiscal Year period, shall expire; and provided further that (i) as REIT Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Fiscal Year, such payments shall be applied to the earliest Fiscal Year first. The purpose of the limitations contained in this Section 15.11 is to prevent any REIT Member from failing to qualify as a REIT under the Code by reason of such REIT Member’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Company, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

Section 15.12 No Partition. No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.13 No Third-Party Rights Created Hereby. Other than as set forth in Section 7.7.I, the provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, Transferred or assigned by the Company or pledged or encumbered by the Company to secure any Debt or other obligation of the Company or any of the Members.

Section 15.14 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Membership Units any rights whatsoever as stockholders of CLNS Credit, including any right to receive dividends or other distributions made to stockholders of CLNS Credit or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of CLNS Credit or any other matter.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBERS:

COLONY NORTHSTAR CREDIT REAL ESTATE, INC.

By:
Name:
Title:

NRF RED REIT CORP.

By:
Name:
Title:

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2017 is 1.0 and (b) on January 1, 2018 (the “Company Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 REIT Shares issued and outstanding.

Example 1

On the Company Record Date, CLNS Credit declares a dividend on its outstanding REIT Shares in REIT Shares. The amount of the dividend is one REIT Share paid in respect of each REIT Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Company Record Date, CLNS Credit distributes options to purchase REIT Shares to all holders of its REIT Shares. The amount of the distribution is one option to acquire one REIT Share in respect of each REIT Share owned. The strike price is $4.00 a share. The Value of a REIT Share on the Company Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Company Record Date, CLNS Credit distributes assets to all holders of its REIT Shares. The amount of the distribution is one asset with a fair market value (as determined by the Managing Member) of $1.00 in respect of each REIT Share owned. It is also assumed that the assets do not relate to assets received by the Managing Member pursuant to a pro rata distribution by the Company. The Value of a REIT Share on the Company Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 - $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

A-1

EXHIBIT B: NOTICE OF REDEMPTION

Colony NorthStar Credit Real Estate, Inc.

c/o Colony NorthStar, Inc.

515 South Flower Street, 44th Floor

Los Angeles, CA 90071

The undersigned Member or Assignee hereby irrevocably tenders for Redemption Membership Common Units in Credit RE Operating Company, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Credit RE Operating Company, LLC, dated as of [            ], as amended (the “Agreement”), and the Redemption rights referred to therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Member or Assignee:

(a) undertakes (i) to surrender such Membership Common Units at the closing of the Redemption and (ii) to furnish to CLNS Credit, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 15.1.I of the Agreement;

(b) directs that the certified check representing the Cash Amount, or the REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that: (i) the undersigned Member or Assignee is a Qualifying Party; (ii) the undersigned Member or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Membership Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Member or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Membership Common Units as provided herein; (iv) the undersigned Member or Assignee, and the tender and surrender of such Membership Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Membership Common Units set forth in the Agreement; and (v) the undersigned Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Membership Common Units unless and until either (1) such Membership Common Units are acquired by CLNS Credit pursuant to Section 15.1.B of the Agreement or (2) such redemption transaction closes.

Dated:

Name of Member or Assignee:

Signature of Member or Assignee

B-1

Street Address City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by:

Issue Check Payable to (or shares in the name of):

B-2

EXHIBIT C: MEMBER NOTICE OF LTIP CONVERSION ELECTION

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert the number of LTIP Units in Credit RE Operating Company, LLC (the “Company”) set forth below into Membership Common Units in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of the Company, as amended; and (ii) directs that any cash in lieu of Membership Common Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights of interests of any other person or entity other than the Company; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with Company)

Number of LTIP Units to be Converted:

Date of this Notice:

(Signature of Holder: Sign Exact Name as Registered with Company)

(Street Address)

(City) (State) (Zip Code)

C-1

EXHIBIT D: COMPANY NOTICE OF LTIP CONVERSION ELECTION

Credit RE Operating Company, LLC (the “Company”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Membership Common Units in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of the Company, as amended.

Name of Holder:
(Please Print: Exact Name as Registered with Company)

Number of LTIP Units to be Converted:

Date of this Notice:

D-1

SCHEDULE I

MEMBERS AND CAPITAL ACCOUNTS

*	Schedule separately maintained by the Managing Member Sch. I-1

Schedule I-1

SCHEDULE II

SCHEDULE OF GROSS ASSET VALUES

*	Schedule separately maintained by the Managing Member Sch. II-1

Schedule II-1

EXHIBIT E(1)

Form of First Nova I Charter Amendment

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

SECOND ARTICLES OF AMENDMENT

NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to be executed in its name and on its behalf by its                     and attested to by its                      on this                 day of                     , 201    .

ATTEST:	NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Second Articles of Amendment]

EXHIBIT E(2)

Form of Second Nova I Charter Amendment

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The last sentence of Section 5.5 of Article V of the charter of the Corporation is hereby deleted in its entirety and the following is inserted in lieu thereof (text that would be added as a result of these Articles of Amendment is underlined below):

Distributions in kind shall not be permitted, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust (X) established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or (Y) established to own and liquidate the Assets of the Corporation that are required to be contributed to such a trust prior to the completion of a merger of the Corporation that is approved by the Stockholders in accordance with the terms of the Charter, or (iii) distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those Stockholders that accept such offer.

SECOND: The foregoing amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its                             and attested to by its                  on this                  day of                     , 201    .

ATTEST:	NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Articles of Amendment]

EXHIBIT F

Form of Nova II Charter Amendment

NORTHSTAR REAL ESTATE INCOME II, INC.

ARTICLES OF AMENDMENT

NorthStar Real Estate Income II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its                             and attested to by its                 on this         day of                     , 201    .

ATTEST:	NORTHSTAR REAL ESTATE INCOME II, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT G

Requisite Regulatory Approvals

None.

EXHIBIT H

Form of Stockholders Agreement

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of [    ], 201[    ], by and between Colony Capital Operating Company, LLC, a Delaware limited liability company (“Constellation OP”), and Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, pursuant to that certain Master Combination Agreement by and among (i) Constellation OP, the operating company of Colony NorthStar, Inc., a Maryland corporation (“Constellation”), (ii) NRF RED REIT Corp., a Maryland corporation and an indirect subsidiary of Constellation OP (“RED REIT”), (iii) NorthStar Real Estate Income Trust, Inc., a Maryland corporation, (iv) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership, (v) NorthStar Real Estate Income II, Inc., a Maryland corporation, (vi) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership, (vii) the Company, and (viii) Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Company OP”), dated as of August 25, 2017 (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Combination Agreement”), among other things, Constellation OP contributed the Constellation OP Contributed Entities (as defined in the Combination Agreement) to the Company in exchange for 44,399,444 shares of Class A Common Stock of the Company, par value $0.01 per share (“Class A Common Stock”);

WHEREAS, concurrently with the execution of this Agreement, the Company has exempted Constellation OP from the ownership limits set forth in the charter of the Company and established an Excepted Holder Limit (as such term is defined in the charter of the Company) for Constellation OP pursuant to Section 7.2.7 of charter of the Company; and

WHEREAS, Constellation OP and the Company desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) the governance and management of the Company and (b) other related matters with respect to the Company.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that in no event shall (a) any of the companies in which Constellation OP or any of its Affiliates own less than a majority of the outstanding equity or other ownership interests, or (b) the Company, any of its subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of Constellation OP for purposes of this Agreement; provided, further, that with respect to Constellation OP, in no event will any directors, officers or employees of Constellation or any of its Affiliates who are members of the Board of Directors be considered Affiliates of Constellation OP.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“Applicable Exchange” means the national securities exchange on which the Class A Common Stock trades or is quoted.

1

“Board of Directors” means the board of directors of the Company.

“Capital Stock” means any and all shares of stock of the Company.

“Class A Common Stock” has the meaning set forth in the Recitals hereto.

“Combination Agreement” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Preamble hereto.

“Company OP” has the meaning set forth in the Recitals hereto.

“Company OP Unit” means a common unit of membership interest of Company OP.

“Confidential Information” has the meaning set forth in Section 3.1.

“Constellation” has the meaning set forth in the Recitals hereto.

“Constellation OP” has the meaning set forth in the Preamble hereto.

“Constellation Shares” means the Shares owned of record or beneficially by Constellation OP and its Affiliates.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other non-voting member of such board).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Independent Directors” means members of the Board of Directors who are “independent” under the listing standards of the Applicable Exchange and under applicable rules of the SEC.

“Law” means any statue, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Other Constellation Funds” means, collectively, any other investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, branded, advised and/or managed by Constellation or any of its Affiliates, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with Constellation’s side-by-side or additional general partner investments with respect thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“RED REIT” has the meaning set forth in the Recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 or any successor federal statutes, and the rules and regulations of the SEC thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means all Capital Stock originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued or issuable upon the exercise, conversion or exchange of any securities that are directly or indirectly convertible into, or otherwise exchangeable for exercisable for, shares of Class A Common Stock.

2

Section 1.2 Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular including the plural, and in the plural include the singular, and (c) references to “party” shall mean a party to this Agreement.

ARTICLE II

GOVERNANCE

Section 2.1 Election of Directors to the Board of Directors. From the date of this Agreement and continuing until the later of (a) the two (2) year anniversary of the date of this Agreement and (b) the second (2nd) annual meeting of stockholders of the Company held after the date hereof, Constellation OP shall, and shall cause its Affiliates to, (i) cause the Constellation Shares to be present for purposes of establishing a quorum of the stockholders at any meeting of stockholders of the Company; provided that such meeting has been duly called, and proper notice has been given to Constellation OP, pursuant to and in accordance with the bylaws of the Company, and (ii) cause the Constellation Shares to be voted in favor of the director nominees recommended by the Board of Directors in the Company’s definitive proxy statement on Schedule 14A.

Section 2.2 Composition of Board. From the date of this Agreement and continuing until the later of (a) the two (2) year anniversary of the date of this Agreement and (b) the second (2nd) annual meeting of stockholders of the Company after the date hereof, Constellation OP shall, and shall cause its Affiliates to, each solely in its capacity as a stockholder of the Company, not take any action to change the composition of the Board of Directors from at least a majority of Independent Directors.

Section 2.3 Access to Information. From and after the date of this Agreement, and for so long as Constellation has one or more classes of securities registered pursuant to the Exchange Act and reports its ownership of Shares based on the equity method of accounting, the Company shall deliver to Constellation all information or documentation of the Company as may be requested, in the reasonable judgment of Constellation, in order for Constellation to satisfy or demonstrate compliance with any legal, regulatory or disclosure obligation of Constellation under the federal securities laws or otherwise.

Section 2.4 Press Releases; Other Filings. The Company shall cooperate with Constellation and its Affiliates, to the extent reasonably requested by Constellation or its Affiliates and solely to the extent related to the Company and its operations, in the preparation of Constellation’s press releases, public securities filings and related documents required under the Securities Act or the Exchange Act, as applicable, and such other documents that are prepared for dissemination to third-parties as reasonably requested by Constellation. Notwithstanding the foregoing, the Company will report and file quarterly and annual public filings required under the Securities Act or Exchange Act immediately prior to Constellation or any of its Affiliates. The parties shall reasonably cooperate with regard to the timing of any quarterly, annual or periodic filings that may contain financial information of the Company.

ARTICLE III

COVENANTS

Section 3.1 Confidentiality. Constellation OP shall keep confidential any and all confidential, proprietary or non-public information of or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or any of its subsidiaries, written or oral, obtained by Constellation OP in connection with its ownership of Constellation Shares and Company OP Units and its rights under this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except in furtherance of its rights and obligations under this Agreement) to unaffiliated third parties, except: (i) to officers, directors,

3

employees, agents, representatives or advisors of Constellation OP or its Affiliates who need to know such Confidential Information for any purpose contemplated under this Agreement or in connection with Constellation OP’s ownership of Shares and Company OP Units and who are informed of the confidential nature of the Confidential Information and are directed to fully observe the terms of this Section 3.1; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors; (iv) to governmental agencies or officials having jurisdiction over Constellation OP or its Affiliates; (v) in connection with (a) any governmental or regulatory filings made by Constellation or its Affiliates or (b) subject to an undertaking of confidentiality, non-disclosure and non-use, disclosure or presentations to investors of Constellation; (vi) to existing or prospective investors in Other Constellation Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use; (vii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between Constellation OP and the Company; (viii) as required by law or legal process to which Constellation OP or any person to whom disclosure is permitted hereunder is a party; or (ix) to the extent reasonably required in connection with the exercise of any remedy hereunder; provided, however, that with respect to clause (ix), it is agreed that, to the extent practicable and so long as not legally prohibited, Constellation OP will (w) provide the Company with written notice within a reasonable period of time of the existence, terms and circumstances surrounding the law or legal process requiring disclosure of such Confidential Information, (x) consult with the Company on the advisability of taking steps to resist or narrow such disclosure obligation, (y) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as Constellation OP is advised by counsel is legally required to be disclosed, and (z) cooperate, at the Company’s expense, with any action reasonably requested by the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is in the public domain at the time it is received by Constellation OP, (B) becomes public other than by reason of a disclosure by Constellation OP in breach of this Agreement, (C) was already in the possession of Constellation OP prior to the time it was received by Constellation OP from the Company or its Affiliates (unless such information was in the possession of Constellation OP or one of its Affiliates in a fiduciary capacity or under an obligation of confidentiality), (D) was obtained by Constellation OP from a third party and, to Constellation OP’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (E) was developed independently by Constellation OP without using or referring to any of the Confidential Information. The provisions of this Section 3.1 shall survive until one (1) year after such time as Constellation OP and its Affiliates cease to have a right to information under Section 2.3.

Section 3.2 Lock Up. (a) Constellation OP shall, and shall cause RED REIT to, enter into a customary lock-up agreement with the underwriters of any offering of Shares for a term not to extend beyond the one (1) year anniversary of the date of this Agreement, and (b) from the date of this Agreement until the one (1) year anniversary of the date of this Agreement, Constellation OP shall not, and shall cause its Affiliates not to, make any transfers of Company OP Units to non-Affiliates of Constellation OP unless such transfer is approved by a majority of the Board of Directors, including a majority of the Independent Directors; provided that no approval of the Board of Directors shall be required in connection with a transfer by operation of law or pursuant to a merger, sale of all or substantially all of the assets or similar fundamental transaction involving Constellation and/or Constellation OP; provided, further, that the foregoing shall not restrict any conversion of the Company OP Units to equity of the Company pursuant to the Company OP limited liability company agreement. Nothing in this Section 3.2 shall affect any limitations or conditions on the transfer of Company OP Units contained in the Company OP limited liability company agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendment and Waiver. This Agreement may not be amended, except by an agreement in writing, executed by each of Constellation OP and the Company, and compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective; provided that any material amendment or modification of

4

this Agreement, or waiver of any material provision of this Agreement by the Company, shall require the prior written approval of a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 4.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 4.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the agreements and other documents and instruments referred to herein, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 4.4 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement may be assigned, in whole or in part, by either party, and any such transfer or attempted transfer shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 4.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 4.6 Remedies.

(a) Each party hereto acknowledges that monetary damages may not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to seek an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 4.7 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given if personally delivered, electronic transmission or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

If to the Company:

Colony NorthStar Credit Real Estate, Inc.

c/o Constellation

515 South Flower Street

44th Floor

Los Angeles, CA 90071

Attention: Director, Legal Department

Email: ColonyLegal@clns.com

5

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20005

Attention:	David Bonser
Stacey McEvoy
Email:	david.bonser@hoganlovells.com
stacey.mcevoy@hoganlovells.com

If to Constellation OP:

Constellation OP

c/o Constellation

515 South Flower Street

44th Floor

Los Angeles, CA 90071

Attention: Director, Legal Department

Email: ColonyLegal@clns.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20005

Attention:	David Bonser
Stacey McEvoy
Email:	david.bonser@hoganlovells.com
stacey.mcevoy@hoganlovells.com

Notices will be deemed to have been received (a) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (b) on the date that is five (5) business days after dispatch by registered or certified mail.

Section 4.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions contemplated by this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, will be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN ANY STATE OR FEDERAL COURT

6

SITTING IN THE STATE OF MARYLAND. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 4.7. NOTHING IN THIS SECTION 4.8, HOWEVER, WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT WILL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(c) EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Section 4.9 Third Party Benefits. None of the provisions of this Agreement are for the benefit of, or shall be enforceable by, any third-party beneficiary unless specifically referenced herein.

Section 4.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.11 Termination. Except to the extent otherwise expressly provided herein, this Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that Constellation OP and its Affiliates (or its affiliated successors or permitted assigns) cease to own any Shares or Company OP Units received as consideration pursuant to the Combination Agreement.

Section 4.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[The remainder of this page has been intentionally left blank.]

7

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

COMPANY:

Colony NorthStar Credit Real Estate, Inc.

By:
Name:
Title:

CONSTELLATION OP:

Colony Capital Operating Company, LLC By: Colony NorthStar, Inc., its managing member

By:
Name:
Title:

EXHIBIT I

Form of Nova I Liquidating Trust Agreement

[            ] LIQUIDATING TRUST

AGREEMENT AND DECLARATION OF TRUST

THIS AGREEMENT AND DECLARATION OF TRUST is dated as of [            ], 201[        ], by and among NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), and [            ], [            ] and [            ] (collectively, and including any successors thereto, the “Trustees”).

WHEREAS, the Company’s Board of Directors (the “Board”) and the Company’s stockholders have approved the merger (the “Company Merger”) of the Company with and into Colony NorthStar Credit Real Estate, Inc. (“Newco”), a Maryland corporation, and the other transactions contemplated by the Master Combination Agreement, dated as of August 25, 2017 (the “Combination Agreement”), by and among the Company, NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of the Company (“Company OP”), Colony Capital Operating Company, LLC, a Delaware limited liability company (“Constellation OP”) and the operating company of Colony NorthStar, Inc., a Maryland corporation (“Constellation”), NRF RED REIT Corp., a Maryland corporation and an indirect subsidiary of Constellation OP (“RED REIT”), NorthStar Real Estate Income II, Inc., a Maryland corporation (“Nova II”), NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Nova II (“Nova II OP”), Newco, and Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Newco (“Newco OP”), which other transactions include a plan for the distribution to Nova I stockholders prior to the Company Merger of the assets of Company not transferred to Newco in the Company Merger in accordance with Maryland law (the “Plan”);

WHEREAS, the Plan provides, among other things, that prior to consummation of the Company Merger, Company OP will distribute the Retained Asset (as defined herein) to the Company and the Company will transfer the Retained Asset to a limited liability company formed to hold, service and receive the proceeds of any sale of the Retained Asset;

WHEREAS, the Company has organized [            ], a Delaware limited liability company (“Holdco”), to serve as the limited liability company described above and has contributed the Retained Asset to Holdco;

WHEREAS, Holdco has previously issued units of membership interests (the “Holdco Units” to its sole member, the Company;

WHEREAS, the Plan further provides, among other things, that prior to consummation of the Company Merger, the Company will transfer the Holdco Units to a liquidating trust for the benefit of the Company’s stockholders (such transfer, the “Grant”);

WHEREAS, the statutory trust (the “Trust”) created by the filing of a certificate of trust with the State Department of Assessments and Taxation of the State of Maryland under Section 12-204 of the Maryland Statutory Trust Act (the “Maryland Act”) is intended to be such liquidating trust, with the Trustees serving as the initial trustees; and

WHEREAS, following the Grant, the Trustees shall administer the Trust pursuant to the terms of this Agreement in order to liquidate the Retained Asset and, upon satisfaction of all related liabilities and obligations, to distribute the residue of the proceeds of the liquidation in accordance with the terms hereof.

NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

NAMES; DEFINITIONS; PRINCIPAL OFFICE; RESIDENT AGENT

Section 1.01 Name. The Trust shall be known as “[            ] Liquidating Trust.”

Section 1.02 Defined Terms. Terms used but not otherwise defined in this Agreement shall be defined as follows unless the context otherwise requires:

(a) “Affiliate” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

(b) “Advisor” means [[            ] Liquidating Trust Advisor LLC].

(c) “Agreement” shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(d) “Beneficial Interest” shall mean each Beneficiary’s proportionate share of the Trust Assets determined by the ratio of the number of Units held by such Beneficiary to the total number of Units held by all Beneficiaries.

(e) “Beneficiary” shall mean each holder of Units.

(f) “Board” shall have the meaning given to such term in the Recitals.

(g) “Code” shall have the meaning given to such term in Section 2.02(c).

(h) “Combination Agreement” shall have the meaning given to such term in the Recitals.

(i) “Company” shall have the meaning given to such term in the Recitals.

(j) “Company Merger” shall have the meaning given to such term in the Recitals.

(k) “Company OP” shall have the meaning given to such term in the recitals.

(l) “Constellation” shall have the meaning given to such term in the recitals.

(m) “Grant” shall have the meaning given to such term in the Recitals.

2

(n) “Grant Date” shall mean the date of this Agreement.

(o) “Holdco” shall have the meaning given to such term in the Recitals.

(p) “Holdco Assets” shall mean all the property (real, personal, tangible or intangible) held from time to time by Holdco, which shall consist of the Holdco Subsidiary Interests, the Retained Asset, and all dividends, distributions, rents, royalties, income, payments and recoveries of claims, proceeds and other receipts of, from, or attributable to such assets, less any of the foregoing utilized by Holdco to pay expenses of the Holdco, the Trust, or the Holdco Subsidiaries, satisfy Liabilities of Holdco, the Trust, or the Holdco Subsidiaries or to make distributions to the Trust.

(q) “Holdco Units” shall have the meaning given to such term in the Recitals.

(r) “Holdco LLC Agreement” means the amended and restated operating agreement of Holdco, as it may be amended from time to time.

(s) “Holdco Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity directly or indirectly owned by Holdco.

(t) “Holdco Subsidiary Interests” means the outstanding equity interests in any Holdco Subsidiary.

(u) “Indemnified Person” shall have the meaning given to such term in Section 8.05.

(v) “Independent Trustees” means [            ] and [            ] and any other individual who hereafter becomes a Trustee and who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or any of their Affiliates, (ii) employment by the Advisor or any of their Affiliates, (iii) service as an officer or director of the Advisor or any of their Affiliates, (iv) performance of services, other than as a Trustee, for the Trust, Holdco, or any of its Subsidiaries, (v) service as a director or trustee of more than three real estate investment trusts organized by or advised by any Affiliate of the Advisor, or (vi) maintenance of a material business or professional relationship with Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the Trustee from the Advisor and its Affiliates exceeds five percent of either the Trustee’s annual gross revenue during either of the last two years or the Trustee’s net worth on a fair market value basis. An indirect association with the Advisor shall include circumstances in which a Trustee’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Advisor or any of its Affiliates.

(w) “Liabilities” shall mean all taxes, tax audits and any findings arising from, in connection with or relating thereto, liens, penalties, interest, costs and expenses, unsatisfied debts, damages, losses, claims, liabilities, commitments, suits and any other obligations, whether contingent or fixed or otherwise.

3

(x) “Maryland Act” shall have the meaning given to such term in the Recitals.

(y) “Newco” shall have the meaning given to such term in the Recitals.

(z) “Newco OP” shall have the meaning given to such term in the Recitals.

(aa) “Nova II” shall have the meaning given to such term in the Recitals.

(bb) “Nova II OP” shall have the meaning given to such term in the Recitals.

(cc) “Person” shall mean an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, a joint venture, any unincorporated organization, or a government or political subdivision thereof.

(dd) “Plan” shall have the meaning given to such term in the Recitals.

(ee) “RED REIT” shall have the meaning given to such term in the Recitals.

(ff) “Retained Asset” shall mean all of the Company’s right, title and interest in and to the asset described on Schedule A hereto held by Holdco immediately prior to the date of this Agreement.

(gg) “Shares” shall mean the shares of common stock, $0.01 par value per share, of the Company.

(hh) “Stockholders” shall mean the holders of record of the outstanding Shares of the Company immediately prior to the effective time of the Company Merger.

(ii) “Trust” shall have the meaning given to such term in the Recitals.

(jj) “Trust Assets” shall mean all the property (real, personal, tangible or intangible) held from time to time by the Trust and administered by the Trustees under this Agreement, which shall consist of the Holdco Units and all dividends, distributions, rents, royalties, income, payments and recoveries of claims, proceeds and other receipts of, from, or attributable to such assets, less any of the foregoing utilized by the Trustees to pay expenses of the Trust, satisfy Liabilities of the Trust or to make distributions to the Beneficiaries pursuant to the terms and conditions hereof.

(kk) “Trustees” shall have the meaning given to such term in the Recitals.

(ll) “Trust Subsidiary” means each of Holdco and each Holdco Subsidiary.

(mm) “Units” shall have the meaning given to such term in Section 3.01(a).

Section 1.03 Principal Office in State of Maryland; Resident Agent; Additional Offices. The principal office of the Trust in the State of Maryland shall be located at such place as the Trustees may designate. The address of the principal office of the Trust in the State of Maryland as of the Grant Date is c/o [            ]. The name and address of the resident agent of the Trust are [            ]. The resident agent is a Maryland corporation. The Trust may have additional offices, including a principal executive office, at such places as the Trustees may from time to time determine or the business of the Trust may require.

4

ARTICLE II

NATURE OF THE TRUST

Section 2.01 Bill of Sale, Assignment, Acceptance and Assumption Agreement; Instruments of Further Assurance. On the Grant Date, prior to the effective time of the Company Merger, the Company and the Trust shall execute a Bill of Sale, Assignment, Acceptance and Assumption Agreement conveying the Holdco Units to the Trust, a copy of which is attached as Appendix A hereto (such conveyance, the “Grant”). The Company or its successor in the Company Merger will, upon reasonable request of the Trustees, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out effectively the purposes of this Agreement, to confirm or effectuate the transfer to the Trustees of any property intended to be covered hereby, and to vest in the Trustees and its successors and assigns, the estate, powers, instruments or funds in trust hereunder.

Section 2.02 Purpose of Trust.

(a) The Trust is organized for the sole purpose of liquidating the Retained Asset and, in connection therewith, holding the Holdco Units, acting as the managing member of Holdco and causing Holdco and any Holdco Subsidiaries to own, hold, service and receive the proceeds of any sale of the Trust Assets and the Holdco Assets for the ultimate purpose of liquidating the Trust Assets and the Holdco Assets and distributing the net proceeds of the Trust Assets and the Holdco Assets to the Beneficiaries, with no objective to continue or engage in the conduct of a trade or business or cause Holdco or any Holdco Subsidiary to continue or engage in the conduct of a trade or business, except as necessary for the orderly liquidation of, and preservation or realization of the value of, the Trust Assets and the Holdco Assets.

(b) In connection with the foregoing, the Trustees will (i) take such actions as they deem necessary or appropriate to carry out the purpose of the Trust and facilitate the holding, servicing, collection of principal and interest payments received in respect of, and receipt of the proceeds of any sale of the Trust Assets and the Holdco Assets, (ii) protect, conserve and manage the Trust Assets and the Holdco Assets in accordance with the terms and conditions hereof, and (iii) distribute the net proceeds of the Trust Assets and the Holdco Assets in accordance with the terms and conditions hereof.

(c) It is intended that, for federal, state and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law, and the Beneficiaries shall be treated as the owners of their respective share of the Trust pursuant to Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous provision of state or local law, and shall be taxed on their respective share of the Trust’s taxable income (including both ordinary income and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustees shall file all tax returns required to be filed with any governmental agency consistent with this position, including, but not limited to, any returns required of grantor trusts pursuant to Treasury Regulation Section 1.671-4(a).

5

Section 2.03 No Reversion to the Company. In no event shall any part of the Trust Assets revert to or be distributed to the Company or its successor in the Company Merger.

Section 2.04 Payment of Trustee Liabilities. If any Liability is asserted against any Trustee as a result of the Grant, the Trustees may use such part of the Trust Assets or the Holdco Assets as may be necessary in contesting any such Liability or in payment thereof, and in no event shall the Trustees, Beneficiaries, officers, manager, Advisor or agents of the Trust or any subsidiary of the Trust be personally liable, nor shall resort be had to the private property of such Persons, in the event that the Trust Assets and the Holdco Assets are not sufficient to satisfy the Liabilities of the Trust.

Section 2.05 Management of Subsidiaries.

(a) Subject to the terms of any agreements governing the management and operation of any Trust Subsidiary, including, without limitation, with respect to obligations of the directors, officers, managers, partners or members of any such entity to act in the best interests of the Trust Subsidiary and the equity holders, partners or members of such Trust Subsidiary, the Trustees shall take such actions with respect to the Trust’s direct or indirect interest in each Trust Subsidiary (whether in connection with the Trust’s position as direct or indirect equity owner, partner, member or manager, or as a director, officer, employee or agent of such Trust Subsidiary), and shall, subject to any obligations to any other equity owners, partners or members of a Trust Subsidiary, cause each Trust Subsidiary to take such actions, as are consistent with the purposes and provisions of the Trust and this Agreement.

(b) The Trustees shall, to the extent not done on or prior to the Grant Date, and to the extent deemed necessary or desirable by the Trustees, amend, or cause to be amended, the operating agreements and other governing documents of each Trust Subsidiary and take such other action to provide that the purpose of such entity is substantially the same as that set forth in Section 2.02, including no objective to continue or engage in the conduct of a trade or business (other than as necessary to realize or preserve the value of its assets) and the expeditious but orderly disposition and distribution of its assets; provided that it shall not be inconsistent with the provisions of this paragraph for any Trust Subsidiary to continue to engage in a trade or business following such time as the Trust has sold all of its interests in such Trust Subsidiary in furtherance of the Plan.

(c) The Trustees shall cause each Trust Subsidiary to distribute to the Trust and to such Trust Subsidiary’s other equity owners, partners or members, if any, in accordance with the governing documents of such Trust Subsidiary, on or before each distribution provided for in Section 5.06 and Section 5.07 such portion of its cash as is deemed necessary by the Trustees to make such distribution pursuant to Section 5.06 or Section 5.07.

(d) The Trustees may serve as partners, members, directors, officers, employees or agents of a Trust Subsidiary.

Section 2.06 Management Services Agreement. Concurrently with the Grant, the Trust and Holdco will enter into a management services agreement with the Advisor to service and assist in the sale of the Retained Asset and to provide administrative services to the Trust and the Trust Subsidiaries, on such terms and conditions as may be approved by the Trustees.

6

ARTICLE III

BENEFICIAL INTERESTS

Section 3.01 Beneficial Interests.

(a) Pursuant to the Plan, immediately prior to the effective time of the Company Merger, the Company will distribute to each record owner of outstanding Shares one unit of Beneficial Interest (a “Unit”) in the Trust for each Share then held of record by such Stockholder. Following this distribution, each Beneficiary shall have a pro rata undivided beneficial interest in the Holdco Units and any other Trust Assets equal to the number of Units held by such Beneficiary divided by the total number of Units held by all Beneficiaries.

(b) The rights of Beneficiaries in, to and under the Trust Assets and the Trust shall not be represented by any form of certificate or other instrument, and no Beneficiary shall be entitled to such a certificate. The Trustees shall maintain, or cause to be maintained, a record of the name and address of each Beneficiary and the aggregate number of Units held by such Beneficiary.

(c) If any conflicting claims or demands are made or asserted with respect to the ownership of any Units, or if there is any disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of any Beneficiary resulting in adverse claims or demands being made in connection with such Units, then, in any of such events, the Trustees shall be entitled, at their sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustees may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustees shall not be or become liable to any of such parties for its failure or refusal to comply with any of such conflicting claims or demands or to take any other action with respect thereto, nor shall the Trustees be liable for interest on any funds which it may so withhold. Notwithstanding anything to the contrary set forth in this Section 3.01(c), the Trustees shall be entitled to refrain and refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, (ii) all differences have been adjusted by valid written agreement between all of such parties, and the Trustees shall have been furnished with an executed counterpart of such agreement, or (iii) there is furnished to the Trustees a surety bond or other security satisfactory to the Trustees, as they shall deem appropriate, to fully indemnify them as between all conflicting claims or demands.

Section 3.02 Rights of Beneficiaries. Each Beneficiary shall be entitled to participate in the rights and benefits due to a Beneficiary hereunder according to the Beneficiary’s Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of each Beneficiary hereunder is declared, and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary’s Beneficial Interest shall pass as personal property to the Beneficiary’s legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall

7

have no title to, right to, possession of, management of, or control of, any of the Trust Assets except the right to receive distributions of the net proceeds thereof as, when, and if made as expressly provided herein. No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any right of dower, homestead, or inheritance, or of partition, or of any other right, statutory or otherwise, in any of the Trust Assets.

Section 3.03 Limitations on Transfer. THE BENEFICIAL INTEREST OF A BENEFICIARY MAY NOT BE TRANSFERRED OTHER THAN BY WILL, INTESTATE SUCCESSION OR OPERATION OF LAW; provided that a Beneficiary shall be allowed to assign or transfer a Beneficial Interest held by a tax-qualified employee retirement plan or account (including a regular IRA, a Keogh plan or a 401(k) plan) to the plan participant or account owner, but only if and to the extent that (a) a distribution from the plan or account is required to be made in order to satisfy the required minimum distribution (“RMD”) provisions applicable to such plan or account, and (b) such RMD requirements cannot be satisfied by distributing other assets from such plan or account, or from other accounts of such account owner; and further provided, that the executor or administrator of the estate of a Beneficiary may mortgage, pledge, grant a security interest in, hypothecate or otherwise encumber, the Beneficial Interest held by the estate of such Beneficiary if necessary in order to borrow money to pay estate, succession or inheritance taxes or the expenses of administering the estate of the Beneficiary, upon written notice to and upon written consent of the Trustees, which consent may be withheld in the Trustees’ sole discretion. Furthermore, except as may be otherwise required by law, the Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such interests be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary. The interest of a Beneficiary shall be paid by the Trustees to the Beneficiary free and clear of all assignments, attachments, anticipations, levies, executions, decrees and sequestrations and shall become the property of the Beneficiary only when actually received by such Beneficiary.

Section 3.04 Trustees as Beneficiary. The Trustees, either individually or in a representative or fiduciary capacity, may be a Beneficiary to the same extent as if they were not the Trustees hereunder and shall have all rights of a Beneficiary, including, without limitation, the right to vote and to receive distributions, to the same extent as if they were not the Trustees hereunder.

ARTICLE IV

DURATION AND TERMINATION OF THE TRUST

Section 4.01 Duration. The existence of the Trust shall terminate upon the earliest of (1) the liquidation and distribution of the net proceeds of all of the Trust Assets and Holdco Assets as provided in Section 5.07, or (2) the expiration of a period of three years from the Grant Date. Notwithstanding the foregoing, the Trustees may continue the existence of the Trust beyond the three-year term if the Trustees reasonably determine that an extension is necessary to fulfill the purposes of the Trust.

Section 4.02 Other Obligations of Trustees upon Termination. Upon termination of the Trust, the Trustees shall provide for the retention of the books, records, lists of holders of Units, and files which shall have been delivered to or created by the Trustees, the Advisor, or their

8

respective agents. At the Trustees’ discretion, all of such records and documents may be destroyed at any time after six years following the final distribution with respect to the Holdco Assets. Except as otherwise specifically provided herein, upon the final distribution with respect to the Holdco Assets, the Trustees shall have no further duties or obligations hereunder; provided, that the Trustees shall execute and deliver such other instruments and agreements as shall be reasonably necessary to effect the termination of the Trust.

ARTICLE V

ADMINISTRATION OF TRUST ASSETS

Section 5.01 Sale of Holdco Assets and Trust Assets. Subject to the terms and conditions of this Agreement and the Holdco LLC Agreement, the Trustees shall cause Holdco and the Holdco Subsidiaries to hold and service the Retained Asset with the objective of realizing the value of the Retained Asset for the benefit of the members of Holdco and the Beneficiaries. Subject to the terms and conditions of this Agreement and the Holdco LLC Agreement, the Trustees may, and may cause the Trust, in its capacity as managing member of Holdco to, at such times as they deem appropriate, in their discretion, collect, liquidate, reduce to cash, transfer, assign, or otherwise dispose of all or any part of the Holdco Assets or the Trust Assets as they deem appropriate at public auction or at private sale for cash, securities or other property, or upon credit (either secured or unsecured as the Trustee shall determine). The Trustees shall make appropriate efforts to dispose of the Holdco Assets and the Trust Assets, make timely distributions and not unduly prolong the duration of the Trust.

Section 5.02 Efforts to Resolve Claims and Liabilities. Subject to the terms and conditions of this Agreement, the Trustees shall make appropriate efforts to resolve any contingent or unliquidated claims and outstanding contingent Liabilities for which the Trust or any Trust Subsidiary may be responsible, administer and dispose of the Holdco Assets and the Trust Assets as contemplated in the Holdco LLC Agreement and this Agreement, make timely distributions to the members of Holdco and the Beneficiaries, and not unduly prolong the duration of the Trust.

Section 5.03 Continued Collection of Trust Assets. All property that is determined to be a part of the Trust Assets shall continue to be collected by the Trustees and held as a part of the Trust. The Trustees shall hold the Trust Assets without being obligated to provide for or pay any interest thereon to any Beneficiary, except to the extent of such Beneficiary’s share of interest actually earned by the Trust after payment of the Trust’s liabilities and expenses as provided in Section 5.05.

Section 5.04 Restriction on Trust Assets. The Trust shall not receive, or permit any Trust Subsidiary to receive, transfers of, and shall cause to be distributed, any assets prohibited by Revenue Procedure 82-58, 1982-2 C.B. 847 (as amplified by Revenue Procedure 91-15, 1991-1 C.B. 484), as the same may be further amended, supplemented, or modified, including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents 80% or more of the stock of such issuer, or any general or limited partnership interest, it being understood that the interests in the Trust Subsidiaries do not constitute any such assets. The Trustees shall not retain cash in excess of a reasonable amount to meet expenses and Liabilities of the Trust and the Trust Assets.

9

Section 5.05 Payment of Expenses and Liabilities. The Trustees shall pay from the Trust Assets all expenses and Liabilities of the Trust and of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the costs, charges, and expenses connected with or growing out of the execution or administration of the Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustees.

Section 5.06 Interim Distributions. At such times as may be determined in their sole discretion, the Trustees shall cause Holdco to distribute to the Trust (as the holder of the Holdco Units), and upon receipt by the Trust of such distribution, the Trustees shall distribute, or cause to be distributed, to the Beneficiaries, in proportion to the number of Units held by each Beneficiary on the record date for such distribution as determined by the Trustees in their sole discretion, such cash or other property comprising a portion the Trust Assets as the Trustees may in their sole discretion determine may be distributed.

Section 5.07 Final Distribution. If the Trustees determine that the Liabilities and all other claims, expenses, charges, and obligations of the Trust and the Trust Subsidiaries have been paid or discharged, and all Trust Assets have been liquidated, the Trustees shall, as expeditiously as is consistent with the conservation and protection of the Holdco Assets and the Trust Assets, cause Holdco to distribute to the Trust (as the holder of the Holdco Units) the remaining Holdco Assets, if any, and upon receipt by the Trust of such distribution, the Trustees shall distribute the amounts so received to the Beneficiaries in proportion to the number of Units held by each Beneficiary.

Section 5.08 Reports to Beneficiaries.

(a) As soon as practicable after the Grant Date, the Trustees will mail to each Beneficiary a notice indicating how many Units such person beneficially owns and the Trustees’ addresses and other contact information.

(b) As soon as practicable after the end of each fiscal year of the Trust on a timeline as though the Trust were a non-accelerated filer of reports under the Securities Exchange Act of 1934, the Trust shall file an annual report under the cover of Form 10-K with the Commission showing the assets and liabilities of the Trust at the end of the applicable calendar year and the receipts and disbursements of the Trust for such period covered by the report. The annual report also will describe the changes in the assets of the Trust and the actions taken by the Trustees during such period covered by the report. The financial statements contained within such annual report need not be audited but will be prepared on a liquidation basis in accordance with generally accepted accounting principles. The Trust also will file interim reports on Form 8-K with the Commission whenever an event occurs for which a Form 8-K is required to be filed for the Trust or whenever, in the opinion of the Trustees, in their discretion, any other material event relating to the Trust or its assets has occurred.

10

(c) The tax year and the fiscal year of the Trust shall end on December 31 of each year.

Section 5.09 Federal Income Tax Information. As soon as practicable after the close of each tax year, the Trustees shall mail to each Person who was a Beneficiary during such year, a statement showing, on a per Unit basis, the information necessary to enable a Beneficiary to determine its taxable income (if any) from the Trust as determined for federal income tax purposes. In addition, after receipt of a request in good faith, the Trustees shall furnish to any Person who has been a Beneficiary at any time during the preceding year, at the expense of such Person and at no cost to the Trust, a statement containing such further tax information as is reasonably available to the Trustees and reasonably requested by such Person.

Section 5.10 Books and Records. The Trustees shall maintain in respect of the Trust and the holders of Units books and records relating to the Trust Assets and the income and liabilities of the Trust in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof in accordance with this Article V and to comply with applicable law. Such books and records shall be maintained on a basis or bases of accounting necessary to facilitate compliance with the tax reporting requirements of the Trust and the reporting obligations of the Trustees under Section 5.08. Nothing in this Agreement requires the Trustees to file any accounting or seek approval of any court with respect to the administration of the Trust or as a condition for making any payment or distribution out of the Trust Assets. Beneficiaries and their agents shall be entitled, upon 30 days’ prior written notice delivered to the Trustees, to inspect and copy (at their own expense) during normal business hours the following (and only the following) documents, solely to the extent that such documents are not publicly available on the website of the Commission: (i) this Agreement and all amendments hereto; (ii) minutes of the proceedings (if any) of the Beneficiaries; (iii) an annual statement of affairs (which may be the annual report contemplated by Section 5.08(a)); and (iv) any voting trust agreements on file at the Trust’s principal office; provided that, if so requested, such Beneficiaries shall have entered into a confidentiality agreement satisfactory in form and substance to the Trustees

Section 5.11 Appointment of Agents, etc.

(a) The Trustees shall be responsible for the general policies of the Trust and for the general supervision of the activities of the Trust and Trust Subsidiaries conducted by all agents, officers, employees, advisors or managers of the Trust or any of the Trust Subsidiaries. The Trustees shall have the power to appoint, employ or contract with any Person or Persons as the Trustees may deem necessary or proper for the transaction of all or any portion of the activities of the Trust, including appointment of officers of the Trust and the Trust Subsidiaries and the retention of the Advisor under a management services agreement, as contemplated by Section 2.06. For purposes of this Agreement, the Advisor shall be deemed to be an agent of the Trust.

(b) The Trustees shall have the power to determine the terms and compensation of any Person with whom it may contract pursuant to Section 5.11(a).

11

(c) The Trustees shall not be required to administer the Trust as their sole and exclusive function and the Trustees may have other business interests and may engage in other activities similar or in addition to those relating to the Trust, including in competitive business interests, including, without limitation, the rendering of advice or services of any kind to investors or any other Persons and the management of other investments, subject to the Trustees’ obligations under this Agreement and applicable law.

ARTICLE VI

BOARD OF TRUSTEES

Section 6.01 Board of Trustees. The Trust and its affairs shall be governed, managed and administered by a Board of Trustees. References in this Agreement to the “Trustees” shall constitute references to the Board of Trustees acting as described in this Article VI, unless the context otherwise requires.

Section 6.02 Number and Qualification of Trustees.

(a) Subject to the provisions of Section 6.03 relating to the period pending the appointment of a successor Trustee, there shall be three Trustees of this Trust comprising the Board of Trustees, who shall be citizens and residents of, or a corporation or other entity which is incorporated or formed under the laws of, a state of the United States and, if a corporation, it shall be authorized to act as a corporate fiduciary under the laws of the State of Maryland or such other jurisdiction as shall be determined by the Trustee in its sole discretion. The number of Trustees may be increased or decreased from time to time by the Trustees, provided that there shall never be fewer than one Trustee.

(b) If a corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate trustee shall be deemed to be a continuing entity and shall continue to act as a trustee hereunder with the same liabilities, duties, powers, titles, discretions, and privileges as are herein specified for a Trustee.

(c) A majority of the Trustees shall be Independent Trustees; provided that, if one or more Independent Trustees shall resign or be removed, and pending the filling of the vacancy or vacancies created by such resignation or removal less than a majority of the Trustees are Independent Trustees, the failure of a majority of the Trustees to be Independent Trustees shall not affect the validity of any action taken by the Trustees.

Section 6.03 Resignation and Removal. Any Trustee may resign and be discharged from the Trust by giving written notice to the other Trustees. Such resignation shall become effective on the date specified in such notice. Any Trustee may be removed at any time, with or without cause, by Beneficiaries holding in the aggregate more than two-thirds of the total Units held by all Beneficiaries at a meeting of the Beneficiaries duly called for such purpose.

Section 6.04 Appointment of Successor. If at any time a Trustee resigns or is removed, dies, becomes mentally incompetent or physically incapable of performing such Trustee’s responsibilities hereunder (as determined by the other Trustees), or is adjudged bankrupt or insolvent, unless the remaining Trustees (if any) shall decrease the number of Trustees

12

comprising the Board of Trustees pursuant to Section 6.02 hereof, or in the event the number of Trustees comprising the Board of Trustees shall be increased pursuant to Section 6.02 hereof, a vacancy shall be deemed to exist and a successor shall be appointed by action of a majority of the remaining Trustees (if any). If (i) such a vacancy is not filled by the remaining Trustees within ninety (90) days, and the remaining Trustees, if any, have notified the Beneficiaries of their inability to fill such vacancy or (ii) there is no remaining Trustee, then the Beneficiaries may, pursuant to Article XII hereof, call a meeting to appoint a successor Trustee or successor Trustees. At such meeting, holders of a majority of the outstanding Units shall constitute a quorum and a successor Trustee or successor Trustees shall be appointed by Beneficiaries holding Units representing a majority of the total Units present at the meeting, in person or by proxy, with each Unit being entitled to be voted with respect to each vacancy to be filled at such meeting. Pending the appointment of a successor Trustee, the remaining Trustee or Trustees then serving may continue to take all actions that may be taken by the Trustees hereunder.

Section 6.05 Acceptance of Appointment by Successor Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file one counterpart with the books and records of the Trust and, in case of a resignation, deliver one counterpart to the resigning Trustee. Thereupon such successor Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Trust hereunder with like effect as if originally named therein.

Section 6.06 Required Approval for Action by Trustees. At any time there is more than one Trustee, all action required or permitted to be taken by the Trustees, in their capacity as Trustees, shall be taken by approval, consent, vote or resolution, including by written consent, authorized by at least a majority of all of the Trustees.

Section 6.07 Compensation; Expense Reimbursement. The Independent Trustees shall be entitled to receive compensation for their services as Trustees [comparable to/not in excess of] that paid by the Company to its independent directors prior to the Company Merger, consisting of reasonable meeting fees or quarterly or annual retainer fees or a combination of such fees, as determined by the Trustees. Each Trustee shall be reimbursed from the Trust Assets or the Holdco Assets for all expenses reasonably incurred, and appropriately documented, by such Trustee in the performance of that Trustee’s duties in accordance with this Agreement.

ARTICLE VII

POWERS OF AND LIMITATIONS ON THE TRUSTEES

Section 7.01 Limitations on Trustees. The Trustees shall not cause or permit the Trust, and shall not cause or permit any Trust Subsidiary, to enter into or engage in any trade or business except as necessary to carry out the purposes of the Trust. In no event shall the Trustees take any action which would jeopardize the status of the Trust as a “liquidating trust” for federal, state or local income tax purposes within the meaning of Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law. The Trustees shall not invest any of the cash held as Trust Assets in securities of any other Person, except that the Trustees may invest in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which mature not later than one year from the date of acquisition thereof, (ii) money market deposit accounts, checking accounts, savings accounts, or certificates of

13

deposit, or other time deposit accounts which mature not later than one year from the date of acquisition thereof which are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof, or (iii) other temporary investments not inconsistent with the Trust’s status as a liquidating trust for tax purposes.

Section 7.02 Specific Powers of Trustees. Subject to the provisions of the terms and conditions of this Agreement, the Trustees shall have the following specific powers in addition to any and all powers conferred upon them by any other Section or provision of this Agreement or any laws of the State of Maryland; provided that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustees to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustees may deem necessary or appropriate to conserve and protect the Trust Assets and the Holdco Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(a) to determine the nature and amount of the consideration to be received with respect to the sale or other disposition of, or the grant of interest in, the Trust Assets and/or the Holdco Assets;

(b) to collect, liquidate, finance or refinance or otherwise convert into cash, or such other property as it deems appropriate, all property, assets and rights in the Trust Assets and/or the Holdco Assets, and to pay, discharge, and satisfy all other claims, expenses, charges, Liabilities and obligations existing with respect to the Trust Assets, the Holdco Assets, the Trust or the Trustees;

(c) to elect, appoint, engage, retain or employ any Persons as officers, agents, representatives, employees or independent contractors (including without limitation investment advisors, accountants, transfer agents, attorneys-at-law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay reasonable compensation from the Trust Assets or the Holdco Assets for services in as many capacities as such Person may be so elected, appointed, engaged, employed or retained, to prescribe the titles, powers and duties, terms of service and other terms and conditions of the election, appointment, engagement, employment or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustees to officers, agents, representatives, independent contractors, employees or other Persons, including, without limitation, the retention of Advisor and its affiliates to provide various services to the Trust and the Subsidiaries owned by it consistent with the types of services and compensation terms previously applicable to the Company prior to the formation of the Trust, plus a disposition fee with respect to the sale or other disposition of the Trust Assets and/or the Holdco Assets;

(d) to retain and set aside such funds out of the Trust Assets or the Holdco Assets as the Trustees shall deem necessary or expedient to pay, or provide for the payment of (i) unpaid claims, Liabilities of the Trust or any Trust Subsidiary; and (ii) the expenses of administering the Trust Assets;

14

(e) to do and perform any and all acts necessary or appropriate for the conservation, protection and realization of value of the Trust Assets and the Holdco Assets, including acts or things necessary or appropriate to maintain the Trust Assets and the Holdco Assets held by the Trustees pending sale or disposition thereof or distribution thereof to the Beneficiaries;

(f) to institute, defend, settle or otherwise resolve actions, judgments or claims for declaratory relief or other actions, judgments or claims and to take such other action, in the name of the Trust or any Subsidiary owned by it or as otherwise required, as the Trustees may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets or the Holdco Assets;

(g) to determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as it deems necessary or appropriate;

(h) to cancel, terminate or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust Assets or the Holdco Assets, and to execute new instruments, contracts, agreements, obligations or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of the Trust;

(i) in the event any of the property which is or may become a part of the Trust Assets or the Holdco Assets is situated in any state or other jurisdiction in which the Trustees are not qualified to act as Trustees, to nominate and appoint an individual or corporate trustee qualified to act in such state or other jurisdiction in connection with the property situated in that state or other jurisdiction as a trustee of such property and require from such trustee such security, if any, as may be designated by the Trustees, which, in the sole discretion of the Trustees may be paid out of the Trust Assets or the Holdco Assets. The trustee so appointed shall have all the rights, powers, privileges and duties and shall be subject to the conditions and limitations of the Trust, except as limited by the Trustees and except where the same may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary). Such trustee shall be answerable to the Trustees herein appointed for all monies, assets and other property which may be received by it in connection with the administration of such property. The Trustees hereunder may remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Trustees of a written instrument declaring such trustee removed from office, and specifying the effective date of removal;

(j) to cause any investments of any part of the Trust Assets or the Holdco Assets to be registered and held in its name or in the names of a nominee or nominees without increase or decrease of liability with respect thereto;

(k) to (i) terminate and dissolve any entities owned by the Trust or any Trust Subsidiary and (ii) form any new entities to be owned by the Trust or any Trust Subsidiary, provided that the interests in any such newly formed entities would not constitute assets prohibited by Revenue Procedure 82-58, 1982-2 C.B. 847 (as amplified by Revenue Procedure 91-15, 1991-1 C.B. 484), as the same may be further amended, supplemented, or modified;

15

(l) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets or the Holdco Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement; and

(m) adopt Bylaws not inconsistent with this Agreement providing for the conduct of the business of the Trust and to amend and repeal them.

Section 7.03 Conflicts of Interest.

(a) Whenever a conflict of interest exists or arises between any Trustee or any of such Trustee’s Affiliates, on the one hand, and the Trust, on the other hand (a “Conflict of Interest”), any decisions or actions taken by the Trustees with respect to such Conflict of Interest (i) shall be taken only by the Independent Trustees and (ii) shall not include the conflicted Trustee. Any agreements or arrangements concerning a Conflict of Interest shall be on terms no less favorable to the Trust than those available to the Trust in similar agreements or arrangements with unaffiliated third parties.

(b) Whenever a Conflict of Interest arises or whenever this Agreement or any other agreement contemplated herein provides that the Trustees shall act in a manner that is, or provide terms that are, fair and reasonable to the Trust, any Beneficiaries or any other Person, the Trustees making such decision or taking such action shall resolve such Conflict of Interest, take such action or provide such terms, considering in each case the relative interest of each party (including their own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles.

(c) Any Trustee, officer, employee, independent contractor or agent of the Trust, including the Advisor, may own, hold and dispose of Units for its individual account, and may exercise all rights thereof and thereunder to the same extent and in the same manner as if it were not a Trustee, officer, employee, independent contractor or agent of the Trust. Any Trustee, officer, employee, independent contractor or agent of the Trust, including the Advisor, may, in its personal capacity or in the capacity of trustee, manager, officer, director, shareholder, partner, member, advisor, employee of any Person or otherwise, have business interests and holdings similar to or in addition to those relating to the Trust, including business interests and holdings that are competitive with the Trust. Any Trustee, officer, employee, independent contractor or agent of the Trust, including the Advisor, may be a trustee, manager, officer, director, shareholder, partner, member, advisor, employee or independent contractor of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, employee, independent contractor or agent, including as manager or Advisor, or otherwise hereunder so long as such interest is disclosed to the Trustees. None of these activities in and of themselves shall be deemed to conflict with its duties as Trustee, officer, employee, independent contractor or agent of the Trust, including as Advisor. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Trustees or officers or other agents of the Trust or the Trust Subsidiaries, including the Advisor. No Trustee or officer who acquires knowledge of a

16

potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust shall have any duty to communicate or offer such opportunity to the Trust, and such Trustee shall not be liable to the Trust or to the Beneficiaries for breach of any fiduciary or other duty by reason of the fact that such Trustee pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Beneficiary shall have any rights or obligations by virtue of this Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Any Trustee may engage or be interested in any financial or other transaction with the Beneficiaries or any Affiliate of the Trust or the Beneficiaries, or may act as depositary for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Trust or the Beneficiaries or their Affiliates.

ARTICLE VIII

DUTIES AND LIABILITIES OF THE TRUSTEES, BENEFICIARIES AND AGENTS; INDEMNIFICATION

Section 8.01 Generally. The Trustees accept and undertake to discharge the Trust, upon the terms and conditions hereof, on behalf of the Beneficiaries. Each Trustee shall exercise such rights and powers vested in the Trustees by this Agreement in good faith, and use the same degree of care and skill in his, her, or its exercise as a prudent man or woman would exercise or use under the circumstances in the conduct of his or her own affairs, and no Trustee shall have or be deemed to have any fiduciary or other duty to the Trust, any Beneficiary, any Trustee or any other Person, except for such duties as are expressly provided by this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise limit the duties and liabilities of the Trustees otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustees. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In addition, notwithstanding the foregoing:

(a) no successor Trustee shall be responsible for the acts or omissions of a Trustee in office prior to the date on which such successor becomes a Trustee;

(b) the Trustees shall not be required to perform any duties or obligations except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustees;

(c) in the absence of bad faith on the part of the Trustees, the Trustees may conclusively rely, as to the truth, accuracy and completeness thereof, on the statements and certificates or opinions furnished to the Trustees and conforming to the requirements of this Agreement;

17

(d) no Trustee shall be liable for any act which such Trustee may do or omit to do hereunder, or for any mistake of fact or law, or for any error of judgment, or for the misconduct of any employee, agent, representative or attorney appointed by the Trustees, or for anything that it may do or refrain from doing in connection with this Agreement while acting in good faith; and

(e) no Trustee shall be liable with respect to any action taken or omitted to be taken by such Trustee in accordance with (i) a written opinion of legal counsel addressed to the Trustees or (ii) the direction of Beneficiaries having aggregate Beneficial Interests of at least a majority of all Beneficial Interests relating to the exercise by the Trustees of any trust or power conferred upon the Trustees under this Agreement.

Section 8.02 Reliance by Trustees.

(a) The Trustees may consult with legal counsel, auditors or other experts to be selected by them and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustees and agents of the Trust in respect of any action taken or suffered by the Trustees in good faith and in the reliance on, or in accordance with, such advice or opinion.

(b) Persons dealing with the Trustees shall look only to the Trust Assets to satisfy any liability incurred by the Trustees to such Person in carrying out the terms of the Trust, and the Trustees shall have no personal or individual obligation to satisfy any such liability.

(c) As far as reasonably practicable, the Trustees shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustees nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustees or their agents liable, nor shall the Trustees be liable to anyone for such omission.

Section 8.03 Limitation on Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets, the Holdco Assets or the affairs of the Trust. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees or officers of a Maryland statutory trust, no present or former Trustee or officer or other agent of the Trust or of any Trust Subsidiary, including the Advisor, shall be subject to any personal liability whatsoever in tort, contract or otherwise, to the Trust, any Beneficiary or any other Person. All Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of the Trust. The Trustees shall, at all times, at the expense of the Trust, maintain insurance for the protection of the Trust Assets, its Beneficiaries, the Trustees and agents in such amount as the Trustees shall deem adequate, in the exercise of their discretion, to cover all foreseeable liability to the extent available at reasonable rates.

18

Section 8.04 Recitals. Any written instrument creating an obligation of the Trust shall be conclusively taken to have been executed or done by a Trustee or agent of the Trust only in its capacity as Trustee under this Agreement, or in its capacity as an agent of the Trust.

Section 8.05 Indemnification. The Trustees and each Person appointed or employed by the Trustees pursuant to Section 5.11, including the Advisor, and the directors, officers, employees, managers and agents of each Trustee (each such person an “Indemnified Person” and collectively the “Indemnified Persons”), shall, to the fullest extent permitted by law, be indemnified out of the Trust Assets and the Holdco Assets against all claims, actions, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust, the Advisor or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened: (i) in the case of a Trustee or a Person appointed by the Trustees pursuant to Section 5.11, including the Advisor, while in office or thereafter, by reason of his being or having been such a Trustee, Advisor, employee or agent including, without limitation, in connection with or arising out of any action, suit or other proceeding based on any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act of any such Trustee, Advisor, or Person in such capacity: and (ii) in the case of any director, officer, employee, manager or agent of any such Person, by reason of any such Person exercising or failing to exercise any right or power hereunder. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled; provided that no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets and the Holdco Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustees may make advance payments in connection with indemnification under this Section 8.05, provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustees shall cause the Trust to purchase such insurance as they believe, in the exercise of their discretion, adequately insures that each Indemnified Person shall be indemnified against any such claims, actions, liabilities and expenses pursuant to this Section 8.05. Nothing contained herein shall restrict the right of the Trustees to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

Section 8.06 Reliance on Statements by Trustees. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate, signed by any one or more of the Trustees, with respect to the authority that one or more Trustees, or any officer or agent of the Trust, has to take any action with respect to the Trust. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate setting forth the facts concerning any action taken by the Trustees pursuant to this Agreement.

19

ARTICLE IX

CERTAIN MATTERS CONCERNING THE BENEFICIARIES

Section 9.01 Evidence of Action by Beneficiaries. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced: (i) by any instrument or any number of instruments of similar tenor executed by the Beneficiaries in person or by proxy, agent or attorney appointed in writing; or (ii) by the record of the Beneficiaries voting in person or by proxy in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Article X.

Section 9.02 Limitation on Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustees upon or under or with respect to the Trust Assets or the Holdco Assets or the agreements relating to or forming part of the Trust Assets or the Holdco Assets, and the Beneficiaries (by their acceptance of any distribution made to them pursuant to this Agreement) waive any such right.

Section 9.03 Requirement of Undertaking. The Trustees may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustees for any action taken or omitted to be taken by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 9.03 shall not apply to any suit by the Trustees.

ARTICLE X

MEETINGS OF BENEFICIARIES

Section 10.01 Purpose of Meetings. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement expressly permit Beneficiaries to take either acting alone or with the Trustees.

Section 10.02 Meeting Called by Trustees. The Trustees may at any time call a meeting of the Beneficiaries to be held at such time and at such place as the Trustees shall determine. Written notice of any meeting of the Beneficiaries shall be given by the Trustees (except as provided in Section 10.03), which written notice shall set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than 60 nor less than 10 days before such meeting is to be held to all of the Beneficiaries of record not more than 60 days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

20

Section 10.03 Meeting Called on Request of Beneficiaries. Within 30 days after written request to the Trustees by Beneficiaries holding an aggregate of at least 25% of the total Units held by all Beneficiaries to call a meeting of all Beneficiaries (but only to transact business permitted by Section 10.01 hereof), which written request shall specify in reasonable detail the action proposed to be taken, the Trustees shall proceed under the provisions of Section 10.02 to call a meeting of the Beneficiaries, and if the Trustees fail to call such meeting within such 30-day period then such meeting may be called by such Beneficiaries, or their designated representatives, requesting such meeting.

Section 10.04 Persons Entitled to Vote at Meeting of Beneficiaries. Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The signature of the Beneficiary on such written authorization need not be witnessed or notarized. Each Beneficiary shall be entitled to a number of votes equal to the number of Units held by such Beneficiary as of the applicable record date.

Section 10.05 Quorum; Vote Required for Approval. Except as otherwise required by this Agreement or law, Beneficiaries holding at least the number of Units in the aggregate sufficient to take action on any matter for which such meeting was called shall be necessary to constitute a quorum at any meeting of Beneficiaries for the transaction of business. If less than a quorum is present, the Trustees or Beneficiaries having aggregate Units of at least a majority of the total Units held by all Beneficiaries represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present. Except to the extent a different percentage is specified in this Agreement for a particular matter or is required by law, when a quorum is present, any act requiring the approval of the Beneficiaries shall be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Section 10.06 Adjournment of Meeting. Subject to Section 10.05, a meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

Section 10.07 Conduct of Meetings. The Trustees shall appoint the Chairman and the Secretary of the meeting and may adopt such rules for the conduct of such meeting as they shall deem appropriate, provided that such rules shall not be inconsistent with the provisions of this Agreement. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. An Inspector of Votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting, in person or by proxy, for or against any resolution and shall make and file with the Secretary of the meeting their verified written report. In the event that a meeting of the Beneficiaries is held when there are no Trustees then in office, the Beneficiaries present or represented by proxy may adopt such rules for the conduct of such meeting as they shall deem appropriate, provided that such rules shall, to the extent practicable, not be inconsistent with the provisions of this Agreement.

Section 10.08 Record of Meeting. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustees to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

21

ARTICLE XI

AMENDMENTS

Section 11.01 Amendments Requiring Consent of Beneficiaries. This Agreement may be amended from time to time by the Trustees, with the approval of Beneficiaries holding a majority of the total Units outstanding, or such greater or lesser percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of this Agreement, obtained at a meeting of the Beneficiaries duly called for such purpose; provided that no such amendment shall increase the potential liability of the Trustees hereunder without the written consent of the Trustees; provided, further, that no such amendment shall permit the Trustees to engage in any activity prohibited by Section 7.01 hereof or affect the Beneficiaries’ rights to receive their pro rata shares of the Trust Assets at the time of any distribution, and no such amendment shall jeopardize the status of the Trust as a “liquidating trust” for federal, state, or local income tax purposes within the meaning of Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law or jeopardize the Beneficiaries’ treatment as other than the owners of their respective shares of the Trust’s taxable income pursuant to Section 671 through 679 of the Code and any analogous provision of state or local law.

Section 11.02 Amendments Not Requiring Consent of Beneficiaries. This Agreement may be amended from time to time by the Trustees, without the consent of any of the Beneficiaries, (i) to add to the representations, duties or obligations of the Trustees or surrender any right or power granted to the Trustees herein; (ii) to facilitate the transferability by Beneficiaries of Trust Units, subject to the ability of the liquidating trust to remain eligible for relief from the registration and reporting requirements under the Exchange Act, (iii) to comply with applicable laws, including tax laws or to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Commission, the Internal Revenue Service or any other U.S. federal or state or non-U.S. governmental agency, compliance with which the Trustees deem to be in the best interest of the Beneficiaries as a whole, (iv) to enable the Trust to obtain no-action assurances from the staff of the Commission regarding relief from registration and reporting requirements under the Exchange Act, which relief the Trustees deem to be in the best interest of the Beneficiaries as a whole, (v) to enable the Trust to be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of state or local law, if the Trustees deem it to be in the best interests of the Beneficiaries as a whole, or (vi) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to add any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement.

Section 11.03 Notice and Effect of Amendment. Upon the execution of any such declaration of amendment by the Trustees, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustees and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall thereby be deemed to be part of the terms and conditions of this Agreement for any and all purposes.

22

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Filing Documents. This Agreement shall be filed or recorded in such office or offices as the Trustees may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the principal executive office of the Trust and shall be available at all times during regular business hours for inspection by any Beneficiary or such Beneficiary’s duly authorized representative. The Trustees shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded to the extent the Trustees may determine such filing to be necessary or desirable. The Trustees shall file or record any instrument which relates to any change in the name or office of a Trustee in the same places where the original Agreement is filed or recorded to the extent the Trustees may determine such filing to be necessary or desirable.

Section 12.02 Intention of Parties to Establish Trust. This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

Section 12.03 Laws as to Construction. This Agreement, the internal affairs of the Trust, and the liability of the Trustees as trustee, and the Beneficiaries as holders of Beneficial Interests, for any debt, obligation, or other liability of the Trust shall be governed by and construed in accordance with the internal laws of the State of Maryland, except to the extent that the provisions of any applicable law are permitted to be varied by the provisions of the Agreement, in which event the provisions of this Agreement shall govern; provided that the Maryland Act (except as varied hereby), and not the laws applicable to common law trusts, shall govern the Trust, this Agreement, and the rights and obligations of the Trustees and the Beneficiaries. The Trustees, the Company and the Beneficiaries (by their acceptance of any distributions made to them pursuant to this Agreement) consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

Section 12.04 Exclusive Form for Certain Litigation. Unless the Trustees consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any action asserting a claim of breach of any duty owed by any Trustee or any officer, employee, independent contractor or agent of the Trust or any Trust Subsidiary, including the Advisor, to the Trust or any Beneficiary or such Beneficiary’s heirs or devisees or, if applicable, plan participant or account owner, (b) any action asserting a claim against the Trust or any Trustee or any officer, employee, independent contractor or agent of the Trust or any Trust Subsidiary, including the Advisor, pursuant to any provision of the Maryland Act or this Agreement or (c) any action asserting a claim against the Trust or any Trustee or any officer, employee, independent contractor or agent of the Trust or any Trust Subsidiary, including the Advisor that is governed by the internal affairs doctrine.

23

Section 12.05 Severability. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 12.06 Notices.

(a) Any notice or other communication by the Trustees to any Beneficiary shall be in writing and shall be deemed to have been duly given for all purposes when (i) deposited in the mail, postage prepaid, for delivery to, or deposited with a courier service for delivery to, such Person, or (ii) delivered personally or sent by fax or email to such Person, in each case at his address or fax number as shown in the records of the Trust.

(b) All notices and other communications under this Agreement to any party hereto shall be in writing and shall be deemed to have been duly given for all purposes when (i) deposited in the mail, postage prepaid, for delivery to, or deposited with a courier service for delivery to, such party, or (ii) delivered personally or sent by fax or email to such party, in each case at the following address or fax number or at such other addresses or numbers as shall be specified by the parties by like notice.

(i)	If to the Trust or the Trustees:

[                                     ]

[                                     ]

[                                     ]

Attention:

Email:

Facsimile:

(ii)	If to the Company:

[                                 ]

[                                 ]

[                                 ]

Attention:

Email:

Facsimile:

Section 12.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

24

IN WITNESS WHEREOF, [            ] has caused this Agreement to be executed by an authorized officer, and the Trustees herein have executed this Agreement, effective this [    ] day of [            ], 201[    ].

THE COMPANY:

NorthStar Real Estate Income Trust, Inc.

By:
Name:
Title:

THE TRUSTEES:

Name:

Name:

Name:

[Signature Page to Declaration of Trust]

APPENDIX A

BILL OF SALE, ASSIGNMENT, ACCEPTANCE AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment, Acceptance and Assumption Agreement (“Agreement”) is executed as of this [    ] day of [            ], 201[    ], by NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“Assignor”), and [            ] Liquidating Trust, a Maryland statutory trust (“Assignee”).

WHEREAS, the Master Combination Agreement, dated as of [            ], 2017 (the “Combination Agreement”), by and among Assignor, NorthStar Real Estate Income Trust Operating Partnership, LP, Colony Capital Operating Company, LLC, NRF RED REIT Corp., NorthStar Real Estate Income II, Inc., NorthStar Real Estate Income Operating Partnership II, LP, Colony NorthStar Credit Real Estate, Inc., and Credit RE Operating Company, LLC, includes a plan for the liquidation of the assets of Assignor that will not be disposed of in the Company Merger contemplated by the Combination Agreement (the “Plan”) that provides that, prior to consummation of such merger, the Assignor will transfer its indirect ownership interests in such assets to a limited liability company formed to hold, secure and receive the proceeds of any sale of such assets and, following such transfer, transfer the interests in such limited liability company to a liquidating trust for the benefit of the Assignor’s stockholders;

WHEREAS, the Assignor currently holds all of the membership units (the “Holdco Units”) in [            ], a Delaware limited liability company, which Holdco Units constitute the limited liability company interests contemplated to be transferred to the liquidating trust; and

WHEREAS, consistent with the Plan, Assignor now desires to assign, transfer, and convey to Assignee all right, title, interest in and to the Holdco Units, to be held and administered by Assignee in accordance with the terms and conditions set forth in the Declaration of Trust, dated as of the date hereof, entered into among Assignor, as grantor, and the trustees signatory thereto (the “Trust Agreement”), in exchange for 100% of the units of beneficial interests in the Assignee.

NOW, THEREFORE, pursuant to the Plan of Liquidation and in consideration of the premises set forth in the Trust Agreement and for good and valuable consideration as set forth therein, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows

1. Assignor does hereby ASSIGN, CONVEY, TRANSFER, SET OVER, and DELIVER to Assignee, its successors and assigns, all right, title, interest in and to the Holdco Units (the “Grant”). In exchange for the Grant, Assignee does hereby issue to Assignor 100% of the units of beneficial interests in the Assignee.

2. Assignee does hereby accept, assume and become responsible for all liabilities and obligations with respect to, and becomes fully responsible for, the Holdco Units and agrees to perform all of the terms, covenants and conditions in connection with the Holdco Units required to be performed by the owner thereof.

1

3. Assignor hereby agrees to perform, execute, and deliver or cause to be performed, executed, and delivered any and all such further acts and assurances as Assignee may reasonably require to perfect Assignee’s interest in the Holdco Units.

4. This Agreement is governed by and shall be construed in accordance with the laws of the State of Maryland.

5. This Agreement may be executed in multiple counterparts, each of which shall serve as an original for all purposes, but all counterparts shall be construed together and constitute one and the same Assignment.

6. Capitalized terms used, but not defined, in this Agreement shall have the meanings given to those terms in the Trust Agreement.

[Signatures appear on the following page.]

2

ASSIGNOR:

NorthStar Real Estate Income Trust, Inc.

By:
Name:
Title:

ASSIGNEE:

[ ] Liquidating Trust

By:
Name:
Title:

3